PRELIMINARY PROXY STATEMENT OF THE COMPANY

Exhibit (a)-(1)

, 2016

Shareholders of Homeinns Hotel Group

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Homeinns Hotel Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on                     , 2016 at              a.m. ([local] time). The meeting will be held at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

The Company entered into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 6, 2015, with BTG Hotels Group (HONGKONG) Holdings Co., Limited (“Holdco”), a wholly owned subsidiary of BTG Hotels (Group) Co., Ltd., a PRC joint stock company that is listed on the Shanghai Stock Exchange and principally engaged in the management of hotels and tourism destinations (“BTG Hotels” or “Parent”), BTG Hotels Group (CAYMAN) Holding Co., Ltd (“Merger Sub”), a wholly owned subsidiary of Holdco, and solely for the purposes of certain sections thereof, BTG Hotels. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “surviving company”). Pursuant to the Merger Agreement, the Company will be acquired by BTG Hotels and, following the closing of the Merger, beneficially owned by BTG Hotels and the Rollover Shareholders described below, each of which is an existing shareholder, director and/or officer of the Company or an affiliate of the foregoing, as applicable. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon, among other proposals, a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Merger Sub and Holdco were formed solely for the purpose of the Merger. BTG Hotels is the sole shareholder of Holdco. If the Merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by Holdco and Poly Victory Investments Limited, a company organized and existing under the laws of the British Virgin Islands (“Poly Victory”), which is wholly owned and controlled by Beijing Tourism Group Co., Ltd., a company organized and existing under the laws of the PRC (“BTG”), Ctrip Travel Information Technology (Shanghai) Co., Ltd., a limited liability company established and existing under the laws of the People’s Republic of China (the “PRC”) (“Ctrip Shanghai”), Neil Nanpeng Shen, co-founder, co-chairman of the board of directors, and an independent director of the Company (“Mr. Shen”), Smart Master International Limited, a company organized and existing under the laws of the British Virgin Islands owned and controlled by Mr. Shen and his spouse (“Smart Master”), Mr. David Jian Sun, the chief executive officer and a director of the Company (“Mr. Sun”), Peace Unity Investments Limited, a company organized and existing under the laws of the British Virgin Islands indirectly owned and controlled by Mr. Sun (“Peace Unity”), Jason Xiangxin Zong, the chief operating officer of the Company (“Mr. Zong”), and Wise Kingdom Group Limited, a company organized and existing under the laws of the British Virgin Islands wholly owned and controlled by Ms. Chung Lau (“Ms. Lau”), the spouse of Mr. James Jianzhang Liang, co-founder and independent director of the Company (“Mr. Liang”) (“Wise Kingdom”, together with Poly Victory, Ctrip Shanghai, Mr. Shen, Smart Master, Mr. Sun, Peace Unity, and Mr. Zong, the “Rollover Shareholders”). As of the date of the accompanying proxy statement, the Rollover Shareholders collectively beneficially own approximately 34.5% of the Company’s issued and outstanding ordinary shares, par value US$0.005 per share (each, a “Share”) (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company). As the result of the Merger, the Company’s American depositary shares (“ADSs”), each representing two Shares, will no longer be listed on the NASDAQ Global Market (“NASDAQ”) and the American depositary shares program (“ADS program”) for the Shares will terminate.

i

If the Merger is completed, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than the Rollover Shares, the Excluded Shares, and the Dissenting Shares, each as described below, will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$17.90 per Share and each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Rollover Shares or Excluded Shares, will represent the right to surrender the ADS in exchange for US$35.80 per ADS (less cancellation fees of US$0.05 per ADS pursuant to the terms of the Deposit Agreement, dated as of October 31, 2006, among the Company, The Bank of New York Mellon, in its capacity as the ADS depositary (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes. If the Merger is completed, the following Shares (including Shares represented by ADSs) will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)      each of 13,446,959 Shares and 1,279,206 Shares represented by ADSs held by Poly Victory, 14,400,765 Shares held by Ctrip Shanghai, 375,500 Shares held by Mr. Shen, 3,275,389 Shares and 183,356 Shares represented by ADSs held by Smart Master, 30,138 Shares held by Mr. Sun, 228,806 Shares held by Peace Unity, 74,272 Shares and 10,000 Shares represented by ADSs held by Mr. Zong, and 317,294 Shares represented by ADSs held by Wise Kingdom (collectively, the “Rollover Shares”), issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.005 each, of the surviving company;

(b)      each of (i) the Shares held by the Company or any of its subsidiaries and (ii) the Shares (including ADSs representing such Shares) held by the ADS Depositary and reserved for issuance and allocation pursuant to the Company’s Amended and Restated 2006 Share Incentive Plan (the “Share Incentive Plan”) (collectively, the “Excluded Shares”), and ADSs representing the Excluded Shares, in each case, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

(c)      each of the Shares that are issued and outstanding immediately prior to the Effective Time and held by shareholders who have validly exercised and not effectively withdrawn or lost their right to dissent from the Merger in accordance with the Cayman Islands Companies Law  (2013 Revision) (the “Cayman Islands Companies Law”) (collectively, the “Dissenting Shares”), will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the Cayman Islands Companies Law.

In addition to the foregoing, at the Effective Time, (i) each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes, (ii) except as provided under the arrangement with respect to options held by certain directors, officers and employees of the Company described below, each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall not have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, as soon as practicable after the Effective Time, in an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes, and (iii) except as provided under the arrangement with respect to restricted share units held by certain directors, officers and employees of the Company described below, each restricted share unit awarded under the Share Incentive Plan immediately prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share unit, as soon as practicable after the Effective Time, in an amount equal to the product of (a) US$17.90 and (b) the total number of Shares underlying such restricted share unit, without interest and net of any applicable withholding taxes. In the case that the exercise price per Share of any option is not lower than US$17.90, such option will be cancelled for no consideration. The restricted cash awards which (i) would vest within two (2) years after the Effective Time and are issued to certain directors, officers and employees of the Company who have executed and delivered to BTG Hotels and Holdco, prior to the closing of the Merger, a letter agreement relating to certain confidentiality, non-competition and employment undertakings (the “Selected Key Employees”), (ii) would vest within two (2) years after the Effective Time and are issued to Yi Liu, Mr. Shen, Min Bao, Mr. Liang and Yunxin Mei, a former director of the Company appointed by Poly Victory to the Board (collectively, the “Buyer Group Directors”), and (iii) are issued to the members of the Special Committee, in each case, will be fully vested and payable when issued, and the surviving company will pay all amounts owed under such restricted cash awards to the holders thereof as soon as practicable after closing of the Merger.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with Parent, Holdco, Merger Sub, any of the Rollover Shareholders or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interest of the Company and its shareholders (other than shareholders who are affiliates of the Company, including the Rollover Shareholders) (such shareholders are referred to herein as the “Unaffiliated Security Holders”), (b)  declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

ii

At a meeting on December 5, 2015, the Board, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company as amended to date and the Cayman Islands Companies Law, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders) and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (c)  directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval, and (d) subject to the terms of the Merger Agreement, resolved to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company.

The Board unanimously recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger, FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. As of the date of the accompanying proxy statement, the Rollover Shareholders collectively beneficially own approximately 34.5% of the Company’s issued and outstanding Shares (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company). Pursuant to the terms of a support agreement (the “Support Agreement”), dated December 6, 2015, among BTG Hotels, Holdco and the Rollover Shareholders, each Rollover Shareholder agrees (i) to vote any and all of their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transaction contemplated by the Merger Agreement, including the Merger, and to appoint BTG Hotels or any person designated by BTG Hotels as proxy and attorney-in-fact to vote their Shares; (ii) to receive no cash consideration with respect to the Rollover Shares; and (iii) that all of the Rollover Shares will be converted into ordinary shares of the surviving company at the Effective Time, in each case, upon the terms and subject to the conditions of the Support Agreement. In addition, the Special Committee and the Board were aware that certain directors and officers of the Company hold the Rollover Shares, which, pursuant to the terms of an agreement of asset purchase by share issue, dated December 6, 2015, among BTG Hotels, BTG and the Rollover Shareholders (other than Poly Victory), will be exchanged for a certain number of common shares of BTG Hotels at the completion of the share exchange transaction contemplated by such agreement and have entered into certain other transactions with the members of the Buyer Group or their affiliates.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by (i) a special resolution (as defined in the Cayman Islands Companies Law), which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders, and (ii) so long as the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy at the extraordinary general meeting of the Company’s shareholders exceed 50% of all of the issued and outstanding Shares of the Company as of the close of business on the Share Record Date, the affirmative vote of holders of Shares representing more than 50% of the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at such meeting (the “Majority of Minority Vote Requirement”).

iii

Assuming the Rollover Shareholders comply with their voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on                     , 2016, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), in order for the proposal to be authorized and approved:

(a)	assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares other than the Shares held by the Rollover Shareholders must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(b)	in order to satisfy the Majority of Minority Vote Requirement, assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares held by the Company’s shareholders other than the Rollover Shareholders must be voted in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is                     , 2016 at              a.m. ([local] time). Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger, FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

As the record holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on                     , 2016 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                     , 2016. The ADS Depositary has advised us that, pursuant to Section 4.7 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on                     , 2016, the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the certificates evidencing such ADSs) to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on                     , 2016 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) to be cancelled pursuant to the terms of the Deposit Agreement and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

iv

Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON                     , 2016 AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at homeinns@mackenziepartners.com.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,	Sincerely,

Kenneth Gaw	Yi Liu	Neil Nanpeng Shen
On behalf of the Special Committee	Co-Chairman of the Board	Co-Chairman of the Board

The accompanying proxy statement is dated                     , 2016, and is first being mailed to the Company’s shareholders and ADS holders on or about                     , 2016.

v

HOMEINNS HOTEL GROUP

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

                    , 2016

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Homeinns Hotel Group (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on                     , 2016 at              a.m. ([local] time) at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

Only registered holders of ordinary shares of the Company, par value US$0.005 per share (each, a “Share”), at the close of business in the Cayman Islands on                     , 2016 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

·	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of December 6, 2015 (as amended from time to time, the “Merger Agreement”), among BTG Hotels Group (HONGKONG) Holdings Co., Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region (“Holdco”), BTG Hotels Group (CAYMAN) Holding Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco (“Merger Sub”), the Company and, solely for purposes of Section 6.02(e), Section 6.08, Section 6.09, Section 8.06, Section 9.09 and Section 9.10 thereof, BTG Hotels (Group) Co., Ltd., a joint stock company established and existing under the laws of the People’s Republic of China (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by the deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger, be authorized and approved;

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

·	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of a special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with Parent, Holdco, Merger Sub, any of the Rollover Shareholders or any member of the management of the Company, the Board, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company as amended to date and the Cayman Islands Companies Law (2013 Revision) (the “Cayman Islands Companies Law”), unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders) and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (c) directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval, and (d) subject to the terms of the Merger Agreement, resolved to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company.

i

The Board unanimously recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger, FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Pursuant to the terms of a support agreement (the “Support Agreement”), dated December 6, 2015, among BTG Hotels, Holdco, Poly Victory Investments Limited, a company organized and existing under the laws of the British Virgin Islands (“Poly Victory”), Ctrip Travel Information Technology (Shanghai) Co., Ltd., a limited liability company established and existing under the laws of the PRC (“Ctrip Shanghai”), Neil Nanpeng Shen, co-founder, co-chairman of the Board, and an independent director of the Company (“Mr. Shen”), Smart Master International Limited, a company organized and existing under the laws of the British Virgin Islands owned and controlled by Mr. Shen and his spouse (“Smart Master”), Mr. David Jian Sun, the chief executive officer and a director of the Company (“Mr. Sun”), Peace Unity Investments Limited, a company organized and existing under the laws of the British Virgin Islands indirectly owned and controlled by Mr. Sun (“Peace Unity”), Jason Xiangxin Zong, the chief operating officer of the Company (“Mr. Zong”), and Wise Kingdom Group Limited, a company organized and existing under the laws of the British Virgin Islands (“Wise Kingdom”, together with, Poly Victory, Ctrip Shanghai, Mr. Shen, Smart Master, Mr. Sun, Peace Unity, and Mr. Zong, the “Rollover Shareholders”), each of the Rollover Shareholders agrees (i) to vote any and all of their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transaction contemplated by the Merger Agreement, including the Merger, and appoint BTG Hotels or any person designated by BTG Hotels as proxy and attorney-in-fact to vote their Shares; (ii) to receive no cash consideration with respect to the Rollover Shares; and (iii) that all of the Rollover Shares will be converted into ordinary shares of the surviving company at the effective time of the Merger, in each case, upon the terms and subject to the conditions of the Support Agreement. As of the date of the accompanying proxy statement, the Rollover Shareholders collectively beneficially own approximately 34.5% of the Company’s issued and outstanding Shares (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company).

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by (i) a special resolution (as defined in the Cayman Islands Companies Law), which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders, and (ii) so long as the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy at the extraordinary general meeting of the Company’s shareholders exceed 50% of all of the issued and outstanding Shares of the Company as of the close of business on the Share Record Date, the affirmative vote of holders of Shares representing more than 50% of the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at such meeting (the “Majority of Minority Vote Requirement”).

Assuming the Rollover Shareholders comply with their voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding and entitled to vote on the Share Record Date, in order for the proposal to be authorized and approved:

(a)	assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares other than the Shares held by the Rollover Shareholders must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(b)	in order to satisfy the Majority of Minority Vote Requirement, assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares held by the Company’s shareholders other than the Rollover Shareholders must be voted in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s principal executive offices at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China, Attention: Ethan Ruan, no later than                     , 2016 at              a.m. ([local] time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

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Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on                     , 2016 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct The Bank of New York Mellon, in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                     , 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on                     , 2016, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the 5:00 p.m. (New York City time) on                     , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) to be cancelled pursuant to the terms of the Deposit Agreement, dated as of October 31, 2006, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON                     , 2016 AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING ADSs AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADRs.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at homeinns@mackenziepartners.com.

The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.
2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.
3.	A proxy need not be a member (registered shareholder) of the Company.
4.	The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.
5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company at the principal executive offices of the Company at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Yi Liu	Neil Nanpeng Shen
Co-Chairman of the Board	Co-Chairman of the Board
, 2016	, 2016

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PROXY STATEMENT

Dated                     , 2016

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Homeinns Hotel Group can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS Depositary, as the registered holder of the shares represented by your ADSs.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at homeinns @mackenziepartners.com.

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SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 109. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Homeinns Hotel Group. All references to “dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (the “PRC”).

The Parties Involved in the Merger

The Company

We are a leading economy hotel chain in China, based on the number of our hotels, the number of our hotel rooms and the geographic coverage of our hotel chain. We develop and operate hotels across China under our Homeinn, Homeinn Plus, Motel, Yitel and Fairyland brands. Since we commenced operations in 2002, we have become one of the best-known economy hotel chains in China. We offer a consistent product and high-quality services to serve primarily the fast growing population of value-conscious individual business and leisure travelers who demand clean, comfortable and convenient lodging.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive offices are located at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China. Our telephone number at this address is +86 21 3337-3333 and our fax number is +86 21 6483-5661.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the United States Securities and Exchange Commission (the “SEC”) on April 24, 2015, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 109 for a description of how to obtain a copy of our Annual Report.

BTG Hotels

BTG Hotels (Group) Co., Ltd. (“BTG Hotels” or “Parent”) is a joint stock company established and existing under the laws of the PRC. BTG Hotels is listed on the Shanghai Stock Exchange and principally engaged in the management of hotels and tourism destinations. The business address of 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China.

Holdco

BTG Hotels Group (HONGKONG) Holdings Co., Limited (“Holdco”) is a company incorporated under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) and a wholly owned subsidiary of BTG Hotels. Holdco is a holding company formed solely for the purpose of holding the equity interest in Merger Sub (as defined below) and arranging the related financing transactions in connection with the Merger (as defined below). The business address of Holdco is c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China.

Merger Sub

BTG Hotels Group (CAYMAN) Holding Co., Ltd is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco (“Merger Sub”). Merger Sub was formed by Holdco solely for the purpose of effecting the Merger (as defined below). The business address of Merger Sub is c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China.

Beijing Tourism Group Co., Ltd.

Beijing Tourism Group Co., Ltd. (“BTG”) is a tourism service group with subsidiaries that are engaged in dining, lodging, transportation, travel, shopping, entertainment and other businesses in the PRC and abroad. BTG is a state-owned enterprise organized and existing under the laws of the PRC. BTG holds a 60.12% equity interest in BTG Hotels. The principal business address of BTG is No. 10 Yabao Road, Chaoyang District, Beijing 100020, People’s Republic of China.

Poly Victory Investments Limited

Poly Victory Investments Limited is a British Virgin Islands business company with limited liability (“Poly Victory”) and a wholly owned subsidiary of BTG. The business address of Poly Victory is Room 3406, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.

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Ctrip Travel Information Technology (Shanghai) Co., Ltd.

Ctrip Travel Information Technology (Shanghai) Co., Ltd. (“Ctrip Shanghai”) is a company established and existing under the laws of the PRC and is principally engaged in the research, development and provision of travel software and related information and technology consulting services. Ctrip Shanghai is indirectly wholly owned and controlled by Ctrip.com International, Ltd. (“Ctrip”), a leading travel service provider of accommodation reservation, transportation ticketing, packaged tours and corporate travel management in China. The business address of Ctrip Shanghai is c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China.

Mr. Neil Nanpeng Shen

Mr. Neil Nanpeng Shen (“Mr. Shen”) is our co-founder, co-chairman of the board of directors, and one of our independent directors. Mr. Shen has been our company’s director since our inception and our independent director since 2007. Mr. Shen is a permanent resident of the Hong Kong Special Administrative Region. The business address of Mr. Shen is c/o Suite 3613, 36/F, Two Pacific Place, 88 Queensway, Hong Kong.

During the last five years, Mr. Shen has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Shen from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Smart Master International Limited

Smart Master International Limited (“Smart Master”), a business company with limited liability incorporated under the laws of the British Virgin Islands, is owned and controlled by Mr. Shen and his spouse. The business address of Smart Master is c/o Suite 3613, 36/F, Two Pacific Place, 88 Queensway, Hong Kong.

Mr. David Jian Sun

Mr. David Jian Sun (“Mr. Sun”) is our chief executive officer and one of our directors. Mr. Sun has served as our director and chief executive officer since 2004. Mr. Sun is a PRC citizen. The business address of Mr. Sun is c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

During the last five years, Mr. Sun has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Sun from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Peace Unity Investments Limited

Peace Unity Investments Limited (“Peace Unity”), a business company with limited liability incorporated under the laws of the British Virgin Islands, is indirectly wholly owned and controlled by Mr. Sun. The business address of Peace Unity is c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

Jason Xiangxin Zong

Jason Xiangxin Zong (“Mr. Zong”) is our president and chief operating officer. Mr. Zong has been our president and chief operating officer since January 2014 and served as our chief operating officer from 2008 through 2013. Mr. Zong is a PRC citizen. The business address of Mr. Zong is c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

During the last five years, Mr. Zong has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Zong from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

James Jianzhang Liang

Mr. James Jianzhang Liang (“Mr. Liang”) is co-founder and independent director of the Company. Mr. Liang has been our director since its inception and is co-founder, chairman of the board of directors and chief executive officer of Ctrip. Mr. Liang is a citizen of Saint Kitts and Nevis. The business address of Mr. Liang is c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China.

During the last five years, Mr. Liang has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Liang from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Wise Kingdom Group Limited

Wise Kingdom Group Limited (“Wise Kingdom”), a business company with limited liability incorporated under the laws of the British Virgin Islands, is wholly owned and controlled by Ms. Chung Lau (“Ms. Lau”), the spouse of Mr. Liang. The business address of Wise Kingdom is c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China.

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Throughout this proxy statement, Poly Victory, Ctrip Shanghai, Mr. Shen, Smart Master, Mr. Sun, Peace Unity, Mr. Zong and Wise Kingdom are collectively referred to as the “Rollover Shareholders,” BTG Hotels, Holdco, Merger Sub, BTG, Mr. Liang and the Rollover Shareholders are collectively referred to as the “Buyer Group,” and BTG Hotels, Poly Victory, Ctrip, Mr. Shen, Mr. Liang and Ms. Sun are collectively referred to as the “Proposal Parties.” Additional information regarding the parties to the Merger (as defined below) is set forth in Annex F, which is attached hereto and incorporated herein by reference.

The Merger Agreement (Page 83)

The Company entered into an agreement and plan of merger (the “Merger Agreement”), dated as of December 6, 2015, with Holdco, Merger Sub, and solely for the purposes of certain sections thereof, BTG Hotels. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “surviving company”).

You are being asked to vote upon, among other proposals, a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger.

Pursuant to the terms of the Merger Agreement, once the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to completion of the Merger are satisfied or waived in accordance with the terms of the Merger Agreement, the following will occur:

·	the Company will file the Plan of Merger with the Cayman Registrar and the Merger will be effective on the date specified in the Plan of Merger; and

·	the surviving company will be beneficially owned by Holdco and the Rollover Shareholders.

Following completion and as a result of the Merger:

·	the Company, as the surviving company, will continue to do business under the name “Homeinns Hotel Group”; and

·	the Company’s American depositary shares program (“ADS program”) for the Shares will be terminated and ADSs will cease to be listed on the NASDAQ Global Market (“NASDAQ”), and price quotations with respect to sales of ADSs in the public market will no longer be available.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 83)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time, other than the Rollover Shares, the Excluded Shares, and the Dissenting Shares, each as described below, will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$17.90 per Share (the “Per Share Merger Consideration”) and each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Rollover Shares or Excluded Shares, will represent the right to surrender the ADS in exchange for US$35.80 per ADS (the “Per ADS Merger Consideration”) (less cancellation fees of US$0.05 per ADS pursuant to the terms of the Deposit Agreement, dated as of October 31, 2006, among the Company, The Bank of New York Mellon, in its capacity as the ADS depositary (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes. If the Merger is completed, the following Shares (including Shares represented by ADSs) will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	each of 13,446,959 Shares and 1,279,206 Shares represented by ADSs held by Poly Victory, 14,400,765 Shares held by Ctrip Shanghai, 375,500 Shares held by Mr. Shen, 3,275,389 Shares and 183,356 Shares represented by ADSs held by Smart Master, 30,138 Shares held by Mr. Sun, 228,806 Shares held by Peace Unity, 74,272 Shares and 10,000 Shares represented by ADSs held by Mr. Zong, and 317,294 Shares represented by ADSs held by Wise Kingdom (collectively, the “Rollover Shares”), issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.005 each, of the surviving company;

(b)	each of (i) the Shares held by the Company or any of its subsidiaries and (ii) the Shares (including ADSs representing such Shares) held by the ADS Depositary and reserved for issuance and allocation pursuant to the Company’s Amended and Restated 2006 Share Incentive Plan (the “Share Incentive Plan”) (collectively, the “Excluded Shares”), and ADSs representing the Excluded Shares, in each case, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

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(c)	each of the Shares that are issued and outstanding immediately prior to the Effective Time and held by shareholders who have validly exercised and not effectively withdrawn or lost their right to dissent from the Merger in accordance with the Cayman Islands Companies Law (2013 Revision) (the “Cayman Islands Companies Law”) (collectively, the “Dissenting Shares”), will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the Cayman Islands Companies Law.

At the Effective Time, each ordinary share, par value US$0.0005 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.005 per share, of the surviving company.

Treatment of Share Options (Page 84)

At the Effective Time, (i) each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes, and (ii) except as provided under the arrangement with respect to options held by certain directors, officers and employees of the Company described below, each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall not have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, as soon as practicable after the Effective Time, in an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes. In the case that the exercise price per Share of any option is not lower than US$17.90, such option will be cancelled for no consideration.

The restricted cash awards which (i) would vest within two (2) years after the Effective Time and are issued to certain directors, officers and employees of the Company who have executed and delivered to BTG Hotels and Holdco, prior to the closing of the Merger, a letter agreement relating to certain confidentiality, non-competition and employment undertakings (the “Selected Key Employees”), (ii) would vest within two (2) years after the Effective Time and are issued to Yi Liu, Mr. Shen, Min Bao, Mr. Liang and Yunxin Mei, a former director of the Company appointed by Poly Victory to the Board (collectively, the “Buyer Group Directors”), and (iii) are issued to the members of the Special Committee, in each case, will be fully vested and payable when issued, and the surviving company will pay all amounts owed under such restricted cash awards to the holders thereof as soon as practicable after closing of the Merger.

At the Effective Time, the Share Incentive Plan and all relevant award agreements applicable to the Share Incentive Plan will be terminated. In addition, each option, whether or not vested, and restricted share unit that is outstanding and unexercised, at the Effective Time will be cancelled.

Treatment of Restricted Share Units (Page 84)

At the Effective Time, except as provided under the arrangement with respect to restricted share units held by certain directors, officers and employees of the Company described below, each restricted share unit awarded under the Share Incentive Plan immediately prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share unit, as soon as practicable after the Effective Time, in an amount equal to the product of (a) US$17.90 and (b) the total number of Shares underlying such restricted share unit, without interest and net of any applicable withholding taxes. In the case that the exercise price per Share of any option is not lower than US$17.90, such option will be cancelled for no consideration.

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The restricted cash awards which (i) would vest within two (2) years after the Effective Time and are issued to the Selected Key Employees, (ii) would vest within two (2) years after the Effective Time and are issued to the Buyer Group Directors, and (iii) are issued to the members of the Special Committee, in each case, will be fully vested and payable when issued, and the surviving company will pay all amounts owed under such restricted cash awards to the holders thereof as soon as practicable after closing of the Merger.

Record Date and Voting Information (Page 77)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on                     , 2016, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is                   , 2016 at                a.m. ([local] time).

If you own ADSs as of the close of business in New York City on                   , 2016 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                    , 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on                         , 2016 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

Each outstanding Share on the Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be                         Shares entitled to be voted at the extraordinary general meeting.

Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger (Page 78)

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by (i) a special resolution (as defined in the Cayman Islands Companies Law), which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders, and (ii) so long as the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy at the extraordinary general meeting of the Company’s shareholders exceed 50% of all of the issued and outstanding Shares of the Company as of the close of business on the Share Record Date, the affirmative vote of holders of Shares representing more than 50% of the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at such meeting (the “Majority of Minority Vote Requirement”).

As of the date of this proxy statement, the Rollover Shareholders collectively beneficially own an aggregate of 33,661,685 Shares, which represents approximately 34.5% of the total issued and outstanding Shares (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company). Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Assuming the Rollover Shareholders comply with their voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, in order for the proposal to be authorized and approved:

(a)	assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares other than the Shares held by the Rollover Shareholders must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(b)	in order to satisfy the Majority of Minority Vote Requirement, assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares held by the Company’s shareholders other than the Rollover Shareholders must be voted in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

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Support Agreement (Annex E)

On December 6, 2015, BTG Hotels, Holdco and the Rollover Shareholders entered into a support agreement (the “Support Agreement”), pursuant to which each of the Rollover Shareholders agrees, upon the terms and subject to the conditions of the Support Agreement, (i) to vote any and all of their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and to appoint BTG Hotels or any person designated by BTG Hotels as proxy and attorney-in-fact to vote their Shares; (ii) to receive no cash consideration with respect to the Rollover Shares; and (iii) that all of the Rollover Shares will be converted into ordinary shares of the surviving company at the Effective Time. As of the date of this proxy statement, the Rollover Shareholders collectively beneficially own approximately 34.5% of the Company’s issued and outstanding Shares (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company).

Dissenters’ Rights (Page 99)

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON                    , 2016 AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 57)

The purpose of the Merger is to enable the Buyer Group to acquire 100% control of the Company in a transaction in which the holders of Shares (other than the Rollover Shares, the Excluded Shares, and the Dissenting Shares) and ADSs (other than ADSs representing Rollover Shares or Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 57 for additional information.

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ADSs representing Shares are currently listed on NASDAQ under the symbol “HMIN.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Holdco and the Rollover Shareholders. Following the completion of the Merger, ADSs will cease to be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger, or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program will terminate. See “Special Factors—Effects of the Merger on the Company” beginning on page 58 for additional information.

Plans for the Company after the Merger (Page 61)

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be an independently public traded company and will instead be beneficially owned by the Buyer Group.

Recommendations of the Special Committee and the Board (Page 38)

A special committee of the board of directors of the Company (the “Board”) composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company (the “Special Committee”) reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interest of the Company and its shareholders (other than shareholders who are affiliates of the Company, including the Rollover Shareholders) (such shareholders are referred to herein as the “Unaffiliated Security Holders”), (b)  declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The Board, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of associations of the Company as amended to date and Cayman Islands Companies Law, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its Unaffiliated Security Holders and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (c) directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval , and (d) subject to the terms of the Merger Agreement, resolved to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company.

Accordingly, the Board unanimously recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger, FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and in determining that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interest of the Company and the Unaffiliated Security Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 59. The foregoing summary is qualified in its entirety by reference to these sections.

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Position of the Buyer Group as to Fairness of the Merger (Page 42)

Each member of the Buyer Group believes that the Merger is fair to the Company’s Unaffiliated Security Holders, both substantively and procedurally. Their belief is based upon the factors discussed under “Special Factors—Position of the Buyer Group as to Fairness of the Merger” beginning on page 42.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group’s views as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Financing of the Merger (Page 62)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related Transactions, including the payment of the merger consideration to the shareholders and holders of ADSs (other than the Rollover Shareholders) and holders of Company equity awards pursuant to the Merger Agreement and fees and expenses in connection with the Merger, is anticipated to be approximately US$         .

The Buyer Group expects to provide this amount through the proceeds from a committed senior secured term loan facility contemplated by a debt commitment letter, dated December 6, 2015 (the “Debt Commitment Letter”), by and among Parent, Holdco and Industrial and Commercial Bank of China Limited, New York Branch (the “Lead Arranger”). Under the terms and subject to the conditions of the Debt Commitment Letter, the Lead Arranger has committed to arrange and provide a senior secured term loan facility of up to US$1.2 billion in principal amount for Holdco to consummate the Merger. See “Special Factors—Financing of the Merger” beginning on page 62 for additional information.

Consortium Agreement

On December 6, 2015, the Proposal Parties entered into a consortium agreement, dated December 6, 2015 (the “Consortium Agreement”), pursuant to which the Proposal Parties have agreed to, among other things, (i) form a consortium to work exclusively with one another for a period until September 5, 2016 or until the consortium agreement is terminated, (ii) cooperate and proceed in good faith to negotiate and (iii) cooperate in appointing legal, financial and other advisors, in each case, to undertake a transaction to acquire the Company, which would result in a delisting of the Company from NASDAQ and deregistering the Shares of the Company under the Exchange Act.

Opinions of the Special Committee’s Financial Advisor (Page 50)

On December 5, 2015, Credit Suisse Securities (USA) LLC (“Credit Suisse”) delivered its oral opinion, subsequently confirmed in writing to the Special Committee, to the effect that, as of December 5, 2015 and subject to the limitations, qualifications and assumptions set forth therein, each of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the shareholders and holders of ADSs (other than the Rollover Shareholders) (the “Non-Rollover Security Holders”) was fair, from a financial point of view, to the Non-Rollover Security Holders.

Credit Suisse’s opinion was directed to the Special Committee, and only addressed, as of December 5, 2015, the fairness, from a financial point of view, to the Non-Rollover Security Holders of each of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received in the Merger by such holders and did not address any other aspect or implication of the Merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation and rendering of its opinion. Therefore, you should read the opinion in its entirety for these assumptions, qualifications, limitations and other matters. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any holder of Shares as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise.

Please see “Special Factors— Opinions of the Special Committee’s Financial Advisor” beginning on page 50 for additional information.

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Interests of the Company’s Executive Officers and Directors in the Merger (Page 66)

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

·	the conversion of each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall have become vested on or prior to the Effective Time held by the directors and officers of the Company (including members of the Special Committee) into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes;

·	subject to certain exceptions with respect to the options held by the Selected Key Employees, the Buyer Group Directors and the members of the Special Committee, the conversion of each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall not have become vested on or prior to the Effective Time held by the directors and officers of the Company into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, as soon as practicable after the Effective Time, in an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes. In the case that the exercise price per Share of any option is not lower than US$17.90, such option will be cancelled for no consideration;

·	subject to certain exceptions with respect to the restricted share units held by the Selected Key Employees, the Buyer Group Directors and the members of the Special Committee, the conversion of each restricted share unit awarded under the Share Incentive Plan immediately prior to the Effective Time held by the directors and officers of the Company (other than the members of the Special Committee) into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share unit, as soon as practicable after the Effective Time, in an amount equal to the product of (a) US$17.90 and (b) the total number of Shares underlying such restricted share unit, without interest and net of any applicable withholding taxes;

·	the acceleration of the vesting of restricted cash awards to be issued to the Selected Key Employees, the Buyer Group Directors and the members of the Special Committee;

·	continued indemnification rights and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company pursuant to the Merger Agreement;

·	the monthly compensation of US$12,000 for each of the members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

·	the expected continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the surviving company.

As of the date of this proxy statement, our directors and executive officers, as a group held an aggregate of 4,861,806 Shares (excluding Shares owned by Poly Victory and Ctrip Shanghai), options to purchase 1,027,050 Shares and 161,850 restricted share units. The maximum total amount of all cash payments our directors and executive officers may receive in respect of their Shares, vested and unvested options and restricted share units if the Merger is consummated is approximately US$14,334,517 (including restricted cash awards).

In addition, the Special Committee and the Board were aware that certain directors and officers of the Company hold the Rollover Shares, which, pursuant to the terms of an agreement of asset purchase by share issue, dated December 6, 2015 (the “Share Exchange Agreement”), among BTG Hotels, BTG and the Rollover Shareholders (other than Poly Victory), will be exchanged for a certain number of common shares of BTG Hotels at the completion of the share exchange transaction contemplated by the Share Exchange Agreement, and that certain directors, officers and affiliates of the Company have entered into certain other transactions with the members of the Buyer Group or their affiliates, in each case, as described under “Special Factors—Related-Party Transactions” beginning on page 68.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65 for additional information.

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Acquisition Proposals (Page 89)

None of the Company, any of its subsidiaries or any of their respective directors, officers or representatives will, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information in a matter designed to knowingly encourage), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to shareholders of the Company) with respect to, or that would reasonably be expected to lead to, any competing transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the Transactions to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a competing transaction, (iii) agree to approve, endorse or recommend any competing transaction, or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any competing transaction, or (iv) authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries acting directly or indirectly under the direction of the Company or any of its subsidiaries, to take any action set forth in (i) through (iii) above (in each case, other than to the extent expressly permitted pursuant to the Merger Agreement). The Company will cease and cause to be terminated all discussions with any third parties existing as of the date of the Merger Agreement regarding a competing transaction.

Prior to obtaining the required Company shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, if the Company receives an unsolicited, written, bona fide proposal or offer regarding a competing transaction from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the Company and its representatives may (a) contact and engage in discussions with such person in order to clarify and understand the terms and conditions of the proposal or offer to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal constitutes or is reasonably expected to lead to a superior proposal and (b) furnish information to, and enter into discussions with, such person if the Special Committee has (i) determined in good faith (after consultation with its financial advisor and independent legal counsel) that such proposal or offer constitutes or would reasonably be expected to result in a superior proposal, (ii) determined in good faith (after consultation with independent legal counsel) that failure to furnish information or enter into discussions with such person would be reasonably likely to violate its fiduciary obligations to the Company and its shareholders under applicable law and (iii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreement between the Company and the Proposal Parties; provided, that the Company will concurrently make available to Holdco any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Holdco or its representatives.

Conditions to the Merger (Page 94)

The completion of the Transactions, including the Merger, is subject to the satisfaction of the following conditions:

·	the Merger Agreement, the Plan of Merger and the Transactions being authorized and approved by the Company's shareholders constituting the Requisite Company Vote;

·	no governmental authority having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which is then in effect and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions, including the Merger;

·	the Merger Agreement, the Plan of Merger and the Transactions being authorized, approved and adopted by the Parent’s shareholders constituting the Requisite Parent Vote; and

·	all Requisite Regulatory Approvals (as defined below) have been obtained and be in full force and effect.

The obligations of Holdco and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver of the following conditions:

·	(1) representations and warranties of the Company in the Merger Agreement regarding the share capital of the Company being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), (2) representations and warranties of the Company in the Merger Agreement regarding (i) the absence of options, warrants, preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company's shareholders, (ii) the Company’s corporate power and authority to perform its obligations under and to consummate the Transactions, and the valid execution and delivery of the Merger Agreement by the Company and the Merger Agreement as a legal, valid and binding obligation of the Company, (iii) the declaration of advisability and recommendation to the shareholders of the Company of the Merger Agreement and the Merger by the Special Committee and by the Board, and the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board, and (iv) the receipt of opinion from Credit Suisse, being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), and (3) all other representations and warranties of the Company set forth in the Merger Agreement (disregarding any limitation or qualification by “materiality” or “Company Material Adverse Effect”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), except to the extent that the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

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·	the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement prior to or at the Effective Time;

·	the Company having delivered to Holdco a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions; and

·	since the date of the Merger Agreement, there not having occurred and be continuing a Company Material Adverse Effect.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver, of the following conditions:

·	the representations and warranties of Holdco and Merger Sub in the Merger Agreement (disregarding any limitation or qualification by “materiality”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on and at date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of Holdco and Merger Sub to consummate any of the Transactions;

·	each of Holdco and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing of the Merger; and

·	Holdco having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Holdco, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement (Page 95)

The Merger Agreement may be terminated at any time prior to the Effective Time:

·	by mutual written consent of the Company (upon the recommendation of the Special Committee) and Holdco; or

·	by either Parent or the Company (upon the recommendation of the Special Committee), if:

o	there occurs a Termination Date Termination Event (as defined and further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

o	there occurs a Final Order Termination Event (as defined and further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

o	there occurs a Company No Vote Termination Event (as defined and further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); and

o	there occurs a Parent No Vote Termination Event (as defined and further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

·	by the Company, if:

o	there occurs a Holdco Breach Termination Event (as defined and further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

o	there occurs a Holdco Failure to Close Termination Event (as defined and further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); and

o	there occurs a Superior Proposal Termination Event (as defined and further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”).

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·	by Holdco, if:

o	there occurs a Company Breach Termination Event (as defined and further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); and

o	there occurs a Company Triggering Event Termination Event (as defined and further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”).

Termination Fees (Page 96)

The Company is required to pay to Parent a cash termination fee in an amount equal to US$44,437,000 (or, at the Company’s option, an equivalent amount in RMB) if the Merger Agreement is terminated by:

·	Holdco pursuant to a Company Breach Termination Event;

·	Holdco pursuant to a Company Triggering Event Termination Event;

·	the Company pursuant to a Superior Proposal Termination Event;

·	the Company or Holdco pursuant to a Company No Vote Termination Event and if (i) prior to the Company's shareholders’ meeting, a bona fide offer or proposal regarding a competing transaction has been made known to the Company or has been publicly announced or publicly made known and has not been withdrawn, and (ii) within 9 months after such termination, the Company enters into a definitive agreement related to the same competing transaction, provided that, for purposes of determining whether a termination fee is payable by the Company under such circumstances, all references to “20%” in the definition of “competing transaction” will be deemed to be references to “50%”; or

·	the Company or Holdco pursuant to a Termination Date Termination Event and if (i) prior to the Termination Date, a bona fide offer or proposal regarding a competing transaction has been made known to the Company or has been publicly announced or publicly made known and has not been withdrawn, (ii) within 9 months after such termination, the Company enters into a definitive agreement related to the same competing transaction, and (iii) all of the conditions set forth in Section 7.01 (other than 7.01(a)) of the Merger Agreement have been satisfied at the time of such termination.

Parent is required to pay to a PRC subsidiary of the Company designated by the Company a cash termination fee of an amount in RMB equal to US$88,873,000 if the Merger Agreement is terminated by the Company pursuant to:

·	a Holdco Breach Termination Event; or

·	a Holdco Failure to Close Termination Event.

Parent is required to pay to a PRC subsidiary of the Company designated by the Company a cash termination fee of an amount in RMB equal to US$17,775,000 if the Merger Agreement is terminated by the Company or Holdco pursuant to:

·	a Termination Date Termination Event or a Final Order Termination Event and if (i) at the time of such termination, any of the conditions set forth in Section 7.01 of the Merger Agreement has not been satisfied and such non-satisfaction is not the result of the Company’s breach of any of its representations, warranties, covenants or agreements under the Merger Agreement, (iii) the condition set forth in Section 7.01(a) of the Merger Agreement has been satisfied, and (iv) the Company has confirmed in writing to Holdco that each of the conditions set forth in Section 7.02 of the Merger Agreement would be satisfied if the closing of the Merger were to occur immediately prior to such termination; or

·	a Parent No Vote Termination Event.

Parent has delivered to the Company a performance guarantee issued by Industrial and Commercial Bank of China Limited, Beijing Central Business District Branch, in favor of Suzhou Hengchuang Software Co., Ltd., a wholly owned subsidiary of the Company incorporated in the PRC, pursuant to which, in the event and to the extent that Parent fails to pay the full amount of the termination fee payable by Parent under the Merger Agreement when due and in accordance with the Merger Agreement, Suzhou Hengchuang Software Co., Ltd. (upon the written instruction by the Special Committee or the Board upon the recommendation of the Special Committee) will have the right to the payment of any unpaid amount of such termination fee in RMB up to RMB567 million upon delivery of a demand to Industrial and Commercial Bank of China Limited, Beijing Central Business District Branch, no later than November 3, 2016.

Material U.S. Federal Income Tax Consequences (Page 71)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 71. The tax consequences of the Merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

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Material PRC Income Tax Consequences (Page 74)

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the PRC Enterprise Income Tax Law or whether the gain recognized on the receipt of consideration for the Shares or ADSs would otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC tax residents. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger or through the exercise of the dissenters’ rights, as the case may be, by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences (Page 74)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. Subject to certain qualifications, no taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares or ADSs under the terms of the Merger Agreement. Please see “Special Factors— Material Cayman Islands Tax Consequences” beginning on page 74 for additional information.

Regulatory Matters (Page 71)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the Requisite Regulatory Approvals (as defined under the caption “The Merger Agreement—Agreement to Use Reasonable Best Efforts”), the approvals, filings or notices required under the federal securities laws, and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger.

As of the date of this proxy statement, BTG Hotels has received the approval by the State-owned Assets Supervision and Administration Commission of the Beijing Municipal Government of the PRC and completed the overseas investment filing with the PRC National Development and Reform Commission, in each case, with respect to the Merger.

Litigation Related to the Merger (Page 71)

The Company is not aware of any lawsuit that challenges the Merger Agreement, the Plan of Merger or any of the Transactions, including the Merger.

Accounting Treatment of the Merger (Page 71)

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 75)

The Per ADS Merger Consideration of US$35.80 represents an 18.7% premium over the closing price of US$30.17 per ADS as quoted by NASDAQ on June 10, 2015, and a premium of 29.4% and 36.6%, respectively, over the 30- and 60- trading day volume-weighted average price as quoted by NASDAQ prior to June 10, 2015, the last trading day prior to our announcement on June 11, 2015 that we had received a non-binding “going private” proposal from the Proposal Parties.

Fees and Expenses (Page 70)

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement and the Consortium Agreement among the Proposal Parties.

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Remedies and Limited Liability (Page 97)

The Company is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity, except that the Company will not be entitled to seek an injunction, specific performance or other equitable relief to enforce Holdco’s and Merger Sub’s obligations under the Merger Agreement to consummate the Merger and effect the closing of the Merger.

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the Merger and payment of a termination fee.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING

AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On December 6, 2015, we entered into the Merger Agreement with Holdco, Merger Sub and, solely for the purposes of Section 6.02(e), Section 6.08, Section 6.09, Section 8.06, Section 9.09 and Section 9.10 thereof, BTG Hotels. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of, among other proposals, the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment or postponement of such extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement and the Plan of Merger are authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, and the Plan of Merger is registered with the Cayman Registrar, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the Merger. If the Merger is completed, the Company will be a privately held company beneficially owned by Holdco and the Rollover Shareholders, and as a result of the Merger, the ADSs will no longer be listed on NASDAQ and the Company’s ADS program will terminate, and the Company will cease to be an independent publicly traded company.

Q:	What will I receive in the Merger?

A:	If you own Shares and the Merger is completed, at the Effective Time, you will be entitled to receive US$17.90 per Share, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

If you own ADSs and the Merger is completed, you will be entitled to receive US$35.80 per ADS (less a cancellation fee of US$0.05 per ADS pursuant to the terms of the Deposit Agreement), in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the Effective Time unless you (a) surrender your ADS to the ADS Depositary, pay the ADS Depositary's fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before the close of business in New York City on               and become a registered holder of Shares by the close of business in the Cayman Islands on                     and (b) validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law with respect to the Merger, in which event you will be entitled to the fair value of each corresponding Share pursuant to the Cayman Islands Companies Law.

Please see “Special Factors—Material U.S. Federal Income Tax Consequences,” “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 71, page 74 and page 74 for a more detailed description of the tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company's options be treated in the Merger?

A:	If the Merger is completed, at the Effective Time, (i) each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes, and (ii) except as provided under the arrangement with respect to certain options held by certain directors, officers and employees of the Company, each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall not have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, as soon as practicable after the Effective Time, in an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes.

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Q:	How will the Company’s restricted share units be treated in the Merger?

A:	If the Merger is completed, at the Effective Time, except as provided under the arrangement with respect to certain restricted share units held by certain directors, officers and employees of the Company, each restricted share unit awarded under the Share Incentive Plan immediately prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share unit, as soon as practicable after the Effective Time, in an amount equal to the product of (a) US$17.90 and (b) the total number of Shares underlying such restricted share unit, without interest and net of any applicable withholding taxes.

Q:	After the Merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the Effective Time, a paying agent appointed by Holdco will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of any share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) in exchange for the applicable merger consideration.

If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you US$17.90, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates after the completion of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the relevant share certificate(s) will be issued to such transferee if the share certificate(s) are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes has been paid or are not applicable.

The Per Share Merger Consideration may be subject to withholding taxes, including if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Ordinary Shares and receive the merger consideration for those Shares.

Q:	After the Merger is completed, how will I receive the merger consideration for my ADSs?

A:	If you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of the ADS Depositary’s fee for the cancellation of the ADSs and any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash payable upon cancellation of the ADSs will be issued to such transferee if the ADRs are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the merger consideration, please contact your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2016, at a.m. ([local] time) at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

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Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

(a)	as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger;

(b)	as a special resolution, to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(c)	if necessary, as an ordinary resolution, to approve that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by (i) a special resolution (as defined in the Cayman Islands Companies Law), which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders, and (ii) the Majority of the Minority Vote Requirement which requires, so long as the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy at the extraordinary general meeting of the Company’s shareholders exceed 50% of all of the issued and outstanding Shares of the Company as of the close of business on the Share Record Date, the affirmative vote of holders of Shares representing more than 50% of the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at such meeting.

At the close of business in the Cayman Islands on,           , 2016, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”),                    Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed, upon the terms and subject to the conditions of the Support Agreement (i) to vote any and all of their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and appoint BTG Hotels or any person designated by BTG Hotels as proxy and attorney-in-fact to vote their Shares; (ii) to receive no cash consideration with respect to the Rollover Shares; and (iii) that all of the Rollover Shares will be converted into ordinary shares of the surviving company at the Effective Time. As of the date of this proxy statement, the Rollover Shareholders collectively beneficially own an aggregate of 33,661,685 Shares (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company), which represents approximately 34.5% of the total issued and outstanding Shares.

Assuming the Rollover Shareholders comply with their voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, in order for the proposal to be authorized and approved:

(a)	assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares other than the Shares held by the Rollover Shareholders must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(b)	in order to satisfy the Majority of Minority Vote Requirement, assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares held by the Company’s shareholders other than the Rollover Shareholders must be voted in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of shareholders representing a majority of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the Share Record Date, and assuming all issued and outstanding Shares are present in person or by proxy and voting at the meeting, Shares must be voted in favor of the proposal to adjourn the extraordinary general meeting to allow us, if necessary, to solicit additional proxies.

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Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of associations of the Company as amended to date and the laws of the Cayman Islands, the Board unanimously recommends that you vote:

·	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger;

·	FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

·	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is , 2016. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

The ADSs Record Date is                     , 2016. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on                     , 2016 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person, by proxy or by corporate representative, of one shareholder holding at least one-third of the issued and outstanding Shares that are entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:	What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be an independent publicly traded company and will instead become a private company beneficially owned by Holdco and the Rollover Shareholders. You will no longer have any interest in the future earnings or growth of the Company. Following the completion of the Merger, the registration of the Shares and ADSs and the Company's reporting obligations with respect to the Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon the completion of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the Company’s ADS program will terminate.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the first half of 2016, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any options or restricted share units receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs. In addition, there is a possibility that the Rollover Shareholders, BTG Hotels and BTG would proceed with the Share Exchange pursuant to the Share Exchange Agreement even if the Merger is not completed.

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Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay BTG Hotels a termination fee in an amount equal to US$44,437,000, or BTG Hotels may be required to pay the Company a termination fee in an amount in RMB equal to either US$88,873,000 or US$17,775,000, in each case, as described in “The Merger Agreement—Termination Fee” beginning on page 96.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:	Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed to vote all of their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Mr. Shen, our co-founder, co-chairman of the Board, and one of our independent directors, Smart Master, a British Virgin Islands company owned and controlled by Mr. Shen and his spouse, Mr. Sun, our chief executive officer and director, Peace Unity, a British Virgin Islands company indirectly owned and controlled by Mr. Sun, Mr. Zong, our president and chief operating officer, Wise Kingdom. a British Virgin Islands company owned and controlled by the spouse of Mr. Liang, our co-founder and independent director, are all members of the Rollover Shareholders. As of the date of this proxy statement, Mr. Shen, Mr. Liang, Mr. Sun, and Mr. Zong collectively beneficially own an aggregate of 4,539,255 Shares, which represent approximately 4.7% of the total issued and outstanding Shares (including Shares represented by ADSs and excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon exercise of options of the Company and Shares beneficially owned by Ctrip).

In addition, each of our directors who beneficially owns Shares (including Shares represented by ADSs) other than Mr. Shen, Mr. Liang, Mr. Sun, and Mr. Zong, has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, our directors and executive officers, other than Mr. Shen, Mr. Liang, Mr. Sun, and Mr. Zong, collectively beneficially own, in the aggregate, 421,675 Shares, which consist of (a) 322,551 issued and outstanding Shares and (b) issued and unexercised options to purchase 99,124 Shares issued pursuant to the Share Incentive Plan and exercisable within 60 days following the date of this proxy statement which in aggregate represent approximately 0.43% of the total issued and outstanding Shares (excluding, for purpose of this calculation, Shares beneficially owned by Poly Victory). See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 105 for additional information.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is , 2016 at :00 a.m. ([local] time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger, FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

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Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on , 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has advised us that, pursuant to Section 4.7 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                     , 2016 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank or other nominee, your vote will not be counted.

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Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

·	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Homeinns Hotel Group, No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China, Attention: Ethan Ruan.

·	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than :00 a.m. ([local] time) on , 2016, which is the deadline to lodge your proxy card.

·	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on                     , 2016. A holder of ADSs can do this in one of two ways:

·	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

·	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates or my American Depositary Receipts representing ADSs (“ADRs”) now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Per Share Merger Consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on                     , 2016. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Per ADS Merger Consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed.

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Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they have not given, and will not give, voting instructions as to their ADS (or, alternatively, that they will not vote the corresponding Shares) before 5:00 p.m. (New York City time) on                     , 2016, and become registered holders of Shares before the vote is taken on the Merger at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 99 as well as “Annex D— Cayman Islands Companies Law (2013 Revision)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I surrender my ADSs for delivery of Shares, and when is the deadline for completing the withdrawal of Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on , 2016 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) to be cancelled pursuant to the terms of the Deposit Agreement and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting.

You must become a registered holder of the Shares underlying your ADSs and deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights.

Q:	Do any of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Special Committee considered these interests in the Merger in its evaluation of the Transactions, and you should carefully review this disclosure.

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Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners, Inc. as its proxy solicitor.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at homeinns@mackenziepartners.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

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SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described in this Background of the Merger occurred primarily in the PRC and Hong Kong. As a result, China Standard Time is used for all dates and times given.

The board of directors and senior management of the Company have periodically reviewed the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management of the Company also have periodically reviewed potential strategic alternatives that may be available to the Company.

BTG, through its wholly owned and controlled subsidiary, Poly Victory, has held a minority ownership interest in the Company for over a decade since prior to the Company’s initial public offering in 2006 and has the right to appoint two directors to the Board pursuant to the Company’s articles of association. BTG has continuously evaluated the Company’s business, prospects and financial condition, market conditions and other developments and factors BTG deemed relevant to the management of its interest in the Company.

As part of its ongoing relationship with the Company, representatives of BTG regularly had discussions with representatives of the Company regarding the Company’s business, prospects and financial condition as well as ways in which the existing partnership between BTG and the Company could be expanded.

In late April 2015, representatives of BTG commenced discussions with Mr. Shen, co-founder and co-chairman of the Board of the Company and a director of Ctrip, Mr. Liang, co-founder and director of the Company and chairman of the board of directors and chief executive officer of Ctrip, and Mr. Sun, director and chief executive officer of the Company, about the competitive landscape in which the Company operates and potential ways in which BTG could assist the Company in an increasingly competitive market. Representatives of BTG together with Mr. Shen, Mr. Liang and Mr. Sun discussed, among other potential strategies to assist the Company in meeting competitive challenges, the possibility of BTG increasing its ownership interest in the Company and the possibility of Ctrip and one or more of Mr. Shen, Mr. Liang and Mr. Sun participating in the potential transaction. Mr. Shen, Mr. Liang and Mr. Sun expressed interest in considering and evaluating a potential transaction but did not make any commitment with respect to their own possible participation in any potential transaction.

Between late April and May 2015, representatives of BTG and BTG Hotels, a PRC joint stock company listed on the Shanghai Stock Exchange in which BTG holds a 60.12% ownership interest, approached Huatai United Securities Company Limited (“Huatai Securities”) and CITIC Securities Company Limited (“CITIC Securities”) and asked them to potentially serve as financial advisors in connection with any potential transaction involving BTG and/or BTG Hotels and the Company. From time to time thereafter, representatives of Huatai Securities and CITIC Securities reviewed publicly available information about the Company and the PRC hotels industry and discussed with BTG and BTG Hotels the feasibility of a potential transaction involving the Company and certain key considerations, including regulatory implications, in order to assist them in their preliminary evaluation of potential transactions with respect to the Company. Representatives of the Company provided representatives of BTG and BTG Hotels with certain information regarding the Company that either was publicly available or had previously been provided to the Board to assist them in their preliminary evaluation.

The Buyer Group subsequently selected Huatai Securities and CITIC Securities as their financial advisor in connection with the Proposed Transaction, primarily because of their knowledge of BTG Hotels, the Company and the hotel industry in China, as well as their reputation and experience in providing financial advice in mergers and acquisitions and other business combination and strategic transactions, in particular, involving PRC-listed companies such as BTG Hotels. On December 6, 2015, the board of directors of BTG Hotels approved, among other matters, the engagement of Huatai Securities and CITIC Securities as its financial advisor in connection with the Proposed Transaction, while the formal engagement letter (including the compensation arrangement) has not been finalized as of the date of this proxy statement.

On June 3, 2015, representatives of BTG, Huatai Securities, CITIC Securities, international law firm Skadden, Arps, Slate, Meagher & Flom (“Skadden”) and PRC law firm East & Concord Partners (“East & Concord”) held a meeting in Beijing to discuss and consider the possibility of a potential transaction involving BTG and/or BTG Hotels and the Company, including the potential PRC and U.S. regulatory approvals required for a potential transaction. Ms. May Wu, the Company’s chief strategy officer (“Ms. Wu”), was invited to attend the meeting via telephone and answered certain factual questions regarding the Company. There was no conclusion on the potential transaction by the end of this meeting.

On June 11, 2015, representatives of BTG, BTG Hotels, Huatai Securities, CITIC Securities, Skadden, PRC law firm Jun He Law Offices (“Jun He”) and East & Concord held a meeting in Beijing, and representatives of Ctrip, Mr. Shen, Mr. Liang and Mr. Sun were available via telephone when requested. Ms. Wu was invited to attend the meeting via telephone and answered certain factual questions regarding the Company. During the meeting, the Proposal Parties (comprised of BTG Hotels, Poly Victory, Ctrip, Mr. Shen, Mr. Liang, and Mr. Sun) decided to form a buyer group to pursue a going private transaction through which the Proposal Parties would acquire all of the Shares not beneficially owned by them.

During the meeting on June 11, 2015, the Proposal Parties also discussed and considered a potential transaction, pursuant to which BTG Hotels would acquire a portion or all of the equity interests in the Company held by the other Proposal Parties in exchange for equity interests in BTG Hotels, cash and/or other forms of consideration (the “Consortium Transaction”), provided that the per Share consideration used in the Consortium Transaction would be the same or lower than the consideration proposed to be paid to the beneficial owners of the Shares of the Company which are not already owned by the Proposal Parties and the closing of the Consortium Transaction would be subject to receipt of all required PRC governmental approvals.

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The Buyer Group subsequently formally engaged Huatai Securities and CITIC Securities as its financial advisors, Skadden as its U.S. legal advisor and Jun He as its PRC legal advisor. The Proposal Parties other than BTG Hotels and Poly Victory subsequently engaged East & Concord as their PRC legal advisor.

Also on June 11, 2015, the Proposal Parties sent the Company a preliminary non-binding proposal, dated June 11, 2015 (the “Proposal Letter”). In the Proposal Letter, the Proposal Parties indicated their interest in acquiring all of the outstanding Shares of the Company not already owned by the Proposal Parties for US$32.81 in cash per ADS, or US$16.405 in cash per Share (the “Proposed Transaction”). The Proposal Letter also noted that (i) as of the date of the Proposal Letter, the Proposal Parties beneficially owned an aggregate of approximately 35% of all of the Company’s issued and outstanding Shares, (ii) the Proposal Parties intended to enter into a consortium agreement setting forth their agreement to work exclusively with each other in pursuing the Proposed Transaction, (iii) the Proposal Parties intended to finance the Proposed Transaction with a combination of debt and/or equity financing, and (iv) BTG Hotels may enter into an agreement with the other Proposal Parties in connection with the potential Consortium Transaction.

Following the Company’s receipt of the Proposal Letter, on June 11, 2015, the Board held a meeting to discuss the Proposal Letter and determined to establish a committee of independent and disinterested directors (the “Special Committee”), consisting of Messrs. Kenneth Gaw, Terry Yongmin Hu and Arthur M. Wang, to consider and evaluate any proposal received from the Proposal Parties in connection with the Proposal Letter (the “Proposal”). On the same date, the Company issued a press release regarding its receipt of the Proposal Letter and the formation of the Special Committee to consider the Proposed Transaction, and furnished the press release to the SEC as an exhibit to a Current Report on Form 6-K.

Pursuant to the Board resolutions establishing the Special Committee, the Special Committee would have the power to (i) make such investigation of the Proposal, the Proposed Transaction and any matters relating thereto as the Special Committee, in its sole discretion, deemed appropriate, (ii) evaluate the terms of the Proposal, (iii) discuss and negotiate with the Buyer Group and its representatives any terms of the Proposed Transaction and implement the Proposed Transaction as the Special Committee deemed appropriate, (iv) explore and pursue any alternatives to the Proposed Transaction as the Special Committee, in its sole discretion, deemed appropriate, including maintaining the Company’s current status as a public company or a potential change of control transaction involving an alternative buyer (an “Alternative Transaction”), (v) if and when appropriate, negotiate definitive agreements with respect to the Proposed Transaction or any Alternative Transaction, the execution and delivery of any such agreement being subject, however, to the prior written approval of the Board, (vi) report to the Board the recommendations and conclusions of the Special Committee with respect to the Proposed Transaction or any Alternative Transaction and any recommendation as to whether the final terms of the Proposed Transaction or any Alternative Transaction are fair to and in the best interests of the shareholders of the Company (and should be approved by the Board and, if applicable, by the Company’s shareholders), and any determinations and recommendations with respect to any other matters requested by the Board, and (vii) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such advisors, including legal counsel, financial advisors and outside consultants, as the Special Committee in its sole discretion deemed appropriate to assist the Special Committee in discharging its responsibilities.

From June 11, 2015 through June 17, 2015, the Special Committee considered proposals from several prospective U.S. legal advisors. On June 17, 2015, the Special Committee determined that Simpson Thacher & Bartlett LLP (“Simpson Thacher”) would act as U.S. legal counsel to the Special Committee, subject to the negotiation of the engagement letter, after taking into account, among other factors, Simpson Thacher’s leading expertise, extensive experience in mergers and acquisitions transactions and significant involvement in precedent going private transactions involving U.S.-listed China-based companies.

From June 17, 2015 through July 19, 2015, representatives of Simpson Thacher held a number of teleconferences and other communications with members of the Special Committee to provide the Special Committee an overview of the procedures, process and duties of the Special Committee as well as best practices in connection with a potential going private transaction as contemplated by the Proposal Letter.

From June 17, 2015 through June 19, 2015, the Special Committee considered proposals from multiple investment banks that had expressed interest in being considered for the role of financial advisor to the Special Committee and, on June 19, 2015, held in-person interviews with certain candidates.

On June 22, 2015, the Proposal Parties (other than BTG Hotels) and certain of their affiliates filed with the SEC a statement on Schedule 13D reporting, among other things, the submission of the Proposal Letter to the Board and the possibility of the potential Consortium Transaction.

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On June 23, 2015, the Company sent a draft confidentiality agreement, which included a standstill provision, to Huatai Securities.

On June 26, 2015, the Special Committee selected Credit Suisse Securities (USA) LLC (“Credit Suisse”) as its financial advisor, subject to the negotiation of the engagement letter with Credit Suisse. The Special Committee’s decision was based on, among other factors, Credit Suisse’s reputation, its knowledge of the Company and its industry, its experience in advising committees of independent directors in business combinations and other strategic transactions, and its experience in U.S. “going-private” transactions.

During the period from the announcement of the Proposal on June 11 to June 29, 2015, Mr. Sun approached certain members of the management of the Company, including Ms. Wu, Ms. Cathy Xiang Rong Li, the Company’s chief financial officer (“Ms. Li”), and Mr. Zong, president and chief operating officer, and invited them to participate in the potential Consortium Transaction. No financial terms of the potential Consortium Transaction were proposed or discussed at this time. Ms. Wu and Mr. Zong indicated that they might consider and evaluate the transaction but had not made any decision at the time with respect to their respective possible participation in the potential Consortium Transaction, and Ms. Li indicated that she was not interested in participating in the potential Consortium Transaction.

Beginning in early July 2015, representatives of BTG Hotels held preliminary discussions with multiple potential funding sources regarding the debt financing for the Proposed Transaction.

On July 5, 2015, the Company contacted O’Melveny & Myers LLP (“O’Melveny”) regarding the Proposed Transaction. On July 8, 2015, O’Melveny was retained as U.S. legal counsel to the Company in connection with the Proposed Transaction.

On July 6, 2015, following negotiations between Simpson Thacher and Skadden, the Company entered into a confidentiality agreement, dated as of June 30, 2015, with the Proposal Parties, which included a standstill provision in customary form. BTG Hotels commenced its due diligence investigation with respect to the Company in the beginning of July 2015.

On July 14, 2015, the Special Committee, by unanimous written resolution, approved the retention of Credit Suisse as its financial advisor, Simpson Thacher as its U.S. legal counsel, Maples and Calder (“Maples”) as its Cayman Islands counsel, and Commerce & Finance Law Offices (“C&F”) as its PRC counsel, in connection with its review and evaluation of the Proposed Transaction. Maples and C&F were also retained to serve as the Company’s Cayman Islands and PRC counsel, respectively, in connection with the Proposed Transaction. The Company subsequently issued a press release announcing the appointment of advisors by the Special Committee, and furnished the press release as an exhibit to a current report on Form 6-K.

On July 17, 2015, in order for BTG Hotels to meet PRC regulatory disclosure requirements applicable to it as a company listed on the Shanghai Stock Exchange and prepare disclosure documents in connection with a shareholders meeting of BTG Hotels which would be required to vote on the Proposed Transaction, the Proposal Parties requested that the Company provide certain financial information of the Company prepared in accordance with the generally acceptable accounting principles of the PRC (“PRC GAAP”) and/or financial data required for the reconciliation of the Company’s financial statements from U.S. generally accepted accounting principles (“U.S. GAAP”) to PRC GAAP (collectively, the “PRC GAAP financial information”).

Between late June and mid-July 2015, representatives of BTG, BTG Hotels, the other Proposal Parties, Huatai Securities, CITIC Securities, Jun He and East & Concord had various discussions on the structure of the potential Consortium Transaction and determined that their preferred structure for the Consortium Transaction would be a share exchange pursuant to which BTG Hotels would issue certain common shares of BTG Hotels to BTG in exchange for all of the issued and outstanding shares of Poly Victory held by BTG and to the Rollover Shareholders in exchange for certain of their Shares (the “Share Exchange”), subject to the negotiation of the exchange ratio and other terms of a definitive agreement related to the Share Exchange.

On July 20, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, the Special Committee, representatives of Simpson Thacher and representatives of Credit Suisse discussed, among other matters, the status of the Proposed Transaction, including the Buyer Group’s due diligence investigation and proposed debt financing arrangement, the Buyer Group’s request for PRC GAAP financial information, as well as the need for the Special Committee to understand the proposed mechanism for the Share Exchange. The Special Committee expressed their desire to ensure that the Proposed Transaction would not be conditioned upon the receipt of any regulatory approval required in connection with the Share Exchange. The Special Committee, representatives of Simpson Thacher and representatives of Credit Suisse also discussed the likelihood of receiving any competing bids for the Company in light of the Buyer Group’s aggregate beneficial ownership of approximately 35% of the Company’s total issued and outstanding Shares and the Buyer Group’s indication that they would work together on an exclusive basis in pursuing the Proposed Transaction. After discussion, the members of the Special Committee instructed Credit Suisse to prepare for a market check to determine whether any other potential buyers might be interested in a possible transaction with the Company.

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On July 21, 2015, representatives of Simpson Thacher and representatives of Skadden participated in a conference call to discuss, among other matters, the Buyer Group’s request for PRC GAAP financial information, the proposed structure of the Proposed Transaction, the proposed structure of the Share Exchange, the Buyer Group’s intention to enter into a consortium agreement and support agreement, the requirement to obtain the approval of the BTG Hotels’ shareholders, and the respective regulatory filings and approvals required for the Proposed Transaction and for the Share Exchange. Representatives of Simpson Thacher stressed the fact that the Special Committee would not agree to condition the Proposed Transaction on the consummation of the Share Exchange or the receipt of regulatory approvals required solely for the Share Exchange.

On July 28, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, the Special Committee, representatives of Credit Suisse and representatives of Simpson Thacher discussed, among other matters, (i) the Buyer Group’s proposed structure of the Proposed Transaction and the Share Exchange, and potential alternatives to such proposed structure, including the feasibility of potentially requiring BTG Hotels and BTG to offer other shareholders of the Company the opportunity to participate in the Share Exchange, (ii) BTG Hotels’ public announcement regarding its intention to enter into the Proposed Transaction and the Share Exchange and BTG’s intention to issue certain debt securities which may be exchangeable into BTG Hotels shares (the “Exchangeable Bonds”), (iii) plans for conducting a market check, (iv) the status of preparation of the financial projections by the Company’s management and (v) the status of the due diligence process. Following the Special Committee meeting, Credit Suisse commenced the market check process.

Later that day, Huatai Securities sent Credit Suisse a memorandum setting forth an overview of the proposed structure and indicative timetable for the Proposed Transaction and the Share Exchange. The memorandum of Huatai Securities and CITIC Securities comprised of a preliminary discussion of the proposed transaction structure of the Proposed Transaction and the Share Exchange and the transaction process, and did not contain any financial or valuation analysis with respect to the Proposed Transaction or the Company.

On August 4, 2015, the Buyer Group formally engaged UBS AG Hong Kong Branch (“UBS”) as its international financial advisor.

On August 5, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, the Special Committee, representatives of Credit Suisse and representatives of Simpson Thacher discussed, among other matters, the status and process for the preparation of the financial projections by the Company’s management, the status of the market check by Credit Suisse, and the Buyer Group’s proposed structure of the Proposed Transaction and the Share Exchange, and BTG’s potential issuance of the Exchangeable Bonds.

On August 7, 2015, Credit Suisse and Simpson Thacher sent a memorandum to Huatai Securities, CITIC Securities and Skadden which sets forth certain preliminary issues and questions related to the Proposed Transaction and the Share Exchange, including, among other matters, the Special Committee’s position that the closing of the Proposed Transaction would not be conditioned upon the receipt of any regulatory approvals required by the Buyer Group in connection with the Share Exchange and certain questions related to the proposed exchange ratio and other details related to the Share Exchange, as well as issues and questions related to BTG’s potential issuance of the Exchangeable Bonds.

From August 7, 2015 through August 11, 2015, members of the Special Committee had various conversations via telephone with the Proposal Parties during which the Proposal Parties confirmed that they were only interested in pursuing the Proposed Transaction and did not intend to sell their Shares other than pursuant to the Proposed Transaction and potential Share Exchange.

On August 11, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, Credit Suisse updated the Special Committee on the status of the market check. In addition, the Special Committee discussed the Proposal Parties’ request that the Company prepare and provide the requested PRC GAAP financial information. After discussions, the Special Committee determined to direct the Company’s management to prepare the requested PRC GAAP financial information for the Proposal Parties and cooperate in the preparation of such financial information by the independent accounting firm engaged by the Buyer Group, provided that any use or disclosure of such financial information by the Buyer Group was subject to the prior written consent of the Company and the Special Committee, and that the Buyer Group indemnify the Company and its directors against any potential claims or damages resulting from the Buyer Group’s use or disclosure of such financial information.

On August 12, 2015, representatives of Simpson Thacher and Skadden and, on August 13, 2015, representatives of Simpson Thacher, Skadden, Credit Suisse and UBS, held telephonic meetings to discuss the preliminary issues and questions from the Special Committee, the Buyer Group’s proposed debt financing and the exclusivity arrangements among members of the Buyer Group. During these discussions, representatives of Skadden and UBS communicated the Buyer Group’s unwillingness to accept the Special Committee’s request for BTG Hotels to offer shareholders of the Company other than the Rollover Shareholders the opportunity to participate in the Share Exchange. Representatives of Skadden and UBS discussed (i) the requirements of PRC law that would prohibit or significantly restrict individuals who are not PRC citizens and entities that are not incorporated in the PRC from acquiring listed A-shares of BTG Hotels to be issued in the Share Exchange, (ii) the fact that an offering of shares of BTG Hotels to the shareholders of the Company would require BTG Hotels to file a registration statement under the Securities Act and become subject to ongoing reporting obligations as a public company in the United States, which would likely delay and create uncertainties to the transaction process and impose significant costs on BTG Hotels and other participants in the Proposed Transaction, and (iii) the fact that, if other shareholders of the Company were offered the opportunity to participate in the Share Exchange, the Merger would necessarily be conditioned upon receipt of the required PRC regulatory approvals related to the Share Exchange and the Share Exchange itself.

On August 16, 2015, Skadden sent a draft letter agreement related to the preparation and disclosure of PRC GAAP financial information to Simpson Thacher. Thereafter, representatives of Simpson Thacher and Skadden engaged in various discussions regarding the draft letter agreement, including but not limited to the scope of PRC GAAP financial information, the scope of the indemnity from the Buyer Group and the Buyer Group’s agreement to bear the expenses related to the preparation of the PRC GAAP financial information. As part of these discussions, Simpson Thacher communicated to Skadden the request that the Buyer Group indemnify the officers of the Company, in addition to the Company and its directors, against any potential claims or damages resulting from the Buyer Group’s use or disclosure of PRC GAAP financial information.

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On August 18, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, the Special Committee, representatives of Credit Suisse and representatives of Simpson Thacher discussed, among other matters, the status of the market check by Credit Suisse, the status of preparation of the financial projections by the Company’s management, and the Buyer Group’s feedback on the preliminary key issues identified by the Special Committee with respect to the Proposed Transaction, including the Buyer Group’s oral confirmation that BTG’s proposed issuance of the Exchangeable Bonds would be a transaction independent from the Proposed Transaction and that the BTG Hotels shares to be issued to the Rollover Shareholders in the Share Exchange would be subject to a lock-up period of 12 to 36 months. Representatives of Credit Suisse and Simpson Thacher also discussed with the Special Committee the Buyer Group’s unwillingness to accept the proposal that BTG Hotels offer other shareholders of the Company the opportunity to participate in the Share Exchange and the Buyer Group’s considerations behind its position. The Special Committee also discussed the potential impact of such lock-up period and the volatility of the A-share market on the potential value of BTG Hotels shares to be received by the Rollover Shareholders in exchange for their Rollover Shares.

On or about August 19, 2015, Ms. Wu and Ms. Li provided the Special Committee with drafts of financial projections of the Company for the fiscal years ending December 31, 2015 through 2020. The drafts separated the comments and inputs from Mr. Sun. In preparing the draft financial projections that were provided to the Special Committee on August 19, 2015, the Company’s management excluded certain subsidies that the Company had historically received from the PRC government in light of indications at the relevant time from certain PRC governmental authorities regarding the limitations on the future availability of such subsidies.

In mid-August 2015, based on preliminary discussions with the potential debt financing sources, BTG Hotels identified two candidates, including Industrial and Commercial Bank of China Limited, New York Branch (the “Lead Arranger”) and one other China-based commercial bank, as the most feasible potential sources to provide debt financing for the Proposed Transaction. BTG Hotels and its representatives then engaged in further negotiations with these potential debt financing sources on the key terms of the debt financing.

On August 21, 2015, Skadden sent to Credit Suisse and Simpson Thacher written responses from the Buyer Group, which set forth (i) a list of PRC regulatory approvals required for the consummation of the Proposed Transaction and the Share Exchange, including the proposed timing for submission of applications for and receipt of such regulatory approvals, and (ii) confirmation that BTG’s proposed issuance of the Exchangeable Bonds would be independent from the Proposed Transaction and the Share Exchange and would not be a condition to the consummation of the Proposed Transaction and the Share Exchange.

On August 24, 2015, the Special Committee held a telephonic meeting, attended by Ms. Wu, Ms. Li, representatives of Credit Suisse and representatives of Simpson Thacher. Ms. Li presented to the Special Committee the drafts of the financial projections, and explained the major underlying assumptions behind the draft financial projections as well as the separate comments and inputs from Mr. Sun. See “— Certain Financial Projections” beginning on page 45 for a summary of the major underlying assumptions behind the financial projections provided by the Company’s management.

On August 25, 2015, Credit Suisse sent UBS and Skadden additional follow-up questions related to the Proposed Transaction, the Share Exchange and BTG’s proposed issuance of the Exchangeable Bonds.

Also on August 25, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, representatives of Credit Suisse provided an update on the market check and responses from the Buyer Group on the transaction structure. The Special Committee discussed, among other matters, the recent decline in the Company’s share price, the volatility of the A-share market and the U.S. capital markets and the potential impact of such market volatility on the Proposed Transaction and the Company going forward. In addition, the Special Committee approved the engagement of Fangda Partners (“Fangda”) as its PRC counsel in connection with the Proposed Transaction.

On August 27, 2015, Credit Suisse received a preliminary non-binding proposal letter, dated August 26, 2015, from a publicly-traded company with operations in the same industry as the Company (referred to as “Company A”) for the acquisition of all of the Company’s issued and outstanding Shares for US$35.80 per ADS in cash (the “Proposed Company A Transaction”).

On August 31, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse, and discussed, among other matters, the key differences between the Proposed Transaction and the Proposed Company A Transaction, the potential financing and regulatory approvals required for the Proposed Company A Transaction, the ability of Company A to proceed with the Proposed Company A Transaction in light of the blocking vote held by the Proposal Parties, and the next steps for the Special Committee to investigate and evaluate the feasibility of the Proposed Company A Transaction, including the need for a confidentiality agreement containing standstill restrictions.

On the same day, Simpson Thacher sent a draft confidentiality agreement to Company A in substantially the same form as the confidentiality agreement executed by the Proposal Parties.

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On September 1, 2015, Skadden sent to Simpson Thacher and Credit Suisse written responses to the follow-up questions from Simpson Thacher and Credit Suisse on August 25, 2015, which reiterated that BTG’s proposed issuance of the Exchangeable Bonds would be independent from the Proposed Transaction and the Share Exchange and also set forth additional details on the Share Exchange, the Buyer Group’s plans for obtaining the PRC regulatory approvals required for the consummation of the Proposed Transaction and the Share Exchange, respectively, as well as the Buyer Group’s confirmation that the closing of the Proposed Transaction would not be conditioned upon the closing of the Share Exchange or the receipt of any regulatory approvals required by the Buyer Group in connection with the Share Exchange.

On September 2, 2015, Skadden sent an initial draft of the merger agreement to Simpson Thacher. Simpson Thacher noted certain key issues raised by the initial draft of the merger agreement, including a proposed reverse termination fee of US$5 million in the event of termination due to breach of the merger agreement by Holdco or Merger Sub, absence of a reverse termination fee payable by Holdco in the event of termination due to failure to obtain required PRC regulatory approvals or BTG Hotels shareholder approval, a termination fee payable by the Company in the event of failure to obtain BTG Hotels shareholders’ approval and certain other circumstances, certain conditions to the obligations of Holdco and Merger Sub to close the Proposed Transaction, certain restrictions on the ability of the Company to provide information and enter into discussions in connection with unsolicited third party proposals related to a competing transaction between signing and closing, inability of the Board or Special Committee to effect a change of recommendation in the absence of a “Superior Proposal,” absence of a “majority of the minority” of Company shareholder approval requirement, absence of a specific performance right of the Company against Holdco or Merger Sub to close the Proposed Transaction, rollover of unvested equity awards into restricted cash awards, absence of various exceptions and qualifications to the representations and warranties and certain restrictions on the Company’s operations between signing and closing.

On the same day, representatives of Simpson Thacher had a telephone conversation with outside legal counsel to Company A regarding the draft confidentiality agreement and the Proposed Company A Transaction, including Company A’s unwillingness to agree to any standstill restrictions.

Also on September 2, 2015, a member of the Special Committee and Mr. Shen had a telephone conversation during which Mr. Shen requested that the Special Committee consider the adoption of a “shareholder rights plan” and informed such member of the Special Committee of a telephone call made by a representative of Company A to a representative of BTG on September 2, 2015, the content of which telephone call was subsequently summarized in an e-mail from Skadden to Simpson Thacher on September 8, 2015. During such telephone call, a representative of Company A indicated to a representative of BTG that certain affiliates of such representative of Company A had acquired ADSs on the open market representing slightly less than 5% of the Company’s total issued and outstanding Shares, that such representative of Company A had no real interest in pursuing the Proposed Company A Transaction and that such representative’s only intent was to request the Buyer Group to purchase the ADSs held by affiliates of such representative of Company A at a price higher than the price set forth in the Proposal Letter.

On September 4, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, the Special Committee, representatives of Credit Suisse and representatives of Simpson Thacher discussed, among other things, the genuineness of Company A’s intention to pursue the Proposed Company A Transaction, the feasibility of the Proposed Company A Transaction, the unwillingness of Company A to enter into the confidentiality agreement including the standstill provision, and the necessity of the adoption of a “shareholder rights plan” at that time in light of the Proposed Company A Transaction and the Proposed Transaction. The Special Committee determined that the adoption of a “shareholder rights plan” by the Company was not warranted at that time, but noted that it would re-evaluate this potential action in the event of a change in circumstances based on actions by Company A or any other party.

On September 7, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, the Special Committee, representatives of Credit Suisse and representatives of Simpson Thacher discussed, among other matters, an update on the market check (including the fact that, other than Company A, no other potential buyer had indicated an interest in making a proposal or offer for a transaction with the Company), the Buyer Group’s latest feedback with respect to the Proposed Transaction, the Share Exchange and BTG’s proposed issuance of the Exchangeable Bonds (including that (i) BTG’s proposed issuance of the Exchangeable Bonds would be independent from the Proposed Transaction and would not be a condition to the closing of the Proposed Transaction or the proposed Share Exchange, (ii) the closing of the Proposed Transaction and the closing of the proposed Share Exchange would not be cross-conditional, and (iii) the Buyer Group would submit certain of the regulatory filings to PRC regulators as a combined filing for both the Proposed Transaction and the proposed Share Exchange in light of the need to fully inform the relevant PRC regulators upfront of all of the relevant proposed transactions related to the Company), and the draft financial projections prepared by the Company’s management. The Special Committee discussed the need to continue to engage with Company A to pursue the Proposed Company A Transaction if Company A genuinely intended to proceed with negotiations. Representatives of Simpson Thacher also reviewed the key issues identified in the draft merger agreement received on September 2, 2015 from Skadden.

Later that day, representatives of Credit Suisse had a telephone conversation with representatives of Company A and its outside legal counsel, during which Company A reaffirmed its interest in the Proposed Company A Transaction, but indicated (i) its concern regarding the Buyer Group’s ability to block the Proposed Company A Transaction,(ii) its unwillingness to reveal the names of the potential banks that would provide the financing for the Proposed Company A Transaction and (iii) its unwillingness to sign a confidentiality agreement with the Company that contained a standstill provision. Representatives of Company A also denied any knowledge of the telephone conversation on September 2, 2015 between a representative of Company A and a representative of BTG.

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On September 11, 2015, Simpson Thacher sent Skadden additional follow-up questions related to the PRC regulatory approvals required in connection with the Proposed Transaction and the Share Exchange, and the representatives of Simpson Thacher, Fangda and Skadden held a teleconference on September 14, 2015 to discuss these questions.

On September 15, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, the Special Committee, representatives of Credit Suisse and representatives of Simpson Thacher discussed, among other things, (i) the genuineness and feasibility of the Proposed Company A Transaction and the next steps for the Special Committee to evaluate the Proposed Company A Transaction, (ii) the Buyer Group’s proposed debt financing for the Proposed Transaction, including the potential conditions and commitment period for such financing, (iii) the status of the draft financial projections prepared by the Company’s management, and (iv) the PRC regulatory approvals required in connection with the Proposed Transaction, including the status of pre-signing PRC regulatory approvals obtained by BTG Hotels, the proposed timing of the submission of applications for other PRC regulatory approvals and the feasibility of separate applications for the Proposed Transaction and the Share Exchange to the PRC regulatory authorities. Representatives of Simpson Thacher reviewed with the Special Committee the draft merger agreement received on September 2, 2015 and discussed with the Special Committee the proposed positions of the Special Committee with respect to certain key issues. Following discussions, the Special Committee determined to propose that the amounts of the Company termination fee and Buyer Group reverse termination fee should be equal to 2.0% and 6.5% of the Company’s total equity value, respectively, and that the reverse termination fee would be payable by the Buyer Group in the event of termination due to the Buyer Group’s breach of the merger agreement, failure to obtain required PRC regulatory approvals or failure to obtain BTG Hotels’ shareholder approval. Later that day, Simpson Thacher sent a revised draft merger agreement to Skadden.

On September 16, 2015, Skadden sent written responses to the follow-up questions circulated by Simpson Thacher and Fangda on September 11, 2015, which set forth additional details on the Buyer Group’s plans for obtaining the PRC regulatory approvals required for the consummation of the Proposed Transaction and the Share Exchange, and noted that BTG Hotels was in discussions with certain PRC regulators about whether BTG would be required under applicable PRC regulations to recuse itself from voting on the Proposed Transaction at the BTG Hotels shareholders meeting.

On September 17, 2015, representatives of Company A indicated to representatives of Credit Suisse via telephone that it had determined to withdraw its non-binding proposal but would potentially consider exploring an offer to acquire the Company if the Buyer Group determined not to proceed with the Proposed Transaction.

Between mid-July and mid-September 2015, BTG Hotels and its representatives continued to negotiate with the two potential debt financing sources on the key terms of the debt financing for the Proposed Transaction. After comparing and analyzing the terms they proposed, BTG Hotels considered the Lead Arranger as the preferred potential debt financing source.

On September 21, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. Representatives of Credit Suisse reported to the Special Committee Company A’s decision to withdraw its non-binding proposal and confirmed that, as previously reported, no other person had indicated an interest in making a proposal or offer for a transaction involving the Company. The Special Committee discussed with representatives of Credit Suisse the draft financial projections prepared by the Company’s management. Later that day, Credit Suisse received the written withdrawal letter from Company A.

On September 22, 2015, representatives of Simpson Thacher, O’Melveny and Skadden held a teleconference to discuss certain terms of the merger agreement, including certain representations and warranties to be made by the Company and certain covenants restricting the Company and its subsidiaries from taking certain actions between the signing of the merger agreement and the closing of the Merger. In addition, on September 22, 2015, management of the Company provided to the Special Committee slightly revised financial projections which were updated to include projected receipt of certain subsidies that the Company had historically received from the PRC government. Other than the inclusion of amounts associated with certain PRC government subsidies, no other changes were made to the financial projections that were provided to the Special Committee on August 19, 2015. The Company’s management decided to revise the financial projections to include these subsidies solely due to its growing confidence that such subsidies would continue to be available based on various indications to such effect from the various local branches of the PRC government after August 19, 2015. The amounts associated with such PRC subsidies were not material (with adjustments to the financial projections to account for such subsidies not exceeding RMB15 million (or approximately US$2.3 million) in any relevant year), and the inclusion of such PRC subsidies into the financial projections did not change the Company’s estimated financial results from operations during any of the relevant years (as such amounts were classified as non-operating income).

On September 29, 2015, Skadden provided a revised draft of the merger agreement to Simpson Thacher. Following review of the revised draft, Simpson Thacher provided to the Special Committee a written summary of certain key issues raised by the revised draft of the merger agreement.

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On October 5, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. Representatives of Credit Suisse reviewed, among other matters, an update on the status of the Buyer Group’s proposed debt financing for the Proposed Transaction. Representatives of Simpson Thacher discussed with the Special Committee the key open issues raised by the revised draft of the merger agreement received from Skadden.

On October 9, 2015, Simpson Thacher provided a revised draft of the merger agreement to Skadden.

On October 12, 2015, representatives of Simpson Thacher and Skadden held a telephonic meeting to negotiate the merger agreement, including the provisions related to triggering events for and amounts of the reverse termination fee, a potential guarantee from BTG Hotels and BTG for the obligations of Holdco and Merger Sub under the merger agreement, the potential right of the Company to enforce the obligations of Holdco and Merger Sub through specific performance, the standard under which the Special Committee and the Board could change their recommendation of the Proposed Transaction, the requirement for a “majority of the minority” of the Company’s shareholders to approve the Proposed Transaction and the Special Committee’s requirement for BTG Hotels to indemnify the Company and its directors and officers for any losses resulting from BTG Hotels’ disclosure of Company-related information. During the call, representatives of Skadden also informed representatives of Simpson Thacher that, based on the advice of the Buyer Group’s PRC legal advisors, under applicable PRC laws and regulations, BTG would be considered an interested party of BTG Hotels in connection with the Proposed Transaction and, as such, would recuse itself from voting on the Proposed Transaction at the meeting of the BTG Hotels shareholders to approve the Proposed Transaction.

On October 14, 2015, representatives of Simpson Thacher, O’Melveny and Skadden held a teleconference to negotiate certain terms of the merger agreement, including certain representations and warranties to be made by the Company and certain covenants restricting the Company and its subsidiaries from taking certain actions between the signing of the merger agreement and the closing of the merger.

Between mid-September and mid-October 2015, BTG Hotels and its representatives continued to negotiate with the Lead Arranger on the debt commitment letter to be issued by the Lead Arranger setting forth its commitment to provide debt financing for the Proposed Transaction.

On October 23, 2015, Skadden provided a revised draft of the merger agreement to Simpson Thacher.

Later that day, Skadden also sent to Simpson Thacher (i) a draft support agreement pursuant to which the Rollover Shareholders would agree to vote their Shares in favor of the Proposed Transaction and receive no cash consideration for the Rollover Shares in the Proposed Transaction and would agree that their Rollover Shares will convert into ordinary shares of the surviving company in the Proposed Transaction, and (ii) a draft debt commitment letter to be issued by the Lead Arranger setting forth its commitment to provide debt financing up to a maximum principal amount of US$1.1 billion for the Proposed Transaction.

On October 26, 2015, representatives of Simpson Thacher and Skadden held a telephonic meeting to discuss certain terms of the merger agreement, including, among other things, the potential right of the Company to seek specific performance of the Proposed Transaction in the event of a debt financing failure, the amount of the reverse termination fee payable for failure to obtain BTG Hotels’ shareholder approval or requisite PRC regulatory approvals, the standard under which the Special Committee and the Board could change their recommendation of the Proposed Transaction, the treatment of unvested share incentive awards in the Proposed Transaction, the termination date of the merger agreement and the indemnity from BTG Hotels to the Company and its directors and officers for any losses resulting from BTG Hotels’ disclosure of Company-related information. Representatives of Skadden stated that the amount of reverse termination fee in the draft merger agreement was proposed in light of communications from certain PRC regulators that BTG Hotels should not agree to a significant amount of reverse termination fee as a result of termination for failure to obtain the approval of the BTG Hotels’ shareholders or failure to obtain required PRC regulatory approvals. At the request of Simpson Thacher, representatives of Skadden also provided an update on the status of the negotiation of the potential Share Exchange.

On October 30, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. During the meeting, the Special Committee discussed with representatives of Credit Suisse the feasibility of and strategies for obtaining a higher offer price from the Buyer Group. The Special Committee further discussed with representatives of Simpson Thacher and Credit Suisse the feasibility of re-opening the discussion with the Buyer Group on providing shareholders of the Company other than the Rollover Shareholders the opportunity to participate in the Share Exchange and noted the Buyer Group’s position that such request would not be practical under applicable U.S. and PRC laws and regulations and that it was highly unlikely that the Buyer Group would change its position. Simpson Thacher discussed with the Special Committee certain key issues raised by the revised draft of the merger agreement received on October 23, 2015. Representatives of Credit Suisse reviewed the Company’s stock price performance since the date of the Proposal Letter, and the Special Committee discussed, among other matters, the Buyer Group’s proposed price, the PRC macroeconomic environment and pressure on the industry sector in China since the date of the Proposal Letter.

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Over the course of October 30, 2015 through November 3, 2015, members of the Special Committee held various discussions with representatives from the Buyer Group, during which they discussed, among other matters, certain key issues identified by the Special Committee, including: (i) the purchase price proposed by the Buyer Group, (ii) the proposed reverse termination fee amount, (iii) the proposed “majority of minority” vote requirement, (iv) the potential right of the Company to seek specific performance for failure to close the Proposed Transaction and (v) the indemnity from BTG Hotels to the Company and its directors and officers for losses resulting from BTG Hotels’ disclosure of Company-related information.

On November 4, 2015, members of the Special Committee and representatives of Simpson Thacher held a telephonic meeting to discuss possible responses of the Special Committee on the key issues and other outstanding issues in the revised draft of the merger agreement received on October 23, 2015. The Special Committee and representatives of Simpson Thacher also discussed potential consequences to the Company if the Special Committee failed to reach agreement with the Buyer Group on the key outstanding issues or determined to recommend against the Proposed Transaction, including among other issues, the potential impact on the trading price of the Company’s ADSs, the possible impact on the Company’s public shareholders and future business operations, the fact that the Buyer Group had indicated its intention to potentially proceed with the Share Exchange without the completion of the Proposed Transaction, the fact that the Buyer Group currently controlled a majority of the Board, the absence of any interest, proposals or offers from the potential buyers contacted by Credit Suisse or any unsolicited third parties regarding a potential transaction involving the Company (other than the previously withdrawn proposal by Company A), and the Company’s other strategic alternatives, including the possibility of continuing to operate the Company as an independent publicly-traded company and the possibility of engaging in a sale of the Company to another party which did not appear to be feasible given the lack of interest by any of the potential buyers contacted by Credit Suisse and the absence of any proposals made by any unsolicited potential buyers (other than the withdrawn non-binding proposal by Company A).

On November 7, 2015, the Company’s management provided the Special Committee with updated financial projections which contained adjustments to the previously estimated full year 2015 results of operations to reflect the Company’s actual results of operations for the first three quarters of the year and management’s better visibility into full year results with the end of the year approaching. Other than the changes to the estimated results of operations for 2015 (which included an increase in projected 2015 net income levels of less than 5% or RMB15 million due primarily to an increase in expected revenues and lower expected expenses), there were no other changes to the financial projections previously provided to the Special Committee. Please see “— Certain Financial Projections” beginning on page 45 for a table setting forth the projected financial information provided by the Company’s management to the Special Committee on November 7, 2015 as well as additional information regarding such financial projections.

On November 8, 2015, members of the Special Committee and representatives of the Buyer Group had a meeting to discuss the key outstanding issues in the revised draft of the merger agreement received on October 23, 2015. Ms. Wu was invited to attend the meeting as a representative of the management of the Company. During the meeting, representatives of BTG Hotels indicated, among other things, that certain PRC regulators had communicated that BTG Hotels should not agree to a significant amount of reverse termination fee payable upon termination for failure to obtain required PRC regulatory approvals or failure to obtain the approval of the BTG Hotels shareholders. The members of the Special Committee discussed with the representatives of the Buyer Group, among other matters, their prior requests for BTG Hotels to offer shareholders of the Company other than the Rollover Shareholders the opportunity to participate in the Share Exchange. Representatives of the Buyer Group confirmed their rejection of this proposal in light of the impracticability of pursuing this proposed alternative.

Between November 8, 2015 and November 10, 2015, members of the Special Committee had a number of follow-up discussions among themselves to discuss the Special Committee’s positions on each of the key outstanding issues in the revised draft of the merger agreement received on October 23, 2015, including among others, (i) price, (ii) “majority of the minority” vote requirement, (iii) amounts of the Company termination fee and reverse termination fee, (iv) potential guarantee from BTG with respect to the payment of reverse termination fee, (v) proposed structure of the Share Exchange, (vi) the Company’s right to specific performance, and (vii) the requested indemnity from BTG Hotels to the Company and its directors and officers for losses resulting from BTG Hotels’ disclosure of Company-related information.

On November 9 and November 10, 2015, the Special Committee held telephonic meetings attended by representatives of Simpson Thacher and Credit Suisse, during which the Special Committee discussed its proposed positions on each of the key outstanding issues. The Special Committee discussed with Credit Suisse and Simpson Thacher their request for an improved offer price and discussed the best course for maximizing shareholder value. Following discussions, the Special Committee determined to request (i) an increase in the purchase price to US$35.90 per ADS, (ii) a reverse termination fee equal to 6% of total equity value of the Company for termination due to the Buyer Group’s breach of the merger agreement and a reverse termination fee equal to 1.5% of total equity value of the Company for termination due to failure to obtain requisite regulatory approvals or failure to obtain BTG Hotels’ shareholder approval, and a termination fee equal to 1.5% of total equity value of the Company for termination due to the Company’s breach of the merger agreement and other triggering events, (iii) “majority of minority” vote requirement, (iv) a guarantee from BTG with respect to the payment of reverse termination fee, and (v) the indemnity from BTG Hotels to the Company and its directors and officers for any losses resulting from BTG Hotels’ disclosure of Company-related information as a condition to the agreement that the Company would make certain representations and warranties regarding the accuracy of the Company-related information provided by the Company expressly for inclusion by BTG Hotels in certain disclosure documents required to be prepared by BTG Hotels under applicable PRC laws and regulations. The Special Committee discussed with representatives of Simpson Thacher and representatives of Credit Suisse the desire to show flexibility on the amount of the reverse termination fee payable by the Buyer Group if the merger agreement was terminated for failure to obtain required PRC regulatory approvals or failure to obtain the approval of the BTG Hotels’ shareholders in light of the communications by certain PRC regulators on the issue and the need to focus on an increased price. The Special Committee also determined not to require BTG Hotels to offer any shareholders of the Company (other than the Rollover Shareholders) the opportunity to participate in the Share Exchange in light of the legal and practical issues presented by such request, the Buyer Group’s prior position on such request, the lock-up period of 12 to 36 months applicable to BTG Hotels shares to be issued to the Rollover Shareholders in the Share Exchange, and the need to focus on negotiating with the Buyer Group to increase its offer price. In addition, in light of the perceived practical difficulty of enforcing a specific performance provision in the PRC against BTG Hotels, the Buyer Group’s intention to fund all of the merger consideration by debt financing and various other factors, the Special Committee determined that it would not require the Company’s right to specific performance to require the Buyer Group to close the Merger in order to focus on negotiating for, among other things, a price increase.

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During the evening of November 10, 2015, representatives of Credit Suisse and Simpson Thacher held a telephonic meeting with representatives of UBS and Skadden to communicate the Special Committee’s positions on each of the key outstanding issues. During the telephonic meeting, representatives of Credit Suisse and Simpson Thacher stated, among other things, that the Special Committee would require an increase in the purchase price to US$35.90 per ADS and noted the proposed purchase price of US$35.80 per ADS in the Proposed Company A Transaction (although Company A had previously withdrawn its proposal).

From November 11, 2015 through November 17, 2015, members of the Special Committee had various telephone conversations with representatives of the Buyer Group regarding the Special Committee’s positions on the key outstanding issues, as communicated by Credit Suisse and Simpson Thacher to UBS and Skadden on November 10, 2015.

On November 12, 2015, the Company and the Proposal Parties executed a letter agreement related to the provision of financial data of the Company solely to the extent required for the preparation of a reconciliation of the Company’s financial statements for the years ended December 31, 2013 and 2014 and for the nine months ended September 30, 2015 from U.S. GAAP to PRC GAAP in order for BTG Hotels to meet the disclosure requirements applicable to it under applicable PRC laws and regulations and prepare disclosure documents in connection with the shareholders meeting of BTG Hotels required to vote on the Proposed Transaction. The Company subsequently provided to the Buyer Group the required financial data pursuant to such letter agreement. The letter agreement does not require the Company to provide any financial statements prepared or audited under PRC GAAP, and the Company has not provided such financial statements to the Buyer Group.

On November 16, 2015, Simpson Thacher provided a revised draft of the merger agreement to Skadden, reflecting the Special Committee’s positions on the key outstanding issues. In addition, O’Melveny provided Skadden with an initial draft of the Company’s disclosure schedule to the merger agreement.

On the same date, Skadden sent Simpson Thacher a draft “reorganization report” of BTG Hotels prepared by BTG Hotels. This document was one of the disclosure documents BTG Hotels filed with the Shanghai Stock Exchange and made available to its shareholders who have already voted to approve the Proposed Transaction at BTG Hotels’ shareholder meeting held on January 15, 2016, and included background information regarding the Company, BTG Hotels, the Rollover Shareholders and the proposed transactions, including the Proposed Transaction and the Share Exchange. The Company was provided a draft of the document solely for the purposes of enabling it and its counsel to review and comment on the Company-related disclosure in the draft, as the Company was required by applicable PRC regulations to make representations as to the accuracy of such disclosure in the document. The final document filed with the Shanghai Stock Exchange included a chapter summarizing the valuation report delivered by Huatai Securities and CITIC Securities to BTG Hotels, which chapter was omitted from the draft provided to the Company and had not been reviewed by the Company or its representatives prior to its public filing. The valuation report of Huatai Securities and CITIC Securities summarized in the final reorganization report filed with the Shanghai Stock Exchange is the same as the valuation report summarized under “—Valuation Report of the Financial Advisors for BTG Hotels” beginning on page 55 of this proxy statement. In addition, this document, whether in draft or final form, does not contain any valuation or financial analysis regarding the value of the Company or any of the Company’s assets or the fairness of any consideration offered in the Merger or the Share Exchange that is materially different from or additional to the information under “—Valuation Report of the Financial Advisors for BTG Hotels.”

On November 17, 2015, a representative of Skadden met with a representative of Simpson Thacher to discuss the Buyer Group’s preliminary feedback on the key outstanding issues.

Also on November 17, 2015, the Special Committee held a telephonic meeting attended by representatives of Simpson Thacher and Credit Suisse, during which the Special Committee discussed the Buyer Group’s preliminary feedback on the key outstanding issues. The Special Committee also discussed the proposed terms of the Share Exchange as well as the proposed participation of certain executive officers in the proposed Share Exchange and any potential conflicts of interest resulting from such potential participation.

On November 18, 2015, members of the Special Committee, members of the Buyer Group and representatives of Simpson Thacher, Credit Suisse, Skadden and UBS met at the offices of UBS to discuss the key outstanding issues in the merger agreement. Ms. Wu was invited to the meeting as a representative of the management of the Company. During this meeting, the Special Committee and the Buyer Group agreed on (i) a reverse termination fee equal to 5.0% of the total equity value of the Company for termination due to the Buyer Group’s breach of the merger agreement and a reverse termination fee equal to 1.0% of the total equity value of the Company for termination due to failure to obtain requisite regulatory approvals or failure to obtain BTG Hotels’ shareholder approval, and a Company termination fee equal to 2.5% of the total equity value of the Company for termination due to the Company’s breach of the merger agreement, (ii) requirement for the approval by the “majority of minority” of the Company’s shareholders so long as the Shares held by the Company’s unaffiliated shareholders present and voting at the Company’s shareholders meeting exceed 50% of the total issued and outstanding Shares, (iii) BTG Hotels’ agreement to obtain a performance guarantee or letter of credit issued by a bank to back up BTG Hotel’s obligation to pay a reverse termination fee, and (iv) indemnity from BTG Hotels to the Company for any losses of the Company or its directors or officers resulting from BTG Hotels’ disclosure of Company-related information (other than information of the Company included in the Company’s filings with the SEC). During the meeting, the Special Committee maintained its position regarding a price increase to US$35.90 per ADS, but following the meeting, after further discussion by the Special Committee and in light of the agreements made by the Buyer Group, the Special Committee indicated its willingness to agree to US$35.80 per ADS.

On November 25, 2015, the Buyer Group agreed to the purchase price of US$35.80 per ADS proposed by the Special Committee. Later that day, Skadden provided a revised draft of the merger agreement to Simpson Thacher, and representatives of Simpson Thacher and Skadden held a teleconference to negotiate the terms of the merger agreement.

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On November 26, 2015, Skadden sent a draft share exchange agreement to Simpson Thacher. Representatives of Skadden informed representatives of Simpson Thacher that BTG Hotels, BTG and the Rollover Shareholders intended the exchange ratio in the Share Exchange to be based on (i) the per Share merger consideration in the Merger and (ii) RMB15.69, representing 90% of the volume weighted average price of BTG Hotels shares over the 20 trading days prior to March 17, 2015, the date BTG Hotels suspended the trading of its shares on the Shanghai Stock Exchange, as permitted under applicable PRC regulations.

On November 27, 2015, the Special Committee held a telephonic meeting, attended by Ms. Wu, Ms. Li and representatives of Simpson Thacher and Credit Suisse. Ms. Li and Ms. Wu presented the updated financial projections prepared by the Company’s management which had been previously provided to the Special Committee on or around November 7, 2015 (the “Company Projections”), reviewed a memorandum prepared by the Company’s management related to the Company Projections, and responded to questions from the Special Committee and representatives of Credit Suisse. In addition, during the meeting, Ms. Wu confirmed to the Special Committee that she had decided not to participate in the proposed Share Exchange, and Ms. Li confirmed her prior decision not to participate in the proposed Share Exchange. Ms. Wu and Ms. Li then left the meeting, and following further discussion, the Special Committee approved the Company Projections (which are provided under “Special Factors—Certain Financial Projections”) and directed Credit Suisse to prepare its valuation analyses with respect to the Company based on the Company Projections. Simpson Thacher then provided an update as to the remaining key open items in the merger agreement, including among others, the standard under which the Special Committee and the Board could change their recommendation of the Proposed Transaction, the definition of “superior proposal,” the request for the Company to obtain a performance guarantee for the payment of the termination fee payable by the Company, and treatment of unvested company share awards. Following the Special Committee meeting, Simpson Thacher sent a revised draft of the merger agreement to Skadden.

Over the course of November 28, 2015 and December 4, 2015, Simpson Thacher and Skadden continued to negotiate the merger agreement, Holdco’s disclosure schedule to the merger agreement, the performance guarantee and related documentation, and O’Melveny and Skadden continued to negotiate the Company’s disclosure schedule to the merger agreement. Representatives of Simpson Thacher communicated to representatives of Skadden that the Special Committee would not agree to the Buyer Group’s requests that (i) the Special Committee and the Board could change their recommendation of the Proposed Transaction only if there is a “superior proposal,” (ii) a “superior proposal” be limited to competing transactions that would result in any person acquiring more than 50% Shares or (iii) the Company obtain a performance guarantee for payment of the termination fee.

On December 2, 2015, Skadden sent a draft consortium agreement and the updated draft reorganization report of BTG Hotels to Simpson Thacher.

On December 4, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. Simpson Thacher provided an update as to the resolutions of the remaining key open items in the merger agreement, including the Buyer Group’s latest request that, given the Company’s refusal to obtain a performance guarantee for payment of the Company termination fee, as previously requested by the Buyer Group, certain of the significant subsidiaries of the Company be jointly and severally responsible for the payment of the termination fee and sign the merger agreement solely for these purposes. After further discussions, the Special Committee instructed Simpson Thacher to communicate to the Buyer Group that it would not accept the Buyer Group’s request and to work with Skadden to finalize the merger agreement. During the meeting, representatives of Credit Suisse also reviewed Credit Suisse’s draft financial analyses in connection with the Proposed Transaction. The Special Committee instructed Credit Suisse to make a presentation to the Special Committee regarding its opinion on the fairness of the consideration, from a financial point of view, to be paid in the Proposed Transaction at the next Special Committee meeting.

Later that day, Simpson Thacher sent a revised draft of the merger agreement to Skadden, and Skadden provided to Simpson Thacher updated drafts of the commitment letter, the performance guarantee, the share exchange agreement, the support agreement and the consortium agreement. Representatives of Simpson Thacher indicated that the Special Committee would not agree to make subsidiaries of the Company a party to the merger agreement or guarantors of the Company’s obligation to pay the termination fee but offered to add a covenant in the merger agreement that would require the Company to cause its subsidiaries to make available to the Company any funds necessary for the Company to fund payment of the termination fee when payable. Following discussion, the representatives of Skadden indicated that the Buyer Group would proceed with the suggested approach so long as the applicable covenant in the merger agreement would require Company to cause its subsidiaries to incur indebtedness and sell assets or securities to the extent required to fund the payment of the termination fee (if and when payable). The Special Committee accepted such proposed additions and instructed representatives of Simpson Thacher to finalize the merger agreement with representatives of Skadden.

Also on December 4, 2015, Industrial and Commercial Bank of China Limited, Beijing Central Business District Branch, executed the performance guarantee in favor of a PRC subsidiary designated by the Company with respect to BTG Hotels’ payment of reverse termination fee when payable under the merger agreement, which became effective upon the execution of the merger agreement.

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On December 5, 2015, the Special Committee held a telephonic meeting, attended by representatives of Simpson Thacher and Credit Suisse. Simpson Thacher reviewed with the Special Committee the directors’ fiduciary duties in connection with their consideration of the Proposed Transaction. Simpson Thacher (i) summarized for the Special Committee the key terms of the merger agreement, including the merger consideration, the termination fee and reverse termination fee, conditions to closing and termination events, (ii) discussed other documents related to the Proposed Transaction and the Share Exchange, including the share exchange agreement, the consortium agreement, the support agreement, the debt commitment letter, the performance guarantee, and the draft reorganization report of BTG Hotels, and noted that the merger agreement contained a number of improved terms, including among others, an increased price per Share and per ADS, the “majority of minority” vote requirement so long as the Shares held by the Company’s unaffiliated shareholders present and voting at the Company’s shareholders meeting exceed 50% of the total issued and outstanding Shares, the ability of the Special Committee and the Board to change their recommendation of the Proposed Transaction without a superior proposal if failure to do so would be inconsistent with their fiduciary duties, and a performance guarantee from Industrial and Commercial Bank of China Limited, Beijing Central Business District Branch, for the payment of reverse termination fee. Credit Suisse then made a presentation to the Special Committee regarding its financial analyses with respect to the consideration that would be paid to the Company’s shareholders in the potential merger. Thereafter, at the request of the Special Committee, Credit Suisse delivered its oral opinion, subsequently confirmed in writing and attached hereto as Annex C, to the Special Committee to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, each of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the Non-Rollover Security Holders was fair, from a financial point of view, to the Non-Rollover Security Holders. After considering the proposed terms of the merger agreement and the presentation of Credit Suisse, including receipt of Credit Suisse’s oral opinion, and taking into account the other factors described below under the headings titled “Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38, the Special Committee then unanimously determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, were fair to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders) and declared it advisable for the Company to enter into the merger agreement and the plan of merger and recommended that the Board authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and recommend that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Following the meeting of the Special Committee, on the same date, the Board held a meeting, attended by representatives of Simpson Thacher, Credit Suisse and O’Melveny. O’Melveny reviewed the directors’ fiduciary duties in connection with their consideration of the Proposed Transaction. Simpson Thacher provided a summary of the key terms of the merger agreement, and reported that the Special Committee’s recommendation to the Board. After considering the proposed terms of the merger agreement and the other transaction agreements and the recommendation of the Special Committee, and taking into account the other factors described below under the heading titled “Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38, the Board unanimously determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, were fair to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders), declared it advisable to enter into the merger agreement and the plan of merger and consummate the transactions contemplated by the merger agreement and the plan of merger, including the merger, approved the execution, delivery and performance of the merger agreement and the plan of merger and consummate the transactions contemplated by the merger agreement and the plan of merger, including the merger, and directed that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. See “Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38 for a full description of the resolutions of the Board at this meeting.

On December 6, 2015, the Company, Holdco and Merger Sub, and solely for specified purposes therein, BTG Hotels, executed the merger agreement. Concurrently with the execution of the merger agreement, BTG Hotels, Holdco and the Rollover Shareholders executed the support agreement. BTG Hotels, Holdco and the Lead Arranger executed the debt commitment letter and a customary fee letter in connection with the debt financing provided by the Lead Arranger.

Also on December 6, 2015, BTG Hotels, BTG and the Rollover Shareholders other than Poly Victory executed the share exchange agreement in connection with the Share Exchange, and the Proposal Parties executed the consortium agreement.

On December 7, 2015, the Company issued a press release announcing the execution of the merger agreement, and furnished the press release and the executed merger agreement to the SEC as exhibits to a Current Report on Form 6-K.

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Reasons for the Merger and Recommendation of the Special Committee and the Board

At a meeting on December 5, 2015, the Special Committee, after consultation with its financial advisor and legal counsel, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interest of the Company and its Unaffiliated Security Holders, (b) declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

At a meeting on December 5, 2015, the Board, acting upon the unanimous recommendation of the Special Committee, and after each director duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of associations of the Company as amended to date and Cayman Islands Companies Law, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its Unaffiliated Security Holders and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (c)  directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval, and (d) subject to the terms of the Merger Agreement, resolved to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, including the following, which are not listed in any relative order of importance:

·	the current and historical market prices of ADSs, and the fact that the Per ADS Merger Consideration of US$35.80 offered to the Company’s Unaffiliated Security Holders represents a premium of 18.7% over the closing price of US$30.17 per ADS on June 10, 2015, and a premium of 29.4% and 36.6%, respectively, to the volume-weighted average price of the Company’s ADSs during the 30 and 60 trading days prior to June 10, 2015, one day prior to the date that the Company announced that it had received a going-private proposal from the Proposal Parties;

·	the lowest closing price of the Company’s ADSs during the 52-week period prior to December 7, 2015, the date that the Company announced the execution of the Merger Agreement, was US$22.07;

·	the fact that the consideration payable in the Merger to the Unaffiliated Security Holders is in cash, which would allow the Company’s Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with a specified amount of cash consideration for their ordinary shares or ADSs;

·	the possible alternatives to the Merger, including the possibility of continuing to operate the Company as an independent publicly-traded company and the possibility of a sale of the Company to another party, and the perceived potential benefits and risks of those alternatives and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the potential impact on the trading price of the Company’s ADSs if the Company’s pursuit of the Merger was terminated, (ii) the fact that the Buyer Group indicated it may consummate the Share Exchange even if the Merger was abandoned, (iii) macro-economic factors in the PRC, (iv) the financial projections for the Company prepared by the Company’s management, and (v) the absence of any interest in acquiring the Company by potential buyers contacted by Credit Suisse and the absence of any proposals made by any unsolicited potential buyers (other than the withdrawn non-binding proposal by Company A);

·	the belief of the Special Committee that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

·	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance), the fact that BTG Hotels is a publicly listed company, the absence of a financing condition in the Merger Agreement and the level of efforts that Holdco and Merger Sub must use under the Merger Agreement to obtain the proceeds of the financing and to obtain all Requisite Regulatory Approvals;

·	the fact that Credit Suisse had conducted a pre-signing market check on behalf of the Special Committee and, since the announcement of the Proposed Transaction on June 11, 2015, no party (other than the Buyer Group and Company A) had contacted the Company or the Special Committee, or responded to inquiries by Credit Suisse on behalf of the Special Committee, expressing an interest in exploring an alternative transaction with the Company;

·	the fact that Company A refused to enter into a confidentiality and standstill agreement following its preliminary non-binding proposal letter to acquire all of the Company’s issued and outstanding Shares for US$35.80 per ADS, required an acquisition of 100% of the outstanding shares unless the Buyer Group partnered with Company A (which the Buyer Group confirmed that it would not be willing to consider), did not take any concrete steps to pursue such potential transaction, and subsequently withdrew its non-binding, preliminary proposal in less than one month after making such proposal;

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·	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, US$35.80 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

·	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay, or cause to be paid, to a PRC subsidiary of the Company designated by the Company a termination fee of an amount in RMB equal to US$88,873,000 and that Industrial and Commercial Bank of China Limited, Beijing Central Business District Branch, has issued a performance guarantee for the payment of such termination fee in the event and to the extent that Parent fails to pay the full amount of the termination fee payable by Parent under the Merger Agreement when due (see “The Merger Agreement—Termination Fee” and “Summary Term Sheet—Termination Fee” beginning on page 14);

·	the financial analysis reviewed and discussed with the Special Committee by representatives of Credit Suisse, as well as the oral opinion of Credit Suisse delivered to the Special Committee on December 5, 2015, subsequently confirmed in writing and attached hereto as Annex C, that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, each of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the Non-Rollover Security Holders was fair, from a financial point of view, to the Non-Rollover Security Holders (see “Special Factors—Opinions of the Special Committee’s Financial Advisor” beginning on page 50 for additional information); and

·	the forecast of the Company’s future financial performance prepared by the Company’s management based on their knowledge of the Company’s business, financial conditions, results of operations, prospects and competitive position.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such shareholders, which procedural safeguards include the following, which are not listed in any relative order of importance:

·	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

·	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their advisors on behalf of such shareholders;

·	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates, and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) the members’ receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation of the Merger (none of which is contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement and (iii) the acceleration of the vesting of restricted cash awards to be issued to the members for the unvested options and restricted share units held by them;

·	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Credit Suisse as its financial advisor and Simpson Thacher, Maples, and Fangda as its legal advisors;

·	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Proposal Parties with respect to the Proposed Transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Proposed Transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

·	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand, over the course of approximately six months;

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·	the review by the Special Committee of the terms of the Share Exchange, the fact that the exchange ratio in the Share Exchange is based on the Per Share Merger Consideration and the fact that the BTG Hotels shares to be issued in the Share Exchange will be subject to a lock-up of 12 or 36 months;

·	the analysis and negotiations undertaken by the Special Committee and its advisors to ensure that the Merger is not conditioned on the consummation of the Share Exchange or the receipt of any regulatory approvals required to consummate the Share Exchange and that BTG’s issuance of the Exchangeable Bonds is a separate and independent transaction which is not inter-conditional with the Merger;

·	the Special Committee was empowered to exercise the full power and authority of the Board to evaluate and negotiate the Proposed Transaction and undertake its related process;

·	the Special Committee held telephonic meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Proposed Transaction;

·	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other transaction;

·	the recognition by the Special Committee and the Board that, subject to compliance with the terms and conditions of the Merger Agreement, the Company has the ability to consider any acquisition proposal with respect to a competing transaction reasonably likely to lead to a superior proposal (as defined under the caption “The Merger Agreement—Acquisition Proposals” beginning on page 89) until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

·	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

·	the fact that the Merger Agreement is required to be approved by (i) a special resolution (as defined in the Cayman Islands Companies Law), which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders, and (ii) the Majority of the Minority Vote Requirement, which requires, so long as the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy at the extraordinary general meeting of the Company’s shareholders exceed 50% of all of the issued and outstanding Shares of the Company as of the close of business on the Share Record Date, the affirmative vote of holders of Shares representing more than 50% of the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at such meeting; and

·	the availability of dissenters’ rights to shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

·	the fact that the Rollover Shareholders and certain directors and executive officers of the Company have interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Security Holders, including the terms and conditions of the Share Exchange;

·

the uncertainty regarding the value to be received by the Rollover Shareholders in the Share Exchange, particularly in light of the timing and uncertainty of completion of the Share Exchange and the impact of the applicable 12 or 36 month lock-up period on the expected value of the BTG Hotels shares, and the possibility that, depending on the future trading price of the BTG Hotels shares, the per Share value represented by the BTG Hotels shares to be received in the Share Exchange by BTG and the Rollover Shareholders (other than Poly Victory) in exchange for their beneficial ownership of the Rollover Shares may be higher than the Per Share Merger Consideration;

·	the Unaffiliated Security Holders will have no ongoing equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of ordinary shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

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·	the Rollover Shareholders’ obligation to vote against any competing transaction under the Support Agreement and to work exclusively with one another under the Consortium Agreement, and the fact that there is no clear path for any competing transaction to be successful;

·	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the Merger;

·	since the Company became publicly listed on NASDAQ in October 2006, the highest historical closing price of ADSs (US$53.66 per ADS on October 14, 2010) substantially exceeds the Per ADS Merger Consideration of US$35.80 per ADS;

·	the risks and costs to the Company if the Merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

·	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$44,437,000 in connection with a termination of the Merger Agreement;

·	the Company’s remedy in the event of a breach of the Merger Agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt from Parent of a termination fee in RMB equal to US$88,873,000, and, under certain circumstances the Company may not be entitled to a termination fee payable by Parent at all;

·	the Company’s inability to specifically enforce the obligations of Holdco and Merger Sub to close the Merger;

·	the fact that a substantial number of approvals need to be obtained from and/or filings need to be made with PRC governmental authorities in connection with the Proposed Transaction, and the uncertainty of the time required and ability of Parent and Holdco to obtain such approvals or complete such filings;

·	the fact that the Merger is subject to a variety of closing conditions which may not be satisfied, including the requirement for Parent to obtain the Requisite Parent Vote (as defined below) and the requirement for the parties to obtain all of the Requisite Regulatory Approvals, and the fact that the Company’s remedy in the event the Merger Agreement is terminated under such circumstances is limited to the receipt from Parent of a termination fee in RMB equal to $17,775,000; and

·	the possibility that the Merger might not be completed and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board unanimously authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Company’s Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions, including the Merger, the Special Committee considered financial analyses presented by Credit Suisse. These analyses included, among others, discounted cash flow analysis, selected companies analysis, selected transactions analysis and other analyses. All of the material analyses as presented to the Special Committee on December 5, 2015 are summarized below under the caption “Special Factors—Opinions of the Special Committee’s Financial Advisor” beginning on page 50. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

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Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 75. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in Shares and ADSs” beginning on page 104. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of December 31, 2014 was US$8.51 based on 95,703,960 issued and outstanding Shares as of that date.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the caption “Special Factors—Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including the chairman of the Board, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, and/or in addition to those of the Company’s Unaffiliated Security Holders generally, as described under the caption “Special Factors—Interests of Certain Persons in the Merger” beginning on page 65.

Except as set forth under “Special Factors—Background of the Merger” beginning on page 26, “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38 and “Special Factors—Opinions of the Special Committee’s Financial Advisor” beginning on page 50, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

For the foregoing reasons, the Special Committee and the Board believe that the Merger Agreement, the Plan of Merger and the transactions, including the Merger, are substantially and procedurally fair to, and in the best interests of, the Company and its Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the Merger and to approve and adopt the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests (or potential continuing interests) in the surviving company after the completion of the Merger. These interests are described under “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 65.

The Buyer Group believes that the interests of the Company’s Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. None of the Buyer Group members or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s Unaffiliated Security Holders.

Furthermore, no financial advisor provided any of the Buyer Group members or their affiliates with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s Unaffiliated Security Holders. BTG Hotels has received a valuation report, dated December 23, 2015, as required under PRC laws and regulations applicable to BTG Hotels as a company listed on the Shanghai Stock Exchange and as discussed under “Special Factors—Valuation Report of the Financial Advisors for BTG Hotels” beginning on page 55, from Huatai Securities and CITIC Securities, to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions described in such report, the merger consideration is fair and reasonable to BTG Hotels from a financial point of view. The valuation report of Huatai Securities and CITIC Securities did not address the fairness of the Merger to any shareholder of the Company, including the Company’s Unaffiliated Security Holders.

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Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38, and based on the following factors, which are not listed in any relative order of importance, the Buyer Group believes that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders of the Company:

·	the US$35.80 Per ADS Merger Consideration or the US$17.90 Per Share Merger Consideration represents a premium of 18.7% over the closing price of the Company’s ADSs on June 10, 2015, the last trading day prior to the Company’s announcement on June 11, 2015 that the Board had received the Proposal Letter, and a premium of 29.4% and 36.6%, respectively, over the volume-weighted average price of the Company’s ADSs over the 30 and 60 trading days prior to June 10, 2015;

·	the lowest closing price of the Company’s ADSs during the 52-week period prior to December 7, 2015, the date that the Company announced the execution of the Merger Agreement, was US$22.07;

·	the US$35.80 Per ADS Merger Consideration or the US$17.90 Per Share Merger Consideration represents a premium of 159.4% over the offering price per ADS of US$13.80 pursuant to the Company’s initial public offering of the Shares conducted in October 2006;

·	notwithstanding that the fairness opinion of Credit Suisse was delivered to the Special Committee only and none of the Buyer Group members or any of their affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an opinion from Credit Suisse to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Credit Suisse set forth in Credit Suisse’s written opinion, the merger consideration was fair, from a financial point of view, to the Non-Rollover Security Holders;

·	the consideration to be paid to the Company’s Unaffiliated Security Holders in the Merger is all cash, allowing the Company’s Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares and/or ADSs;

·	the Special Committee, consisting entirely of independent directors who are not executive officers or employees of the Company and who are not affiliated with any member of the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

·	members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than (i) the members’ receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation of the Merger (none of which is contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement and (iii) the acceleration of the vesting of restricted cash awards to be issued to the members for the unvested options and restricted share units held by them;

·	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

·	the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or any other transaction;

·	none of the Buyer Group members participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

·	the Merger was unanimously approved by the Special Committee;

·	the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the Merger differed from those of the Unaffiliated Security Holders;

·	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of the Unaffiliated Security Holders;

·	the merger consideration and other terms and conditions of the Merger Agreement were the result of extensive negotiations between the Buyer Group and the Special Committee and their respective legal and financial advisors over the course of approximately six months;

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·	the fact that Company A, who contacted the Special Committee’s financial advisor during the Special Committee’s pre-signing market check, did not offer a purchase price higher than the Per ADS Merger Consideration and subsequently withdrew its proposal with respect to the Proposed Company A Transaction;

·	under the terms of the Merger Agreement, the approval of the Merger Agreement, the Plan of Merger and the Transactions by the Company’s shareholders requires both (i) a special resolution (as defined in the Cayman Islands Companies Law), which requires the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting at the extraordinary general meeting, and (ii) the Majority of the Minority Vote Requirement which requires, so long as the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy at the extraordinary general meeting of the Company’s shareholders exceed 50% of all of the issued and outstanding Shares of the Company as of the close of business on the Share Record Date, the affirmative vote of holders of Shares representing more than 50% of the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at such meeting;

·	under the terms of the Merger Agreement, in certain circumstances prior to obtaining the requisite shareholder approval of the Merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making acquisition proposals, and the Board is permitted to withdraw or modify its recommendation of the Merger Agreement;

·	the ability of the Company to terminate the Merger Agreement (in accordance with the terms of the Merger Agreement) in order to enter into an acquisition agreement relating to a superior proposal;

·	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

·	under the law of the Cayman Islands, shareholders have the right to dissent from the Merger and to receive payment of the fair value of their Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

The Buyer Group did not consider the liquidation value of the Company because it considers the Company to be a viable going concern and view the trading history of the Shares as an indication of the Company’s going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger. The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group did not establish, and did not consider, a going concern value for the Shares as a public company to determine the fairness of the merger consideration to the Company’s Unaffiliated Security Holders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the merger consideration of US$35.80 per ADS or US$17.90 per Share represented a premium to the going concern value of the Company.

Other than to the extent informed by a representative of Company A and the Special Committee with respect to the Proposed Company A Transaction, the Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Group, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Company’s Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Company’s Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Company’s Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval and adoption of the Merger Agreement.

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Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, management provided the Company Projections for the fiscal year ended December 31, 2015 through the fiscal year ending December 31, 2020 to the Special Committee and Credit Suisse, as the financial advisor to the Special Committee, who was authorized by the Special Committee to use and rely upon the Company Projections, including for purposes of its financial analyses of the Per Share Merger Consideration and the Per ADS Merger Consideration to the Non-Rollover Security Holders in connection with its financial analysis of the Merger. See “—Background of the Merger” beginning on page 26. The Company Projections, which had been prepared based on management’s projection of the Company’s future financial performance and management’s collective best estimates as of the date provided, were prepared by the Company’s management for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. GAAP.

The projections included in the Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, management took into account historical performance, combined with estimates regarding net revenue, operating expenses, profit before tax, EBITDA, net income attributable to ordinary shareholders and capital expenditures. Although the Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new hotels and related services, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. The main assumptions underlying the Company Projections are:

·	the growth of the hotel hospitality industry and the overall supply of, and demand for, hotel rooms and services relating to the industry, including franchising services and hotel management services in the PRC, would continue in line with management’s expectations;

·	operating costs would increase in line with the Company’s revenue increase;

·	the Company would be able to successfully develop and implement its new hotel brands, in particular its Yitel and Homeinn Plus brand, in accordance with management’s strategy and business plans;

·	China’s overall economy would remain stable, with no material change in competition adversely affecting the Company;

·	declines in gross margins due to continued wage and rental inflation pressures will be offset by the development of new higher-end hotel brands where margins are expected to be higher due to the nature of such businesses;

·	the Company’s selling, general and administrative expenses as a percentage of revenue would continue to decrease due to economies of scale as the Company continues to grow;

·	interest expenses on debt would decrease in line with management’s expectations in connection with reductions in total debt;

·	capital expenditures would increase in line with management’s expectations due to construction of new hotels, acquisitions of hotels and renovation of existing hotels; and

·	a constant 6.4 RMB per US dollar exchange rate over the forecast period.

The Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Company Projections.

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Neither our independent registered public accounting firm, PricewaterhouseCoopers ZhongTian LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the Company Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Company Projections or their achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to vote in favor of approval of the Merger Agreement or whether or not to exercise dissenters’ rights pursuant to Section 238 of the Cayman Islands Companies Law in respect of his, her or its Shares.

The following table sets forth the Company Projections provided by the Company’s management to the Special Committee on November 7, 2015, approved by the Special Committee on November 27, 2015 and provided by the Special Committee to its financial advisor for use in the financial advisor’s valuation analyses provided to the Special Committee:

	Company Projections as of November 7, 2015
	Fiscal Year Ending December 31,
RMB in millions(1)	2015E (2)	2016E	2017E	2018E	2019E	2020E
Revenue
Leased-and-operated hotels revenue	5,612	5,932	6,448	6,898	7,131	7,298
Franchised-and-managed hotels revenue	1,027	1,156	1,312	1,488	1,662	1,835
Total Revenue	6,639	7,089	7,760	8,386	8,793	9,133
Net Revenue (less business tax and related surcharges)	6,248	6,671	7,305	7,897	8,282	8,604

Leased-and-operated Hotels Operating Costs
Rents and utilities	(2,243)	(2,485)	(2,721)	(2,886)	(3,015)	(3,132)
Personnel costs(3)	(1,111)	(1,182)	(1,265)	(1,322)	(1,357)	(1,389)
Depreciation and amortization	(784)	(829)	(866)	(885)	(885)	(903)
Consumables, food and beverage	(394)	(428)	(469)	(502)	(522)	(539)
Others	(647)	(678)	(727)	(765)	(787)	(806)

Non-U.S. GAAP Adjusted Leased-and-operated Hotels Operating Costs	(5,179)	(5,602)	(6,048)	(6,360)	(6,567)	(6,769)

Personnel cost of franchised-and-managed hotels(3)	(236)	(276)	(324)	(377)	(432)	(489)
Sales and marketing expenses(3)	(98)	(113)	(124)	(134)	(141)	(146)
General and administrative expenses(3)	(266)	(294)	(308)	(323)	(338)	(354)
Other income	(2)	-	-	-	-	-

Non-U.S. GAAP Adjusted Operating Income	465	386	501	703	805	845
Interest income	21	14	15	23	38	55
Interest expense	(23)	(16)	(8)	-	-	-
Loss from equity investment	(1)	-	-	-	-	-
Total non-operating income	78	60	60	50	48	48

Non-U.S. GAAP Adjusted Profit Before Tax	540	444	568	776	891	948
Income tax expense	(162)	(126)	(158)	(213)	(245)	(261)
Non-controlling interests	(5)	(3)	(4)	(5)	(5)	(5)

Non-U.S. GAAP Adjusted Net Income Attributable to Ordinary Shareholders	372	314	406	558	641	683

Depreciation and amortization	816	859	897	916	916	934
Non-U.S. GAAP Adjusted EBITDA(4)	1,357	1,305	1,457	1,669	1,769	1,827
CAPEX	857	1,017	918	772	742	691
Share-based compensation	86	91	96	101	107	112

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Notes:

(1)	In units of RMB in millions rounded to the nearest whole integer.
(2)	These projections were prepared by the Company’s management during the fourth quarter of 2015. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2015 had not been completed. Accordingly, management estimates for fiscal year 2015 may vary materially from our audited financial statements.
(3)	Non-cash share-based compensation is excluded.
(4)	Adjusted EBITDA is defined as adjusted profit before tax, interest income, interest expense, depreciation and amortization and including income or loss attributable to non-controlling interests.

Certain of the prospective financial information prepared by the Company and included in the Company Projections may be considered non-U.S. GAAP financial measures. These non-U.S. GAAP measures are presented because management believes that they are useful financial indicators of the Company’s performance. The Company’s non-U.S. GAAP adjusted operating expenses, non-U.S. GAAP adjusted operating income, non-U.S. GAAP adjusted profit before tax, non-U.S. GAAP adjusted net income attributable to ordinary shareholders and non-U.S. GAAP EBITDA vary from the most comparable U.S. GAAP financial measures in that the non-U.S. GAAP measures do not include share-based compensation expense, amortization of integration costs from acquisitions or changes in fair value of the Company’s convertible notes or foreign exchange gain and loss. Share-based compensation expense has not been included in these forward-looking projections because management believes that, due to varying valuation methodologies, subjective assumptions and varying award types, the exclusion of share-based compensation charges provide for more accurate comparisons to the Company’s peer companies. Although management uses these measures to assess the performance of the Company’s business compared to that of others in the industry, the use of these non-U.S. GAAP measures is limited because it does not include share-based compensation expense and foreign exchange gain and loss that may be material in amount and is necessary to operate the Company’s business or amortization of integration costs from acquisitions and changes in fair value of the Company’s convertible notes. As such, these non-U.S. GAAP measures should not be relied upon as alternatives to results prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable measurements to results reported or forecasted by other companies.

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A reconciliation of the non-U.S. GAAP measures used in the Company Projections with the most comparable financial measures calculated and presented in accordance with U.S. GAAP is set forth below.

	U.S. GAAP Reconciliation of Company Projections
	Fiscal Year Ending
	December 31,
RMB in millions(1)	2015E	2016E	2017E	2018E	2019E	2020E

1. Operating Expenses
U.S. GAAP total leased-and-operated hotels operating costs	(5,191)	(5,614)	(6,060)	(6,370)	(6,577)	(6,779)
Share-based compensation(2)	7	7	7	7	6	6
Integration cost	5	5	5	4	4	4
Non-U.S. GAAP Adjusted Leased-and-operated Hotels Operating Costs	(5,179)	(5,602)	(6,048)	(6,360)	(6,567)	(6,769)
2. Operating Income
U.S. GAAP Income from Operations	373	289	398	597	694	729
Share-based compensation(3)	86	91	96	101	107	112
Integration cost	6	6	6	4	4	4
Non-U.S. GAAP Adjusted Income from Operations	465	386	501	703	805	845
3. Profit Before Tax
U.S. GAAP Profit Before Tax	377	347	465	671	780	832
Share-based compensation(3)	86	91	96	101	107	112
Integration cost	6	6	6	4	4	4
Loss on buy-back of convertible notes	2
Loss on change in fair value of convertible notes	28
Foreign exchange loss	41
Non-U.S. GAAP Adjusted Profit Before Tax	540	444	568	776	891	948
4. Net Income Attributable to Ordinary Shareholders
U.S. GAAP Net Income Attributable to Ordinary Shareholders	210	217	304	453	530	566
Share-based compensation(3)	86	91	96	101	107	112
Integration cost	6	6	6	4	4	4
Loss on buy-back of convertible notes(4)	2
Loss on change in fair value of convertible notes(4)	28
Foreign exchange loss(5)	41
Non-U.S. GAAP Adjusted Net Income Attributable to Ordinary Shareholders	372	314	406	558	641	683
5. EBITDA
U.S. GAAP Net Income Attributable to Ordinary Shareholders	210	217	304	453	530	566
Net interest expense	2	2	(7)	(23)	(38)	(55)
Non-controlling interests	5	3	4	5	5	5
Income tax expense	162	126	158	213	245	261
Depreciation and amortization	816	859	897	916	916	934
Share-based compensation(3)	86	91	96	101	107	112
Integration cost	6	6	6	4	4	4
Loss on buy-back of convertible notes(4)	2
Loss on change in fair value of convertible notes(4)	28
Foreign exchange loss(5)	41
Non-U.S. GAAP EBITDA	1,357	1,305	1,457	1,669	1,769	1,827

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Notes:

(1)	In units of RMB in millions rounded to the nearest whole integer.
(2)	Reflects non-cash share-based compensation associated with leased-and-operated hotels operations (excluding general and administrative costs and sales and marketing expenses).
(3)	Reflects all non-cash share-based compensation, including general and administrative costs and sales and marketing expenses.
(4)	Reflects payment in full of all outstanding amounts due under the Company’s US$ settled 2.00% convertible senior notes due December 2015.
(5)	Reflects foreign exchange loss associated with payment in full of all outstanding amounts due under the Company’s US dollar settled 2.00% convertible senior notes due December 2015.

In reconciling non-U.S. GAAP adjusted operating expenses, non-U.S. GAAP adjusted operating income, non-U.S. GAAP adjusted profit before tax, non-U.S. GAAP adjusted net income attributable to ordinary shareholders and non-U.S. GAAP EBITDA with the most comparable financial measures calculated in accordance with U.S. GAAP, the Company has adjusted for non-cash share-based compensation charges relating to share option grants and restricted share units, amortization of integration costs from acquisitions and changes in fair value of the Company’s convertible notes in accordance with relevant accounting guidance and the foreign exchange gain/loss. The calculation of future share-based compensation expense requires the Company to speculate regarding the various factors that underlie calculation of the share-based compensation charge for each of those awards, including speculation regarding future prices of the Company’s Shares and regarding the factors pertinent to the Company’s Black-Scholes pricing model, such as volatility of the price of the Company’s Shares (determined based on NASDAQ trading price of the ADSs, each of which represent two Shares) over the term of the related awards, the expected term of the awards, the risk-free interest rate and the award forfeiture rate, in order to determine the fair value of the awards on the grant dates and amortize that expense over the respective vesting periods, and speculation regarding future levels of hiring over a six-year period, the types of personnel hired, the type and amount of equity compensation awards that would be necessary for such hiring, the vesting terms of such awards and the timing of each such award. In preparing the reconciliations with U.S. GAAP financial measures provided in the tables above, the Company made a number of assumptions in forecasting future share-based compensation expense, mainly that the Company’s hiring levels would increase in line with its historical hiring levels, the terms of the equity incentive awards and various equity incentive plans, including vesting periods, would be substantially the same as the Company’s Share Incentive Plan, award forfeiture rates would be consistent with historical forfeiture rates, and future prices of the Company’s Shares would correlate with the average revenue, operating expenses, net income attributable to ordinary shareholders and EBITDA values as projected by the Company’s management (with reference to the value of the Company’s historical Share prices (determined based on NASDAQ trading price of the ADSs, each of which represent two Shares) relative to its average revenue, operating expenses, net income attributable to ordinary shareholders and EBITDA values at the relevant times). The amortization of integration costs from acquisitions was calculated on a straight-line basis in accordance with U.S. GAAP based on the Company’s historical accounting practices. In reconciling non-U.S. GAAP adjusted net income attributable to ordinary shareholders with the most comparable financial measures, we did not calculate any tax implications associated with such adjustments. This information is included in this proxy statement in order to reconcile the non-U.S. GAAP financial measures that were presented in the Company Projections with the most comparable financial measures calculated in accordance with U.S. GAAP. However, this information was not provided to the Board, the Special Committee, the financial advisor to the Special Committee, the Buyer Group or the financial advisors to the Buyer Group.

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The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with U.S. GAAP. See “Financial Information—Selected Historical Financial Information” beginning on page 101.

The financial projections and forecasts included in this proxy statement are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 108 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made or is making any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE COMPANY PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS FINANCIAL PROJECTIONS AND FORECASTS INCLUDED IN THE COMPANY PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinions of the Special Committee’s Financial Advisor

Credit Suisse was retained by the Special Committee to act as its financial advisor in connection with the Proposed Transaction. On December 5, 2015, Credit Suisse delivered its oral opinion, subsequently confirmed in writing to the Special Committee by delivery of Credit Suisse’s written opinion dated December 5, 2015, to the effect that, as of December 5, 2015 and subject to the limitations, qualifications and assumptions set forth therein, each of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the Non-Rollover Security Holders was fair, from a financial point of view, to the Non-Rollover Security Holders.

Credit Suisse’s opinion was directed to the Special Committee, and only addressed, as of December 5, 2015, the fairness, from a financial point of view, to the Non-Rollover Security Holders of each of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received in the Merger by such holders and did not address any other aspect or implication of the Merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation and rendering of its opinion. Therefore, you should read the opinion in its entirety for these assumptions, qualifications, limitations and other matters. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any holder of Shares as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise.

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In arriving at its opinion, Credit Suisse:

·	reviewed a draft, received on December 5, 2015, of the Merger Agreement and certain related agreements;

·	reviewed certain publicly available business and financial information relating to the Company;

·	reviewed certain other information relating to the Company, including the Company Projections provided to and discussed with Credit Suisse by the management of the Company;

·	participated in discussions with the Company’s management regarding the business and prospects of the Company;

·	considered certain financial and stock market data of the Company, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of the Company;

·	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been recently effected or announced; and

·	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company, at the direction of the Special Committee, Credit Suisse assumed, that the Company Projections were reasonably prepared on bases of and reflecting the collective best estimates and judgments of the Company’s management, based on information reasonably available to them as of the date of such opinion, as to the future financial performance of the Company. In addition, the Special Committee instructed Credit Suisse to use the Company Projections in evaluating, and Credit Suisse assumed with the Special Committee’s approval that the Company Projections represented as of the date of such opinion a reasonable basis upon which to evaluate, the fairness, from a financial point of view, of each of the Per Share Merger Consideration and the Per ADS Merger Consideration to the Non-Rollover Security Holders.

Credit Suisse also assumed, with the Special Committee’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In rendering its opinion, Credit Suisse also assumed with the Special Committee’s approval that the final Merger Agreement, when executed, would conform to the draft Merger Agreement Credit Suisse reviewed in all respects material to Credit Suisse’s analyses and opinion. Furthermore, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals.

Credit Suisse’s opinion only addressed the fairness, from a financial point of view, to the Non-Rollover Security Holders of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by such Non-Rollover Security Holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to: (i) any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the Merger, or class of such persons, relative to the Per Share Merger Consideration, the Per ADS Merger Consideration or otherwise; or (ii) any consideration to be received by any Rollover Shareholders or their respective affiliates from BTG Hotels or its affiliates in connection with or shortly after the completion of the Merger whether in exchange for their Shares, in exchange for their shares in the surviving company of the Merger or otherwise. With the Special Committee’s consent, for purposes of Credit Suisse’s analyses, Credit Suisse assumed each ADS to be identical in all respects, and to have a value equivalent to two Shares. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. Credit Suisse assumed that the Special Committee and the Company had or would obtain any such advice or opinions from appropriate professional sources.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of Credit Suisse’s opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of such opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the Merger as compared to alternative transactions or strategies that might have been available to the Company nor did it address the Company’s underlying decision to proceed with the Merger and not pursue other strategic, financial or other business alternatives. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

51

In preparing its opinion to the Special Committee, Credit Suisse performed a variety of analyses, including those described below. The summary of such financial analyses described below is not a complete description of the analyses underlying such opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses, analytic methods and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to the Company or the Merger. While the results of those analyses were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Special Committee (in its capacity as such) in connection with its consideration of the Merger and did not constitute a recommendation to the Special Committee or the Board with respect to the Proposed Transaction or advice or a recommendation to any holder of Shares as to how such holder should vote or act on any matter relating to the Merger or otherwise. In addition, Credit Suisse’s opinion and analyses were among many factors considered by the Special Committee in evaluating the Merger. Neither Credit Suisse’s opinion nor its analyses were determinative of either of the Per Share Merger Consideration or the Per ADS Merger Consideration or of the views of the Special Committee with respect to the Merger.

The following is a summary of the material financial analyses performed by Credit Suisse for the Special Committee in connection with Credit Suisse’s opinion rendered to the Special Committee on December 5, 2015. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics, including:

·	Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness and non-controlling interest less the amount of cash and cash equivalents and short-term investments on its balance sheet). In respect of the enterprise value of the Company, the fair value of the Company’s convertible notes outstanding as of September 30, 2015 was treated as debt, as the per Share conversion price of such convertible notes is higher than the Per Share Merger Consideration.

·	Equity Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities).

·	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, and also before share-based compensation expense and minority interest expense, for a specified time period.

·	Net Income—generally the amount of the relevant company’s earnings, excluding share-based compensation expense on a pre-tax basis.

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Selected Company Analysis

Credit Suisse considered certain financial data for the Company and China Lodging Group, Limited (“CLG”), the only major publicly traded peer in China’s economy hotel sector with similar operations and businesses as the Company that is listed in the U.S.

Share price for the Company used in the selected company analysis described below was as of June 9, 2015, before the announcement of receipt of the Proposal Letter by the Proposal Parties. Share price for CLG used in the selected company analysis described below was as of December 3, 2015. The estimates of the Company’s future financial performance for the calendar years ending December 31, 2015 and December 31, 2016 used in the selected company analysis described below were based on the Company Projections. Estimates of the future financial performance of CLG for the calendar years ending December 31, 2015 and December 31, 2016 were based on publicly available research analyst estimates for CLG.

The financial data reviewed included:

·	Enterprise Value as a multiple of estimated EBITDA for the calendar year ended December 31, 2015, or “CY 2015E EBITDA.”

·	Enterprise Value as a multiple of estimated EBITDA for the calendar year ending December 31, 2016, or “CY 2016E EBITDA.”

·	Equity Value as of market close on June 9, 2015 for the Company and December 3, 2015 for CLG as a multiple of estimated Net Income for the calendar year ended December 31, 2015, or “CY 2015E Net Income.”

·	Equity Value as of market close on June 9, 2015 for the Company and December 3, 2015 for CLG as a multiple of estimated Net Income for the calendar year ending December 31, 2016, or “CY 2016E Net Income.”

The Company and CLG’s trading multiples were:

	Enterprise Value				Equity Value
	CY 2015E EBITDA		CY 2016E EBITDA		CY 2015E Net Income		CY 2016E Net Income
The Company	6.1	x	6.3	x	22.9	x	27.2	x
China Lodging Group, Limited	8.6	x	7.5	x	26.1	x	21.9	x

Taking into account this trading multiples analysis and other factors that Credit Suisse considered appropriate, including but not limited to qualitative judgments involving non-mathematical considerations, historical trading multiples of the Company and CLG and the fact that the Company had been historically trading at a discount to CLG over the past five years, Credit Suisse applied Enterprise Value/EBITDA multiple ranges of 6.5x to 9.0x to the Company’s CY 2015E EBITDA, 6.0x to 8.0x to the Company’s CY 2016E EBITDA, Equity Value/Net Income multiple ranges of 20.0x to 30.0x to the Company’s CY 2015E Net Income and 16.0x to 25.0x to the Company’s CY 2016E Net Income. Based on the CY 2015E and CY 2016E EBITDA of the Company, the implied valuation reference range was US$25.69 to US$39.31 per ADS, as compared to the Per ADS Merger Consideration of US$35.80. Based on the CY 2015E and CY 2016E Net Income of the Company, the implied valuation reference range was US$15.91 to US$35.17 per ADS, as compared to the Per ADS Merger Consideration of US$35.80.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were considered similar to the Company as (1) their primary business is operating economy hotels and (2) the hotels operated by them are located in China. Credit Suisse also reviewed certain other business combinations transactions in the hotel and leisure sector for reference only, as the target companies involved in these transactions had different geographic coverage or demographic focus from that of the Company. The financial data reviewed included:

·	the Enterprise Value (based on the consideration proposed to be paid in the selected transactions as of the date of announcement) as a multiple of EBITDA for the last twelve months, or “LTM EBITDA”; and

·	the Equity Value (based on the consideration proposed to be paid in the selected transactions as of the date of announcement) as a multiple of Net Income for the last twelve months, or “LTM Net Income”.

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The selected transactions and corresponding multiples were:

Date Announced	Acquiror	Target	Enterprise Value /LTM EBITDA		Equity Value /LTM Net Income

September 2015	Shanghai Jin Jiang International Hotels Development Co., Ltd.	Plateno Group Limited	12.4	x(1)	36.7	x(1)
February 2013	Private equity investors and management	7 Days Group Holdings Limited	6.9	x(2)	21.1	x(2)
May 2011	The Company	Motel 168 International Holdings Limited	11x-12	x(3)	n.a.

1.	Calculated based on balance sheet data as of June 30, 2015, and EBITDA and Net Income for the year ended December 31, 2014. The transaction is an all cash transaction with a price adjustment mechanism. The multiples calculated are based on headline numbers without adjustments.
2.	Calculated based on balance sheet data as of March 31, 2013, and EBITDA and Net Income for the year ended December 31, 2012.
3.	Calculated based on the Enterprise Value as of the announcement date and EBITDA for the year ended December 31, 2010; EBITDA applied excluding impact of 2010 Shanghai Expo (normalized) per management presentation transcript dated May 27, 2011.

Taking into account the results of this transaction multiples analysis by referencing the full multiple range derived from these selected transactions and other factors that Credit Suisse considered appropriate, including qualitative judgments involving non-mathematical considerations, Credit Suisse applied a multiple range of 7.0x to 12.0x to the Company’s Enterprise Value/LTM EBITDA as of September 30, 2015 and 25.0x to 35.0x to the Company’s Equity Value/LTM Net Income as of September 30, 2015. The selected transactions analysis indicated an implied valuation reference range of US$32.32 to US$53.96 per ADS based on the Enterprise Value/LTM EBITDA multiples and US$33.38 to US$46.44 based on the Equity Value/LTM Net Income multiples, as compared to the Per ADS Merger Consideration of US$35.80.

Discounted Cash Flow Analysis

Credit Suisse also performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected after-tax, unlevered free cash flow of the Company based on the Company Projections. Credit Suisse applied a range of terminal value multiples of 6.0x to 8.0x to the Company’s estimated EBITDA for the year ending December 31, 2020 and discount rates ranging from 9.5% to 11.5%. The discounted cash flow analysis of the Company based on the Company Projections indicated an implied valuation reference range of US$26.49 to US$36.16 per ADS, as compared to the Per ADS Merger Consideration of US$35.80.

Other Considerations

In addition to the financial analyses summarized above, for information purposes, Credit Suisse also reviewed the historical trading prices of the Shares, the premium paid in certain going private transactions involving Chinese companies listed in the U.S., certain publicly available equity research analyst price targets for the Shares, and trends in the historical trading multiples of the Company and CLG.

Other Matters

The Special Committee retained Credit Suisse as its financial advisor in connection with the Proposed Transaction based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse became entitled to receive a fee of $1,000,000 upon the rendering of its opinion. Credit Suisse will also receive a transaction fee of $500,000 for its services contingent upon the consummation of the Merger or the receipt by the Company of a termination fee pursuant to the Merger Agreement and an additional advisory fee of $250,000 payable upon the consummation of the Merger in the event of certain contingent developments in respect of the Merger or transactions contemplated by the Merger Agreement. In certain circumstances, Credit Suisse will also become entitled to receive a transaction fee upon the consummation of a sale of the Company, or a business combination or other similar transaction involving the Company (in each case, other than the Merger). In addition, the Company agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

54

Credit Suisse and its affiliates have in the past provided, and in the future may provide, investment banking and other financial services to the Company and its affiliates, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse and its affiliates also have in the past provided investment banking and other financial services to certain Rollover Shareholders and certain entities affiliated or associated with the Rollover Shareholders, for which Credit Suisse and its affiliates have received compensation. In addition, Credit Suisse and its affiliates in the future may provide investment banking and other financial services to the Company, BTG Hotels, Holdco, the Rollover Shareholders or entities affiliated or associated therewith, for which Credit Suisse and its affiliates would expect to receive compensation. Neither Credit Suisse nor its affiliates received any compensation from the Company or its affiliates in the past two years. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, BTG Hotels, the Rollover Shareholders and any other entity that may be involved in the Merger, as well as provide investment banking and other financial services to such entities and individuals.

Valuation Report of the Financial Advisors for BTG Hotels

BTG Hotels retained Huatai Securities and CITIC Securities to act as its financial advisors in connection with BTG Hotels’ acquisition of the beneficial ownership of certain equity interest in the Company, including the Merger. Huatai Securities and CITIC Securities have delivered to BTG Hotels, at its request, a valuation report regarding its acquisition of equity interests in the Company and Poly Victory, dated December 23, 2015, to the effect that, for one year since October 31, 2015 and based upon and subject to the assumptions, limitations, qualifications and conditions described in such report, the merger consideration to be paid in the Merger pursuant to the Merger Agreement was reasonable and fair to BTG Hotels from a financial point of view.

The valuation report of Huatai Securities and CITIC Securities was prepared to satisfy the requirements of the PRC laws and regulations applicable to BTG Hotels as a company listed on the Shanghai Stock Exchange. Specifically, in connection with any proposed transaction that would qualify as a “material asset reorganization” by a PRC-listed company, the China Securities Regulatory Commission requires the listed company to prepare and file a valuation report or asset appraisal report, as well as publish and file with the relevant securities exchange such report no later than contemporaneously with the listed company’s notice calling for a shareholders’ meeting of the listed company for the purpose of voting upon the authorization and approval of the proposed transaction. The valuation report of Huatai Securities and CITIC Securities was filed with the Shanghai Stock Exchange on December 25, 2015 and is publicly available on its website.

The valuation report of Huatai Securities and CITIC Securities makes no comment on whether or not the Merger is fair to any shareholder of the Company, including the Company’s Unaffiliated Security Holders, either from a financial point of view or otherwise. Evaluating the fairness of the Merger to the Company’s shareholders, including the Company’s Unaffiliated Security Holders, was not part of the scope of work of Huatai Securities and CITIC Securities. Huatai Securities and CITIC Securities did not perform such work and hold no view on the fairness of the Merger to the Company’s shareholders, including the Company’s Unaffiliated Security Holders.

The following is a summary of the material analyses performed by Huatai Securities and CITIC Securities in connection with its valuation report rendered to BTG Hotels.

Selected Comparable Public Companies Analysis

Using publicly available information, Huatai Securities and CITIC Securities compared certain financial information of the Company with corresponding financial information of selected comparable public companies whose securities are traded in the United States and primarily engaged in the business of operating midscale to lower-end and economy hotels, which is similar to the business of the Company.

Although the selected public companies were compared to the Company for purposes of this analysis, none of the selected public companies is identical or directly comparable to the Company. For each of the selected public companies, Huatai Securities and CITIC Securities calculated the following trading multiples:

·	Price per share to earnings per share ratio, which is defined as the closing price per share as of October 31, 2015 divided by the earnings per share for the most recent 12-month period that had been publicly available as of October 31, 2015; and

·	Enterprise value to EBITDA ratio, which is defined as the enterprise value of the Company as of October 31, 2015 divided by the earnings before interest, taxes and depreciation and amortization for the most recent 12-month period that had been publicly available as of October 31, 2015.

Certain financial information of the selected public companies and the Company that was most recent and public available as of October 31, 2015 is set forth below.

	Operating income of 2014	Net profit of 2014	Operation income for trailing 12 months	Net profit for trailing 12 months	Total assets	Total liabilities	Asset- liability ratio
Company	(RMB1 million, other than percentages)
China Lodging Group, Limited	4,964.7	307.3	5,564.5	412.7	7,214.3	3,720.9	51.6%
Choice Hotels International, Inc.	4,839.9	786.6	5,327.1	792.4	4,551.3	7,109.2	156.2%
Wyndham Worldwide Corporation	33,719.7	3,377.7	34,830.7	3,524.6	61,980.2	55,473.7	89.5%
Accor S.A.	38,052.0	1,555.8	38,979.9	1,814.0	62,289.8	35,065.9	56.3%
InterContinental Hotels Group PL	11,863.5	2,496.6	11,908.2	3,320.3	20,655.8	23,816.4	115.3%
Homeinns Hotel Group	6,682.7	513.1	6,628.9	264.7	9,617.9	4,303.2	44.7%

___________________

Sources: Capital IQ and Company information

The trading multiples for each of the selected companies are set forth below.

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Selected Company	Price per share / earnings per share		Enterprise value / EBITDA
China Lodging Group, Limited	34.43	x	9.58	x
Choice Hotels International Inc.	24.39	x	16.01	x
Wyndham Worldwide Corporation	17.79	x	11.53	x
Accor S.A.	46.88	x	10.82	x
InterContinental Hotels Group PL	19.58	x	15.50	x

Source: Capital IQ.

Based on the above analysis, the reference range of the price per share to earnings per share ratio for the selected public companies is 17.79x – 46.88x, and the reference range of the enterprise value to EBITDA ratio is 9.58x – 16.01x. Using the financial information of the Company for the nine months ended and as of September 30, 2015, the merger consideration implies a price per share to earnings per share ratio of 41.49x, which is within the reference range, and an enterprise value to EBITDA ratio of 8.48x, which is below the reference range.

Selected Comparable Transactions Analysis

Huatai Securities and CITIC Securities compared the price per share to earnings per share ratio and the enterprise value to EBITDA ratio implied by the consideration paid in four selected transactions involving companies that operate businesses similar to the Company in the PRC. Huatai Securities and CITIC Securities noted, however, that none of the selected transactions or the companies that participated in the selected transactions were directly comparable to the Merger or the Company.

Certain financial information of the acquired companies in the selected comparable transactions and the Company that was most recent and publicly available as of December 7, 2015, the date on which the execution of the Merger Agreement was publicly announced, is set forth below.

	Operating income for trailing 12 months	Net profit for trailing 12 months	Total assets	Total liabilities	Asset- liability ratio
Company	(RMB1 million, other than percentages)
7 Days Group Holdings Limited	2,652.7	162.5	2,982.7	1,327.3	44.5%
Group du Louvre	3,322.4	110.4	9,949.8	6,304.7	63.4%
Shanxi Jinguang Kuajie Hotel Management Company	101.9	9.8	155.8	45.4	29.1%
Keystone Lodging Holdings Limiteds	3,403.7	267.0	7,920.2	4,610.2	58.2%
Homeinns Hotel Group	6,628.9	264.7	9,617.9	4,303.2	44.7%

___________________

Sources: Capital IQ, Wind and Company information

The relevant multiples implied by the consideration paid in the selected transactions are set forth below.

Selected Transaction	Price per share / earnings per share		Enterprise value / EBITDA
Going-private transaction involving 7 Days Group Holdings Limited	24.39	x	7.20	x
Acquisition of all of the shares of Groupe du Louvre by Shanghai Jin Jiang International Hotels Development Co., Ltd. (“Jin Jiang”)	40.70	x	15.00	x
Acquisition of 70% of equity interest in Shanxi Jinguang Kuaijie Hotel Management Company by a subsidiary of Jin Jiang	22.19	x	6.15	x
Acquisition of approximately 81% of equity interest in Keystone Lodging Holdings Limited by Jin Jiang	36.68	x	12.38	x

Sources: Capital IQ and Mergermarket

Based on the above analysis, the reference range of the price per share to earnings per share ratio implied by the consideration in the selected transactions is 22.19x – 40.70x, and the reference range of the enterprise value to EBITDA ratio is 6.15x – 15.00x. Using the financial information of the Company for the nine months ended and as of September 30, 2015, the merger consideration implies a price per share to earnings per share ratio of 41.49x, which is higher than the reference range, and an enterprise value to EBITDA ratio of 8.48x, which is within the reference range.

Historical Trading Range Analysis

For the three years ended October 31, 2015, the high, low and average closing prices of the Company’s ADSs were US$43.70 per ADS, US$22.07 per ADS and US$30.61 per ADS, respectively, and the volume-weighted average trading price was US$31.40 per ADS. The US$35.80 Per ADS Merger Consideration was within the range of historical trading prices of the Company’s ADSs.

General

The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee and the Buyer Group. Huatai Securities and CITIC Securities provided advice to the members of the Buyer Group, including BTG Hotels, during these negotiations. Huatai Securities and CITIC Securities did not, however, recommend any specific merger consideration to the members of the Buyer Group, including BTG Hotels.

BTG Hotels considered and approached Huatai Securities and asked it to serve as its financial advisor in connection with the Merger and the Share Exchange because in late April 2015, when the potential engagement of financial advisors was considered, financial media in China reported that Huatai Securities was the lead financial advisor to a certain PRC-based company seeking listing in China at the time, which company was one of the largest China-based companies that had completed a going-private transaction in the United States. The transaction which Huatai Securities advised on was prominent in China at the time, and demonstrated Huatai Securities’ knowledge and experience with both China-based companies with offshore holding structures such as the Company and locally-listed PRC companies such as BTG Hotels.

BTG Hotels considered and approached CITIC Securities because of the past investing banking services CITIC Securities had provided to BTG and BTG Hotels, including services related to the acquisition of a PRC company by BTG Hotels and the private placement of shares of a subsidiary of BTG, both in 2014. The engagement in connection with the Merger and the Share Exchange was an extension of the professional relationship BTG and BTG Hotels established with CITIC Securities through these past experiences.

Huatai Securities and CITIC Securities were engaged as the financial advisors in connection with the Merger and the Share Exchange as both of them have substantial knowledge of BTG Hotels, the Company and the hotel industry in China, recognized reputation and experience in providing financial advisory services in mergers and acquisitions and other business combination and strategic transactions, in particular involving locally-listed PRC companies such as BTG Hotels, as well as experience with valuation of businesses and securities. On December 6, 2015, the board of directors of BTG Hotels approved, among other matters, the engagement of Huatai Securities and CITIC Securities as its financial advisor in connection with the Proposed Transaction, while the formal engagement letter has not been finalized as of the date of this proxy statement.

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Huatai Securities and CITIC Securities will each receive compensation for financial advisory services provided to the Buyer Group on a series of transactions including the Merger and the Share Exchange. The aggregate amount of compensation to be received by Huatai Securities and CITIC Securities as a result of this engagement is expected to be approximately US$5 million, which reflects the Buyer Group’s current expectation and is subject to further discussion with the financial advisors. The exact amount to be received by each financial advisor has not been determined as of the date of this proxy statement, and will be determined and paid after the last transaction is completed, which is expected to be the Share Exchange following completion of the Merger. This arrangement is consistent with common practice in the market for financial advisory services for PRC-listed companies such as BTG Hotels.

Huatai Securities and CITIC Securities have, from time to time, provided investment banking and other financial services to certain members of the Buyer Group and their affiliates. Huatai Securities and CITIC Securities are acting as the financial advisors in connection with the proposed Share Exchange among BTG Hotels, BTG and the Rollover Shareholders (other than Poly Victory), and Huatai Securities is acting as the financial advisor to the buyer consortium including certain affiliates of a member of the Buyer Group in a proposed going-private transaction involving Qihoo 360 Technology Co. Ltd. Huatai Securities and CITIC Securities are expected to receive customary compensation in connection with these services, while the amount of compensation for their services as financial advisors in connection with the engagements described above have not been determined as of the date of this proxy statement. In addition, CITIC Securities acted as the independent financial advisor for BTG Hotels in connection with its acquisition of a PRC company in 2014, for which it received a financial advisory fee of RMB8.5 million (US$1.3 million). In 2014, CITIC Securities also acted as the sponsor and private placement agent of China Quanjude Group Co., Ltd., a subsidiary of BTG listed on the Shenzhen Stock Exchange, for which CITIC Securities received a sponsor and placement agent fee of RMB10.0 million (US$1.5 million).

Copies of the valuation report of Huatai Securities and CITIC Securities dated December 23, 2015 are available for inspection and copying at the principal executive offices of BTG Hotels during regular business hours by any interested holder of the Shares or ADSs of the Company or representative who has been so designated in writing.

Purposes of and Reasons for the Merger

The Buyer Group

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its reasons for the Merger to the Unaffiliated Security Holders of the Company. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable the Buyer Group to acquire 100% control of the Company in a transaction in which the Company’s Unaffiliated Security Holders will be cashed out in exchange for US$35.80 per ADS or US$17.90 per Share, so that the Buyer Group will benefit from the rewards and bear the risks of sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, assuming the proposed Share Exchange is successfully completed, which is subject to the satisfaction of certain conditions and is expected to close after completion of the Merger, it will also allow BTG and the Rollover Shareholders (other than Poly Victory) to maintain a level of investment in the Company indirectly through their equity ownership in BTG Hotels, as further described in this proxy statement under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” and “—Related-Party Transactions—Share Exchange.”

The Buyer Group believes that the operating environment has changed significantly since the Company’s initial public offering, and the Company faces a number of challenges in the market place, including, among other things:

·	there is increasing competition in the market for economy hotel chains in China in which the Company operates;

·	the continued expansion of the Company’s hotel network in different geographic locations in China requires significant capital expenditures as well as continuous and substantial investments in the Company’s managerial, operational, technological and other resources; and

·	the recent economic slowdown in China and expected sustained macroeconomic challenges place substantial pressure on the Company’s revenue growth, revenue per available room and other key operating and financial metrics.

These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would not be effectively implemented if the Company were to continue to be publicly traded in the United States. Following the Merger, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the U.S. public market’s valuation of the Company and the emphasis on short-term period-to-period performance.

As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to Unaffiliated Security Holders concerns and to engage in an ongoing dialogue with Unaffiliated Security Holders can distract management’s time and attention from the effective operation and improvement of the business.

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The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company, as described above. In light of the Buyer Group’s evaluation of the competitive landscape and the challenges faced by the Company as described above, including the pressure on the Company’s operating and financial performance as a result of the recent economic slowdown in China, the Buyer Group determined that a going-private transaction at this time would enable the Company to respond to these challenges more effectively and have greater flexibility to implement the Company’s strategies to focus on long-term performance. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders to receive US$17.90 per Share and its ADS holders to receive US$35.80 per ADS, in cash, without interest and net of any applicable withholding taxes, which represents an 18.7% premium over the closing price of US$30.17 per ADS as quoted by NASDAQ on June 10, 2015, and a premium of 29.4% and 36.6%, respectively, over the 30 and 60 trading day volume-weighted average price as quoted by NASDAQ prior to June 10, 2015, the last trading day prior to our announcement on June 11, 2015 that we had received a non-binding “going private” proposal from the Proposal Parties. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on NASDAQ under the symbol “HMIN.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Holdco and the Rollover Shareholders. Following the completion of the Merger, ADSs will cease to be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The Company estimates that the cost of complying with United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.6 million and US$1.6 million for the years ended December 31, 2013 and December 31, 2014, respectively. As a result of no longer being required to make SEC filings, the Company will no longer incur such costs and expenses. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program will terminate.

Upon completion of the Merger, each issued and outstanding Share (other than the Rollover Shares, the Excluded Shares, and the Dissenting Shares) and ADS (other than ADSs representing Rollover Shares or Excluded Shares), will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration (less cancellation fees of US$0.05 per ADS pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. At the Effective Time, (i) the Rollover Shares will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.005 each, of the surviving company, (ii) the Excluded Shares (including ADSs representing the Excluded Shares) will be cancelled for no consideration or distribution therefor, and (iii) the Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the Cayman Islands Companies Law. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders and ADS holders of the Company, other than Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger, and they will not have the opportunity to participate in the earnings and growth of the Company nor the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

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At the Effective Time, (i) each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes, (ii) except as provided under the arrangement with respect to options held by certain directors, officers and employees of the Company described below, each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall not have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, as soon as practicable after the Effective Time, in an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes, and (iii) except as provided under the arrangement with respect to restricted share units held by certain directors, officers and employees of the Company described below, each restricted share unit awarded under the Share Incentive Plan immediately prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share unit, as soon as practicable after the Effective Time, in an amount equal to the product of (a) US$17.90 and (b) the total number of Shares underlying such restricted share unit, without interest and net of any applicable withholding taxes. In the case that the exercise price per Share of any option is not lower than US$17.90, such option will be cancelled for no consideration.

The restricted cash awards which (i) would vest within two (2) years after the Effective Time and are issued to the Selected Key Employees, (ii) would vest within two (2) years after the Effective Time and are issued to the Buyer Group Directors, and (iii) are issued to the members of the Special Committee, in each case, will be fully vested and payable when issued, and the surviving company will pay all amounts owed under such restricted cash awards to the holders thereof as soon as practicable after closing of the Merger.

For the maximum amount of cash payments to be received by our directors and executive officers in respect of their Shares (excluding the Shares held by the Rollover Shareholders), options and restricted share units upon the completion of the Merger, see “—Treatment of Shares, Options and Restricted Share Units Held by Directors and Executive Officers” beginning on page 66.

Memorandum and Articles of Association of the Surviving Company; Directors and Officers of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the amended and restated memorandum and articles of association in the form attached to the Plan of Merger, which are substantially identical to the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time (except that, at the Effective Time, (i) Article I of the memorandum of association of the surviving company will be amended to read as follows: “The name of the company is Homeinns Hotel Group.” and the articles of association of the surviving company will be amended to refer to the name of the surviving company as “Homeinns Hotel Group” and (ii) if necessary, references therein to the authorized share capital of the surviving company will be amended to refer to the authorized capital of the surviving company as approved in the Plan of Merger). In addition, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the surviving company and the officers of Merger Sub immediately prior to the Effective Time will become the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Company’s Unaffiliated Security Holders include, without limitation, the following:

·	the receipt by such security holders of US$35.80 per ADS or US$17.90 per Share in cash, representing a premium of 29.4% and 36.6%, respectively, to the volume-weighted average price of the Company’s ADSs during the 30 and 60 trading days prior to June 10, 2015, one day prior to the date that the Company announced that it had received a “going private” proposal from the Proposal Parties.

·	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the Merger.

The primary detriments of the Merger to the Company’s Unaffiliated Security Holders include, without limitation, the following:

·	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

·	in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares. Additional adverse consequences will also result if the Company is treated as a passive foreign investment company for U.S. federal income tax purposes.

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The primary benefits of the Merger to the Buyer Group include, without limitation, the following:

·	if the Company successfully executes its business strategies, the value of the equity investment of the Buyer Group in the Company could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Holdco and to BTG Hotels and the Rollover Shareholders, and the value of BTG Hotels’ shares listed on the Shanghai Stock Exchange could also increase. In addition, if the proposed Share Exchange is successfully completed, which is subject to the satisfaction of certain conditions and is expected to close after completion of the Merger, as further described in this proxy statement under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” and “—Related-Party Transactions—Share Exchange,” the value of the equity investment of BTG and the Rollover Shareholders (other than Poly Victory) in BTG Hotels, which will beneficially own 100% of equity interest in the surviving company, could also increase;

·	the Company will have more flexibility to change its capital spending strategy, expand its hotel network and deploy new services and/or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

·	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

·	there will be a reduction of the costs and administrative burden associated with operating the Company as an independent publicly traded company, including the costs associated with regulatory filings and compliance requirements. Such cost savings will benefit the Buyer Group following the closing of the Merger, and will be recurring in nature if and for so long as the Company remains private. In addition, if the proposed Share Exchange is successfully completed, which is subject to the satisfaction of certain conditions and is expected to close after completion of the Merger, such cost savings will benefit BTG Hotels, which will beneficially own 100% of equity interest in the surviving company, and ultimately benefit the shareholders of BTG Hotels, including BTG and the Rollover Shareholders (other than Poly Victory).

The primary detriments of the Merger to the Buyer Group include the following:

·	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

·	risks associated with any legal or regulatory proceedings against the Company will be borne by the Buyer Group;

·	the business risks facing the Company will be borne by the Buyer Group; and

·	an equity investment in the surviving company by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment, and following the Merger, there will be no trading market for the surviving company’s equity securities.

In addition, if the proposed Share Exchange is successfully completed, which is subject to the satisfaction of certain conditions and is expected to close after completion of the Merger, as further described in this proxy statement under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” and “—Related-Party Transactions—Share Exchange,” the above risks will be borne by BTG Hotels, which will hold 100% of equity interest in the surviving company, and will be ultimately borne by the shareholders of BTG Hotels, including BTG and the Rollover Shareholders (other than Poly Victory).

The Company’s Net Book Value and Net Earnings

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for Holdco and the Rollover Shareholders prior to and immediately after the Merger, based on the historical net book value and net earnings of the Company as of and for the nine months ended September 30, 2015.

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	Ownership Prior to the Merger				Ownership After the Merger(2)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000	%(1)	$’000	%(1)	$’000	%(3)	$’000	%(3)
BTG Hotels Group (HONGKONG) Holdings Co., Limited	—	—	—	—	551,669	66.14	18,741	66.14
Poly Victory Investments Limited	125,931	15.10	4,278	15.10	123,694	14.83	4,202	14.83
Ctrip Information Technology (Shanghai) Co., Ltd.	123,148	14.76	4,184	14.76	120,960	14.50	4,109	14.50
Neil Nanpeng Shen	3,211	0.38	109	0.38	3,154	0.38	107	0.38
Smart Master International Limited	29,578	3.55	1,005	3.55	29,052	3.48	987	3.48
David Jian Sun	258	0.03	9	0.03	253	0.03	9	0.03
Peace Unity Investments Limited	2,299	0.28	78	0.28	1,922	0.23	65	0.23
Jason Xiangxin Zong	721	0.09	24	0.09	708	0.08	24	0.08
Wise Kingdom Group Limited (4)	2,713	0.33	92	0.33	2,665	0.32	91	0.32

(1)	Ownership percentages are based on 97,535,540 Shares issued and outstanding as of the date of this proxy statement (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company).

(2)	Assuming the proposed Share Exchange among BTG Hotels, BTG and the Rollover Shareholders (other than Poly Victory) is successfully completed, which is subject to the satisfaction of certain conditions and expected to be completed after the closing of the Merger, BTG Hotels will hold 100% of equity interest in the surviving company, and BTG and the Rollover Shareholders (other than Poly Victory) will hold equity interest in BTG Hotels as set forth below under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group.”

(3)	Ownership percentages are based on 99,299,802 outstanding ordinary shares of the surviving company immediately following the Effective Time, as contemplated under the Plan of Merger.

(4)	Wise Kingdom Group Limited is wholly owned and controlled by Ms. Lau, the spouse of Mr. Liang.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on June 11, 2015, in response to the receipt of the Proposal Letter from the Proposal Parties on the same day. The Special Committee determined that, in light of (i) the intention of all members of the Buyer Group to work exclusively with each other in pursuing the Merger and not to sell their Shares or ADSs to any third party, (ii) the fact that the Buyer Group collectively beneficially owns approximately 34.5% of the issued and outstanding Shares (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company), and (iii) the fact that, since the Company’s receipt of the Proposal Letter from the Proposal Parties on June 11, 2015, and despite the Special Committee’s conduct of a market check with the assistance of Credit Suisse, no party has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company (other than Company A which expressed an interest in acquiring the Company but subsequently withdrew its proposal), there was no viable alternative transaction to the proposed sale of the Company to the Buyer Group. In addition, the Special Committee and the Board considered, as an alternative to the Merger, remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Security Holders to enter into the Merger Agreement and pursue the consummation of the Transactions, including the Merger, and become a private company rather than to remain a public company.

The Special Committee also took into account that, the Board may (i) upon the recommendation of the Special Committee, change, withhold, withdraw, qualify or modify its recommendation of the Merger to the shareholders of the Company, if the Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to obtaining the required shareholder approval and upon advice by its independent legal counsel, that failure to change, withhold, withdraw, qualify or modify its recommendation would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, and/or (ii) change, withhold, withdraw, qualify or modify its recommendation of the Merger to the shareholders of the Company and/or authorize the Company to terminate the Merger Agreement, approve or recommend a superior proposal to its shareholders, and enter into or execute an alternative merger agreement, prior to obtaining the required shareholder approval, if (a) the Company receives an unsolicited, bona fide written proposal or offer regarding a competing transaction, and (b) the Board determines, in its good faith judgment upon the recommendation of the Special Committee (upon advice by its financial advisor and independent legal counsel) that such competing transaction constitutes a superior proposal (as defined in the Merger Agreement) and failure to take such action with respect to such superior proposal would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, in each case, subject to conditions set forth in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, change its recommendation of the Merger to the Company’s shareholders).

Plans for the Company After the Merger

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be an independent publicly traded company and will instead be beneficially owned by Holdco and the Rollover Shareholders.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

·	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

·	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

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·	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Subsequent to the completion of the Merger, the surviving company’s management and board of directors will continuously evaluate and review the surviving company’s business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to under the caption “Special Factors—Purposes of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the surviving company and its shareholders. The Buyer Group expressly reserves the right to make any changes it deems appropriate to the operation of the surviving company in light of such evaluation and review as well as any future developments.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any options or restricted share units receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed. In addition, there is a possibility that the Rollover Shareholders, BTG Hotels and BTG would proceed with the Share Exchange pursuant to the Share Exchange Agreement even if the Merger is not completed.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee in an amount equal to US$44,437,000, or Parent may be required to pay the Company a termination fee in an amount in RMB equal to either US$88,873,000 or US$17,775,000, in each case, as described under the caption “The Merger Agreement—Termination Fee” beginning on page 96.

If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and Holdco estimate that the total amount of funds necessary to complete the Merger is anticipated to be approximately US$   billion. This amount includes the cash to be paid to the Company’s shareholders and holders of ADSs (other than the Rollover Shareholders) and holders of options and restricted share units in the Merger as well as the related costs and expenses in connection with the Transactions, including the Merger. It does not include the value of the Rollover Shares, which will be converted into ordinary shares of the surviving company, and the Excluded Shares, which will be cancelled for no consideration in the Merger.

The total amount of funds necessary to consummate the Transactions, including the Merger, is expected to be provided through the debt financing commitment of US$1.2 billion as discussed below. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the Transactions, including the Merger.

On December 6, 2015, Holdco received the Debt Commitment Letter from the Lead Arranger, pursuant to which and subject to the conditions set forth therein, the Lead Arranger committed to arrange and provide a senior secured term loan facility of US$1.2 billion in aggregate principal amount (the “Term Facility”) for Holdco to complete the Merger (including payment of the merger consideration to the holders of Shares and ADSs (other than the Rollover Shares or ADSs representing the Rollover Shares) and holders of options and restricted share units), as well as payment of any fees and expenses incurred in connection with the Transactions, including the Merger.

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The Debt Commitment Letter expires on the earlier of (i) the end of a nine-month period starting from the date of the Debt Commitment Letter, (ii) the termination of the Merger Agreement by Holdco in a signed writing in accordance with its terms (or Holdco’s written confirmation or public announcement of such termination), (iii) the consummation of the Merger without the funding of the Term Facility and (iv) 11:59 p.m., New York City time, on the date that is 5 business days after the Termination Date. The Lead Arranger, together with any other lenders permitted under the Term Facility, are collectively referred to as the “Lenders.”

The Lender’s commitments to provide the debt financing to Holdco are subject to, among other things:

·	since the date of the Merger Agreement, there having been no Company Material Adverse Effect (as defined under the caption “The Merger Agreement—Representations and Warranties”);

·	the Merger having been consummated, or to be consummated substantially simultaneously with the initial borrowings under the Term Facility, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by Holdco thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) any reduction in the merger consideration will not be deemed to be materially adverse to the Lenders and (ii) any increase in the merger consideration shall not be deemed to be materially adverse to the Lenders so long as such amount is paid for by the equity contribution from BTG Hotels to Holdco;

·	the Lead Arranger having received evidence that BTG Hotels directly owns 100% of the ownership interest in Holdco;

·	the Lead Arranger having received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of operations, changes in shareholder’s equity and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least four months prior to the closing date of the Transactions , and (b) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of operations, changes in shareholder’s equity and cash flows of the Company and its consolidated subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company or its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the closing date of the Transactions, including the Merger (without footnotes), together with unaudited financial statements for the corresponding portion of the previous year, in each case, prepared in accordance with the generally applicable accounting principles in the United States;

·	all documents and instruments required to create and perfect the Lead Arranger’s security interest in certain collateral used to secure the obligations of Holdco in respect of the Term Facility having been executed and delivered and, if applicable, be in proper form for filing;

·	at least two business days prior to the closing date of the Transactions, the Lead Arranger having received all documentation and other information about Holdco, BTG Hotels and BTG, in each case that will have been reasonably requested by the Lead Arranger in writing at least ten business days prior to the closing date of the Transactions and that the Lead Arranger reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act;

·	the closing of the Term Facility having occurred on or before the expiration of the Debt Commitment Letter;

·	(i) the execution and delivery by Holdco and BTG Hotels of the applicable definitive documentation for the Term Facility (including the shares pledge agreements covering certain collateral used to secure the obligations of Holdco in respect of the Term Facility), in each case, in accordance with the terms of the Debt Commitment Letter, (ii) the execution and delivery by BTG of a keepwell and liquidity support agreement (the “Keepwell Agreement”) with respect to Holdco’s obligations under the Term Facility and (iii) delivery to the Lead Arranger of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions where applicable, in each case with respect to Holdco, BTG Hotels and BTG (in each case, to the extent applicable and other than with respect to any subsidiary of the Company other than any “significant subsidiary” of the Company within the meaning of Rule 405 under the Securities Act);

·	all fees required to be paid on the closing date of the Transactions pursuant to the fee letter executed by the parties to the Debt Commitment Letter simultaneously therewith and reasonable out-of-pocket expenses required to be paid on the closing date of the Transactions pursuant to the Debt Commitment Letter, to the extent invoiced at least three business days prior to such closing date (except as otherwise reasonably agreed by Holdco), upon the initial borrowings under the Term Facility, having been, or being substantially simultaneously, paid (which amounts may be offset against the proceeds of the Term Facility);

·	the Lead Arranger having received a customary borrowing notice;

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·	the accuracy of (i) certain specified representations and warranties applicable to BTG Hotels, BTG and Holdco to be set forth in the definitive documentation for the Term Facility and (ii) such specified representations and warranties by or with respect to the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdco or Merger Sub have the right (taking into account any applicable cure provisions) to terminate their respective obligations under the Merger Agreement or decline to consummate the merger as a result of a breach of such representations in the Merger Agreement (in each case, in accordance with the terms of the Merger Agreement), in each case, in all material respects (except that any of the representations in (i) above qualified by materiality will be accurate in all respects and any of the representations in (ii) above will be accurate to the extent required under the Merger Agreement); and

·	all Requisite Regulatory Approvals (as defined under the caption “The Merger Agreement— Agreement to Use Reasonable Best Efforts”) having been obtained, and the Lead Arranger having received a copy of each such Requisite Regulatory Approval to the extent such Requisite Regulatory Approval is granted in writing.

The Term Facility will be borrowed in a single drawing on the closing date of the Transactions. The Term Facility will mature on the date that is one year after the closing date of the Transactions and the then outstanding aggregate principal amount will be payable on the maturity date.

The interest rate of the Term Facility will be equal to the sum of the London interbank offered rate for U.S. dollar deposits for a three-month period equal to the applicable interest period, adjusted for statutory reserve requirements for U.S. dollar liabilities, and a margin of 2.5% per annum.

The obligations of Holdco under the Term Facility will be secured by a perfected first priority pledge of all the equity interests held by BTG Hotels directly or indirectly in the Company (including the surviving company) in favor of the Lead Arranger as offshore collateral agent for the benefit of the Lenders. The obligations of Holdco under the Term Facility will enjoy the benefit of the Keepwell Agreement to be delivered by BTG at the closing of the Term Facility. The surviving company will be subject under the Term Facility to certain financial covenants, including a maximum leverage ratio, a minimum interest coverage ratio and a minimum consolidated tangible net worth, to be tested as of the end of each three-month period, beginning from December 31, 2015, and also certain other customary covenants. The Term Facility will contain certain customary events of default.

The Lead Arranger’s commitments to provide the debt financing are not conditioned upon a successful syndication of any of the Term Facility with other financial institutions.

The Debt Commitment Letter and the commitments thereunder will not be assignable by any party thereto without the prior written consent of each party thereto, such consent not to be unreasonable withheld, conditioned or delayed.

Consortium Agreement

On December 6, 2015, the Proposal Parties entered into the Consortium Agreement, pursuant to which the Proposal Parties have agreed to, among other things, (i) form a consortium to work exclusively with one another for a period until September 5, 2016 or until the consortium agreement is terminated, (ii) cooperate and proceed in good faith to negotiate and (iii) cooperate in appointing legal, financial and other advisors, in each case, to undertake a transaction to acquire the Company, which would result in a delisting of the Company from NASDAQ and deregistering the Shares of the Company under the Exchange Act.

Support Agreement

Concurrently with the execution of the Merger Agreement, BTG Hotels, Holdco and the Rollover Shareholders entered into a support agreement, dated December 6, 2015 (the “Support Agreement”), pursuant to which each of the Rollover Shareholders has agreed (i) to vote any and all of their Shares in favor of the authorization and approval of the Merger Agreement and the Transactions and to appoint BTG Hotels or any person designated by BTG Hotels as proxy and attorney-in-fact to vote their Shares; (ii) to receive no cash consideration with respect to the Rollover Shares; and (iii) that all of the Rollover Shares will be converted into ordinary shares of the surviving company at the Effective Time, in each case, upon the terms and subject to the conditions of the Support Agreement.

Remedies and Limitations on Liability

The Company is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity, except that the Company will not be entitled to seek an injunction, specific performance or other equitable relief to enforce Holdco’s and Merger Sub’s obligations under the Merger Agreement to consummate the Merger and effect the closing of the Merger. In the event that Holdco or Merger Sub fails to consummate the closing of the Merger or otherwise breaches the Merger Agreement, the Company's right to receive payment of a termination fee in RMB equal to $88,873,000 from Parent, the expenses pursuant to Section 8.06(c) of the Merger Agreement and any amounts pursuant to Section 6.07(d) or Section 6.09(c) of the Merger Agreement would be its sole and exclusive remedy against Parent, Holdco, Merger Sub and their respective affiliates.

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Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the Merger and payment of a termination fee. If any party brings any action to enforce specifically the performance of the terms and provisions of the Merger Agreement by any party, the Termination Date will automatically be extended by (i) the amount of time during which such action is pending, plus twenty business days or (ii) such other time period established by the court presiding over such action.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Except as set forth under “Special Factors— Background of the Merger,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.

Interests of the Buyer Group

Following the completion of the Merger, BTG Hotels will own 100% of the equity interests of Holdco, and assuming the proposed Share Exchange among BTG Hotels, BTG and the Rollover Shareholders (other than Poly Victory) will not have been consummated as of the completion of the Merger, Holdco and the Rollover Shareholders will collectively own 100% of the equity interests of the surviving company immediately following the completion of the Merger as set forth in the table below. Because the Buyer Group will have equity interests in the surviving company, it will enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their investments in the Company, including the amount paid by BTG Hotels and Holdco as merger consideration for the Company’s Shares that are not Rollover Shares or Excluded Shares. These continuing shareholders will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company, and they will have no certainty of any future opportunity to sell their shares in the Company at an attractive price, or that any dividends paid by the Company will be sufficient to recover their investment. The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Holdco and the Rollover Shareholders will, immediately following the completion of the Merger, hold the following equity interests in the surviving company (assuming the proposed Share Exchange will not have been consummated as of completion of the Merger):

Name	Percentage of equity of the surviving company(1)
BTG Hotels Group (HONGKONG) Holdings Co., Limited	66.14%
Poly Victory Investments Limited	14.83%
Ctrip Information Technology (Shanghai) Co., Ltd.	14.50%
Neil Nanpeng Shen	0.38%
Smart Master International Limited	3.48%
David Jian Sun	0.03%
Peace Unity Investments Limited	0.23%
Jason Xiangxin Zong	0.08%
Wise Kingdom Group Limited(2)	0.32%
Total	100.00%

(1)	Ownership percentages are based on 99,299,802 outstanding ordinary shares of the surviving company immediately following the Effective Time, as contemplated under the Plan of Merger.

(2)	Wise Kingdom Group Limited is wholly owned and controlled by Ms. Lau, the spouse of Mr. Liang.

The following diagrams illustrate the ownership structure of the Company prior to and immediately following completion of the Merger (assuming that the proposed Share Exchange will not have been consummated as of completion of the Merger):

Prior to the completion of the Merger

 Immediately following completion of the Merger

(1)	For the beneficial ownership of Shares by each Rollover Shareholder as of the date of the proxy statement, please refer to “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 105.

(2)	For the beneficial ownership of equity of the surviving company by each Rollover Shareholder immediately following completion of the Merger, please refer to the table on page 65 under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group.”

If the proposed Share Exchange is successfully completed, which is subject to the satisfaction of certain conditions and is expected to close after completion of the Merger, BTG Hotels will beneficially own 100% of the equity interest in the surviving company, the Rollover Shareholders (other than Poly Victory) will become shareholders of BTG Hotels, and BTG will decrease its ownership of the equity interests of BTG Hotels immediately following the completion of the proposed Share Exchange as set forth in the table below.

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	Percentage of equity of BTG Hotels
Name	Immediately prior to the Share Exchange	Immediately following the Share Exchange
Beijing Tourism Group Co., Ltd.	60.12%	51.92%
Ctrip Information Technology (Shanghai) Co., Ltd.	—	21.93%
Neil Nanpeng Shen	—	0.57%
Smart Master International Limited	—	5.27%
David Jian Sun	—	0.05%
Peace Unity Investments Limited	—	0.35%
Jason Xiangxin Zong	—	0.13%
Wise Kingdom Group Limited (1)	—	0.48%
Other shareholders of BTG Hotels	39.88%	19.33%
Total	100.00%	100.00%

(1)	Wise Kingdom Group Limited is wholly owned and controlled by Ms. Lau, the spouse of Mr. Liang.

The following diagram illustrates the ownership structure of the Company and BTG Hotels immediately following completion of both the Merger and the proposed Share Exchange (as further described under “—Related-Party Transactions—Share Exchange” beginning on page 68):

(1)	For the beneficial ownership of equity of BTG Hotels by each Rollover Shareholder (other than Poly Victory) immediately following the Share Exchange, please refer to the table on page 66 under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” and the table on page 69 under “—Related-Party Transactions—Share Exchange.”

If the proposed Share Exchange is completed, because of BTG Hotels’ beneficial ownership of 100% of the equity interest in the surviving company, the Rollover Shareholders (other than Poly Victory) and BTG will enjoy benefits from any future earnings, growth and value of the Company after the Merger and will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The value to be received by the Rollover Shareholders in the Share Exchange is uncertain, particularly in light of the timing and uncertainty of completion of the Share Exchange and the impact of the applicable 12 or 36 month lock-up period on the expected value of the BTG Hotels shares. Depending on the future trading price of the BTG Hotels shares, the per Share value represented by the BTG Hotels shares to be received in the Share Exchange by BTG and the Rollover Shareholders (other than Poly Victory) in exchange for their beneficial ownership of the Rollover Shares may be higher than, lower than or equal to the Per Share Merger Consideration.

Treatment of Shares, Options and Restricted Share Units Held by Directors and Executive Officers

As of the date of this proxy statement, the Company’s directors and executive officers, as a group held an aggregate of 4,861,806 Shares (excluding Shares owned by Poly Victory and Ctrip Shanghai), outstanding options to purchase 1,027,050 Shares and 161,850 restricted share units. Together, as of the date of this proxy statement, the Shares held by such persons represent approximately 0.08% of the total Shares of the Company that are subject to purchase as part of the Merger. The maximum total amount of all cash payments the Company's directors and executive officers may receive in respect of their Shares, vested and unvested options and restricted share units if the Merger is consummated is approximately US$14,334,517.

At the Effective Time, (i) each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes, (ii) except as provided under the arrangement with respect to options held by certain directors, officers and employees of the Company described below, each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall not have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, as soon as practicable after the Effective Time, in an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes, and (iii) except as provided under the arrangement with respect to restricted share units held by certain directors, officers and employees of the Company described below, each restricted share unit awarded under the Share Incentive Plan immediately prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share unit, as soon as practicable after the Effective Time, in an amount equal to the product of (a) US$17.90 and (b) the total number of Shares underlying such restricted share unit, without interest and net of any applicable withholding taxes. In the case that the exercise price per Share of any option is not lower than US$17.90, such option will be cancelled for no consideration.

The restricted cash awards which (i) would vest within two (2) years after the Effective Time and are issued to the Selected Key Employees, (ii) would vest within two (2) years after the Effective Time and are issued to the Buyer Group Directors, and (iii) are issued to the members of the Special Committee, in each case, will be fully vested and payable when issued, and the surviving company will pay all amounts owed under such restricted cash awards to the holders thereof as soon as practicable after closing of the Merger.

At the Effective Time, the Share Incentive Plan and all relevant award agreements applicable to the Share Incentive Plan will be terminated. In addition, each option, whether or not vested, and restricted share unit that is outstanding and unexercised, at the Effective Time will be cancelled.

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The table below sets forth, as of the date of this proxy statement, for each of the Company’s directors and officers:

·	the number of Shares owned and the number of Shares (other than any Rollover Shares) owned;

·	the cash payment that will be made in respect of the Shares (other than any Rollover Shares) at the Effective Time;

·	the number of Shares issuable under the outstanding options held by such person (including vested and unvested options) and the exercise price payable per Share for the options;

·	the cash payment that will be made in respect of the outstanding options held by such person following the Effective Time (including restricted cash awards);

·	the number of the outstanding restricted share units held by such person;

·	the cash payment that will be made in respect of the outstanding restricted share units held by such person following the Effective Time (including restricted cash awards); and

·	the total cash payment that will be made in respect of the outstanding Shares (other than any Rollover Shares), options to purchase Shares and restricted share units held by such person (including restricted cash awards).

	Shares		Options to Purchase Shares(1)			Restricted Share Units
Name of Directors and Executive Officers	Shares Beneficially Owned (Excluding Rollover Shares)	Cash Payment Therefor (Excluding Rollover Shares) (US$)	Shares Underlying	Exercise Price (US$)	Cash Payment Therefor (US$)(2)	Shares Underlying	Cash Payment Therefor (US$)(2)	Total Cash Payments (US$)(2)
Yi Liu	—	—	16,500	12.39 – 14.64	60,090	—	—	60,090
Neil Nanpeng Shen	—	—	26,000	11.19 – 14.95	131,330	16,120	288,548	419,878
David Jian Sun	40,000	716,000	332,000	11.19 – 15.62	1,519,460	22,494	402,643	2,638,103
May Wu	198,000	3,544,200	200,000	11.19 – 15.62	1,011,670	17,190	307,701	4,863,571
Cathy Xiangrong Li	18,266	326,961	132,000	11.19 – 17.16	671,280	54,798	980,884	1,979,126
Jason Xiangxin Zong	—	—	260,800	11.19 – 15.62	1,173,740	16,388	293,345	1,467,085
Min Bao	5,500	98,450	4,500	12.39 – 14.95	20,543	—	—	118,993
James Jianzhang Liang	4,500	80,550	13,000	11.19 – 14.95	65,665	8,246	147,603	293,818
Kenneth Gaw	83,159	1,488,546	13,000	11.19 – 14.95	65,665	8,246	147,603	1,701,815
Terry Yongmin Hu	13,126	234,955	16,250	11.19 – 14.95	82,081	10,122	181,184	498,220
Arthur M. Wang	4,500	80,550	13,000	11.19 – 14.95	65,665	8,246	147,603	293,818
All directors and executive officers as a group	367,051	6,570,213	1,027,050	11.19 – 17.16	4,867,188	161,850	2,897,115	14,334,517

(1)	Exclude options that have an exercise price lower than the Per Share Merger Consideration.
(2)	Includes restricted cash awards.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

·	The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

·	The surviving company will maintain the Company's directors and officers liability insurance for a period of six years after the Effective Time on terms with respect to coverage no less favorable than the Company's existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. The Company may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing directors' and officers' liability insurance maintained by the Company.

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·	From and after the Effective Time, the surviving company will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the current and former directors and officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring before or at the Effective Time to the extent provided under the Company and its subsidiaries' respective organizational and governing documents or agreements effective on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law.

·	Each director and officer of the Company has entered into an indemnification agreement with the Company and, subject to certain exceptions, Parent, Holdco and Merger Sub will, jointly and severally, indemnify and hold harmless the Company from any damages incurred by the Company in connection with any claims against the Company or any of its officers and directors resulting from Parent, Holdco and/or Merger Sub’s disclosure of Company-related information.

The Special Committee

On June 11, 2015, the Board established a special committee of independent and disinterested directors to, among other things, consider the proposal from the Proposal Parties and take any actions it deems appropriate to assess the fairness and viability of such proposal.

The Special Committee consists of three independent and disinterested directors, Messrs. Kenneth Gaw, Terry Yongmin Hu and Arthur M. Wang. None of the three directors are affiliated with the Buyer Group or any member of the management of the Company, and none of the three directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders, other than (i) the directors’ receipt of Board compensation in the ordinary course and the Special Committee members’ compensation in connection with its evaluation of the Merger (none of which is contingent upon the completion of the Merger or the Special Committee’s or Board’s recommendation of the Merger), (ii) the directors’ indemnification and liability insurance rights under the Merger Agreement and (iii) the acceleration of the vesting of restricted cash awards to be issued to the Special Committee members for the unvested options and restricted share units held by them. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate the members of the Special Committee in exchange for their service in such capacity at a monthly rate of US$12,000 for each member of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or Board’s recommendation of the Merger).

Position with the Surviving Company

The directors and executive officers of Merger Sub immediately prior to the Effective Time will become the directors and executive officers, respectively, of the surviving company, in each case, unless otherwise determined by Holdco prior to the Effective Time. It is anticipated that, after the consummation of the Merger, the existing executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related-Party Transactions

Share Exchange

On December 6, 2015, BTG Hotels, BTG and the Rollover Shareholders (other than Poly Victory) entered into the Share Exchange Agreement in relation to the proposed Share Exchange. On the terms and subject to the conditions of Share Exchange Agreement, BTG Hotels will (i) issue 109,218,761 common shares of BTG Hotels to BTG in exchange for all of the issued and outstanding shares of Poly Victory held by BTG and (ii) issue to each Rollover Shareholder (other than Poly Victory), in exchange for Rollover Shares held by them, certain number of common shares of BTG Hotels as set forth opposite their names in the table below. Pursuant to the Share Exchange Agreement, the exchange ratio in the Share Exchange is based on (i) the Per Share Merger Consideration of US$17.90 in the Merger and (ii) RMB15.69, representing 90% of the volume weighted average price of BTG Hotels shares over the 20 trading days prior to March 17, 2015, the date BTG Hotels suspended the trading of its shares on the Shanghai Stock Exchange as permitted under applicable PRC regulations.

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	Rollover Shares of the Company		BTG Hotels common shares to be issued pursuant to the Share
Rollover Shareholder	Shares	Represented by ADSs	Exchange Agreement
Poly Victory Investments Limited	13,446,959	1,279,206	N/A	(1)
Ctrip Travel Information Technology (Shanghai) Co., Ltd.	14,400,765	—	104,901,899
Neil Nanpeng Shen	375,500	—	2,735,317
Smart Master International Limited	3,275,389	183,356	25,195,114
David Jian Sun	30,138	—	219,539
Peace Unity Investments Limited	228,806	—	1,666,729
Jason Xiangxin Zong	74,272	10,000	613,876
Wise Kingdom Group Limited (2)	—	317,294	2,311,317

(1)	BTG Hotels will issue 109,218,761 common shares of BTG Hotels to BTG in exchange for all of the issued and outstanding shares of Poly Victory held by BTG.

(2)	Wise Kingdom Group Limited is wholly owned and controlled by Ms. Lau, the spouse of Mr. Liang.

The consummation of the Share Exchange is subject to the satisfaction of various conditions set forth in the Share Exchange Agreement, including receipt of requisite PRC regulatory approvals with respect to the Share Exchange, and is expected to occur after completion of the Merger. The consummation of the Share Exchange is not conditional on the consummation of the Merger, and the consummation of the Merger is not conditional on the consummation of the Share Exchange.

Pursuant to the Share Exchange Agreement, BTG and the Rollover Shareholders (other than Poly Victory), which will subscribe for BTG Hotels common shares in the Share Exchange, have also agreed to be subject to certain lock-up periods with respect to the newly issued BTG Hotels common shares (unless the lock-up periods have been otherwise determined by any regulatory authority):

·	BTG may not transfer the newly issued BTG Hotels common shares until the end of 36 months following the date of the closing of the Share Exchange, subject to the following exceptions:

o	BTG’s lock-up period with respect to the newly issued BTG Hotels common shares will be extended by six months, in the event that (i) during the six-month period following the closing of the Share Exchange, the closing prices of BTG Hotels common shares are lower than the RMB15.69 per BTG Hotels common share for 20 consecutive trading days, or (ii) the closing price at the end of the six-month period following the closing of the Share Exchange is lower than RMB15.69 per BTG Hotels common shares; and

o	In the event that there is any investigation by any judicial authority or the China Securities Regulatory Commission arising out of any false or misleading statement or material omission in the disclosure relating to the Share Exchange, BTG may not transfer any of the BTG Hotels shares held by it until the resolution of such investigation;

·	Ctrip Shanghai may not transfer the newly issued BTG Hotels common shares until the end of 36 months following the date of the closing of the Share Exchange; and

·	the Rollover Shareholders (other than Poly Victory and Ctrip Shanghai) may not transfer the newly issued BTG Hotels common shares until the end of 12 months following the date of the closing of the Share Exchange; provided that, in the event that such Rollover Shareholder has not beneficially owned the Rollover Shares held by it for at least 12 months as of the closing of the Share Exchange, the lock-up period for such Rollover Shareholder will be extended to 36 months following the date of the closing of the Share Exchange.

The value to be received by the Rollover Shareholders in the Share Exchange is uncertain, particularly in light of the timing and uncertainty of completion of the Share Exchange and the impact of the applicable 12 or 36 month lock-up period on the expected value of the BTG Hotels shares. Depending on the future trading price of the BTG Hotels shares, the per Share value represented by the BTG Hotels shares to be received in the Share Exchange by BTG and the Rollover Shareholders (other than Poly Victory) in exchange for their beneficial ownership of the Rollover Shares may be higher than, lower than or equal to the Per Share Merger Consideration.

Exchangeable Bonds

On December 24, 2015, BTG issued exchangeable bonds to certain institutional investors including qualified institutional funds and asset management plans in which certain members of the Buyer Group and management of the Company have economic interests. The exchangeable bonds issued by BTG are exchangeable into the common shares of BTG Hotels after certain period of time, and the aggregate subscription price of such exchangeable bonds was approximately RMB343.4 million (US$52.9 million).

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Transaction with Jian Guo Inns

Jian Guo Inns Beijing Ltd., or Jian Guo Inns, is a subsidiary of BTG Hotels. From 2004 through the beginning of 2012, Jian Guo Inns was the lessor of three leased-and-operated hotels in our hotel chain. One of the three property lease contracts was terminated from April 1, 2012 due to a change in the property’s ownership. In 2013, 2014 and the first nine months of 2015, we paid RMB 1.8 million, RMB 1.8 million (US$0.3 million) and RMB 1.4 million (US$0.2 million), respectively, to Jian Guo Inns as rental payments.

Transactions with Ctrip

Two of Ctrip’s directors, Mr. Shen and Mr. Liang, are also the Company’s directors. Some of our customers book our hotel rooms through Ctrip and we pay agency fees to Ctrip for such bookings. The amounts incurred by us as agency fees in 2013, 2014 and the first nine months of 2015 were RMB 38.7 million, RMB 38.1 million (US$6.1 million) and RMB 25.8 million (US$4.1 million), respectively.

 See “Item 10. Additional Information—C. Material Contracts” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement, for a description of the registration rights agreement we have entered into with Ctrip.

Other Related Party Transactions

For a description of the Company’s related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 109 for a description of how to obtain a copy of the Company’s Annual Report.

Except for the transactions discussed above under this caption titled “Related Party Transactions” or the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Buyer Group, and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding US$60,000 with any member of the Buyer Group.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees
Legal fees and expenses
Special Committee fees
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)
ADS cancellation and surrender fees(1)
Total

(1)	Includes ADS cancellation fees for ADSs held by members of the Rollover Shareholders.

These expenses (other than the ADS cancellation fees and surrender fees) will not reduce the merger consideration to be received by the Company’s shareholders and ADS holders. If the Merger is consummated, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay such costs and expenses except as otherwise provided in the Merger Agreement and the Consortium Agreement.

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Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting of the Company. Pursuant to the Consortium Agreement, Mr. Liang has agreed to vote all of the Shares he beneficially owns in favor of the Merger at the extraordinary general meeting of the Company. As of the date of this proxy statement, the Rollover Shareholders and Mr. Liang beneficially own, in the aggregate, 33,666,185 Shares, which represent approximately 34.5% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company). Unless the Merger Agreement has been terminated in accordance with its terms, Holdco will cause to be voted, at the extraordinary general meeting of the Company, all of the Shares or ADSs, if any, over which Holdco, Merger Sub or Parent otherwise has, directly or indirectly, voting power through enforcement of the Support Agreement (subject to the terms and conditions therein) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Litigation Related to the Merger

The Company is not aware of any lawsuit that challenges the Merger Agreement, the Plan of Merger or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the Requisite Regulatory Approvals, the approvals, filings or notices required under the federal securities laws, and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger.

As described under the caption “The Merger Agreement—Agreement to Use Reasonable Best Efforts,” “Requisite Regulatory Approvals” include, in each case, with respect to the Merger, (i) the overseas investment filing with the PRC National Development and Reform Commission, (ii) the approval by the State-owned Assets Supervision and Administration Commission of the Beijing Municipal Government of the PRC and (iii) the clearance by the PRC Ministry of Commerce under the PRC anti-monopoly law.

On December 28, 2015, BTG Hotels received the approval by the State-Owned Assets Supervision and Administration Commission of the Beijing Municipal Government of the PRC with respect to the Merger.

On January 25, 2016, BTG Hotels completed the overseas investment filing with the PRC National Development and Reform Commission with respect to the Merger.

Dissenters’ Rights

Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

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This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Holdco or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on the past composition of our income and the valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company or a “PFIC” for the taxable year ended December 31, 2014 and we do not expect to be a PFIC for the taxable year ended December 31, 2015 or the current taxable year ending December 31, 2016, although there can be no assurance in this regard as the application of the PFIC rules is subject to uncertainty in several respects, and we must make a separate determination after the close of each taxable year as to whether we were a PFIC for such years. We currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and, because the value of our assets is determined in part by reference to the market prices of our ADSs and Shares, which has been subject to fluctuations and which is likely to continue to fluctuate over time, there can be no assurance that we will not be classified as a PFIC for the taxable year ended December 31, 2015 or the current taxable year ending December 31, 2016. Our PFIC status for the taxable year ended December 31, 2015 will not be determined until the final results of our annual audit are available and our PFIC status for the current taxable year ending December 31, 2016 will not be determinable until the close of the taxable year ending December 31, 2016.

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In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally (a) would be allocated ratably to each day over such U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year and(d) an interest charge at the rage for underpayments of taxes would be imposed on the resulting tax allocated to such period.

If we were a PFIC in any year in which a U.S. Holder held ADSs or Shares and certain conditions relating to the regular trading of the Company’s ADSs have been met in the past, a U.S. Holder of ADSs or Shares may have been able to make a so-called “mark-to-market” election with respect to their ADSs or Shares. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any).

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

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Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in the PRC is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with the PRC.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises or “Bulletin 24,” which was issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non–resident enterprise transfers equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. According to Circular 698, Bulletin 24 and Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises' equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises' equity and impose a 10% income tax on the gain from such offshore share transfer. Circular 698 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company's non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

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MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing two Shares, on NASDAQ under the symbol “HMIN” for each quarter of 2013, 2014, 2015 and 2016:

	Sales Price Per ADS (in US$)
	High	Low
Quarterly:
2013
First quarter	32.00	27.60
Second quarter	30.82	23.93
Third quarter	36.74	24.90
Fourth quarter	44.17	33.00
2014
First quarter	43.89	28.98
Second quarter	34.83	26.55
Third quarter	36.84	28.60
Fourth quarter	32.10	26.25
2015
First quarter	30.39	21.56
Second quarter	33.25	23.38
Third quarter	31.75	23.91
Fourth quarter	34.78	27.73
2016
First quarter (through February 4, 2016)	34.40	33.45

On June 10, 2015, the last trading day immediately prior to the Company’s announcement on June 11, 2015 that it had received a going-private proposal from the Proposal Parties, the reported closing price of the ADSs on NASDAQ was US$30.17 per ADS. The Per ADS Merger Consideration of US$35.80 represents a premium of approximately 18.7% over the closing price of the ADS as quoted by NASDAQ on June 10, 2015, and a premium of approximately 29.4% and 36.6% to the volume-weighted average trading price as quoted by NASDAQ during the 30 and 60 trading days prior to, and including June 10, 2015, the last trading day prior to the Company’s announcement on June 11, 2015 that it had received a going-private proposal, respectively. On                     , 2016, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were US$             and US$            , respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company neither declared nor paid any dividends in the past two years and as of the date of this proxy statement, nor does the Company have any present plan to pay any cash dividends on its Shares in the foreseeable future.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any Shares pending consummation of the Merger. In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in the PRC. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in the PRC is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in the PRC incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

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THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on                     , 2016, at              a.m. ([local] time) at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China .

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

·	as special resolutions:

THAT the Merger Agreement, the Plan of Merger required to be registered with the Registrar of Companies in the Cayman Islands in order to give effect to the Merger, and the Transactions, including (i) the Merger and (ii) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger, be authorized and approved;

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

·	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is completed, each issued and outstanding Share (other than the Rollover Shares, the Excluded Shares and the Dissenting Shares) and ADS (other than ADSs representing the Rollover Shares or the Excluded Shares), will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration (less cancellation fees of US$0.05 per ADS pursuant to the terms of the Deposit Agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement.

At the Effective Time, (i) the Rollover Shares will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.005 each, of the surviving company, (ii) the Excluded Shares (including ADSs representing the Excluded Shares) will be cancelled for no consideration or distribution therefor, and (iii) the Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the Cayman Islands Companies Law. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the surviving company.

In addition to the foregoing, at the Effective Time,

i.	each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes; in the case that the exercise price per Share of any option is not lower than US$17.90, such option will be cancelled for no consideration;

ii.	except as provided under the arrangement with respect to options held by certain directors, officers and employees of the Company described below, each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall not have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, as soon as practicable after the Effective Time, in an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes; in the case that the exercise price per Share of any option is not lower than US$17.90, such option will be cancelled for no consideration;

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iii.	except as provided under the arrangement with respect to restricted share units held by certain directors, officers and employees of the Company described below, each restricted share unit awarded under the Share Incentive Plan immediately prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share unit, as soon as practicable after the Effective Time, in an amount equal to the product of (a) US$17.90 and (b) the total number of Shares underlying such restricted share unit, without interest and net of any applicable withholding taxes;

iv.	the restricted cash awards which (i) would vest within two (2) years after the Effective Time and are issued to the Selected Key Employees, (ii) would vest within two (2) years after the Effective Time and are issued to the Buyer Group Directors, and (iii) are issued to the members of the Special Committee, in each case, will be fully vested and payable when issued, and the surviving company will pay all amounts owed under such restricted cash awards to the holders thereof as soon as practicable after closing of the Merger.; and

v.	each ordinary share, par value US$0.0005 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.005 per share, of the surviving company.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company as amended to date and the laws of the Cayman Islands, unanimously:

·	determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders) and declared it advisable for the Company to enter into the Transactions, including the Merger;

·	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger;

·	directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval; and

·	subject to the terms of the Merger Agreement, resolved to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is                     , 2016 at              a.m. ([local] time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                     , 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each outstanding Share on the Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be                      Shares entitled to be voted at the extraordinary general meeting. See “—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy or by corporate representative, of one shareholder holding at least one-third of the issued and outstanding Shares that are entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

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Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by (i) a special resolution (as defined in the Cayman Islands Companies Law), which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders, and (ii) the Majority of the Minority Vote Requirement which requires, so long as the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy at the extraordinary general meeting of the Company’s shareholders exceed 50% of all of the issued and outstanding Shares of the Company as of the close of business on the Share Record Date, the affirmative vote of holders of Shares representing more than 50% of the Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at such meeting. If this vote is not obtained, the Merger will not be completed.

As of the date of this proxy statement, there are                  Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.” We expect that, as of the Share Record Date, there will be                  Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.”

As of the date of this proxy statement, the Rollover Shareholders collectively beneficially own an aggregate of 33,661,685 Shares, which represents approximately 34.5% of the total issued and outstanding Shares (excluding, for purposes of this calculation, Shares issuable to the Rollover Shareholders upon the exercise of options of the Company). See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 105 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Assuming the Rollover Shareholders comply with their voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date in order for the proposal to be authorized and approved:

(a)	assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares other than the Shares held by the Rollover Shareholders must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(b)	in order to satisfy the Majority of Minority Vote Requirement, assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least Shares held by the Company’s shareholders other than the Rollover Shareholders must be voted in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each Share carries one vote.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than             :00 a.m. on                     , 2016 ([local] time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at homeinns@mackenziepartners.com.

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ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on                     , 2016 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 5:00 p.m. (New York City time) on                     , 2016. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to Section 4.7 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on                     , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of ADS cancellation fees (US$0.05 for each ADS) to be cancelled pursuant to the terms of the Deposit Agreement and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

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Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger, FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “—Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

·	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Homeinns Hotel Group, No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China, Attention: Ethan Ruan.

·	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than :00 a.m. ([local] time) on , 2016, which is the deadline for shareholders to lodge proxy cards.

·	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

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Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on                     , 2016. A holder of ADSs can do this in one of two ways:

·	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

·	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the Merger will have the right to exercise dissenters’ rights and receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting of the Company, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON                     , 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., which is acting as the Company’s proxy solicitor in connection with the Merger, as follows:

105 Madison Avenue

New York, New York 10016

homeinns@mackenziepartners.com

Call Collect: 1-212-929-5500 (outside the United States)

or

Toll-Free 1-800-322-2885

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Solicitation of Proxies

We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by MacKenzie Partners, Inc. will be approximately US$40,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

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THE MERGER AGREEMENT

The following summary describes material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, BTG Hotels, Merger Sub, Holdco or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 109.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Plan of Merger, with the Company continuing as the surviving company resulting from the Merger. If the Merger is completed, the Company will cease to be an independent publicly traded company. The closing will occur on the third business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute the Plan of Merger and register the Plan of Merger and other related documents with the Cayman Registrar. The Merger will become effective on the date specified in the Plan of Merger.

We expect that the Merger will be completed during the first half of 2016, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the memorandum and articles of association in the form attached as Annex B to the Plan of Merger (which is substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, except that, at the Effective Time, (i) Article I of the memorandum of association of the surviving company will be amended to read as follows: “The name of the company is Homeinns Hotel Group.” and the articles of association of the surviving company will be amended to refer to the name of the surviving company as “Homeinns Hotel Group” and (ii) if necessary, references therein to the authorized share capital of the surviving company will be amended to refer to the authorized capital of the surviving company as approved in the Plan of Merger) will be the memorandum and articles of association of the surviving company. The directors of Merger Sub immediately prior to the Effective Time will become the directors of the surviving company and the officers of Merger Sub immediately prior to the Effective Time will become the officers of the surviving company.

Merger Consideration

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than the Rollover Shares, Excluded Shares, and the Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash, without interest and net of any applicable withholding taxes. Each outstanding ADS, other than any ADS that represents Rollover Shares or Excluded Shares, will then represent the right to receive the Per ADS Merger Consideration in cash (less cancellation fees of US$0.05 per ADS pursuant to the terms of the Deposit Agreement) without interest and net of any applicable withholding taxes.

None of the Rollover Shareholders shall have the right to receive the Per Share Merger Consideration or Per ADS Merger Consideration in respect of the Rollover Shares, and each Rollover Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.005 each, of the surviving company. The Excluded Shares and ADSs representing the Excluded Shares will be cancelled for no consideration. Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. Please see “Dissenter Rights” beginning on page 99 for additional information.

At the Effective Time, each outstanding ordinary share, par value US$0.0005 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value US$0.005 per share, of the surviving company.

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Treatment of Share Options

At the Effective Time, (i) each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive, as soon as practicable after the Effective Time, an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes, and (ii) except as provided under the arrangement with respect to options held by certain directors, officers and employees of the Company described below, each option to purchase Shares granted under the Share Incentive Plan that is issued and outstanding immediately prior to the Effective Time and shall not have become vested on or prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such option, as soon as practicable after the Effective Time, in an amount equal to the product of (a) the total number of Shares issuable under such option immediately prior to the Effective Time multiplied by (b) the excess of US$17.90 over the exercise price payable per Share under such option, if any, in cash, without interest and net of any applicable withholding taxes. In the case that the exercise price per Share of any option is not lower than US$17.90, such option will be cancelled for no consideration.

The restricted cash awards which (i) would vest within two (2) years after the Effective Time and are issued to the Selected Key Employees, (ii) would vest within two (2) years after the Effective Time and are issued to the Buyer Group Directors, and (iii) are issued to the members of the Special Committee, in each case, will be fully vested and payable when issued, and the surviving company will pay all amounts owed under such restricted cash awards to the holders thereof as soon as practicable after closing of the Merger.

At the Effective Time, the Share Incentive Plan and all relevant award agreements applicable to the Share Incentive Plan will be terminated. In addition, each option, whether or not vested, and restricted share unit that is outstanding and unexercised, at the Effective Time will be cancelled.

Treatment of Restricted Share Units

At the Effective Time, except as provided under the arrangement with respect to restricted share units held by certain directors, officers and employees of the Company described below, each restricted share unit awarded under the Share Incentive Plan immediately prior to the Effective Time will be cancelled and converted into the right to receive a restricted cash award subject to the same vesting conditions and schedules applicable to such restricted share unit, as soon as practicable after the Effective Time, in an amount equal to the product of (a) US$17.90 and (b) the total number of Shares underlying such restricted share unit, without interest and net of any applicable withholding taxes.

The restricted cash awards which (i) would vest within two (2) years after the Effective Time and are issued to the Selected Key Employees, (ii) would vest within two (2) years after the Effective Time and are issued to the Buyer Group Directors, and (iii) are issued to the members of the Special Committee, in each case, will be fully vested and payable when issued, and the surviving company will pay all amounts owed under such restricted cash awards to the holders thereof as soon as practicable after closing of the Merger.

Exchange Procedures

Prior to the Effective Time, Holdco will deposit with the paying agent for the benefit of the holders of the Shares (other than Excluded Shares), ADSs and options or restricted share units pursuant to the Merger Agreement in an amount sufficient to pay the merger consideration. As promptly as practicable after the Effective Time, the paying agent will mail to each registered holder of Shares entitled to receive the Per Share Merger Consideration (a) a form of letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares (other than Excluded Shares) will be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. Upon surrender of a share certificate or a declaration of loss, each registered holder of Shares will receive an amount equal to (a) the number of Shares multiplied by (b) the Per Share Merger Consideration.

As promptly as reasonably practicable after the Effective Time (but within five business days thereafter), the paying agent will transmit to the ADS Depositary a cash amount equal to (a) the number of ADSs issued and outstanding (other than ADSs representing the Rollover Shares or Excluded Shares), multiplied by (b) the Per ADS Merger Consideration. The ADS Depositary will distribute the merger consideration for the ADSs (less cancellation fees of US$0.05 per ADS pursuant to the terms of the Deposit Agreement) to ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Rollover Shares or Excluded Shares) immediately prior to the Effective Time, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs. The surviving company will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the distribution of the Per ADS Merger Consideration, other than withholding taxes or ADS cancellation fees.

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As promptly as practicable after the Effective Time (but within five business days thereafter), the paying agent will transmit to the surviving company and/or one or more of its subsidiaries a cash amount equal to the amounts payable pursuant to the Merger Agreement to former holders of options or restricted share units.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Holdco and Merger Sub and representations and warranties made by Holdco and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including those set forth in the disclosure schedules delivered by the Company and Holdco and Merger Sub in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the Merger Agreement (subject to certain limitations).

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

·	due organization, valid existence and, where applicable, good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to carry on its businesses;

·	capitalization of the Company, the absence of options, warrants, preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company's shareholders;

·	the Company's corporate power and authority to execute and deliver, to perform its obligations under and to consummate the Transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

·	the declaration of advisability and recommendation to the shareholders of the Company of the Merger Agreement and the Merger by the Special Committee and by the Board, and the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board;

·	the Requisite Company Vote;

·	the receipt of opinion from Credit Suisse;

·	the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the Merger Agreement and consummating the Transactions;

·	governmental consents and approvals;

·	compliance with applicable laws, licenses and permits (including in relation to anticorruption and economic sanctions);

·	the Company's SEC filings since January 1, 2012 and the financial statements included therein;

·	absence of undisclosed liabilities;

·	the Company's disclosure controls and procedures and internal controls over financial reporting;

·	compliance with the applicable rules and regulations of NASDAQ;

·	the absence of any “Company Material Adverse Effect” (as defined below) on the Company or certain other changes or events since December 31, 2014;

·	the accuracy of information supplied by the Company that is disclosed in the reorganization report of BTG Hotels that will be filed with the Shanghai Stock Exchange and in the proxy statement;

·	the absence of any legal proceedings and governmental orders against the Company;

·	labor and employment matters (including share incentive plan of the Company and awards issued pursuant to such plan);

·	real property;

·	intellectual property;

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·	tax matters;

·	absence of secured creditors;

·	material contracts and the absence of any default under, or breach or violation of, any material contract;

·	interested party transactions;

·	insurance matters;

·	environmental matters;

·	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the Merger;

·	the absence of any undisclosed broker's or finder's fees; and

·	acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the Merger Agreement.

Many of the representations and warranties made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, that would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the subsidiaries taken as a whole. However, none of the following items occurring, either alone or in combination, constitute or will be taken into account in determining whether there has been or would be a Company Material Adverse Effect:

·	changes in financial, credit or securities or capital markets or in general economic, business, regulatory, legislative or political conditions, including changes in interest rates and foreign exchange rates, or in any of the industries in which the Company or any of its subsidiaries operate, so long as such changes do not adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries and markets in which they operate;

·	effects resulting from the public announcement of or the performance of the Merger Agreement, the pendency or the consummation of the Transactions, or the identity of any of Holdco, Merger Sub, BTG Hotels, Rollover Shareholders or their respective affiliates, including the impact or effect thereof on the relationship of the Company or its subsidiaries with any employees, customers, suppliers or partners;

·	natural disaster or any outbreak or escalation of hostilities or war or any act of terrorism or other force majeure events;

·	changes in any applicable laws or applicable accounting regulations or principles (including U.S. GAAP), or the interpretation or enforcement thereof, so long as such changes do not adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries and markets in which they operate;

·	any change in the price or trading volume of the ADSs or any failure to meet any financial projections, forecasts or forward-looking statements (except that facts or occurrences giving rise to or contributing to such change or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a “Company Material Adverse Effect”);

·	any Action in respect of the Merger Agreement or the Transactions brought or commenced by any current or former shareholder of the Company; or

·	actions taken (or omitted to be taken) by the Company or its subsidiaries with the written request or consent of Holdco or Merger Sub.

The representations and warranties made by Holdco and Merger Sub to the Company include representations and warranties relating to, among other things:

·	their due organization, valid existence and good standing; authority to carry on their businesses;

·	capitalization of Holdco and Merger Sub, ownership of the share capital of Merger Sub by Holdco and ownership of the share capital of Holdco by Parent, Holdco and Merger Sub being formed solely for the purposes of engaging in the Transactions, and the absence of secured creditors of Merger Sub;

·	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Transactions, and the enforceability of the Merger Agreement against them;

·	the Requisite Parent Vote;

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·	the absence of violations of, or conflict with, the governing documents of Holdco or Merger Sub, laws applicable to Holdco or Merger Sub and certain agreements of Holdco or Merger Sub as a result of Holdco and Merger Sub entering into and performing under the Merger Agreement and consummating the Transactions;

·	governmental consents and approvals;

·	debt financing; delivery of true, correct and complete copy of the debt commitment letter;

·	the absence of any undisclosed broker's or finder's fees;

·	the absence of any legal proceedings and governmental orders against Parent or Merger Sub;

·	the absence of any undisclosed agreements (i) between Holdco, Merger Sub, BTG Hotels, Rollover Shareholders or any of their respective affiliates, on the one hand, and any management or director of the Company, on the other hand, relating to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the merger consideration or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement, the Plan of Merger or the Merger or has agreed to vote against any competing transaction or superior proposal;

·	the absence of any undisclosed agreements between or among Holdco, Merger Sub, BTG Hotels, Rollover Shareholders or any of their respective affiliates;

·	the absence of undisclosed Shares and other securities of, any options, warrants or other rights to acquire the Shares and other securities of, or any other economic interest in, the Company, beneficially owned by ownership of Shares by Holdco, Merger Sub or any of the Rollover Shareholders;

·	delivery of true, correct and complete copy of the Support Agreement;

·	solvency of the surviving company at and immediately after the Effective Time;

·	non-reliance by Parent and Merger Sub on the Company's estimates;

·	independent investigation of the Company conducted by Holdco and Merger Sub; and

·	acknowledgement by the Company as to the absence of any other representations and warranties by Holdco or Merger Sub, other than the representations and warranties made by Holdco and Merger Sub contained in the Merger Agreement

Conduct of Business Prior to Closing

The Company has agreed that from the date of the Merger Agreement until the Effective Time, (a) the businesses of the Company and its subsidiaries will only be conducted in, and the Company and its subsidiaries will not take any action except in, a lawfully permitted manner in the ordinary course of business and consistent with past practice, and (b) the Company shall use its commercially reasonable efforts to preserve the assets and the business organization of the Company in all material respects, to keep available the services of the current officers and key employees of the Company and its subsidiaries and to maintain in all material respects the current relationships of the Company and its subsidiaries with existing key customers and other persons with which the Company has material business relations as of the date of the Merger Agreement.

From the date of the Merger Agreement until earlier of the Effective Time and the termination of the Merger Agreement, without the prior written consent of Holdco (which will not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

·	amend its organizational documents;

·	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) with limited exceptions, any Shares of any class of shares of the Company or any of its subsidiaries or (ii) any property or assets of the Company or any of its subsidiaries with a value or purchase price in excess of US$3,000,000, except in the ordinary course of business;

·	declare, set aside, make or pay any dividend or other distribution, payable in cash, Shares, property or otherwise, with respect to any of its Shares, other than dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiary consistent with past practice;

·	with limited exceptions, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its Shares;

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·	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiaries that is incorporated outside the PRC;

·	acquire (including by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) any assets, securities or properties, in aggregate, with a value or purchase price in excess of US$3,000,000 in any transaction or related series of transactions, except in the ordinary course of business;

·	other than expenditures necessary to maintain assets in good repair consistent with the past practice or pursuant to the Company’s operating plan as of the date of the Merger Agreement, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$3,000,000 or capital expenditures which are, in the aggregate, in excess of certain specified amount;

·	incur any indebtedness or issue any debt securities except for (i) the incurrence or guarantee of indebtedness under any of the Company or its subsidiaries’ existing credit facilities as in effect on the date of the Merger Agreement in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness, and (ii) the incurrence of new indebtedness in an aggregate amount not in excess of US$3,000,000;

·	except as required by law or pursuant to any employee compensation and benefits plan of the Company or any of its subsidiaries, (i) enter into any new employment or compensatory agreements, or terminate any such agreements, with any director, officer, employee or consultant of the Company or its subsidiaries other than the hiring or termination of employees or consultants below the vice president level or its equivalent or with an annual compensation of less than US$200,000, (ii) grant or provide any severance or termination payments or benefits to any director or officer of the Company or its subsidiaries, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, any director or officer of the Company or its subsidiaries except for any increase made in accordance with past practice, (iv) make any new equity awards to any director, officer or employee of the Company or its subsidiaries, (v) establish, adopt, amend or terminate any employee compensation and benefits plan of the Company or any of its subsidiaries or materially amend the terms of any outstanding share awards, (vi) take any action to accelerate the vesting of any share awards, or (vii) forgive any loans to directors, officers or employees of the Company or its subsidiaries;

·	issue or grant any share awards to any person;

·	make any material changes with respect to financial accounting principles, policies and procedures, except as required by changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto;

·	enter into, amend, modify, consent to the termination of, or waive any material rights under, any material contract that calls for annual aggregate payments of US$3,000,000 or more which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less;

·	except as otherwise permitted, enter into any contract between the Company or any of its subsidiaries, on the one hand, and any of its affiliates (other than the Company and its subsidiaries), officers, directors or employees, on the other hand;

·	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company which is not promptly replaced by a comparable amount of insurance coverage;

·	except as otherwise permitted, settle any action;

·	permit any item of the Company’s intellectual property to lapse or to be abandoned, dedicated or disclaimed, or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect the Company’s interest in such intellectual property;

·	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act;

·	enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by the Company or any of its subsidiaries to any third party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

·	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

·	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material tax refund, settle or finally resolve any material taxes controversy or materially change any method of tax accounting (except as required by applicable law); or

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·	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Company Shareholders' Meeting

Promptly after the SEC confirms that it has no further comments on the Schedule 13E-3, but in no event earlier than the later of (i) the date on which BTG Hotels’ shareholders’ approval has been obtained and (ii) the date on which the Requisite Regulatory Approvals have been obtained, the Company will cause an extraordinary general meeting of its shareholders to be duly called and held. The Board will recommend to the shareholders of the Company that they approve and authorize the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger, and include its recommendation in this proxy statement. The Company will use its reasonable best efforts to solicit proxies from its shareholders in relation to the Company’s shareholders’ meeting. In the event that the Board changes, withholds, withdraws, qualifies or modifies, or proposes to change, withhold, withdraw, qualify or modify, its recommendation to the shareholders of the Company, the Company will nevertheless call, give notice of, convene and hold the extraordinary general meeting and solicit from its shareholders proxies, unless the Merger Agreement is validly terminated.

The approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger, is subject to the following affirmative shareholder votes (the “Requisite Company Vote”): (i) two-thirds of the outstanding Shares present and voting at the Company’s shareholders meeting under Cayman Islands Companies Law; and (ii) the Majority of the Minority Vote Requirement which requires, so long as the Shares (excluding the Shares held by the Rollover Shareholders) present and voting at the Company’s shareholders meeting exceed 50% of all of the issued and outstanding Shares as of the close of business on the Share Record Date, more than 50% of the Shares (excluding the Shares held by the Rollover Shareholders) present and voting at such meeting.

Unless the Support Agreement has been terminated, Holdco will, at the extraordinary general meeting of the Company, vote all of its Shares or ADSs (including any Shares or ADSs over which Holdco, Merger Sub or BTG Hotels has voting power through enforcement of the Support Agreement) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

BTG Hotels Shareholders' Meeting

BTG Hotels will take all actions reasonably necessary or advisable to duly convene and hold its shareholders meeting as soon as reasonably practicable following the receipt of the approval by the State-owned Assets Supervision and Administration Commission of the Beijing Municipal Government with respect to the consummation of the Transactions, the confirmation by the Shanghai Stock Exchange that it has no further comments on the Reorganization Report, and, as required, circulation of documents to its shareholders of all necessary announcements, notices and documents required in connection with its shareholders meeting. BTG Hotels will use its reasonable best efforts to solicit from its shareholders proxies in relation to its shareholders meeting.

An affirmative vote of at least two-thirds of the total outstanding shares of BTG Hotels present and voting in person or by proxy (excluding any shares of BTG Hotels held directly or indirectly by BTG) (“Requisite Parent Vote”) in favor of the Merger is required for the consummation by Holdco and Merger Sub of the Merger.

Acquisition Proposals

None of the Company, any of its subsidiaries or any of their respective directors, officers or representatives will, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information in a matter designed to knowingly encourage), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to shareholders of the Company) with respect to, or that would reasonably be expected to lead to, any competing transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the Transactions to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a competing transaction, (iii) agree to approve, endorse or recommend any competing transaction, or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any competing transaction, or (iv) authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries acting directly or indirectly under the direction of the Company or any of its subsidiaries, to take any action set forth in (i) through (iii) above (in each case, other than to the extent expressly permitted pursuant to the provisions described below under “—No Change of Recommendation”). The Company will cease and cause to be terminated all discussions with any third parties existing as of the date of the Merger Agreement regarding a competing transaction.

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Prior to obtaining the required shareholder authorization and approval of the Company of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, if the Company receives an unsolicited, written, bona fide proposal or offer regarding a competing transaction from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the Company and its representatives may (a) contact and engage in discussions with such person in order to clarify and understand the terms and conditions of the proposal or offer to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal constitutes or is reasonably expected to lead to a superior proposal and (b) furnish information to, and enter into discussions with, such person if the Special Committee has (i) determined in good faith (after consultation with its financial advisor and independent legal counsel) that such proposal or offer constitutes or would reasonably be expected to result in a superior proposal, (ii) determined in good faith (after consultation with independent legal counsel) that failure to furnish information or enter into discussions with such person would be reasonably likely to violate its fiduciary obligations to the Company and its shareholders under applicable law and (iii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreement between the Company and the Proposal Parties; provided, that the Company will concurrently make available to Holdco any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Holdco or its representatives.

A competing transaction means (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the net revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the net revenue or net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.

A superior proposal means a written, bona fide offer or proposal with respect to a competing transaction (but with each reference to “20% or more” in the paragraph above replaced with “more than 50%”) on terms the Board determines, in its good faith judgment, upon the recommendation of the Special Committee (after receiving the advice of its financial advisor and independent legal counsel) (i) would be reasonably likely to be consummated in accordance with its terms (taking into account all of the terms and conditions, including all legal, financial, regulatory and other aspects, of the offer and the Merger Agreement, including conditions to closing, financing, regulatory approvals, identity of the offeror, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), and (ii) if consummated, would result in a more favorable transaction, from a financial point of view, to shareholders (other than the Rollover Shareholders) than the Merger, after taking into account any amendments proposed by Holdco (as described below under “—No Change of Recommendation”); provided, that none of the following shall be deemed a superior proposal: (x) any offer subject to due diligence review, (y) any offer in which closing of the proposed transaction is conditioned upon receipt of financing.

No Change of Recommendation

The Board will not:

·	change, withhold, withdraw, qualify or modify or propose to change, withhold, withdraw, qualify or modify, in each case, in a manner adverse to Holdco or Merger Sub, the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or fail to include in this proxy statement the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

·	approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, an offer or proposal with respect to a competing transaction;

·	if a tender offer or exchange offer for 20% or more of the outstanding share capital of the Company that constitutes a competing transaction is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days after commencement; or

·	subject to certain exceptions, approve or recommend, cause or permit the Company to enter into, or submit to a vote by its shareholders, any letter of intent, memorandum of understanding, agreement in principle, Merger Agreement, acquisition agreement or other similar document or contract with respect to any competing transaction.

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However, the Board may (x) change, withhold, withdraw, qualify or modify or propose to change, withhold, withdraw, qualify or modify its recommendation and/or (y) authorize the Company to terminate the Merger Agreement, approve or recommend a superior proposal to its shareholders, and enter into or execute an alternative merger agreement, prior to obtaining the required shareholder approval if (i) the Company has received a written, bona fide proposal or offer regarding a competing transaction that was not initiated or solicited in breach of the provisions described above under “—Acquisition Proposal” and (ii) the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (upon advice by its financial advisor and independent legal counsel) that such competing transaction constitutes a superior proposal and failure to make a change in its recommendation with respect to such superior proposal would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law; provided, however, that prior to taking such action:

·	the Board has given at least five days’ prior written notice to Holdco advising Holdco that the Board has received a superior proposal, specifying the material terms and conditions of such superior proposal, identifying the person making such superior proposal, and indicating that the Board intends to take any actions described above and the manner in which it intends (or may intend) to do so;

·	the Company has negotiated in good faith with Holdco during the period described in the immediately preceding bullet point, to the extent Holdco wishes to negotiate, to enable Holdco to make such adjustments in the terms and conditions of the Merger Agreement to that such superior proposal would cease to constitute a superior proposal;

·	the Company has permitted Holdco and its representatives to make a presentation, to the extent Holdco desires to make such presentation, to the Board and the Special Committee regarding the Merger Agreement and any adjustments with respect thereto; and

·	Holdco does not, within ten business days of Holdco’s receipt of the notice of superior proposal, make an offer that the Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and independent legal counsel), to be at least as favorable to the Company’s shareholders as such superior proposal.

In addition, if the Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to obtaining the required shareholder approval and upon advice by its independent legal counsel, that failure to change, withhold, withdraw, qualify or modify or propose to change, withhold, withdraw, qualify or modify its recommendation would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, the Board may, upon the recommendation of the Special Committee, change, withhold, withdraw, qualify or modify or propose to change, withhold, withdraw, qualify or modify its recommendation, provided that the Board shall (i) provide ten business days’ prior written notice to Holdco advising Holdco that the Board intends to effect a change of recommendation and specifying in reasonable detail the facts underlying and the reasons for the decision by the Board (acting upon the recommendation of the Special Committee) to take such action and (ii) during such ten business day period, if requested by Holdco, engage in good faith negotiations with Holdco to amend this Agreement in such a manner that obviates the need for such change of recommendation.

Debt Financing

Each of Holdco and Merger Sub will use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the debt commitment letter issued by the Lead Arranger, regarding the provision of debt financing for the Transactions, including to (i) maintain in effect the debt commitment letter, (ii) satisfy on a timely basis all conditions to the closing of and funding under the debt commitment letter that are within its control, including paying when due all fees arising under the debt commitment letter as and when they become due and payable thereunder, (iii) consummate the financing contemplated by the debt commitment letter at the Effective Time, and (iv) enforce the parties’ funding obligations (and its rights) under the debt commitment letter to the extent necessary to fund the merger consideration.

Holdco and Merger Sub may amend the debt commitment letter and/or elect to replace such proposed debt financing with alternative debt financing on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company than the terms and conditions set forth in the debt commitment letter, so long as (i) the aggregate proceeds of the debt financing and/or any alternative debt financing will be sufficient for the payment of the merger consideration and other amounts required to be paid in connection with the Transactions, and (ii) such amendment or such alternative debt financing does not (a) impose new conditions compared to those in the debt commitment letter that would reasonably be expected to prevent or materially delay the ability of Holdco or Merger Sub to consummate the Merger or (b) involve any change that would adversely impact the ability of Holdco or Merger Sub to enforce their rights against the debt financing sources.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Holdco and Merger Sub will promptly notify the Company in writing and use their reasonable best efforts to obtain alternative debt financing as promptly as practicable following the occurrence of such event. If Holdco becomes aware of the existence of any fact or event that would reasonably be expected to cause the debt financing to become unavailable on the terms and conditions contemplated in the debt commitment letter, Holdco and Merger Sub will use their reasonable best efforts to either cure or eliminate such fact or event, or to arrange and obtain alternative debt financing. Holdco will delivery to the Company true and complete copies of the executed alternative debt financing documents as promptly as practicable (and no later than two business days) after their execution.

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Holdco and Merger Sub will give the Company prompt written notice (i) of any material breach or default by any party to the debt commitment letter that would reasonably be expected to result in any condition to the debt commitment letter not to be satisfied or the termination of the debt commitment letter, of which Holdco or Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any person to the debt commitment letter with respect to any alleged or potential breach, default, termination or repudiation by any party to the debt commitment letter or any provision of the debt commitment letter related to debt financing that would reasonably be expected to result in any condition to the debt commitment letter not to be satisfied or the termination of the debt commitment letter, (iii) of any material dispute or disagreement between or among parties to the debt commitment letter that would reasonably be expected to prevent or materially delay the debt financing, and (iv) if Holdco or Merger Sub at any time believes that it will not be able to obtain all or any portion of the debt financing on the terms, in the manner or from the sources contemplated by the debt commitment letter. Holdco and Merger Sub will, upon written request of the Company, provide the Company with such information as shall be reasonably requested by the Company to allow the Company to monitor the progress of their efforts to arrange the debt financing (including any alternative financing).

Financing Assistance

Prior to the closing of the Merger, the Company and its subsidiaries will use their reasonable best efforts to provide to Holdco, Merger Sub and the debt financing sources, at Holdco’s sole expense, all reasonable cooperation reasonably requested by Holdco that is necessary in connection with the debt financing, including (i) furnishing to Holdco and Merger Sub as promptly as available with certain required financial information of the Company, (ii) participate in a reasonable number of customary meetings, presentations and/or due diligence sessions, including arranging for reasonable and customary direct contact between representatives of the Company and representatives of Holdco and/or the debt financing sources, (iii) facilitating the securing or pledging of collateral in connection with the debt financing as reasonably requested by Holdco and the lender parties under the debt commitment letter and customary for financings similar to the debt financing, (iv) furnishing all documentation and other information required with respect to debt financing and/or alternative debt financing under applicable “know your customer” and anti-money laundering rules and regulations, and (v) taking reasonable and customary corporate actions necessary to permit the consummation of the debt financing and/or alternative financing, including the execution and delivery at the closing of the Merger any document or instrument required by the debt commitment letter or other definitive financing document related to debt financing and/or alternative debt financing.

Holdco and Merger Sub will, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with any cooperation provided pursuant to the above, and will jointly and severally indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the debt financing and any information utilized in connection therewith, except as a direct result of the willful misconduct of the Company, its subsidiaries or any of their respective representatives.

Directors' and Officers' Indemnification and Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

·	The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

·	The surviving company will maintain the Company's directors and officers liability insurance for a period of six years after the Effective Time on terms with respect to coverage no less favorable than the Company's existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. The Company may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing directors' and officers' liability insurance maintained by the Company.

·	From and after the Effective Time, the surviving company will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the current and former directors and officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring before or at the Effective Time to the extent provided under the Company and its subsidiaries' respective organizational and governing documents or agreements effective on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law.

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Support Agreement

Parent and Holdco will use their reasonable best efforts to consummate the transactions contemplated by the Support Agreement on its terms and conditions, including using reasonable best efforts to (i) maintain in full force and effect the Support Agreement until the consummation of the Transactions, (ii) satisfy on a timely basis all conditions applicable to Parent and Holdco in the Support Agreement, and (iii) cause the Rollover Shareholders to vote their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, hold their respective Rollover Shares through the Effective Time, receive no cash consideration for their Rollover Shares in the Merger and have such Rollover Shares be converted into ordinary shares of the Surviving Company at the Effective Time (subject to the conditions set forth in the Support Agreement). Holdco will promptly (and in any event within two business days) notify the Company and the Special Committee of any termination of, material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Support Agreement.

Agreement to Use Reasonable Best Efforts

Each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable law to consummate the Transactions as soon as reasonably practicable, except that the Company will not be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets.

Holdco and/or Parent will prepare and make all filings and submit all written materials to the relevant PRC governmental authorities as promptly as practicable after the date of the Merger Agreement and as may be reasonably necessary, proper or advisable for the obtaining of each of the Requisite Regulatory Approvals. Subject to applicable Laws, prior to submission of any such filing or written materials, Holdco and/or Parent will (i) provide the Company with a reasonable period of time to review and comment on all of the information relating to the Company or any of its subsidiaries that appears in any such filing or written materials (the “Company-Related Information”) and (ii) consider in good faith all comments reasonably proposed by the Company with respect to the Company-Related Information.

Subject to certain exceptions, Parent, Holdco and Merger Sub will, jointly and severally, indemnify and hold harmless the Company from any damages incurred by the Company in connection with any claims against the Company or any of its officers and directors resulting from, arising out of or in connection with Parent, Holdco and/or Merger Sub’s disclosure of the Company-Related Information (other than any information of the Company included in the Company’s SEC filings) to any governmental authority or made publicly available.

For purposes of the Merger Agreement, “Requisite Regulatory Approvals” means the filing with the PRC National Development and Reform Commission, the approval by the State-owned Assets Supervision and Administration Commission of the Beijing Municipal Government of the PRC and the clearance by the PRC Ministry of Commerce under the PRC anti-monopoly law, in each case, with respect to the consummation of the Transactions by Parent, Holdco and Merger Sub.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Parent and /or Merger Sub relating to, among other things:

·	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

·	reasonable access by Holdco and its representatives to the Company's offices, properties, books and records between the date of the Merger Agreement and the Effective Time (subject to certain restrictions);

·	notification of certain events;

·	Holdco’s obligation to cause Merger Sub to perform its obligations under the Merger Agreement;

·	participation in litigation relating to the Merger;

·	resignation of the directors of the Company and its subsidiaries to the extent requested by Holdco;

·	coordination of press releases and other public announcements relating to the Merger Agreement or the Transactions;

·	delisting and deregistration of the Company’s Shares;

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·	matters relating to takeover statutes;

·	repayment by the Company of certain existing debt;

·	actions of the Company taken at the direction of certain members of the Buyer Group who are directors of the Company; and

·	provision of comparable base salary and employee benefits for employees of the Company and its subsidiaries for 12 months following the closing of the Merger.

Conditions to the Merger

The completion of the Transactions, including the Merger, is subject to the satisfaction of the following conditions:

·	the Merger Agreement, the Plan of Merger and the Transactions being authorized and approved by the Company's shareholders constituting Requisite Company Vote;

·	no governmental authority having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which is then in effect and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions, including the Merger;

·	the Merger Agreement, the Plan of Merger and the Transactions being authorized, approved and adopted by the Parent’s shareholders constituting Requisite Parent Vote; and

·	all Requisite Regulatory Approvals have been obtained and be in full force and effect.

The obligations of Holdco and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver of the following conditions:

·	(1) representations and warranties of the Company in the Merger Agreement regarding the share capital of the Company being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), (2) representations and warranties of the Company in the Merger Agreement regarding (i) the absence of options, warrants, preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company's shareholders, (ii) the Company’s corporate power and authority to perform its obligations under and to consummate the Transactions, and the valid execution and delivery of the Merger Agreement by the Company and the Merger Agreement as a legal, valid and binding obligation of the Company, (iii) the declaration of advisability and recommendation to the shareholders of the Company of the Merger Agreement and the Merger by the Special Committee and by the Board, and the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board, and (iv) the receipt of opinion from Credit Suisse, being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), and (3) all other representations and warranties of the Company set forth in the Merger Agreement (disregarding any limitation or qualification by “materiality” or “Company Material Adverse Effect”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), except to the extent that the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

·	the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement prior to or at the Effective Time;

·	the Company having delivered to Holdco a certificate, dated the closing date of the Merger, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions; and

·	since the date of the Merger Agreement, there not having occurred and be continuing a Company Material Adverse Effect.

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The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver, of the following conditions:

·	the representations and warranties of Holdco and Merger Sub in the Merger Agreement (disregarding any limitation or qualification by “materiality”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on and at date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of Holdco and Merger Sub to consummate any of the Transactions;

·	each of Holdco and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement prior to or at the time of closing of the Merger; and

·	Holdco having delivered to the Company a certificate, dated the closing date of the Merger, signed by an executive officer of Holdco, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

·	by mutual written consent of the Company (upon the recommendation of the Special Committee) and Holdco;

·	by either Parent or the Company (upon the recommendation of the Special Committee), if:

o	the Merger has not been consummated on or before the date falling nine (9) months from the date of the Merger Agreement (the “Termination Date”) (a “Termination Date Termination Event”);

o	any governmental authority has enacted, issued, promulgated, enforced or entered any final, non-appealable any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which is then in effect and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions (a “Final Order Termination Event”);

o	the Requisite Company Vote has not been obtained at the Company’s shareholders’ meeting or any adjournment or postponement thereof (a “Company No Vote Termination Event”); and

o	the Requisite Parent Vote has not been obtained at the Parent’s shareholders’ meeting or any adjournment or postponement thereof (a “Parent No Vote Termination Event”);

in each case, provided that this termination right is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of, or resulted primarily in, the failure of the applicable closing conditions being satisfied.

·	by the Company, if:

o	Holdco or Merger Sub has breached any of its representations, warranties, agreements or covenants under the Merger Agreement, such that the corresponding condition to the closing of the Merger would not be satisfied and such breach is not curable or, if curable, is not cured prior to the Termination Date following receipt of written notice of such breach from the Company; provided that this termination right is not available to the Company if the Company is then in material breach of the Merger Agreement and such breach causes any of the conditions to the closing of the Merger for the benefit of the Company not to be satisfied (a “Holdco Breach Termination Event”);

o	(i) all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement have been satisfied, (ii) the Company has irrevocably confirmed by notice to Holdco that all of the conditions set forth in Section 7.03 of the Merger Agreement have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 7.03 of the Merger Agreement, and (iii) Holdco and Merger Sub fail to complete the closing of the Merger within 10 business days after delivery of such notice (a “Holdco Failure to Close Termination Event”); and

o	if prior to the receipt of the Requisite Company Vote, (i) the Board has, upon the recommendation of the Special Committee, authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to, concurrently with or immediately following the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal, and (iii) the Company immediately prior to, or concurrently with, such termination pays to Holdco the company termination fee required to be paid pursuant to the Merger Agreement (a “Superior Proposal Termination Event”).

·	by Holdco, if:

o	(i) the Company has breached any of its representations, warranties, agreements or covenants made by it under the Merger Agreement such that the corresponding condition to the closing of the Merger would not be satisfied and such breach is not curable or, if curable, is not cured prior to the Termination Date following receipt of written notice of such breach from Holdco or Merger Sub; provided that this termination right is not available to Holdco if either Holdco or Merger Sub is then in material breach of the Merger Agreement and such breach causes any of the conditions to the closing of the Merger for the benefit of Holdco and Merger Sub not to be satisfied(a “Company Breach Termination Event”); and

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o	(i) there has been a change in the Board’s recommendation of the Merger, (ii) the Board has approved, recommended, or has publicly proposed to approve or recommend to the shareholders of the Company, an offer or proposal regarding a competing transaction, or has approved, recommended or entered into an alternative acquisition agreement, or (iii) a tender offer or exchange offer by a third party for 20% or more of the outstanding Shares of the Company is commenced and the Board fails to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company within 10 business days after the commencement of such tender offer or exchange offer (a “Company Triggering Event Termination Event”).

Termination Fee

The Company is required to pay to Parent a cash termination fee in an amount equal to US$44,437,000 (or, at the Company’s option, an equivalent amount in RMB) if the Merger Agreement is terminated by:

·	Holdco pursuant to a Company Breach Termination Event;

·	Holdco pursuant to a Company Triggering Event Termination Event;

·	the Company pursuant to a Superior Proposal Termination Event;

·	the Company or Holdco pursuant to a Company No Vote Termination Event and if (i) prior to the Company's shareholders’ meeting, a bona fide offer or proposal regarding a competing transaction has been made known to the Company or has been publicly announced or publicly made known and has not been withdrawn, and (ii) within 9 months after such termination, the Company enters into a definitive agreement related to the same competing transaction, provided that, for purposes of determining whether a termination fee is payable by the Company under such circumstances, all references to “20%” in the definition of “competing transaction” will be deemed to be references to “50%”; or

·	the Company or Holdco pursuant to a Termination Date Termination Event and if (i) prior to the Termination Date, a bona fide offer or proposal regarding a competing transaction has been made known to the Company or has been publicly announced or publicly made known and has not been withdrawn, (ii) within 9 months after such termination, the Company enters into a definitive agreement related to the same competing transaction, and (iii) all of the conditions set forth in Section 7.01 (other than 7.01(a)) of the Merger Agreement have been satisfied at the time of such termination.

Parent is required to pay to a PRC subsidiary of the Company designated by the Company a cash termination fee of an amount in RMB equal to US$88,873,000 if the Merger Agreement is terminated by the Company pursuant to:

·	a Holdco Breach Termination Event; or

·	a Holdco Failure to Close Termination Event.

Parent is required to pay to a PRC subsidiary of the Company designated by the Company a cash termination fee of an amount in RMB equal to US$17,775,000 if the Merger Agreement is terminated by the Company or Holdco pursuant to:

·	a Termination Date Termination Event or a Final Order Termination Event and if (i) at the time of such termination, any of the conditions set forth in Section 7.01 of the Merger Agreement has not been satisfied and such non-satisfaction is not the result of the Company’s breach of any of its representations, warranties, covenants or agreements under the Merger Agreement, (iii) the condition set forth in Section 7.01(a) of the Merger Agreement has been satisfied, and (iv) the Company has confirmed in writing to Holdco that each of the conditions set forth in Section 7.02 of the Merger Agreement would be satisfied if the closing of the Merger were to occur immediately prior to such termination; or

·	a Parent No Vote Termination Event.

Parent has delivered to the Company a performance guarantee issued by Industrial and Commercial Bank of China Limited, Beijing Central Business District Branch, in favor of Suzhou Hengchuang Software Co., Ltd., a wholly owned subsidiary of the Company incorporated in the PRC, pursuant to which, in the event and to the extent that Parent fails to pay the full amount of the termination fee payable by Parent under the Merger Agreement when due and in accordance with the Merger Agreement, Suzhou Hengchuang Software Co., Ltd. (upon the written instruction by the Special Committee or the Board upon the recommendation of the Special Committee) will have the right to the payment of any unpaid amount of such termination fee in RMB up to RMB567 million upon delivery of a demand to Industrial and Commercial Bank of China Limited, Beijing Central Business District Branch, no later than November 3, 2016.

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Remedies and Limitations on Liability

The Company is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity, except that the Company will not be entitled to seek an injunction, specific performance or other equitable relief to enforce Holdco’s and Merger Sub’s obligations under the Merger Agreement to consummate the Merger and effect the closing of the Merger. In the event that Holdco or Merger Sub fails to consummate the closing of the Merger or otherwise breaches the Merger Agreement, the Company's right to receive payment of a termination fee in RMB equal to $88,873,000 from Parent, the expenses pursuant to Section 8.06(c) of the Merger Agreement and any amounts pursuant to Section 6.07(d) or Section 6.09(c) of the Merger Agreement would be its sole and exclusive remedy against Parent, Holdco, Merger Sub and their respective affiliates.

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the Merger and payment of a termination fee. If any party brings any action to enforce specifically the performance of the terms and provisions of the Merger Agreement by any party, the Termination Date will automatically be extended by (i) the amount of time during which such action is pending, plus twenty business days or (ii) such other time period established by the court presiding over such action.

Modification or Amendment

The Merger Agreement may be amended by action taken by the Company (by the Board upon recommendation of the Special Committee), and Holdco and Merger Sub (by their respective boards of directors) at any time before the Effective Time, whether before or after approval of the merger by the shareholders of the Company, but, after any such approval, no amendment shall be made that reduces the amount or changes the type of consideration into which each of the Shares will be converted upon consummation of the Merger.

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PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s Unaffiliated Security Holders access to corporate files of the Company or other parties to the Merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

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DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the Merger and receive cash equal to the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

·	You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

·	Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a notice of objection.

·	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

·	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

·	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

·	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters’ rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

99

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary and pay the fee of ADS Depositary to withdraw his, her or its Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at 101 Barclay Street, 22nd Floor, New York, NY 10286.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Homeinns Hotel Group, No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China, Attention: Ethan Ruan.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$17.90 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

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FINANCIAL INFORMATION

The Company uses Renminbi as its reporting currency in its consolidated financial statements. The Company’s business is primarily conducted in the PRC. A significant portion of its sales, costs and expenses are denominated in Renminbi. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. The conversion from RMB to U.S. dollars in financial information for the year ended and as of 2014 is based on a rate of RMB6.2046 to US$1.00, the exchange rate on December 31, 2014, and the conversion from RMB to U.S. dollars in financial information for the nine months ended and as of September 30, 2015 is based on a rate of RMB6.3556 to US$1.00, the exchange rate on September 30, 2015, in each case, as set forth in the H.10 statistical release published by the Board of Governors of the Federal Reserve System. The Company makes no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currency and through restrictions on foreign exchange activities.

Selected Historical Financial Information

The following sets forth a summary of historical consolidated financial information of the Company for each of the two years ended and as of December 31, 2013 and 2014 and the nine months ended September 30, 2014 and 2015. The historical financial information for 2013 and 2014 and as of December 31, 2013 and 2014 has been derived from the Company’s audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, beginning on page F-1, which are incorporated into this proxy statement by reference.

The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

The following table sets forth selected consolidated statement of operations data for the years ended December 31, 2013 and 2014 and for the nine months ended September 30, 2014 and 2015.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2013	2014		2014	2015
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
	(audited)			(unaudited)
Consolidated Statement of Operations Data
Revenues:
Leased-and-operated hotels	5,587,480	5,741,804	925,411	4,350,720	4,228,974	665,393
Franchised-and-managed hotels	765,491	940,944	151,653	696,725	764,718	120,322
Total revenues	6,352,971	6,682,748	1,077,064	5,047,445	4,993,692	785,715
Less: Business tax and related surcharges	(391,821)	(411,118)	(66,260)	(310,795)	(295,675)	(46,522)
Net revenues	5,961,150	6,271,630	1,010,804	4,736,650	4,698,017	739,193
Operating costs and expenses(1):
Leased-and-operated hotel costs:
Rents and utilities	(2,108,924)	(2,172,804)	(350,192)	(1,608,457)	(1,660,776)	(261,309)
Personnel costs	(1,073,754)	(1,075,222)	(173,294)	(819,189)	(844,565)	(132,885)
Depreciation and amortization	(692,945)	(742,886)	(119,731)	(555,070)	(590,606)	(92,927)
Consumables, food and beverage	(343,029)	(362,760)	(58,466)	(264,896)	(295,769)	(46,537)
Others	(648,299)	(669,441)	(107,894)	(476,968)	(467,289)	(73,524)
Total leased-and-operated hotel costs	(4,866,951)	(5,023,113)	(809,577)	(3,724,580)	(3,859,005)	(607,182)
Personnel costs of franchised-and-managed hotels (1)	(157,314)	(201,244)	(32,435)	(166,964)	(192,549)	(30,296)
Sales and marketing expenses (1)	(109,935)	(109,813)	(17,699)	(87,113)	(73,739)	(11,602)
General and administrative expenses (1)	(313,480)	(312,008)	(50,287)	(234,582)	(239,384)	(37,665)
Total operating costs and expenses	(5,447,680)	(5,646,178)	(909,998)	(4,213,239)	(4,364,677)	(686,745)
Other income	11,089	15,193	2,449	14,745	(2,466)	(388)
Income from operations	524,559	640,645	103,255	538,156	330,874	52,060
Interest income	6,216	9,295	1,498	5,518	15,004	2,361
Interest expense	(54,149)	(41,759)	(6,730)	(36,085)	(16,426)	(2,584)
Accelerated fee amortization on early extinguishment of Term Loan	(41,872)	—	—	—	—	—
Loss from equity investment	(792)	(324)	(52)	(131)	(1,181)	(186)

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	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2013	2014		2014	2015
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
	(audited)			(unaudited)
(Loss)/gain on change in fair value of convertible notes	(133,404)	71,945	11,595	79,796	(27,169)	(4,275)
Gain on buy-back of convertible bond	—	650	105	650	(1,682)	(265)
Non-operating income	53,663	81,739	13,174	40,339	54,738	8,613
Non-operating expenses	(1,000)	—	—	—	—	—
Foreign exchange (loss)/gain, net	49,830	(11,500)	(1,853)	(16,106)	(35,159)	(5,532)
Income before income tax expense and non-controlling interests	403,051	750,691	120,992	612,137	318,999	50,192
Income tax expense	(206,997)	(231,323)	(37,283)	(178,259)	(134,018)	(21,087)
Net income/(loss)	196,054	519,368	83,709	433,878	184,981	29,105
Less: Net (income)/loss attributable to non-controlling interests	168	(6,253)	(1,008)	(5,335)	(4,892)	(770)
Net income/(loss) attributable to Homeinns shareholders	196,222	513,115	82,701	428,543	180,089	28,335

Earnings per share:
Basic	2.12	5.38	0.87	4.50	1.87	0.29
Diluted	2.10	4.55	0.73	3.65	1.87	0.29
Earnings per ADS (2) :
Basic	4.23	10.76	1.73	9.00	3.75	0.59
Diluted	4.20	9.10	1.47	7.30	3.75	0.59
Weighted average ordinary shares outstanding:
Basic	92,676,258	95,345,023	95,345,023	95,240,465	96,114,751	96,114,751
Diluted	93,417,644	102,813,619	102,813,619	102,849,954	96,114,751	96,114,751

(1)	Share-based compensation expenses are included in the consolidated statement of operations data as follows:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2013	2014		2014	2015
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
	(audited)			(unaudited)
Leased-and-operated hotel costs—personnel costs	7,904	7,702	1,241	5,846	4,876	767
Personnel costs of franchised-and-managed hotels	11,013	13,152	2,120	9,673	9,601	1,511
Sales and marketing expenses	1,514	832	134	653	521	82
General and administrative expenses	65,584	66,020	10,640	50,210	43,788	6,890
Total share-based compensation expenses	86,015	87,706	14,135	66,382	58,786	9,250

(2)	Each ADS represents two Shares.

The following table sets forth selected consolidated dated balance sheet data as of December 31, 2014 and 2015 and September 30, 2015.

	As of December 31,			As of
	2013	2014		September 30, 2015
	RMB	RMB	US$	RMB	US$
	(in thousands)
	(audited)			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,156,743	949,690	153,062	1,312,278	206,476
Total assets	9,652,685	9,394,696	1,514,150	9,617,881	1,513,292
Financial liability, current portion (convertible notes measured at fair value)	—	1,029,577	165,938	997,229	156,906
Total current liabilities	1,831,962	2,785,217	448,895	2,823,668	444,282
Deferred rental	691,456	705,284	113,671	686,435	108,005
Term loans	713,337	—	—	—	—
Financial liability (convertible notes measured at fair value)	1,157,295	—	—	—	—
Ordinary shares	3,671	3,698	596	3,719	585
Additional paid-in capital	3,080,596	3,191,076	514,308	3,259,755	512,895
Total Homeinns shareholders’ equity	4,431,411	5,055,033	814,724	5,301,064	834,077

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Ratio of Earnings to Fixed Charges

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2013	2014	2014	2015
	(unaudited)
Ratio of Earnings to Fixed Charges	5.19	18.97	17.96	20.35

Net Book Value per Share of the Shares

The net book value per Share as of September 30, 2015 was US$8.66 based on 96,358,650 issued and outstanding Shares as of that date.

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TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

The Company’s board of directors has approved a share repurchase program of up to US$35 million, effective for one year from March 11, 2015. Under the program, the Company is authorized to repurchase up to US$35 million worth of its outstanding ADSs and Shares from time to time depending on market conditions and other factors and in accordance with relevant rules under U.S. securities regulations. Since December 31, 2014, the Company has repurchased a total of 18,848 ADSs pursuant to its share repurchase program.

The table below sets forth the details of our purchases of our own equity securities for each quarter during the past two years.

Period	Total Number of ADS Purchased	Range of Prices Paid Per ADS	Average Price Paid Per ADS
2015
First quarter	15,847	US$22.49-US$23.99	US$23.79
Second quarter	3,001	US$23.46-US$23.93	US$23.76

No Shares were purchased in 2014 or subsequent to the second quarter of 2015.

All Shares underlying ADSs repurchased by the Company were considered cancelled under Cayman Islands Companies Law, and the excess of the repurchase price over the par value of the repurchased Shares was charged to additional paid-in capital.

Transactions Within the Buyer Group

Ctrip Transfers

On September 14, 2015, C-Travel Information Limited (“C-Travel”), a Cayman Islands company wholly owned and controlled by Ctrip, completed a transfer of the beneficial ownership of 7,514,503 Shares held by C-Travel, which represented all of the Shares beneficially owned by C-Travel, to Ctrip.com (Hong Kong) Limited (“Ctrip (HK)”), a Hong Kong company wholly owned and controlled by Ctrip, in a private transaction. On November 27, 2015, Ctrip (HK) completed a transfer of 14,400,765 Shares, which represented all of the Shares beneficially owned by Ctrip (HK) to Ctrip Shanghai, in a private transaction.

Share Exchange

See “Special Factors—Related-Party Transactions—Share Exchange” beginning on page 68 of this proxy statement.

Prior Public Offerings

We completed our initial public offering of ADSs in October 2006. We have not made any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

On November 27, 2015, Mr. Yi Liu and Mr. Min Bao, directors of the Company, transferred 11,472 and 3,656 Shares, respectively, to Beijing Tourism Group (HK) Holdings Company Limited, a company incorporated in Hong Kong and wholly owned and controlled by BTG, in a private transaction at a per Share purchase price equaling the par value of each Share.

On November 27, 2015, Ctrip (HK) completed a transfer of 14,400,765 Shares held by Ctrip (HK) to Ctrip Shanghai, in a private transaction at a purchase price of US$17.90 per Share.

Except as described above and other than the Merger Agreement and agreements entered into in connection therewith, including the Support Agreement, and exercise of options and settlement of restricted share units by the Company’s officers and directors, to the Company’s knowledge, there has been no transaction in the Company’s Shares or ADSs during the past 60 days by the Company, any of the Company’s officers and directors, Holdco, Merger Sub, or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this proxy statement, by:

·	each of the Company’s directors and executive officers;

·	the Company’s directors and executive officers as a group; and

·	each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this proxy statement, we have 97,535,540 Shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned
	Number	Percentage
Directors and Executive Officers:
Neil Nanpeng Shen (1)	18,244,010	18.7
James Jianzhang Liang (2)	14,727,059	15.1
Yi Liu (3)	14,742,665	15.1
Min Bao (4)	14,736,165	15.1
David Jian Sun (5)	412,944	0.4
May Wu (6)	252,500	0.3
Jason Xiangxin Zong (7)	173,472	0.2
Kenneth Gaw (8)	87,659	0.1
Terry Yongmin Hu (9)	18,750	*
Arthur M. Wang (10)	9,000	*
Cathy Xiangrong Li (11)	27,266	*
All Directors and Executive Officers as a Group(12)	34,304,560	35.1
Principal Shareholders:
OppenheimerFunds, Inc. (13)	15,727,966	16.1
Poly Victory Investments Limited (14)	14,726,165	15.1
Ctrip Information Technology (Shanghai) Co., Ltd.	14,400,765	14.8
FMR LLC (15)	8,751,944	9.0

*	The person beneficially owns less than 0.1% of the Company’s issued and outstanding Shares.

(1)	Includes (i) 375,500 Shares held by Mr. Shen; (ii) 3,275,389 Shares held by Smart Master; (iii) 183,356 Shares represented by ADS held by Smart Master; (iv) 9,000 Shares issuable upon exercise of options held by Mr. Shen that are exercisable within 60 days after the date of this proxy statement and (v) 14,400,765 Shares represented held by Ctrip Shanghai, a wholly owned subsidiary of Ctrip, of which Mr. Shen is a co-founder and a director. The business address of Mr. Shen is Suite 3613, 36/F, Two Pacific Place, 88 Queensway, Hong Kong.

(2)	Includes (i) 4,500 Shares represented by ADSs held by Mr. Liang, (ii) 317,294 Shares represented by ADS held by Wise Kingdom, a British Virgin Islands company wholly owned by Ms. Lau, Mr. Liang’s spouse; (iii) 4,500 Shares issuable upon exercise of options held by Mr. Liang that that are exercisable within 60 days after the date of this proxy statement and (iv) 14,400,765 Shares represented held by Ctrip Shanghai, a wholly owned subsidiary of Ctrip, of which Mr. Liang is co-founder, Chairman of Board of Directors and Chief Executive Officer. Mr. Liang disclaims the beneficial ownership of all the shares beneficially owned by his spouse. The business address of Mr. Liang is c/o Ctrip.com International, Ltd., 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China.

(3)	Includes (i) 16,500 Shares issuable upon exercise of options held by Mr. Liu and (ii) 13,446,959 Shares and 1,279,206 Shares represented by ADSs held by Poly Victory, of which Mr. Liu is a director. Mr. Liu is also the Vice Chairman of the Board of Directors and General Manager of BTG, the parent company of Poly Victory. The business address of Mr. Liu is c/o Beijing Tourism Group Co., Ltd., No. 10 Yabao Road, Chaoyang District, Beijing 100020, People’s Republic of China.

(4)	Includes (i) 5,500 Shares represented by ADSs held by Mr. Bao, (ii) 4,500 Shares issuable upon exercise of options held by Mr. Bao that are exercisable within 60 days after the date of this proxy statement and (iii) 13,446,959 Shares and 1,279,206 Shares represented by ADSs held by Poly Victory, of which Mr. Bao is a director. Mr. Bao is Deputy General Manager of BTG, the parent company of Poly Victory. The business address of Mr. Bao is c/o Beijing Tourism Group Co., Ltd., No. 10 Yabao Road, Chaoyang District, Beijing 100020, People’s Republic of China.

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(5)	Includes (i) 30,138 Shares held by Mr. Sun, (ii) 228,806 Shares held by Peace Unity, a company solely owned and controlled by Mr. Sun, (iii) 40,000 Shares represented by ADSs held by Peace Unity, and (iv) 114,000 Shares issuable upon exercise of options held by Mr. Sun that are exercisable within 60 days after the date of this proxy statement. The business address of Mr. Sun is c/o Homeinns Hotel Group, No. 124, Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

(6)	Includes (i) 198,000 Shares held by Ms. Wu and (ii) 54,500 Shares issuable upon exercise of options held by Ms. Wu that are exercisable within 60 days after the date of this proxy statement. The business address of Ms. Wu is c/o Homeinns Hotel Group, No. 124, Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

(7)	Includes (i) 74,272 Shares held by Mr. Zong, (ii) 10,000 Shares represented by ADS and (iii) 89,200 Shares issuable upon exercise of options held by Mr. Zong that are exercisable within 60 days after the date of this proxy statement. The business address of Mr. Zong is c/o Homeinns Hotel Group, No. 124, Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

(8)	Includes (i) 50,500 Shares held by Mr. Gaw, (ii) 32,659 Shares held by Top Elite Company Limited, a company solely owned and controlled by Mr. Gaw, and (iii) 4,500 Shares issuable upon exercise of options held by Mr. Gaw that are exercisable within 60 days after the date of this proxy statement. The business address of Mr. Gaw is 22nd Floor, 1 Lyndhurst Tower, No. 1 Lyndhurst Terrace, Central, Hong Kong.

(9	Includes (i) 13,126 Shares held by Mr. Hu and (ii) 5,624 Shares issuable upon exercise of options held by Mr. Hu that are exercisable within 60 days after the date of this proxy statement. The business address of Mr. Hu is Suite 906 ICBC Tower, 3 Garden Road, Central, Hong Kong.

(10)	Includes (i) 4,500 Shares held by Mr. Wang and (ii) 4,500 Shares issuable upon exercise of options held by Mr. Wang that are exercisable within 60 days after the date of this proxy statement. The business address of Mr. Wang is the Centrium, 22/F, 60 Wyndham Street, Central, Hong Kong.

(11)	The business address of Ms. Li is c/o Homeinns Hotel Group, No. 124, Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

(12)	Includes (i) 33,988,736 Shares, including Shares represented by ADSs, and (iii) 315,824 Shares issuable upon exercise of options that are exercisable within 60 days after the date of this proxy statement.

(13)	Based on the Schedule 13D filed with the SEC on June 29, 2015. OppenheimerFunds, Inc.’s principal business address is Two World Financial Center, 225 Liberty Street, New York, New York 10281. OppenheimerFunds, Inc. is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Oppenheimer Development Markets Fund’s principal business address is 6803 S. Tucson Way, Centennial, Colorado 80112. Oppenheimer Developing Markets Fund is an investment company registered under section 8 of the Investment Company Act of 1940, as amended. OppenheimerFunds, Inc. is the beneficial owner of 15,727,966 Shares represented by ADSs, including 13,435,426 Shares represented by ADSs that are held by Oppenheimer Developing Markets Fund.

(14)	Includes (i) 13,446,959 Shares and (ii) 1,279,206 Shares represented by ADSs held by Poly Victory.

(15)	Based on the Schedule 13G/A filed with the SEC on February 13, 2015. FMR LLC’s principal business office is 245 Summer Street, Boston, Massachusetts 02210. One investment company, Fidelity Growth Company Fund, which is advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, holds 5,455,444 of these Shares.

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FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held later in 2016.

107

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

·	the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

·	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

·	debt financing may not be funded at the Effective Time because of the failure of Holdco and Merger Sub to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

·	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

·	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Shares and ADSs;

·	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

·	diversion of our management’s attention from our ongoing business operations;

·	loss of our senior management;

·	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

·	our failure to comply with regulations and changes in regulations;

·	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

·	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. See “Where You Can Find More Information” beginning on page 109 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

108

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.english.homeinns.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 24, 2015 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, MacKenzie Partners, Inc., at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                     , 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

109

ANNEX A

Agreement and Plan of Merger

A-1

AGREEMENT AND PLAN OF MERGER

among

BTG Hotels Group (HONGKONG) Holdings Co., Limited,

BTG Hotels Group (CAYMAN) Holding Co., Ltd,

Homeinns Hotel Group

and,

solely for the purposes of Section 6.02(e), Section 6.08, Section 6.09, Section 8.06, Section

9.09 and Section 9.10,

BTG Hotels (Group) Co., Ltd.

Dated as of December 6, 2015

ANNEX A	Plan of Merger

APPENDIX I	Rollover Shareholders

AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2015 (this “Agreement”), among BTG Hotels Group (HONGKONG) Holdings Co., Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region and a wholly owned subsidiary of Parent (“Holdco”), BTG Hotels Group (CAYMAN) Holding Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco (“Merger Sub”), Homeinns Hotel Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and, solely for purposes of Section 6.02(e), Section 6.08, Section 6.09, Section 8.06, Section 9.09 and Section 9.10 hereof, BTG Hotels (Group) Co., Ltd., a joint stock company established and existing under the laws of the PRC (“Parent”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), Holdco and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Company Shareholders’ Meeting (as defined below);

WHEREAS, each of the boards of directors of Holdco and Merger Sub has (i) approved the execution, delivery and performance by Holdco and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Holdco and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, the board of directors of Parent has approved the execution, delivery and performance by Parent of this Agreement, solely for purposes of Section 6.02(e), Section 6.08, Section 6.09, Section 8.06, Section 9.09 and Section 9.10 hereof; and

WHEREAS, as an inducement to Holdco’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain holders of Shares (as defined below) as set forth on Appendix I hereto (collectively, the “Rollover Shareholders”) have executed and delivered to Holdco and Parent a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Rollover Shareholders agree, upon the terms and subject to the conditions in the Support Agreement, (i) to vote all of their Shares in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, (ii) to receive no cash consideration for certain of the Shares, including Shares represented by ADSs, held by each of the Rollover Shareholders as set forth opposite such Rollover Shareholder’s name on Appendix I hereto (the “Rollover Shares”) in the Merger in accordance with this Agreement, and (iii) that all of the Rollover Shares shall be converted into ordinary shares of the Surviving Company at the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Holdco, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01         The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) under the laws of the Cayman Islands.

Section 1.02         Closing; Closing Date.

Unless otherwise mutually agreed in writing between the Company, Holdco and Merger Sub, the closing for the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong commencing at 9:00 p.m. (Hong Kong time) on the third (3rd) Business Day immediately following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement, or another date or time agreed in writing by the Company and Holdco (such date being the “Closing Date”).

Section 1.03         Effective Time.

Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective upon the date specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 1.04         Effects of the Merger.

As of the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05         Memorandum and Articles of Association of Surviving Company.

At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such memorandum and articles of association; provided, however, that, at the Effective Time, (a) Article I of the memorandum of association of the Surviving Company shall be amended to read as follows: “The name of the company is Homeinns Hotel Group.” and the articles of association of the Surviving Company shall be amended to refer to the name of the Surviving Company as “Homeinns Hotel Group” and (b) if necessary, references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger.

Section 1.06         Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company from and after the Effective Time, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company from and after the Effective Time, in each case, except as otherwise determined by Holdco prior to the Effective Time and, in the case of the initial directors of the Surviving Company, as set out in the Plan of Merger until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Article II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01         Effect of Merger on Issued Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or the holders of any securities of the Company:

(a)          each ordinary share, par value US$0.005 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Rollover Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below)) shall be cancelled in consideration for the right to receive US$17.90 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b)          each American Depositary Share, representing two (2) Shares (an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than, if any, ADSs representing the Rollover Shares or the Excluded Shares) shall represent the right to surrender the ADS in exchange for US$35.80 in cash per ADS without interest (the “Per ADS Merger Consideration”), pursuant to the terms and conditions set forth in the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c)          all of the Shares, including Shares represented by ADSs (other than the Rollover Shares, the Excluded Shares and the Dissenting Shares), shall be cancelled and cease to exist and shall thereafter represent only the right to receive the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, without interest, and the register of members of the Company shall be amended accordingly;

(d)          none of the Rollover Shareholders shall have the right to receive any Per Share Merger Consideration or Per ADS Merger Consideration in respect of the Rollover Shares, and instead, each Rollover Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.005 each, of the Surviving Company;

(e)          each of the Excluded Shares and ADSs representing the Excluded Shares (in each case, issued and outstanding immediately prior to the Effective Time) shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor;

(f)          each of the Dissenting Shares shall be cancelled and thereafter represent the right to receive the applicable payments in accordance with Section 2.03; and

(g)          each ordinary share, par value $0.0005 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.005 each, of the Surviving Company; such ordinary shares, together with the ordinary shares into which the Rollover Shares shall be converted in accordance with Section 2.01(d), shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

Section 2.02         Share Incentive Plan and Outstanding Company Share Awards.

(a)          As soon as practicable following the date hereof, the Company, acting through the Company Board or the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to (i) terminate the Share Incentive Plan and any relevant award agreements applicable to the Share Incentive Plan, as of the Effective Time, (ii) cancel each Company Share Award that is outstanding and unexercised, whether or not vested or exercisable, as of the Effective Time, and (iii) otherwise effectuate the provisions of this Section 2.02. From and after the Effective Time, neither Holdco nor the Surviving Company shall be required to issue Shares, other share capital of the Company or the Surviving Company, share capital of Holdco or any other consideration (other than as required by this Section 2.02) to any person pursuant to or in settlement of any Company Share Award. Promptly following the adoption of such resolutions by the Company Board or the compensation committee of the Company Board, the Company shall deliver written notice to each holder of a Company Share Award informing such holder of the effect of the Merger on its Company Share Awards.

(b)          Each former holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option and (ii) the number of Shares underlying such Company Option; provided that, if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

(c)          Except as otherwise set forth in Section 2.02(c) of the Company Disclosure Schedule, each former holder of an Unvested Company Option and/or a Company Restricted Share Unit, which, in either case, is cancelled at the Effective Time shall, in exchange therefor, receive as soon as practicable after the Effective Time, a restricted cash award (“RCA”) in an amount in cash that is the equivalent of, (i) in the case of an Unvested Company Option , the product of (A) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Unvested Company Option and (B) the number of Shares underlying such Unvested Company Option, and (ii) in the case of a Company Restricted Share Unit, the product of (A) the Per Share Merger Consideration and (B) the number of Shares underlying such Company Restricted Share Unit; provided that, if the Exercise Price of any such Unvested Company Option is equal to or greater than the Per Share Merger Consideration, such Unvested Company Option shall be cancelled without any payment therefor. Any RCA issued by the Surviving Company in respect of any Unvested Company Option or Company Restricted Share Unit shall be subject to the same vesting conditions and schedules applicable to such Unvested Company Option or Company Restricted Share Unit without giving effect to the Transactions. On the date, and to the extent, that any Unvested Company Option or Company Restricted Share Unit would have become vested without giving effect to the Transactions, such corresponding portion of the RCA shall be delivered to the holder of such RCA, net of any applicable withholding taxes, as soon as practicable thereafter (without interest).

(d)          Any payment under this Section 2.02 shall be subject to all applicable Taxes and tax withholding requirements.

(e)          As of the Effective Time, all Company Share Awards shall automatically cease to exist, and each holder of a Company Share Award shall cease to have any rights with respect thereto, except the right to receive the cash payment, the RCAs and/or any other consideration as provided in this Section 2.02.

Section 2.03         Dissenting Shares.

(a)          Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall be cancelled and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL, except that all Shares held by Dissenting Shareholders who shall have failed to exercise or perfect or who effectively shall have withdrawn or lost their rights to dissent from the Merger under Section 238 of the CICL shall thereupon not be Dissenting Shares and shall be cancelled as of the Effective Time in consideration for the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04.

(b)          The Company shall give Holdco (i) prompt notice of any written notices of objection, written notices of approval, written notices of dissent or written demands for appraisal or written offers under Section 238 of the CICL received by the Company, attempted written withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders’ rights to dissent from the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Holdco, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(c)          In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICL within two (2) days of the approval of the Merger by shareholders of the Company at the Company Shareholders’ Meeting.

Section 2.04         Exchange of Share Certificates, etc.

(a)          Paying Agent. Prior to the Effective Time, Holdco shall appoint a bank or trust company selected by Holdco with the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Sections 2.01(a), 2.01(b) and 2.02(b) (collectively, the “Merger Consideration”). At or prior to the Effective Time, Holdco shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares), ADSs and Company Share Awards (to the extent provided in Section 2.02(b)), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b)          Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Company shall cause the Paying Agent to mail to each person who is, immediately prior to the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Holdco and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares) shall be effected and contain such other provisions as Holdco and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(d)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(d)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(d)) multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Holdco and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time (but in any event not later than five (5) Business Days thereafter) an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than, if any, ADSs representing Rollover Shares or Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than, if any, ADSs representing Rollover Shares or Excluded Shares) upon surrender by them of the ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the termination of the ADS program (other than any ADS cancellation fees, which shall be payable in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the relevant Share Certificate(s) may be issued to such transferee if the Share Certificate(s), if any, which immediately prior to the Effective Time represented such Shares, are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c)          Payment of Certain Company Share Awards. As promptly as practicable after the Effective Time (without interest) (but in any event not later than five (5) Business Days thereafter), Holdco shall cause the Paying Agent to transmit to the Surviving Company and/or one or more of its Subsidiaries an amount in cash in immediately available funds equal to the amounts required to be paid to former holders of Company Share Awards to the extent required pursuant to Section 2.02(b).

(d)          Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(e)          Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Company Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

(f)          Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Holdco or, after the Effective Time, the Surviving Company in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion. Earnings from investments shall be the sole and exclusive property of the Surviving Company.

(g)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares and ADSs for twelve (12) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares or ADS who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a) and 2.01(b). Any portion of the Exchange Fund remaining unclaimed by holders of Shares or ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

(h)          No Liability. None of the Paying Agent, the Rollover Shareholders, Holdco or the Surviving Company shall be liable to any former holder of Shares (including Shares represented by ADSs) for cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i)          Withholding Rights. Each of Holdco, the Surviving Company, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs or Company Share Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by Holdco, the Surviving Company, the Paying Agent or the Depositary, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs or Company Share Awards in respect of which such deduction and withholding was made by Holdco, the Surviving Company, the Paying Agent or the Depositary, as the case may be and be remitted to the applicable Governmental Authority by Holdco.

Section 2.05         No Transfers.

From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time (other than Rollover Shareholders) shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Holdco or Surviving Company for transfer or any other reason shall be canceled (except for the Rollover Shares, the Excluded Shares and the Dissenting Shares) in exchange for the right to receive the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

Section 2.06         Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to The Bank of New York Mellon (the “Depositary”) to terminate the deposit agreement, dated October 31, 2006, between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 2.07         Adjustments to Merger Consideration.

The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time.

Section 2.08         Agreement of Fair Value.

Holdco, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), or (b) the Company SEC Reports (excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), the Company hereby represents and warrants to Holdco and Merger Sub that:

Section 3.01         Organization, Good Standing and Qualification.

(a)          The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power, authority or governmental approvals has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not reasonably be expected to have a Company Material Adverse Effect.

(b)          A true and complete list of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the outstanding issued share capital, registered capital or other equity interests of, or other interest in, each such Subsidiary owned or held by the Company or any Subsidiary of the Company is set forth in Section 3.01(b) of the Company Disclosure Schedule. Other than the Subsidiaries of the Company listed in Section 3.01(b) of the Company Disclosure Schedule, there are no other entities as of the date hereof in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same.

Section 3.02         Memorandum and Articles of Association.

The Company has heretofore furnished or otherwise made available to Holdco a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect. Each Group Company is in compliance with the provisions of its memorandum and articles of association or equivalent organizational documents in all material respects.

Section 3.03         Capitalization.

(a)          The authorized share capital of the Company is US$1,000,000, divided into 200,000,000 Shares. As of the date of this Agreement, (i) 96,421,426 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, (iii) 1,911,356 Shares (underlying ADSs representing such Shares) are held by the Depositary and reserved for future issuance and allocation pursuant to the Share Incentive Plan (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)), (iv) 2,519,396 Shares are subject to the outstanding Company Stock Options and (v) 2,416,126 Company Restricted Share Units are outstanding.

(b)          Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of the date of this Agreement: (i) the name of the Company Share Award recipient; (ii) the number of Shares subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, if applicable; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule and other vesting conditions (if any) of such Company Share Award; and (vi) the date on which such Company Share Award expires. The grant of each such Company Share Award was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with the terms of the Share Incentive Plan and all applicable Laws. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Share Award as a result of the Transactions.

(c)          Except for the Company Share Awards referred to in this Section 3.03, the ADSs, the Deposit Agreement and the Company Convertible Notes, or as otherwise set forth in Section 3.03(c) of the Company Disclosure Schedule, as of the date of this Agreement, (i) there are no options, warrants, preemptive rights (other than preemptive rights as may be applicable to shares of the Company’s Subsidiaries incorporated in the PRC pursuant to applicable PRC Law), conversion rights, redemption rights, share appreciation rights, repurchase rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue or sell any shares or securities of, or other equity interests in, any Group Company, and (ii) the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d)          All Shares subject to issuance pursuant to the Company Share Awards, upon the vesting and/or settlement and issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has provided or otherwise made available to Holdco (including through the Company SEC Reports and the Data Room) accurate and complete copies of (x) the Share Incentive Plan pursuant to which the Company has granted the Company Share Awards that are currently outstanding, (y) the form of all award agreements evidencing such Company Share Awards and (z) award agreements evidencing Company Share Awards with terms that are materially different from those set forth in the forms of award agreement.

(e)          Except as otherwise provided in this Agreement or set forth in Section 3.03(e) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any share capital or registered capital, as the case may be, of any Group Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any person other than any of the Company’s wholly owned Subsidiaries.

(f)          The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each other entity in which any Group Company owns any non-controlling equity interest is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each such other entity that is owned by any Group Company is owned by the relevant Group Company free and clear of all Liens. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all such equity securities.

Section 3.04         Authority Relative to This Agreement; Board Determination; Fairness Opinion.

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the approval of this Agreement, the Plan of Merger and the Merger by (i) the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Company Shareholders’ Meeting in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company and (ii) so long as the Shares (excluding Shares held by the Rollover Shareholders) present and voting in person or by proxy at the Company Shareholders’ Meeting exceed fifty percent (50%) of all of the issued and outstanding Shares of the Company as of the close of business (Cayman Islands time) on the record date established by the Company for the Company Shareholders’ Meeting, the affirmative vote of holders of Shares representing more than fifty percent (50%) of the Shares (excluding Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at the Company Shareholders’ Meeting ((i) and, if applicable, (ii), the “Requisite Company Vote”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)          The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders), (ii) approved and declared advisable this Agreement and the Transactions, (iii) directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval, and (iv) subject to the terms of this Agreement (including Section 6.04(c)), resolved to recommend approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the “Company Recommendation”).

(c)          The Special Committee has received the written opinion of Credit Suisse Securities (USA) LLC (the “Financial Advisor”), to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, each of the Per Share Merger Consideration to be received by the holders of Shares and the Per ADS Merger Consideration to be received by the holders of ADSs (in each case, other than the Rollover Shareholders) is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Holdco promptly after the date of this Agreement solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of its opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Holdco, Merger Sub or any of their respective Affiliates.

Section 3.05         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(a) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule (including rules and regulations of applicable securities exchanges), code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or reasonably be expected to prevent or materially impair or delay, the consummation of the Transactions.

(b)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority (including applicable securities exchanges), instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of the Nasdaq Global Market (“Nasdaq”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) for Requisite Regulatory Approvals and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or reasonably be expected to prevent or materially impair or delay, the consummation of the Transactions.

Section 3.06         Permits; Compliance with Laws.

(a)          Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits (including but not limited to operating limits, special industry permits and public hygiene permits), easements, variances, exceptions, consents, certificates (including but not limited to certificates or other proof evidencing their passing of the fire protection or safety inspection), approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted, except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”). All such Material Company Permits are valid and in full force and effect, and each Group Company is in compliance, in all material respects, with the terms of the Material Company Permits. As of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. Without limiting the generality of the foregoing, except as would not have a Company Material Adverse Effect, all approvals, filings and registrations and other requisite formalities with Governmental Authorities in the People’s Republic of China (the “PRC”) that are material to the Group Companies, taken as a whole, and are required to be obtained or made in respect of each Group Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including, but not limited to, if so material, the approvals of and registrations with the State Administration for Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation, and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws.

(b)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Group Company is in conflict with, or in default, breach or violation of any Law applicable to it (including without limitation, any Laws applicable to its business, and any Laws related to the protection of personal data) or by which any of its properties or assets are bound. No Group Company has received any written notice or communication from any Governmental Authority or stock exchange of any non-compliance with any applicable Laws or listing rules or regulations that has not been cured or of which the statute of limitation has not lapsed except for such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Group Company has complied in all material respects with the reporting and/or registration requirements applicable to it under SAFE Circular 7, SAFE Circular 37, SAFE Circular 75, SAFE Circular 78 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”). As of the date hereof, no Group Company has received any written inquiries, notifications, orders or any other forms of official written correspondence from SAFE or any of its local branches with respect to any actual or alleged material non-compliance by the Company or any of its Subsidiaries with their respective reporting, registration and/or other procedural requirement under SAFE Rules and Regulations with respect to the Share Incentive Plan and the Company Share Awards.

(d)          No Group Company or, to the knowledge of the Company, any Company Representative acting on behalf of any Group Company, has, in the course of its actions for, or on behalf of, a Group Company, (i) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment of any money or anything else of value, whether directly or through another person, that would violate any Anticorruption Law or (ii) made an offer to pay, a promise to pay or a payment or transfer of money or anything else of value, or an authorization of such offer, promise, payment or transfer, directly or indirectly, to any Government Official for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his lawful duties, (C) securing any improper advantage or (D) inducing such Government Official to influence any act or decision of any Governmental Authority.

(e)          To the knowledge of the Company, no officer or director of any Group Company is a Government Official.

(f)          No Group Company has conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Authority, or, to the knowledge of the Company, received any written notice, citation, report or allegation related to alleged violations of any applicable Anticorruption Law.

(g)          Neither any of the Group Companies nor, to the knowledge of the Company, any director, officer, employee, or affiliate of any Group Company is (i) currently subject to any U.S. sanctions administrated by the Office of Foreign Assets Control of the U.S. Treasury or (ii) has violated, or operated not in compliance with, any applicable export restrictions, anti-boycott regulations or embargo regulations.

Section 3.07         SEC Filings; Financial Statements.

(a)          The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2012 pursuant to the Securities Act and the Exchange Act (the forms, reports and other documents filed since January 1, 2012 and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, in each case, as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable). No Subsidiary of the Company has filed, or is required to file, any form, report or other document with the SEC. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with U.S. GAAP, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the applicable SEC form and related rules of the SEC).

(c)          Except as and to the extent set forth on the audited financial statements of the Company for the fiscal year ended December 31, 2014 (including the notes thereto) included in the 2014 Annual Report, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2014, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)          The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 applicable to it. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that all information relating to the Company and its Subsidiaries required to be included in reports filed or submitted under the Exchange Act is made known on a timely basis to its chief executive officer and chief financial officer or other persons performing similar functions.

(e)          The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the knowledge of the Company, there is and, since January 1, 2012, there has been, no fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company.

(f)          The Company is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of Nasdaq).

Section 3.08         Reorganization Report; Proxy Statement.

(a)          The information supplied by the Company with respect to any Group Company to Holdco or any of its Representatives that is disclosed in the Reorganization Report (the “Reorganization Report”) prepared by Holdco and provided to the Company as of the date hereof, which will be filed with the Shanghai Stock Exchange in accordance with The Guidelines on the Content and Form of Information Disclosure by Companies Publicly Offering Securities No. 26 — Applications for Material Asset Reorganization by Listed Companies, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Reorganization Report based on information other than that specifically supplied by or on behalf of the Company for inclusion in the Reorganization Report and disclosed in the Reorganization Report prepared by Holdco and provided to the Company as of the date hereof.

(b)          The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein) shall not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Holdco or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09         Absence of Certain Changes or Events.

Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and as set forth in Section 3.09 of the Company Disclosure Schedule, since December 31, 2014, each Group Company has conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a)          a Company Material Adverse Effect;

(b)          (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of any Group Company (except for dividends or other distributions by any Subsidiary to the Company or any wholly owned Subsidiary of the Company) or (ii) any redemption, repurchase or other acquisition of any share capital of any Group Company, except (A) the withholding of Company’s securities to satisfy Tax obligations with respect to Company Share Award, (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Share Award or (C) the acquisition by the Company of its securities in connection with the net exercise of Company Share Award in accordance with the terms thereof;

(c)          any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto;

(d)          any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any material change (or request to any taxing authority to change) of the method of accounting of any Group Company for Tax purposes;

(e)          any material increase not in the ordinary course of business in the compensation or benefits payable or to become payable to any director, officer or employee of any Group Company;

(f)          any adoption of, resolution to approve or petition or similar proceeding, ruling, award, writ, injunction, determination, rule, regulation, judgment, decree, executive order, settlement or stipulation in relation to, a plan of complete or partial liquidation, resolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Company where the assets or businesses of such Group Company are material to the Group Companies taken as a whole; or

(g)          any receiver, trustee, administrator or other similar person appointed in relation to the affairs of the Company or its material property.

Section 3.10         Absence of Litigation.

As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company or any property or asset of any Group Company, before any Governmental Authority which (i) has, or if decided adversely against any Group Company, would have a Company Material Adverse Effect, or (ii) has enjoined, restrained, prevented or materially delayed, or, if decided adversely against any Group Company, would reasonably be expected to enjoin, restrain, prevent or materially delay, the performance by the Company of its obligations under this Agreement or the consummation of the Transactions. No Group Company, nor any property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.11         Labor and Employment Matters.

(a)          No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by it, and, to the knowledge of the Company, as of the date of this Agreement, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of any Group Company. There are no material unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority and, as of the date hereof, there is no organized strike, slowdown, work stoppage or lockout, or similar activity currently occurring or, to the knowledge of the Company, threatened against or involving any Group Company. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened material dispute between any Group Company and any director, officer or former employee of any Group Company.

(b)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Group Company is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. Each Group Company has withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to the officers, directors and employees of the Group Companies (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), except for such failure to withhold and pay such amounts as would not be material to the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, no Group Company is liable for any arrears of material wages, taxes, penalties or other sums for failure to comply with any of the foregoing. As of the date of this Agreement, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the knowledge of the Company, threatened with respect to any Group Company and there is no charge of discrimination in employment or employment practices for any unlawful reason, including, age, gender, race, religion or other legally protected category, that is pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority in any jurisdiction in which any Group Company has employed or currently employs any person, which has resulted in, or, if decided adversely against any Group Company, would result in, any liability that would be material to the Company and its Subsidiaries taken as a whole.

(c)          The Company has provided or otherwise made available to Holdco (including through the Company SEC Reports and the Data Room) true and complete copies of each Company Employee Plan other than any Company Employee Plan mandated by applicable Law to which the sole liability of the Company and its Subsidiaries is to make contributions required by Law including plans or programs maintained by a Governmental Authority requiring the payment of social insurance taxes or similar contributions by the Company or its Subsidiaries to a fund of a Governmental Authority with respect to wages of an employee.

(d)          Each Company Employee Plan is and has at all times been operated and administered in compliance with the provisions thereof and all applicable legal requirements in all material respects. All material contributions or payments that are required to have been accrued or made under or with respect to any Company Employee Plan in respect of current or prior plan years have been duly made on timely basis or accrued in accordance with U.S. GAAP in all material respects. As of the date of this Agreement, there are no claims (other than for benefits incurred in the ordinary course) or Actions pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan which, individually or in the aggregate, would reasonably be expected to result in any liability that would be material to the Company or any of its Subsidiaries, taken as a whole.

(e)          Except as expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of any Group Company to material compensation in the form of a severance payment or similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans, (iii) increase any benefits otherwise payable under any of the Company Employee Plans, or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Plan following the Effective Time, other than in the case of (i) and (ii), continued coverage under applicable Company Employee Plans for a specified duration no longer than twelve months upon any resignation or termination following the consummation of the Transaction.

Section 3.12         Real Property; Title to Assets.

(a)          Section 3.12(a) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property, including, without limitation, the particulars and the issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property. With respect to each Owned Real Property: (i) the relevant Group Company has good and marketable indefeasible and valid title to such Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, as of the date of this Agreement, no Group Company is a party to any Contract which obligates it to purchase any real property or interest therein.

(b)          Section 3.12(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and a true and complete list of all current Leases in respect of such Leased Real Property (including the date of the Lease, the term and name of the parties to such Lease). The Company has delivered or otherwise made available to Holdco (including through the Company SEC Reports and the Data Room) a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as would not have a Company Material Adverse Effect, with respect to each Lease: (i) such Lease constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, (ii) possession and quiet enjoyment of the Leased Real Property under such Lease by the Company or its applicable Subsidiary has not been disturbed and, to the Company’s knowledge, there are no disputes with respect to such Lease, and (iv) the Company or its applicable Subsidiary is not and, to the Company’s knowledge, no other party to such Lease is, in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c)          The Owned Real Property identified in Section 3.12(a) of the Company Disclosure Schedule and the Leased Real Property identified in Section 3.12(b) of the Company Disclosure Schedule comprise all of the real property used in carrying out the business of the Group Companies as of the date hereof.

(d)          To the knowledge of the Company and except as would not have a Company Material Adverse Effect, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property or Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Group Companies, (ii) there are no structural deficiencies or latent defects affecting any of the Improvements, and (iii) there are no facts or conditions affecting any of the Improvements which would interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Group Companies.

(e)          With respect to the underlying land of the Owned Real Property of the Group Companies: (i) the land-use right of such land was granted to the land user by the relevant PRC land administration authority in accordance with PRC Law for a specified period of time; (ii) the relevant Group Companies obtained the land-use rights to such land in compliance in all material respects with applicable PRC Law; (iii) the use, transfer, lease and mortgage of the land-use rights to such land are not subject to any material restrictions within its approved purpose; (iv) the relevant Group Companies entered into land-use right grant contracts with the relevant land administration authorities in obtaining the land; and (v) all land-use right grant fees and other material fees required to be paid in connection with obtaining the land have been duly and fully paid by such Group Companies in accordance with PRC Law.

Section 3.13         Intellectual Property.

Except as would not have a Company Material Adverse Effect:

(a)          with respect to each item of Intellectual Property owned by any Group Company (“Company Owned Intellectual Property”):

(i)        such Group Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property free and clear of all Liens (other than Permitted Encumbrances);

(ii)       the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; and

(iii)      to the knowledge of the Company, no Person is engaging in any activity that infringes upon the Company Owned Intellectual Property;

(b)          with respect to each item of Intellectual Property licensed to any Group Company that is material to the business, financial condition or results of operations of the Group Companies taken as a whole (“Company Licensed Intellectual Property”), such Group Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property;

(c)          to the knowledge of the Company, no written claim has been asserted to any Group Company that the conduct of the business of any Group Company as currently conducted infringes upon or misappropriates any Intellectual Property rights of any third party;

(d)          there are no pending or, to the knowledge of the Company, threatened Actions by any person alleging infringement, dilution, unauthorized disclosure, or misappropriation by any Group Company of the Intellectual Property rights of such Person, demands or unsolicited offers to license any Intellectual Property, or challenges to the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Group Companies;

(e)          all registrations with and applications to any Governmental Authority in respect of the Company Owned Intellectual Property and the licenses of the Company Licensed Intellectual Property necessary for the protection of such Intellectual Property under applicable Laws have been made, are valid and in full force and effect;

(f)          neither the execution of this Agreement nor the consummation of any Transaction will adversely affect any Group Company’s rights with respect to any Company Owned Intellectual Property or Company Licensed Intellectual Property; and

(g)          to the knowledge of the Company, no third party is currently infringing, diluting or misappropriating any Company Owned Intellectual Property.

Section 3.14         Taxes.

(a)          Each Group Company has timely and duly filed all material Tax returns and reports required to be filed by it and has paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings, and where payment is not yet due, except as would not, in individually or in the aggregate, have a Company Material Adverse Effect, each Group Company has made adequate provision for all material Taxes in its financial statements in accordance with U.S. GAAP. All such Tax returns are true, accurate and complete in all material respects. No Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith. Each Group Company has properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax. There are no material Tax liens upon any assets of any Group Company except liens for current Taxes not yet due.

(b)          Neither the Company nor any of its Subsidiaries incorporated outside the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

(c)          Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Each submission made by or on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects.

(d)          Each Group Company has complied in all material respects with all applicable Tax Laws in respect of any value-added or similar Tax on consumption including business Tax and withholding Tax on business Tax.

Section 3.15         No Secured Creditors.

The Company does not have any secured creditors holding a fixed or floating security interest.

Section 3.16         Material Contracts.

(a)          Except for this Agreement and the Contracts filed as exhibits to the Company SEC Reports filed with the SEC prior to the date of this Agreement or set forth in Section 3.16(a) of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a party to, nor any of the Company’s or its Subsidiaries’ properties or assets are bound by, any Contract under which such Group Company has outstanding rights or obligations:

(i)          that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)         relating to any Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of any Group Company) in excess of US$850,000 (or an equivalent amount in RMB) individually, other than any Indebtedness solely between any Group Companies;

(iii)        relating to the formation, creation, operation, management or control of, a partnership, joint venture, strategic cooperation (including cooperation or long-term agency contracts entered into at the corporate headquarters level with insurance companies), or similar arrangement;

(iv)        relating to the purchase or sale of any shares or securities of, or other equity interests in, any Group Company, other than Company Share Awards and the Company Convertible Notes;

(v)         that limits, or purport to limit, in any material respect, the ability of any Group Company to compete in any geographic area, industry or line of business;

(vi)        with any directors or executive officers of the Company (or any immediate family member of the foregoing) or shareholders of the Company holding more than 5% of the outstanding share capital of the Company, that involves an amount of payments which is material to the Group Companies, taken as a whole, other than Company Employee Plans or Contracts granting Company Share Awards or relating to services as employees, officers or directors of the Company;

(vii)       that are franchising, licensing or management Contracts covering at least three (3) hotels;

(viii)      which provide the other party the right to terminate such Contract as a result of this Agreement or the consummation of the transactions where (A) such Contract requires any payment in excess of US$850,000 during the remainder of its term to be made by the Company or any of its Subsidiaries or (B) the value of the outstanding receivables due to the Group Companies under such Contract is in excess of US$850,000 during the remainder of its term; and

(ix)         the absence of which would have a Company Material Adverse Effect.

Each such Contract described in clauses (i) to (ix), whether or not filed as an exhibit to the Company SEC Reports or disclosed in the Company Disclosure Schedule, is referred to herein as a “Material Contract.”

(b)          Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception; (iii) no Group Company and, to the Company's knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract; and (iv) no Group Company has received any written notice of termination or cancellation under any such Material Contract. The Company has provided or otherwise made available to Holdco true and complete copies of each Material Contracts, including any amendments thereto.

Section 3.17         Environmental Matters.

Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Group Company is in compliance with all applicable Environmental Laws and has obtained and possess all material permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect, (ii) to the knowledge of the Company, no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (iii) no Group Company has received any notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law, which remains unresolved, and (iv) no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any Third Party concerning liability under any Environmental Law or relating to Hazardous Substances.

Section 3.18         Insurance.

The Group Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as required under applicable Law or as has been determined to be appropriate by the Company Board (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) no Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, (b) none of the Group Companies have received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies, and (c) none of the Group Companies have been denied any insurance coverage which it has sought or for which it has applied.

Section 3.19         Interested Party Transactions.

None of the officers or directors of any Group Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as officers, directors and employees of a Group Company), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including Company Share Awards, in each case, in the ordinary course of business and consistent with past practice.

Section 3.20         Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law that may be applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 3.21         Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.22         No Other Representations or Warranties.

Except for the representations and warranties made by the Company in Article III, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Holdco, Merger Sub or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Holdco, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Holdco and Merger Sub acknowledges the foregoing.  Neither the Company nor any other person on behalf of the Company will have or be subject to any liability or indemnity obligations to Holdco, Merger Sub or any other person resulting from the distribution or disclosure or failure to distribute or disclose to Holdco, Merger Sub or any of their respective Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article III.

Article IV

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Except as disclosed in the Holdco Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Holdco Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), Holdco and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01         Corporate Organization.

Holdco is a company duly incorporated, validly existing and in good standing under the laws of the Hong Kong Special Administrative Region. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of Holdco and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, in each case except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Holdco or Merger Sub or otherwise be materially adverse to the ability of Holdco or Merger Sub to perform their material obligations under this Agreement.

Section 4.02         Capitalization of Holdco and Merger Sub; No Prior Activities.

(a)          Holdco was formed solely for the purpose of engaging in the Transactions and is wholly owned by Parent, and Holdco has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than in connection with the arrangement of the Debt Financing and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

(b)          As of the date hereof, the authorized share capital of Merger Sub consists solely of 100,000,000 ordinary shares, par value US$0.0005 per share, of which one share is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Holdco. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than in connection with the arrangement of the Debt Financing and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

Section 4.03         Authority Relative to This Agreement.

Each of Holdco and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Holdco and Merger Sub and, subject to the affirmative vote of the holders of shares of Parent representing at least two-thirds of the total outstanding shares of Parent present and voting in person or by proxy (excluding any shares of Parent held directly or indirectly by Beijing Tourism Group Co., Ltd.) at a shareholders’ meeting of Parent (the “Parent Shareholders Meeting”) in favor of the Transactions (the “Parent Shareholder Approval”), the consummation by Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Holdco and Merger Sub, enforceable against each of Holdco and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.04         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Holdco and Merger Sub do not, and the performance of this Agreement by Holdco and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Holdco or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Holdco or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Holdco or Merger Sub pursuant to, any Contract or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Holdco or Merger Sub or otherwise be materially adverse to the ability of Holdco and Merger Sub to perform their material obligations under this Agreement.

(b)          The execution and delivery of this Agreement by Holdco and Merger Sub do not, and the performance of this Agreement by Holdco and Merger Sub and the consummation by Holdco and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of Nasdaq, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL and the publication of notification of the Merger in the Cayman Islands Government Gazette and (iv) for the Requisite Regulatory Approvals.

(c)          Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.05         Financing.

(a)          Holdco has delivered to the Company a true and complete copy of an executed commitment letter from the financial institution named therein (as the same may be amended or modified pursuant to Section 6.07, the “Debt Commitment Letter”), confirming their respective commitments, subject to the terms and conditions therein, to provide or cause to be provided the debt amounts set forth therein for the purpose of financing the Transactions (the “Debt Financing” and, the financial institution providing the Debt Financing or any Alternative Financing, the “Debt Financing Sources”).

(b)          As of the date hereof, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Holdco and, to the knowledge of Holdco, the other parties thereto (in each case, subject to the Bankruptcy and Equity Exception), (ii) other than as permitted by Section 6.07 or this Section 4.05, the Debt Commitment Letter has not been amended or modified and no such amendment or modification is contemplated, (iii) the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Holdco, no such withdrawal, termination or rescission is contemplated and (iv) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Debt Commitment Letter on the part of Holdco or Merger Sub and, to the knowledge of Holdco, any other parties thereto. Assuming (A) the Debt Financing is funded in accordance with the Debt Commitment Letter, and (B) the satisfaction of the conditions to the obligation of Holdco and Merger Sub to consummate the Merger as set forth in Sections 7.01 and Section 7.02 or the waiver of such conditions, as of the date hereof, the proceeds contemplated by the Debt Commitment Letter will be sufficient for Holdco and the Surviving Company to pay (1) the Merger Consideration and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Holdco or Merger Sub on the terms and conditions therein. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof and the satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 hereof, Holdco and Merger Sub do not have any reason to believe that any of the conditions of the Debt Financing will not be satisfied or that the Debt Financing will not be available to Holdco and Merger Sub at the time required to consummate the Transactions. Holdco and Merger Sub have fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Debt Commitment Letter prior to or in connection with the execution of this Agreement, and will pay when due all other fees arising under the Debt Commitment Letter as and when they become due and payable thereunder. There are no side letters or other oral or written Contracts to which any of the Buyer Group Parties or any of their respective Affiliates is a party related to the funding, as applicable, of the full amount of the Debt Financing other than (i) the Debt Commitment Letter, (ii) customary fee letters relating to the Debt Financing and (iii) any customary engagement letter(s) and non-disclosure agreement(s) with the providers of the Debt Financing that do not impact the conditionality or amount of the Debt Financing.

Section 4.06         Brokers.

Except for Huatai United Securities Co., Ltd., CITIC Securities Co., Ltd. and UBS AG Hong Kong Branch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Buyer Group Parties.

Section 4.07         Absence of Litigation.

As of the date hereof, (i) there is no Action pending or, to the knowledge of Holdco and Merger Sub, threatened against any of Parent, Holdco or Merger Sub or any of their respective Affiliates (excluding the Company and any of its Subsidiaries), and (ii) to the knowledge of Holdco and Merger Sub, there is no Action pending or threatened against any of the Rollover Shareholders and their respective Affiliates (excluding the Company and any of its Subsidiaries), in each case, other than any such Action that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the Transactions. None of Parent, Holdco, Merger Sub or any of their respective Affiliates (excluding the Company and any of its Subsidiaries), nor, to the knowledge of Holdco and Merger Sub, any of the Rollover Shareholders or any of their respective Affiliates (excluding the Company and any of its Subsidiaries), is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Holdco and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the Transactions.

Section 4.08         Certain Actions.

As of the date of this Agreement, except as otherwise disclosed in Section 4.08 of the Holdco Disclosure Schedule, there are no Contracts (whether oral or written) (i) between any of the Buyer Group Parties or any of their respective Affiliates, on the one hand, and any member of the Company’s management or director (including another of the Buyer Group Parties), on the other hand, that relate in any way to the Transactions; (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement, the Plan of Merger or the Merger or has agreed to vote against any Competing Transaction or Superior Proposal.

Section 4.09         Buyer Group Contracts.

Holdco has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts, each of which is listed in Section 4.09 of the Holdco Disclosure Schedule. Other than Buyer Group Contracts, except as entered into with the prior written consent of the Special Committee, there are no side letters or other oral or written Contracts relating to the Transactions (including the obligations of the parties to the Support Agreement related to the Shares held by the Rollover Shareholders) between or among any of the Buyer Group Parties.

Section 4.10         Ownership of Shares.

As of the date of this Agreement, other than the Shares held by the Rollover Shareholders, the Company Share Awards granted by the Company Board to the Rollover Shareholders and except as otherwise disclosed in Section 4.10 of the Holdco Disclosure Schedule, none of Holdco, Merger Sub or any of the Rollover Shareholders beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 4.11         Support Agreement.

Holdco has delivered to the Company a true, complete and correct copy of the Support Agreement, pursuant to which the parties thereto have agreed, among other things, upon the terms and subject to the terms therein, (i) to vote all of the Shares owned by them at the time of the Company Shareholders’ Meeting in favor of the Merger Agreement, the Plan of Merger and the Transactions, (ii) to receive no cash consideration (including any Per Share Merger Consideration or Per ADS Merger Consideration) with respect to their respective Rollover Shares in the Merger in accordance with this Agreement, and (iii) that all of the Rollover Shares shall be converted into ordinary shares of the Surviving Company at the Effective Time. The Support Agreement contains all of the conditions precedent to the obligations of the parties thereto to cause the Rollover Shareholders to hold their respective Rollover Shares, if any, through the Effective Time, receive no cash consideration for their Rollover Shares in the Merger and have such Rollover Shares be converted into ordinary shares of the Surviving Company at the Effective Time. The Support Agreement is in full force and effect as of the date of this Agreement and constitutes legal, valid and binding obligations of each of the parties thereto.

Section 4.12         Solvency.

Neither Holdco nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Transactions, including the Debt Financing (and any Alternative Financing, if applicable) and the payment of the Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions, including the payment of all related fees and expenses, assuming (i) satisfaction of the conditions to be obligation of Holdco and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” or other words of similar import shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Company will be solvent at and immediately after the Effective Time, as such term is used under the Laws of the Cayman Islands.

Section 4.13         Non-Reliance on Company Estimates.

The Company has made available to Holdco, Merger Sub, Parent or their respective Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Holdco and Merger Sub hereby acknowledges and agrees that (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Holdco and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or budgets), and (d) neither Holdco nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Holdco nor Merger Sub shall, and shall cause their respective Affiliates and Representatives not to, hold any such person liable with respect thereto; provided that, nothing contained in this Section 4.13 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

Section 4.14         Independent Investigation.

Holdco and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its subsidiaries, which investigation, review and analysis was performed by Holdco, Merger Sub, their respective Affiliates and Representatives. Each of Holdco and Merger Sub acknowledges that, as of the date of this Agreement, it, its Affiliates and their respective Representatives have been provided sufficient access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Holdco and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its affiliates or their respective Representatives (except the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.15         No Other Representations or Warranties.

Except for the representations and warranties made by Holdco and Merger Sub in Article IV, neither Holdco nor Merger Sub nor any other person on behalf of Holdco or Merger Sub makes any other express or implied representation or warranty with respect to Holdco or Merger Sub or any of their respective Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing.  Neither Holdco nor Merger Sub nor any other person on behalf of Holdco or Merger Sub will have or be subject to any liability or indemnity obligations to the Company or any other person resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Affiliates or Representatives, or its use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article IV.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01         Conduct of Business by the Company Pending the Merger.

The Company agrees that, from the date of this Agreement until the Effective Time, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) as expressly contemplated or permitted by any other provision of this Agreement, unless Holdco shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the businesses of the Group Companies shall only be conducted, and the Group Companies shall not take any action except, in a lawfully permitted manner in the ordinary course of business and consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts to preserve the assets and the business organization of the Group Companies in all material respects, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers and other persons with which any Group Companies has material business relations as of the date hereof.

By way of amplification and not limitation, until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by any other provision of this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Holdco (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)          amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b)          issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of any Group Company (other than in connection with (A) the exercise of any Company Options in accordance with the Share Incentive Plan, (B) the withholding of Company securities to satisfy tax obligations with respect to Company Share Awards, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Share Awards, or (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof), or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$3,000,000 (or an equivalent amount in RMB), except in the ordinary course of business;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries consistent with past practice);

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares (other than the purchase of Shares to satisfy obligations under the Share Incentive Plan, including the withholding of Company securities to satisfy tax obligations with respect to Company Share Awards, the acquisition by the Company of its securities in connection with the forfeiture of Company Share Awards, or the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof);

(e)          effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new Subsidiary that is incorporated outside PRC;

(f)          acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$3,000,000 (or an equivalent amount in RMB) in any transaction or related series of transactions, except in the ordinary course of business;

(g)          other than expenditures necessary to maintain assets in good repair consistent with the past practice or pursuant to the Company’s operating plan in effect as of the date hereof, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$3,000,000 (or an equivalent amount in RMB) or capital expenditures which are, in the aggregate, in excess of the amount set forth in Section 5.01(g) of the Company Disclosure Schedule for the Group Companies taken as a whole;

(h)          incur, any Indebtedness or issue any debt securities except for (i) the incurrence or guarantee of Indebtedness under any Group Company’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness (including any renewal, extension, refinancing or replacement of such Contracts on substantially the same or similar terms), and (ii) the incurrence of new Indebtedness in an aggregate amount not in excess of US$3,000,000 (or an equivalent amount in RMB);

(i)          except as otherwise required by Law or pursuant to any Company Employee Plan, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of any Group Company other than the hiring or termination of employees or consultants below the vice president level or its equivalent or with an annual compensation of less than US$200,000 (or an equivalent amount in RMB), (ii) grant or provide any severance or termination payments or benefits to any director or officer of any Group Company except as required by applicable Law, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, any director or officer of any Group Company except such increases of compensation, bonus or pension, welfare, severance or other benefits of, or payment of any bonuses to, any director or officer of any Group Company made in accordance with past practice, (iv) make any new equity awards to any director, officer or employee of any Group Company, (v) establish, adopt, amend or terminate any Company Employee Plan or materially amend the terms of any outstanding Company Share Awards, (vi) take any action to accelerate the vesting of Company Share Awards, or (vii) forgive any loans to directors, officers or employees of any Group Company;

(j)          issue or grant any Company Share Award to any person;

(k)          make any material changes with respect to financial accounting principles, policies and procedures, except as required by changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto;

(l)          enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that calls for annual aggregate payments of US$3,000,000 or more which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less;

(m)          enter into any Contract between a Group Company, on the one hand, and any of its Affiliates (other than the Group Companies), officers, directors or employees, on the other hand, except for Contracts permitted under Section 5.01(i);

(n)          terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(o)          settle any Action other than any settlement permitted under Section 5.01(o) of the Company Disclosure Schedule;

(p)          permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated or disclaimed, or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property;

(q)          fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act;

(r)          enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by any Group Company to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

(s)          engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(t)          make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting (except as required by applicable Law); or

(u)          announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01         Proxy Statement and Schedule 13E-3.

(a)          Promptly following the date of this Agreement, the Company, with the assistance of Holdco and Merger Sub, shall prepare and cause to be filed with the SEC a proxy statement, including notice of the Company Shareholders’ Meeting, relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Holdco and Merger Sub shall jointly prepare and cause to be filed with the SEC a Schedule 13E-3. Each of the Company, Holdco and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Holdco and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company, Holdco and Merger Sub shall furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3 and the resolution of comments with respect thereto from the SEC. The Company shall promptly notify Holdco and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide Holdco with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing Schedule 13E-3 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Holdco and Merger Sub with a reasonable period of time to review and comment on such document or response, and (ii) shall consider in good faith all comments reasonably proposed by Holdco and Merger Sub. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Holdco, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Holdco or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

(b)          Holdco represents and covenants that the information supplied by Holdco for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, and (iii) the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          The Company represents and covenants that the information supplied by the Company for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, and (iii) the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)          Each of the Company, Holdco and Merger Sub shall ensure that all documents that it is responsible for filing with and/or furnishing to the SEC in connection with any of the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, other than with respect to any information supplied by the other parties.

(e)          For the avoidance of doubt and notwithstanding anything herein to the contrary, in connection with any disclosure regarding a Change in the Company Recommendation made pursuant to the terms of this Agreement, the Company shall not be required to provide Holdco or Merger Sub the opportunity to review or comment on (or include comments proposed by Holdco or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

Section 6.02         Shareholders’ Meetings.

(a)          The Company shall, promptly after the SEC confirms that it has no further comments on the Schedule 13E-3, (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders’ meeting, (ii) with the assistance of Holdco and Merger Sub, prepare and mail or cause to be mailed or otherwise disseminate the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K to the SEC), including Shares represented by ADSs, as of the record date established for the shareholders’ meeting (the “Company Shareholders’ Meeting”), for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and (iii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Company Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Without the consent of Holdco, authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, shall be the only matter (other than procedural matters) to be proposed to be acted upon by the shareholders of the Company at the Company Shareholders’ Meeting.

(b)          Subject to this Section 6.02, Section 6.04(d) and Section 6.04(e), the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and approve the Merger, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing sentence, the Company agrees that, unless this Agreement is validly terminated in accordance with Article VIII hereof, its obligations pursuant to this Section 6.02 (including, without limitation, its obligations to call, give notice of, convene and hold the Company Shareholders’ Meeting and to solicit from its shareholders proxies, in each case, in accordance with this Section 6.02) shall not be affected by the commencement, public proposal, public disclosure, announcement, communication or submission to the Company or any other person of any Competing Transaction, or by any Change in the Company Recommendation. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in relation to the Company Shareholders’ Meeting.

(c)          At the Company Shareholders’ Meeting, Holdco shall cause to be voted all of the Shares or ADSs, if any, over which Holdco, Merger Sub or Parent otherwise has, directly or indirectly, voting power through enforcement of the Support Agreement (subject to the terms and conditions therein) in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions, including the Merger. For the avoidance of doubt, Holdco shall not be obligated to cause such Shares or ADSs to be voted in the event that the Support Agreement shall have been terminated pursuant to the terms therein.

(d)          The Company shall duly convene and hold the Company Shareholders’ Meeting as soon as reasonably practicable following the mailing of the Proxy Statement, unless this Agreement is validly terminated in accordance with Article VIII hereof, but in no event earlier than the later of (i) the date on which the Parent Shareholder Approval has been obtained and (ii) the date on which the Requisite Regulatory Approvals have been obtained. Notwithstanding Section 6.02(b), after consultation in good faith with Holdco, the Company may recommend the adjournment of the Company Shareholders’ Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Company Shareholders’ Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Company Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting. If the Company Shareholders’ Meeting is adjourned, unless this Agreement is validly terminated in accordance with Article VIII hereof, the Company shall convene and hold the Company Shareholders’ Meeting as soon as reasonably practicable thereafter.

(e)          Parent shall (i) establish a record date for determining shareholders of Parent entitled to vote at the Parent Shareholders Meeting for the purpose of voting upon the authorization and approval of this Agreement and the Transactions, including the Merger, as well as any other necessary actions by Parent to consummate the Transactions, including the Merger, and (ii) as promptly as practicable after the date of this Agreement, prepare, file and circulate all necessary announcements, filings, notices and documents in connection with the Parent Shareholders Meeting, which documents shall (x) include the authorization and approval of this Agreement and the Transactions, including the Merger, as well as any other necessary actions by Parent to consummate the Transactions, including the Merger, as an agenda for such meeting and (y) comply in all material respects with applicable Laws. Parent shall take all actions reasonably necessary or advisable to duly convene and hold the Parent Shareholders Meeting as soon as reasonably practicable following the receipt of the approval by the State-owned Assets Supervision and Administration Commission of the Beijing Municipal Government with respect to the consummation of the Transactions, the confirmation by the Shanghai Stock Exchange that it has no further comments on the Reorganization Report, and, as required, circulation of documents to shareholders of Parent of all necessary announcements, notices and documents required in connection with the Parent Shareholders Meeting. Parent shall use its reasonable best efforts to solicit from its shareholders proxies in relation to the Parent Shareholders Meeting.

Section 6.03         Access to Information.

(a)          From the date hereof until the Effective Time and subject to applicable Law and the terms of Section 9.09 of this Agreement, upon reasonable advance notice from Holdco, the Company shall (i) provide to Holdco (and Holdco’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Holdco and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its and its Subsidiaries’ Representatives to reasonably cooperate with Holdco and its Representatives in their investigation; provided, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties; provided, further, that the Company shall not be required to provide Holdco or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information are subject to any confidentiality agreement with a Third Party (provided that at the request of Holdco, the Company shall use its commercially reasonable efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege, (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law, or (iv) the Company determines in good faith that such books, records, documents or other information involves trade secrets of the Company or its Subsidiaries.

(b)          No investigation pursuant to this Section 6.03(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04         No Solicitation of Transactions.

(a)          The Company agrees that neither it nor any of its Subsidiaries nor any of the directors or officers of any Group Company will, and that it will direct its and its Subsidiaries’ Representatives (including, without limitation, any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information in a manner designed to knowingly encourage), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to, or that would reasonably be expected to lead to, any Competing Transaction, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the Transactions to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction (in each case, other than as permitted pursuant to Section 6.04(c)), or (iv) authorize or permit any of the officers, directors or Representatives of the Company or any of its Subsidiaries acting directly or indirectly under the direction of the Company or any of its Subsidiaries, to take any action set forth in clauses (a)(i) – (a)(iii) of this Section 6.04. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date hereof which prohibits the Company from providing non-public information concerning the Company or any of its Subsidiaries to Holdco in connection with a Competing Transaction or release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in respect of any Competing Transaction unless it releases or waives such provision in the Confidentiality Agreement. The Company shall notify Holdco as promptly as practicable (and in any event within forty-eight (48) hours after the Company attains knowledge thereof), orally and in writing, of any proposal or offer with respect to, or any request for non-public information concerning the Company or any of its Subsidiaries in connection with a Competing Transaction, specifying (x) the material terms and conditions thereof (including, if applicable, material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal, offer or request, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Holdco informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material change, development, discussion or negotiation) of the status and terms of any such proposal, offer or request and of any material changes in the status and terms of any such proposal, offer or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Holdco orally and in writing if it determines to initiate actions concerning a proposal, offer or request, in each case as permitted by this Section 6.04, and (B) provides Holdco with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, will be requested to consider any Competing Transaction. Immediately upon the execution and delivery of this Agreement, the Company shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any possible Competing Transaction.

(b)          Notwithstanding anything to the contrary in this Section 6.04, at any time prior to the receipt of the Requisite Company Vote, the Company Board may, directly or indirectly through the Company’s Representatives, (x) contact and engage in discussions with any person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (provided that such bona fide proposal or offer was not initiated or solicited in violation of Section 6.04(a)) in order to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes or is reasonably expected to lead to a Superior Proposal, which actions shall not be deemed to violate Section 6.04(a), and (y) furnish information to, and enter into discussions with, such person if the Special Committee has (i) determined in good faith (after consultation with its financial advisor and independent legal counsel), that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, (ii)  determined in good faith (after consultation with independent legal counsel), that, in light of such Superior Proposal, failure to furnish such information to or enter into discussions with such person would be reasonably likely to violate its fiduciary obligations to the Company and its shareholders under applicable Law, and (iii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement, and that the Company may enter into a confidentiality agreement without a standstill provision or with other terms that are less favorable to the Company than the Confidentiality Agreement if it waives or similarly modifies the standstill provision and such other terms, as applicable, in the Confidentiality Agreement); provided that the Company shall concurrently make available to Holdco any material information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Holdco or its Representatives.

(c)          Except as set forth in this Section 6.04, neither the Company Board nor any committee thereof shall (i) change, withhold, withdraw, qualify or modify, or propose to change, withhold, withdraw, qualify or modify, in each case, in a manner adverse to Holdco or Merger Sub, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement (a “Change in the Company Recommendation”), (ii) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, an offer or proposal with respect to a Competing Transaction, (iii) if a tender offer or exchange offer for 20% or more of the outstanding share capital of the Company that constitutes a Competing Transaction is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) Business Days after commencement, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a “stop, look and listen” communication by the Company Board or the Special Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Change in the Company Recommendation or violate this Section 6.04, or (iv) approve or recommend, cause or permit the Company to enter into, or submit to a vote by its shareholders, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction (other than a confidentiality agreement entered into in compliance with Section 6.04(b)) (any of the foregoing, an “Alternative Acquisition Agreement”).

(d)          Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, if the Company has received a written, bona fide proposal or offer with respect to a Competing Transaction that was not obtained in violation of Section 6.04 (other than immaterial non-compliance that does not adversely affect Holdco) and the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to the time of the Company Shareholders’ Meeting and upon advice by its financial advisor and independent legal counsel, that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable Law, the Company Board may, upon the recommendation of the Special Committee, (x) effect a Change in the Company Recommendation and/or (y) (1) authorize the Company to terminate this Agreement in accordance with Section 8.03(c), (2) immediately prior to, contemporaneously with or immediately following the termination of this Agreement, approve or recommend such Superior Proposal and (3) immediately prior to, contemporaneously with or immediately following the termination of this Agreement, authorize the Company to enter into or execute any Alternative Acquisition Agreement with respect to such Superior Proposal, but only if (i) the Company shall have complied with the requirements of Sections 6.04(a) and 6.04(b) with respect to such proposal or offer (other than immaterial non-compliance that does not adversely affect Holdco); (ii) after (A) providing at least five (5) Business Days’ written notice to Holdco (a “Notice of Superior Proposal”) advising Holdco that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Company Board intends to take any actions described in the foregoing clause (x) and/or (y) and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Holdco and its Representatives in good faith (to the extent Holdco desires to negotiate) to make adjustments in the terms and conditions of this Agreement so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Holdco and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Holdco desires to make such a presentation); provided that any material modifications to such Third Party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04; and (iii) if Holdco does not, within ten (10) Business Days of Holdco’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and independent legal counsel), to be at least as favorable to the Company’s shareholders as such Superior Proposal.

(e)          Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to the time of the Company Shareholders’ Meeting and upon advice by its independent legal counsel, that failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable Law, the Company Board may, upon the recommendation of the Special Committee, effect a Change in the Company Recommendation, provided that the Company Board shall (i) provide ten (10) Business Days’ prior written notice to Holdco advising Holdco that the Company Board intends to effect a Change of Recommendation and specifying in reasonable detail the facts underlying and the reasons for the decision by the Company Board (acting upon the recommendation of the Special Committee) to take such action and (ii) during such ten (10) Business Day period, if requested by Holdco, engage in good faith negotiations with Holdco to amend this Agreement in such a manner that obviates the need for such Change in the Company Recommendation.

(f)          A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the net revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the net revenue or net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.

(g)          A “Superior Proposal” means a written, bona fide offer or proposal with respect to a Competing Transaction (provided that, for purposes of the definition of “Superior Proposal”, each reference to “20% or more” in the definition of “Competing Transaction” shall be replaced with “more than 50%”), which shall not have been obtained in violation of this Section 6.04 (other than immaterial non-compliance that does not adversely affect Holdco) and is made by a Third Party on terms that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after receiving the advice of its financial advisor and independent legal counsel) (i) would be reasonably likely to be consummated in accordance with its terms, taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such offer and this Agreement, including conditions to closing, financing, regulatory approvals, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances, and (ii) if consummated, would result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) in aggregate from a financial point of view than the Transactions (in each case, after taking into account any revisions to this Agreement made or proposed in writing by Holdco pursuant to Section 6.04(d) or otherwise prior to the time of determination); provided, however, that any such offer or proposal shall not be deemed to be a “Superior Proposal” if (A) the consummation of the transactions contemplated by such offer or proposal is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making such offer or proposal, or (B) the consummation of the transactions contemplated by such offer or proposal is conditioned upon receipt of financing.

Section 6.05         Directors’ and Officers’ Indemnification and Insurance.

(a)          The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b)          The Surviving Company shall maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than those provided under the Company’s current policies, and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (which premiums, as of the date of this Agreement, the Company represents and warrants to be the aggregate amount set forth in Section 6.05(b) of the Company Disclosure Schedule). Notwithstanding anything to the contrary set forth in this Agreement, the Company may and, at Holdco’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Holdco shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Holdco or Surviving Company under this Section 6.05(b) shall terminate.

(c)          Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses)  the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of the Company or such Subsidiary or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party), to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Holdco prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right or any such person, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(d)          In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or, at Holdco’s option, Holdco, shall assume the obligations set forth in this Section 6.05.

(e)          The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05.

(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06         Notification of Certain Matters.

Each of the Company and Holdco shall promptly notify the other in writing of:

(a)          any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)          any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)          any Actions commenced or, to the knowledge of the Company or the knowledge of Holdco, threatened against the Company or any of its Subsidiaries or Holdco and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

Section 6.07         Financing.

(a)          Each of Holdco and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including by (i) maintaining in effect the Debt Commitment Letter, (ii) satisfying on a timely basis all conditions to the closing of and funding under the Debt Commitment Letter applicable to Parent, Holdco and/or Merger Sub that are within their control, including without limitation paying when due all fees arising under the Debt Commitment Letter as and when they become due and payable thereunder, (iii) consummating the financing contemplated by the Debt Commitment Letter at or prior to the Effective Time, and (iv) enforcing the parties’ funding obligations (and the rights of Parent, Holdco and/or Merger Sub) under the Debt Commitment Letter to the extent necessary to fund the Merger Consideration; provided that Holdco and Merger Sub may amend or modify the Debt Commitment Letter, and/or elect to replace all or any portion of the Debt Financing with alternative debt financing on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company than the terms and conditions as set forth in the Debt Commitment Letter as in effect on the date hereof (the “Alternative Financing”), in each case so long as (i) the aggregate proceeds of the Debt Financing (as amended or modified) and/or any Alternative Financing will be sufficient for Merger Sub and the Surviving Company to pay the Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and (ii) such amendment or modification or such Alternative Financing does not (A) impose new or additional conditions compared to those in the Debt Commitment Letter that would reasonably be expected to prevent or materially delay the ability of Holdco or Merger Sub to consummate the Merger or (B) involve any change, terms or conditions that would adversely impact the ability of Holdco or Merger Sub to enforce their rights against the Debt Financing Sources. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (x) Holdco and Merger Sub shall promptly notify the Company in writing and (y) Holdco and Merger Sub shall use their reasonable best efforts to arrange and obtain the Alternative Financing as promptly as practicable following the occurrence of such event. If Holdco becomes aware of the existence of any fact or event that would reasonably be expected to cause the Debt Financing to become unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Holdco and Merger Sub shall use their reasonable best efforts to either cure or eliminate such fact or event, or to arrange and obtain the Alternative Financing. Holdco shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, true and complete copies of all Contracts or other arrangements pursuant to which any such alternative sources have committed to provide such Alternative Financing.

(b)          Without limiting the generality of Section 6.07(a), Holdco and Merger Sub shall give the Company prompt notice in writing: (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to Debt Commitment Letter that would reasonably be expected to result in any condition of the Debt Commitment Letter not to be satisfied or the termination of the Debt Commitment Letter, of which Holdco or Merger Sub becomes aware; (ii) of the receipt of any written notice or other written communication from any party to the Debt Commitment Letter with respect to any alleged or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any provisions of the Debt Commitment Letter related to the Debt Financing that would reasonably be expected to result in any condition of the Debt Commitment Letter not to be satisfied or the termination of the Debt Commitment Letter; (iii) of any material dispute or disagreement between or among any parties to the Debt Commitment Letter that would reasonably be expected to prevent or materially delay the Debt Financing; and (iv) if Holdco or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter. At the written request of the Company, each of Holdco and Merger Sub shall provide the Company with such information as shall be reasonably requested by the Company to allow the Company to monitor the progress of Holdco and Merger Sub’s efforts to arrange the Debt Financing (including any Alternative Financing, if applicable).

(c)          Prior to the Closing, the Company shall, and shall direct its Subsidiaries to, use reasonable best efforts to provide to Holdco, Merger Sub and the Debt Financing Sources, at Holdco’s sole expense, all reasonable cooperation reasonably requested by Holdco that is necessary in connection with the Debt Financing, including (i) furnishing to Holdco and Merger Sub as promptly as available (A) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of operations, changes in shareholders’ equity and cash flows of the Target and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least four months prior to the Closing Date, prepared in accordance with the generally applicable accounting principles in the United States, and (B) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of operations, changes in shareholders’ equity and cash flows of the Company and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company or its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (A) and ended at least 45 days before the Closing Date (in the case of this clause (B), without footnotes), together with unaudited financial statements for the corresponding portion of the previous year, in each case, prepared in accordance with the generally applicable accounting principles in the United States, (ii) participation in a reasonable number of customary meetings, presentations and/or due diligence sessions, including arranging for reasonable and customary direct contact between Representatives of the Company with Representatives of Holdco and/or its Debt Financing Sources; (iii) facilitating the securing or pledging of collateral in connection with the Debt Financing as reasonably requested by Holdco and the lenders party thereto under the Debt Commitment Letter and customary for financings similar to the Debt Financing (provided that no such security or pledge shall be effective prior to the Effective Time), (iv) furnishing Holdco, Merger Sub and their respective Representatives promptly with all documentation and other information required with respect to the Debt Financing and/or any Alternative Financing under applicable “know you customer” and anti-money laundering rules and regulations, and (v) taking reasonable and customary corporate actions necessary to permit the consummation of the Debt Financing and/or Alternative Financing, including without limitations the execution and delivery at the Closing of any document or instrument as required by the Debt Commitment Letter or other definitive financing document related to the Debt Financing and/or Alternative Financing; provided, however, that, (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under the Debt Commitment Letter or any other document or instrument with respect to Debt Financing and/or Alternative Financing shall be effective until the Effective Time, (b) none of the Company or any of its Subsidiaries shall be required to take any action under the Debt Commitment Letter or any other document or instrument with respect to Debt Financing and/or Alternative Financing that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time and (c) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. None of the Company or any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs or other customary expenses to be advanced or reimbursed promptly by Holdco and Merger Sub) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, in each case, prior to the Effective Time.

(d)          Holdco and Merger Sub shall on a joint and several basis indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 6.07(d)) and any information utilized in connection therewith (other than any information relating to the Company provided by the Company), except as a direct result of the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives. Holdco and Merger Sub shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.07.

Section 6.08         Support Agreement.

Each of Parent and Holdco shall use its reasonable best efforts to consummate the transactions contemplated by the Support Agreement immediately prior to the Closing on the terms and conditions described in the Support Agreement, including using reasonable best efforts to (i) maintain in full force and effect the Support Agreement until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions applicable to Parent and Holdco in the Support Agreement, and (iii) cause the Rollover Shareholders to vote their Shares in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, hold their respective Rollover Shares through the Effective Time, receive no cash consideration for their Rollover Shares in the Merger and have such Rollover Shares be converted into ordinary shares of the Surviving Company at the Effective Time (subject to the conditions set forth in the Support Agreement). Holdco shall promptly (and in any event within two (2) Business Days) notify the Company and the Special Committee of any termination of, material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Support Agreement.

Section 6.09         Further Action; Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including, but not limited to, (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits or authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions (for the avoidance of doubt, including, but not limited to, any of the Requisite Regulatory Approvals), and (ii) taking any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that the Company shall not be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets unless any such action is subject to the consummation of the Merger. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b)          In furtherance and not in limitation of the provisions of Section 6.09(a), Holdco and/or Parent shall prepare and make all filings and submit all written materials, to the relevant PRC Governmental Authorities, in each case, as promptly as practicable after the date of this Agreement and as may be reasonably necessary, proper or advisable for the obtaining of each of the Requisite Regulatory Approvals; provided that, subject to applicable Laws, prior to submission of any such filing or written materials, Holdco and/or Parent shall (i) provide the Company with a reasonable period of time to review and comment on all of the information relating to the Group Companies that appears in any such filing or written materials (the “Company-Related Information”) and (ii) consider in good faith all comments reasonably proposed by the Company with respect to the Company-Related Information. In exercising the foregoing rights, each of the Company, Holdco and Parent shall act as reasonably and as promptly as practicable.

(c)          Upon the terms and subject to the conditions of this Agreement and subject to Applicable Laws, each of the parties hereto shall use its reasonable best efforts to (i) coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (A) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions and (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority and (ii) cooperate with the other parties hereto and use its reasonable best efforts, and direct its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, including, without limitation, employing such resources as are necessary to obtain the Requisite Regulatory Approvals. Parent, Holdco and Merger Sub shall, jointly and severally, indemnify and hold harmless the Company from any Damages incurred by the Company in connection with claims against the Company or any of its officers and directors resulting from, arising out of or in connection with Parent, Holdco and/or Merger Sub’s disclosure of the Company-Related Information (other than any information of the Company included in the Company SEC Reports) to any Governmental Authority or made publicly available, except to the extent that such Damages are caused by or resulted from any breach of applicable Law by any Group Company; provided that Parent, Holdco or Merger Sub shall not be responsible for any such Damages if (x) it is determined in a final, non-appealable decision of a court or arbitral tribunal of competent jurisdiction that such Damages were caused by or resulted from any untrue statement of a material fact contained in the Company-Related Information or any omission of a material fact necessary in order to make the statements contained in the Company-Related Information, in light of the circumstances under which they were made, not misleading, or (y) Parent, Holdco or Merger Sub disputes such Damages in writing and such Damages have not been determined in a final, non-appealable decision of a court or arbitral tribunal of competent jurisdiction.

(d)          Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Holdco, Merger Sub, the Company or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the Transactions.

Section 6.10         Obligations of Merger Sub.

Holdco shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.11         Participation in Litigation.

Prior to the Effective Time, the Company shall (a) give prompt notice to Holdco of any Actions commenced or, to the knowledge of the Company, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) give Holdco the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and, except as set forth in Section 6.11 of the Company Disclosure Schedule, no such Action shall be settled or compromised, without Holdco’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.12         Resignations.

To the extent requested by Holdco in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Holdco duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Holdco, which shall include a waiver of any claims against any Group Company by such directors and a waiver of any claims against such directors by the Group Companies.

Section 6.13         Public Announcements.

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Holdco. Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, Holdco and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of Nasdaq, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.13 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.04(c).

Section 6.14         Stock Exchange Delisting.

Prior to the Effective Time, the Company shall cooperate with Holdco and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Company from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15         Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.16         Repayment of Existing Debt.

Prior to the Closing Date, the Company shall have repaid the entire outstanding principal and accrued interest thereon and all other amounts due under the Company Convertible Notes.

Section 6.17         Actions Taken at Direction of the Founder Parties.

Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder if the alleged breach is the proximate result of action or inaction taken by the Company following the execution and delivery of this Agreement at the direction of any of the Founder Parties without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Section 6.18         Employee Matters.

For a period of 12 months following the Closing, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time (“Company Employees”), Holdco shall, or shall cause the Surviving Company to, for so long as each such Company Employee is engaged by Holdco, the Surviving Company or any of their Affiliates, provide such Company Employee (i) a base salary that is comparable in the aggregate to that provided by the Company or its relevant Subsidiary immediately prior to the Effective Time, and (ii) employee benefits that are substantially similar in the aggregate to those under the Company Employee Plans in effect immediately prior to the Effective Time. Notwithstanding anything to the contrary in this Section 6.18, nothing in this Agreement shall be construed to create a contract of employment, either express or implied-in-fact with any Continuing Employee nor shall anything in this Section 6.18 be construed as limiting the ability of Holdco, the Surviving Company or any of their Affiliates, as the case may be, to terminate any Continuing Employee for any reason permissible under applicable Law.

Article VII

CONDITIONS TO THE MERGER

Section 7.01         Conditions to the Obligations of Each Party.

The obligations of the Company, Holdco and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)          Company Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Company Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b)          No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which is then in effect and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions (an “Order”).

(c)          Parent Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been authorized, approved and adopted by the holders of the requisite number of outstanding shares at the Parent Shareholders Meeting.

(d)          Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and be in full force and effect.

Section 7.02         Conditions to the Obligations of Holdco and Merger Sub.

The obligations of Holdco and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.03(a), Section 3.03(c) and Section 3.04, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 3.03(a), Section 3.03(c) and Section 3.04 shall be true and correct in all respects, except for, solely with respect to Section 3.03(a), de minimis inaccuracies, as of the date hereof and as of the Closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)          Officer Certificate. The Company shall have delivered to Holdco a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

(d)          Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

Section 7.03         Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Holdco and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of Holdco and Merger Sub to consummate any of the Transactions.

(b)          Agreements and Covenants. Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Officer Certificate. Holdco shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Holdco, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

Section 7.04         Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Holdco or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01         Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Holdco and the Company with the approval of their boards of directors (or, in the case of the Company, upon the recommendation of the Special Committee).

Section 8.02         Termination by Either the Company or Holdco.

This Agreement may be terminated by either the Company (upon the recommendation of the Special Committee) or Holdco at any time prior to the Effective Time, if:

(a)          the Merger shall not have been consummated on or before the date falling nine (9) months from the date of this Agreement (the “Termination Date”);

(b)          any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final, non-appealable Order;

(c)          the Requisite Company Vote shall not have been obtained at the Company Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof; or

(d)          the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting duly convened therefor and concluded or any adjournment or postponement thereof;

provided that the right to terminate this Agreement pursuant to this Section 8.02(a) or Section 8.02(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted primarily in, the failure of the applicable conditions being satisfied.

Section 8.03         Termination by the Company.

This Agreement may be terminated by the Company (upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a)          a breach in any material respect of any representation, warranty, agreement or covenant of Holdco or Merger Sub set forth in this Agreement, shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and such breach is not curable or, if curable, is not cured prior to the Termination Date following receipt of written notice of such breach from Holdco or Merger Sub; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in material breach of any representations, warranties, agreements or covenants hereunder, which breach would give rise to the failure of the conditions set forth in Section 7.02(a) or Section 7.02(b); or

(b)          (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Holdco that all conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.03 and (iii) Holdco and Merger Sub fails to complete the Closing within ten (10) Business Days after the delivery of such notice; or

(c)          prior to the receipt of the Requisite Company Vote, (i) the Company Board has, upon the recommendation of the Special Committee, authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to, concurrently with or immediately following the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal, and (iii) the Company immediately prior to, or concurrently with, such termination pays to Holdco in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.06(a); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has complied in all material respects with the requirements of Section 6.04.

Section 8.04         Termination by Holdco.

This Agreement may be terminated by Holdco at any time prior to the Effective Time, if:

(a)          a breach in any material respect of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and such breach is not curable or, if curable, is not cured prior to the Termination Date following receipt of written notice of such breach from Holdco or Merger Sub; provided, however, that, Holdco shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Holdco or Merger Sub is then in material breach of any representations, warranties or covenants hereunder, which breach would give rise to the failure of the conditions set forth in Section 7.03(a) or Section 7.03(b); or

(b)          a Company Triggering Event shall have occurred.

Section 8.05         Effect of Termination.

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Section 6.07(d), Section 6.13, Article VIII and Article IX shall survive any termination of this Agreement.

Section 8.06         Fees Following Termination.

(a)          The Company will pay, or cause to be paid, to Parent an amount equal to $44,437,000 (or, at the Company’s option, an equivalent amount in RMB) (the “Company Termination Fee”) in the event that this Agreement is terminated (i) by Holdco pursuant to Section 8.04; (ii) by the Company pursuant to Section 8.03(c); (iii) by the Company or Holdco pursuant to Section 8.02(c) if (A) after the date hereof and prior to the Company Shareholders’ Meeting, a bona fide offer or proposal regarding a Competing Transaction shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn and (B) within nine (9) months after such termination, the Company enters a definitive agreement related to such Competing Transaction (provided that for purposes of this Section 8.06(a)(iii), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”), or (iv) by the Company or Holdco pursuant to Section 8.02(a) if (A) after the date hereof and prior to the Termination Date, a bona fide offer or proposal regarding a Competing Transaction shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, (B) within nine (9) months after such termination, the Company enters a definitive agreement related to such Competing Transaction (provided that for purposes of this Section 8.06(a)(iv), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”) and (C) all of the conditions set forth in Section 7.01 (other than Section 7.01(a)) shall have been satisfied. The Company shall pay the Company Termination Fee (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion): (x) in the case of termination pursuant to clause (i), within five (5) Business Days after the date of termination, (y) in the case of termination pursuant to clause (ii), immediately prior to, or concurrently with, such termination and (z) in the case of termination pursuant to clauses (iii) and (iv) above, as promptly as practicable (but in any event within two (2) Business Days) following the entry by the Company or any of its Subsidiaries into any definitive agreement in connection with such Competing Transaction. If the Company Termination Fee is payable by the Company pursuant to this Section 8.06(a), the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to fund payment of the Company Termination Fee to Parent in accordance with this Section 8.06(a), including, but not limited to, causing its Subsidiaries to make available to the Company any funds necessary, incurring, or causing its Subsidiaries to incur Indebtedness, and/or selling, or causing its Subsidiaries to sell, assets, shares or securities of, or other equity interests in any Subsidiary, in each case, to the extent required.

(b)          In the event that:

(i)          (A) this Agreement is terminated by either Holdco or the Company pursuant to Section 8.02(a) or Section 8.02(b), (B) at the time of such termination, any of the conditions set forth in Section 7.01 (other than Section 7.01(a)) shall not have been satisfied and such non-satisfaction is not the result of the breach by the Company of any of its representations, warranties, covenants or other agreements hereunder, (C) the condition to Closing set forth in Section 7.01(a) has been satisfied, and (D) the Company has confirmed in writing to Holdco that each of the conditions set forth in Section 7.02 would be satisfied if the Closing were to occur immediately prior to such termination;

(ii)         this Agreement is terminated by either Holdco or the Company pursuant to Section 8.02(d); or

(iii)        this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b);

then Parent shall as promptly as practicable, but in no event later than ten (10) Business Days following such termination, pay, or cause to be paid, to a PRC Subsidiary of the Company designated by the Company the Parent Termination Fee (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). “Parent Termination Fee” means (x) in the case of Section 8.06(b)(i) or Section 8.06(b)(ii), an amount in RMB equal to $17,775,000 and (y) in the case of Section 8.06(b)(iii), an amount in RMB equal to $88,873,000.

(c)          In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable, out of pocket costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate established by the Wall Street Journal Table of Money Rates on such date plus 1.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(d)          Each of the Company, Holdco and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(e)          Notwithstanding anything to the contrary in this Agreement, except for an order of specific performance against Holdco and/or Merger Sub to the extent permitted by Section 9.08, in the event that Holdco or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b), the expenses pursuant to Section 8.06(c) and any amounts pursuant to Section 6.07(d) or Section 6.09(c), and the Company’s remedies under Section 9.08 shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (i) Holdco, Merger Sub or Parent, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Holdco, Merger Sub or Parent, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Holdco, Merger Sub or Parent or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (i) – (iv), collectively, the “Holdco Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, without limitation to the Company’s remedies pursuant to Section 9.08, (A) neither Holdco nor any member of the Holdco Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Debt Commitment Letter) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b), the expenses pursuant to Section 8.06(c) and any amounts pursuant to Section 6.07(d) or Section 6.09(c), and (B) in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing (collectively, the “Company Group”), seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Holdco Group in connection with this Agreement or any of the Transactions (including the Debt Commitment Letter), other than (without duplication) from Holdco or Merger Sub to the extent provided in Section 8.06(b), Section 8.06(c), Section 6.07(d) or Section 6.09(c). In no event shall the Company or any member of the Company Group be entitled to seek the remedy of specific performance with respect to the obligation of Holdco or Merger Sub to consummate the Closing, and with respect to a failure of Holdco or Merger Sub to consummate the Closing, the Company’s sole remedy shall be limited to the payment of the Parent Termination Fee pursuant to Section 8.06(b), the expenses pursuant to Section 8.06(c) and any amounts pursuant to Section 6.07(d) or Section 6.09(c). This Section 8.06(e) was specifically bargained for and reflected in the Merger Consideration and is intended to be for the benefit of, and shall be enforceable by, each member of the Holdco Group.

(f)          Each of the Company, Parent, Holdco and Merger Sub acknowledges that, in connection with the execution of this Agreement, Parent has delivered to the Company a performance guarantee issued by the applicable financial institution named therein (the “Performance Guarantee”) in favor of Suzhou Hengchuang Software Co., Ltd., a wholly owned Subsidiary of the Company incorporated in the PRC (the “Guarantee Beneficiary”), and that in the event and to the extent that Parent fails to pay the full amount of the Parent Termination Fee when due and in accordance with Section 8.06(b), the Guarantee Beneficiary (upon the written instruction by the Special Committee or the Company Board upon the recommendation of the Special Committee) will have the right to the payment of any unpaid amount of the Parent Termination Fee in RMB up to the maximum amount specified therein, upon delivery of a demand to such financial institution named therein no later than November 3, 2016, on the terms and subject to the conditions of the Performance Guarantee.

Article IX

GENERAL PROVISIONS

Section 9.01         Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and Section 6.05, Section 6.07(c), Section 6.07(d), Section 6.09(b), Section 6.09(c) and Section 6.13 and this Article IX shall survive the Effective Time.

Section 9.02         Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent, Holdco or Merger Sub:

BTG Hotels (Group) Co., Ltd.
51 Fuxingmennei Avenue
Xicheng District, Beijing 100031
People’s Republic of China
Attention:	Rungang Zhang
Facsimile:	zhuangrungang@btg.com.cn

with a copy to:

Skadden, Arps, Slate, Meagher & Flom
42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention:	Z. Julie Gao
Email:	julie.gao@skadden.com

if to the Company:

Homeinns Hotel Group
No. 124 Caobao Road
Xunhui District, Shanghai 200235
People’s Republic of China
Attention:	Chief Financial Officer
Facsimile:	+86-21-6483-5661

with a copy to:

O’Melveny & Myers LLP
37th Floor, Yin Tai Centre, Office Tower
No. 2 Jianguomenwai Avenue, Beijing 100022
People’s Republic of China
Attention:	Ke Geng
Email:	kgeng@omm.com

if to the Special Committee:

Homeinns Hotel Group
No. 124 Caobao Road
Xunhui District, Shanghai 200235
People’s Republic of China
Attention:	Special Committee
Facsimile:	+86-21-6483-5661

with a copy to:

Simpson Thacher & Bartlett LLP
ICBC Tower – 35th Floor
3 Garden Road
Central, Hong Kong
Attention:	Kathryn King Sudol
E-mail:	ksudol@stblaw.com

Section 9.03         Certain Definitions.

(a)          For purposes of this Agreement:

“2014 Annual Report” means the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014 filed with the SEC on April 24, 2015, including the exhibits thereto.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including, without limitation, laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage such as, without limitation, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by SAIC on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, Hong Kong and Beijing.

“Buyer Group Contracts” means the Support Agreement and any other Contracts relating to the Transactions entered into between or among any Buyer Group Parties, including all amendments thereto or modifications thereof.

“Buyer Group Parties” means Parent, Holdco, Merger Sub, each of the Rollover Shareholders and the respective Affiliates of each of the foregoing, excluding the Company or any of its Subsidiaries.

“Company Convertible Notes” means the Company’s 2.00% Convertible Senior Notes due December 15, 2015, issued pursuant to the Indenture, dated as of December 21, 2010, between the Company, as issuer, and The Bank of New York Mellon, as trustee.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Holdco and Merger Sub on the date hereof.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, that would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, including changes in interest rates and foreign exchange rates, or in any of the industries in which the Company or any of its Subsidiaries operate (so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate), (ii) the public announcement of or the performance of this Agreement by the Company, the pendency or consummation of the Transactions, or the identity of any of the Buyer Group Parties as the acquiror of the Company, including the impact or effect thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any employees, customers, suppliers or partners, (iii) natural disaster or any outbreak or escalation of hostilities or war or any act of terrorism or other force majeure events, (iv) changes in any applicable Laws or applicable accounting regulations or principles (including U.S. GAAP), or the interpretation or enforcement thereof, so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (v) any change in the price or trading volume of the ADSs or any failure to meet any financial projections, forecasts or forward-looking statements (provided that the facts or occurrences giving rise to or contributing to such change or failure, as applicable, that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (vi) any Action in respect of this Agreement or the Transactions brought or commenced by any current or former shareholder of the Company (on their own behalf or on behalf of the Company), and (vii) any action taken, or failure to take action, by the Company or any of its Subsidiaries that Holdco has consented to or requested in writing.

“Company Option” means each option to purchase Shares under the Share Incentive Plan.

“Company Restricted Share Unit” means each restricted share unit granted under the Share Incentive Plan.

“Company Share Awards” means Company Options, Company Restricted Share Units and any other awards granted under the Share Incentive Plan.

“Company Triggering Event” shall be deemed to have occurred if (i) there shall have been a Change in the Company Recommendation; (ii) the Company Board shall have approved or recommended, or publicly proposed to approve or recommend to the shareholders of the Company, an offer or proposal regarding a Competing Transaction or shall have approved, recommended or entered into any Alternative Acquisition Agreement (other than a confidentiality agreement entered into in compliance with Section 6.04(b)); or (iii) a tender offer or exchange offer by a third party for 20% or more of the outstanding shares of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten (10) Business Days after commencement; provided that a “stop, look and listen” communication by the Company Board or the Special Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a Company Triggering Event.

“Confidentiality Agreement” means the confidentiality agreement by and among the Company, Parent, Poly Victory Investments Limited, Ctrip.com International, Ltd., Mr. Neil Nanpeng Shen, Mr. James Jianzhang Liang and Mr. David Jian Sun, dated as of June 30, 2015, as amended or modified from time to time in accordance with the terms thereof.

“Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party or any of its Affiliates to the other party or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development or other confidential matters, including any confidential or proprietary information provided under this Agreement, any other Transaction Documents, or any of the exhibits or schedule attached hereto, provided that Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of Section 9.09 or other obligation of confidentiality, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives, or (iii) becomes available to the receiving party on a non-confidential basis from a Person (other than the disclosing party or the disclosing party’s Representatives) who is not, or is reasonably believed by the receiving party not, prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Data Room” means the virtual data room containing written documents and information relating to the Company and its Subsidiaries made available by the Company on the Merrill Datasite under the name “House VDR” and to which Holdco and its representatives had access on or prior to the date of this Agreement and with respect to which an electronic copy of all of the written documents and information therein shall be provided to Holdco within five (5) calendar days after the date of this Agreement in a USB key or DVD.

“Environmental Law” means any applicable PRC local, provincial or national Law relating to (a) the protection of health, safety (but solely to the extent relating to exposure to Hazardous Substances) or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Excluded Shares” means, collectively, (i) Shares held by the Company or any of its Subsidiaries; and (ii) Shares (including ADSs representing such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Share Incentive Plan.

“Founder Parties” means Mr. Yi Liu, Mr. Neil Nanpeng Shen, Mr. James Jianzhang Liang and Mr. David Jian Sun.

“Government Entity” means (i) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization or other person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party.

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Government Entity, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition.

“Group Company” means any of the Company or any of its Subsidiaries.

“Hazardous Substance” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by product, asbestos containing hazardous material, polychlorinated biphenyls or radioactive material.

“Holdco Disclosure Schedule” means the disclosure schedule delivered by Holdco and Merger Sub to and accepted by the Company on the date hereof.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, and (e) rights of privacy, publicity and endorsement.

“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and with respect to Holdco and Merger Sub, the actual knowledge of the individuals listed in Section 9.03(a) of the Holdco Disclosure Schedule.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Permitted Encumbrances” shall mean, with respect to each Owned Real Property and Leasehold Improvement (as the case may be): (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with U.S. GAAP, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (e) pledges or deposits required by applicable law to secure obligations under workers' compensation laws or similar legislation, (f) pledges and deposits to secure the performance of bids, trade contracts, leases (but only as to the security deposits described in the Leases), surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, and (g) any other Liens that have been incurred or suffered by operation of law that would not, individually or in the aggregate, have a material adverse effect with respect to the Company and its Subsidiaries, taken as a whole or on the use or operation of the property subject thereto.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC Anti-Monopoly Law” means the PRC Anti-Monopoly Law adopted on August 1, 2008.

“Requisite Regulatory Approvals” means the filing with the National Development and Reform Commission, the approval by the State-owned Assets Supervision and Administration Commission of the Beijing Municipal Government and the clearance by the PRC Ministry of Commerce under the PRC Anti-Monopoly Law, in each case, with respect to the consummation of the Transactions by Parent, Holdco and Merger Sub.

“RMB” means the legal currency of the PRC.

“SEC” means the U.S. Securities and Exchange Commission.

“SAFE Circular 7” means Circular 7, issued by SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company,” or any successor rule or regulation under PRC Law.

“SAFE Circular 75” means Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, and replaced by SAFE Circular 37 on July 4, 2014.

“SAFE Circular 37” means Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents through Special Purpose Vehicles,” effective July 4, 2014, or any successor rule or regulation under PRC Law.

“SAFE Circular 78” means Circular 78, issued by SAFE on March 28, 2007, titled “Notice of the SAFE on Foreign Exchange Administration of the Involvement of Domestic Individuals of the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies,” effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.

“Share Incentive Plan” means the Amended and Restated 2006 Share Incentive Plan of the Company, effective November 3, 2009.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Subsidiary” means, with respect to any party, any person of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Holdco or any of its Affiliates or Representatives.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Vested Company Option” means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of the Share Incentive Plan and the applicable award agreement pursuant to which such Company Option was granted.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	Section 3.10
ADS	Section 2.01(b)
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.07(a)
Arbitrator	Section 9.10(b)
Bankruptcy and Equity Exception	Section 3.04(a)
Change in the Company Recommendation	Section 6.04(c)
CICL	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals

Company Employees	Section 6.18
Company Group	Section 8.06(e)
Company Licensed Intellectual Property	Section 3.13(b)
Company Owned Intellectual Property	Section 3.13(a)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Company Shareholders’ Meeting	Section 6.02(a)
Company Termination Fee	Section 8.06(a)
Company-Related Information	Section 6.09(b)
Competing Transaction	Section 6.04(f)
Damages	Section 6.05(c)
Debt Commitment Letter	Section 4.05(a)
Debt Financing	Section 4.05(a)
Debt Financing Sources	Section 4.05(a)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.17
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
Governmental Authority	Section 3.05(b)
Guarantee Beneficiary	Section 8.06(f)
HKIAC	Section 9.10(b)
Holdco	Preamble
Holdco Group	Section 8.06(e)
Improvements	Section 3.12(d)
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.16(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Nasdaq	Section 3.05(b)
Notice of Superior Proposal	Section 6.04(d)
Order	Section 7.01(b)
Parent	Preamble
Parent Shareholder Approval	Section 4.03
Parent Shareholders Meeting	Section 4.03
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Performance Guarantee	Section 8.06(f)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 6.01

RCA	Section 2.02(c)
Record ADS Holders	Section 6.02(a)
Reorganization Report	Section 3.08(a)
Representatives	Section 6.03
Requisite Company Vote	Section 3.04(a)
Rollover Shareholders	Recitals
Rollover Shares	Recitals
SAFE	Section 3.06(a)
SAFE Rules and Regulations	Section 3.06(c)
SAIC	Section 3.06(a)
Securities Act	Section 3.07(a)
Share	Section 2.01(a)
Share Certificates	Section 2.04(b)
Shares	Section 2.01(a)
Special Committee	Recitals
Superior Proposal	Section 6.04(g)
Support Agreement	Recitals
Surviving Company	Section 1.01
Takeover Statute	Section 3.20
Termination Date	Section 8.02(a)
Transactions	Recitals
U.S. GAAP	Section 3.07(b)

Section 9.04         Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05         Entire Agreement; Assignment.

This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Support Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Holdco and Merger Sub may assign all or any of their rights and obligations hereunder to any persons providing the Debt Financing pursuant to the terms thereof (solely to the extent necessary for purposes of creating a security interest herein or otherwise assigning this Agreement or any rights hereunder as collateral in respect of such Debt Financing), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.06         Interpretation.

When a reference is made in this Agreement to a Section, Article, Annex or Exhibit, such reference shall be to a Section, Article, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Annex or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.07         Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, Section 6.09(c) or Section 8.06(e) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Share Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08         Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof (including the other parties’ obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Each party hereby, to the extent permitted under all applicable Laws, waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any party, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action. Notwithstanding the foregoing or anything herein to the contrary, the Company shall not be entitled to seek an injunction, specific performance or other equitable relief to enforce Holdco’s and Merger Sub’s obligations to consummate the Merger and effect the Closing.

Section 9.09         Confidentiality.

(a)          Prior to and during the term of this Agreement, each Party has disclosed or may disclose to the other party Confidential Information. Subject to Section 9.09, unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by Law or requested by any Governmental Authority, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving party’s Representatives (A) who are actively and directly participating in the consummation of the Transactions or who otherwise need to know the Confidential Information for the Transactions and (B) who have agreed in writing, or whom the receiving party will cause, to observe the terms of this Section 9.09, and (ii) not to use Confidential Information for any purpose other than in connection with the Transactions. Each Party acknowledges that such Party shall be responsible for any breach of the terms of this Section 9.09 by such Party or its Representatives (other than its Representatives who have agreed in writing to observe the terms of this Section 9.09), and each Party agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b)          In the event that the receiving party or any of its Representatives is required by Law or requested by any Governmental Authority to disclose any the Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.09. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this Section 9.09, the receiving party or its Representative will disclose only that portion of the Confidential Information that the receiving party is advised by counsel is legally required to be disclosed and will use such party’s reasonable best efforts, at the disclosing party’s sole expense, to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

Section 9.10         Governing Law; Dispute Resolution.

(a)          This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed, performed, enforced and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Surviving Company, the cancellation and conversion of the Shares as the case may be (including Shares represented by ADSs), the rights set forth in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b)          Subject to Section 9.08 and the last sentence of this Section 9.10(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.10. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 9.11         Amendment.

This Agreement may be amended by the parties hereto by action taken (a) in the case of Holdco and Merger Sub, by or on behalf of their respective boards of directors and (b) in the case of the Company, by or on behalf of the Company Board acting upon the recommendation of the Special Committee, at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.12         Waiver.

At any time prior to the Effective Time, any party hereto may by action taken (a) in the case of Holdco and Merger Sub, by or on behalf of their respective boards of directors and (b) in the case of the Company, by or on behalf of the Company Board acting upon the recommendation of the Special Committee, (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.13         Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Holdco, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BTG HOTELS GROUP (HONGKONG) HOLDINGS CO., LIMITED

By:	/s/ Zhang Rungang
Name: Zhang Rungang
Title: Director

BTG HOTELS GROUP (CAYMAN) HOLDING CO., LTD

By:	/s/ Zhang Rungang
Name: Zhang Rungang
Title: Director

HOMEINNS HOTEL GROUP

By:	/s/ Kenneth Gaw
Name: Kenneth Gaw
Title: Director

[Signature Page to Merger Agreement]

Solely for purposes of Section 6.02(e), Section 6.08, Section 6.09, Section 8.06, Section 9.09 and Section 9.10:

BTG HOTELS (GROUP) CO., LTD.

By:	/s/ Zhang Rungang
Name: Zhang Rungang
Title: Chairman of the board of directors

[Signature Page to Merger Agreement]

ANNEX A

PLAN OF MERGER

APPENDIX I

ROLLOVER SHARES

	Rollover Shares
Rollover Shareholder	Ordinary Shares	Represented by ADSs
Poly Victory Investments Limited	13,446,959	1,279,206
Ctrip Travel Information Technology (Shanghai) Co., Ltd.	14,400,765	—
Neil Nanpeng Shen	375,500	—
Smart Master International Limited	3,275,389	183,356
David Jian Sun	30,138	—
Peace Unity Investments Limited	228,806	—
Jason Xiangxin Zong	74,272	10,000
Wise Kingdom Group Limited	—	317,294

ANNEX B

Plan of Merger

B-1

 PLAN OF MERGER

THIS PLAN OF MERGER is made on [          ] 2015

BETWEEN

(1)	BTG Hotels Group (CAYMAN) Holding Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 18 November 2015, with its registered office situated at Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands, Cayman Islands (“Merger Sub”); and

(2)	Homeinns Hotel Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 30 May 2006, with its registered office situated at Maples Corporate Services Limited, P.O Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or “Surviving Company,” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement and plan of merger (the “Agreement”) dated December 6, 2015 made between Holdco, Merger Sub, the Company and, solely for the specific purposes stated therein, BTG Hotels (Group) Co., Ltd., a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”) , pursuant to which the Merger Sub will merge with and into the Company and cease to exist and the Surviving Company will continue as the surviving company in the Merger.

(b)	This Plan of Merger is made in accordance with Section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Companies Law) is the Surviving Company which shall continue to be named Homeinns Hotel Group.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at Maples Corporate Services Limited, P.O Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Time, the authorized share capital of Merger Sub was US$50,000 divided into 100,000,000 ordinary shares of US$0.0005 par value per share of which 65,678,117 shares have been issued and fully paid.

5.	Immediately prior to the Effective Time, the authorized share capital of the Company was US$1,000,000 divided into 200,000,000 ordinary shares of US$0.005 par value per share of which [96,421,426] shares have been issued and fully paid.

6.	At the Effective Time, the authorized share capital of the Surviving Company shall be US$1,000,000 divided into 200,000,000 ordinary shares of US$0.005 par value per share.

7.	In accordance with the terms and conditions of the Agreement, at the Effective Time (as defined below):

(a)	each ordinary share of the Company issued and outstanding immediately prior to the Effective Time, other than any (x) Dissenting Shares (as defined in the Agreement) and (y) Rollover Shares (as defined in the Agreement) and (z) Excluded Shares (as defined in the Agreement), shall be cancelled in consideration for the right to receive the Per Share Merger Consideration (as defined in the Agreement);

(b)	each Rollover Share issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.005 per share, of the Surviving Company;

(c)	each Excluded Share issued and outstanding immediately prior to the Effective Date shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor;

(d)	each Dissenting Share issued and outstanding immediately prior to the Effective Time held by persons who have validly exercised and not withdrawn or lost their right to dissent from the Merger pursuant to Section 238 of the Companies Law shall be cancelled in exchange for payment of the fair value in accordance with the procedure in Section 238 of the Companies Law; and

(e)	each ordinary share, par value $0.0005 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.005 per share, of the Surviving Company.

8.	At the Effective Time, the ordinary shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Memorandum of Association and Articles of Association of the Surviving Company.

EFFECTIVE TIME

9.	The Merger shall take effect on [ ] (the “Effective Time”).

PROPERTY

10.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY

11.	At the Effective Time, the Memorandum of Association and Articles of Association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Annex B to this Plan of Merger.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS

[•]	[•]

SECURED CREDITORS

14.
(a)	Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)	The Company has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the sole director of Merger Sub and the board of directors of the Company pursuant to Section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to Section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of BTG Hotels Group (Cayman) Holding Co., Ltd:

Rungang ZHANG	Date:
Director

For and on behalf of HOMEINNS HOTEL GROUP:

[Name]	Date:
Director

ANNEX A

(Agreement and Plan of Merger)

ANNEX B

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

ANNEX C

Opinion of Credit Suisse Securities (USA) LLC, Financial Advisor to the Special Committee

CREDIT SUISSE

December 5, 2015

Special Committee of the Board of Directors
Homeinns Hotel Group
No. 124 Caobao Road
Xunhai District, Shanghai 200235
People's Republic of China

Members of the Special Committee:

You have asked us to advise you in your capacity as the Special Committee (the "Special Committee") of the Board of Directors (the "Board") of Homeinns Hotel Group (the "Company") with respect to the fairness to the holders (the "Unaffiliated Shareholders") of ordinary shares, par value US$0.005 per share, of the Company ("Shares") and American depositary shares, each representing two Shares ("ADSs"), other than the holders listed on Schedule A hereto (collectively, the "Rollover Shareholders"), from a financial point of view, of each of the Per Share Merger Consideration (as defined below) and the Per ADS Consideration (as defined below) to be received by the Unaffiliated Shareholders pursuant to the terms of the Agreement and Plan of Merger, to be dated as of December 6, 2015 (the "Merger Agreement"), among the Company, BTG Hotels Group (HONGKONG) Holdings Co., Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region and a wholly owned subsidiary of BTG (the "Holdco"), BTG Hotels Group (CAYMAN) Holding Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco (the "Merger Sub") and, solely for purposes of specified sections of the Merger Agreement, BTG Hotels (Group) Co., Ltd., a joint stock company established and existing under the laws of the People's Republic of China ("BTG"). The Merger Agreement provides for, among other things, the merger (the "Merger") of the Merger Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the HoldCo, and that: (i) each Share issued and outstanding (other than (a) certain Shares held by the Rollover Shareholders as set forth in Schedule A hereto (the "Rollover Shares"), (b) Shares held by the Company or any of its subsidiaries, (c) Shares held by The Bank of New York Mellon and reserved for issuance and allocation pursuant to that certain share incentive plan of the Company ((b) and (c) collectively, the "Excluded Shares"), (d) Shares as to which dissenters' rights have been validly exercised (the "Dissenting Shares") and (e) Shares represented by ADSs) will be cancelled in consideration for the right to receive US$17.90 in cash per Share without interest (the "Per Share Merger Consideration"); and (ii) each ADS issued and outstanding (other than, if any, ADSs representing Rollover Shares or Excluded

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CREDIT SUISSE

Special Committee of the Board of Directors -2-
Homeinns Hotel Group

In arriving at our opinion, we have reviewed a draft, received on December 5, 2015, of the Merger Agreement (the "**Draft Merger Agreement**"), certain related agreements and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to and discussed with us by the management of the Company and have participated in discussions with the Company's management regarding the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company, the management of the Company has certified to the Special Committee and us as of the date hereof, and with your direction, we have assumed, that such forecasts have been reasonably prepared on bases of and reflecting the collective best estimates and judgments of the Company's management, based on information reasonably available to them as of the date hereof, as to the future financial performance of the Company. Furthermore, such forecasts have been reviewed by the Special Committee and, based upon such review, we have been instructed by the Special Committee to use such forecasts in evaluating the fairness, from a financial

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CREDIT SUISSE

Special Committee of the Board of Directors
Homeinns Hotel Group
-3-

point of view, of each of the Per Share Merger Consideration and the Per ADS Merger Consideration to the Unaffiliated Shareholders. Consequently, we have assumed with your approval that such forecasts represent as of the date hereof a reasonable basis upon which to evaluate the fairness, from a financial point of view, of each of the Per Share Merger Consideration and the Per ADS Merger Consideration to the Unaffiliated Shareholders. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In rendering this opinion, we have assumed with your approval that the final Merger Agreement, when executed, will conform to the Draft Merger Agreement reviewed by us in all respects material to our analyses and this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

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ANNEX D

Cayman Islands Companies Law (2013 Revision)—Section 238

D-1

Companies Law (2013 Revision)

Rights of dissenters	238. (1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents;

and

(c)	a demand for payment of the fair value of his shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the Plan of Merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed , the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced , whether the company is incorporated under the laws of the Islands or not.

D-2

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-3

ANNEX E

Support Agreement

E-1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 6, 2015 by and among BTG Hotels (Group) Co., Ltd., a joint stock company established and existing under the laws of the People’s Republic of China (“Parent”), BTG Hotels Group (HONGKONG) Holdings Co., Limited (“Holdco”), a company incorporated under the laws of the Hong Kong Special Administrative Region and a wholly-owned subsidiary of Parent, and certain shareholders of Homeinns Hotel Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Holdco, BTG Hotels Group (CAYMAN) Holding Co., Ltd (“Merger Sub”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco, the Company and, solely for specific purposes stated therein, Parent have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the owner of record of certain ordinary shares, par value US$0.005 per share, of the Company (the “Shares”) (including Shares represented by American Depositary Shares (“ADSs”), each representing two Shares), including, without limitation, the Shares set forth in the column titled “Rollover Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares beneficially owned by such Shareholder as of the date hereof or acquired (whether beneficially or of record) by such Shareholder prior to the earlier of the Effective Time and the termination of all of the Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees, upon the terms and subject to the conditions herein, (a) to vote their Securities in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, (b) to receive no Per Share Merger Consideration or Per ADS Merger Consideration with respect to any of the Rollover Shares and (c) that each Rollover Share shall be converted into one ordinary share of the Surviving Company at the Effective Time;

WHEREAS, in order to induce Holdco and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

WHEREAS, the Shareholders acknowledge that Holdco and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1    Voting.    From and after the date hereof until the earlier of the Closing and the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder irrevocably and unconditionally hereby agrees that at the Company Shareholders’ Meeting or other annual or special meeting of the Shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof) , or in connection with any written resolution of the Company’s shareholders, such Shareholder shall (i) cause its, his or her representative(s) to appear at such meeting or otherwise cause its, his or her Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Shareholder’s Securities,

(a)          for approval of the Merger Agreement, the Plan of Merger and the Transactions contemplated by the Merger Agreement;

(b)          against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement;

(c)          against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its, his or her obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its, his or her Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent;

(d)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement;

(e)          in favor of any adjournment or postponement of the Company Shareholders’ Meeting as may be reasonably requested by Parent; and

(f)          in favor of any other matter necessary to effect the transactions contemplated by the Merger Agreement.

Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)          Each Shareholder hereby irrevocably appoints Parent and any person designated by Parent thereof as its, his or her proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities (other than any Shares represented by ADSs beneficially owned as of the record date to be established by the Company for the Company Shareholders’ Meeting) in accordance with Section 1.1 above at the Company Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b)          Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3    Restrictions on Transfers.    Except as provided for in Article III below or pursuant to the Merger Agreement, each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (i) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Securities and/or (ii) grants a third party the right to vote or direct the voting of such Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its, his or her obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d).

ARTICLE II

NO SOLICITATION

Section 2.1    Restricted Activities.    Prior to the Expiration Time, each Shareholder, solely in its, his or her capacity as a shareholder of the Company, shall not, and shall cause such Shareholder’s officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any Subsidiary in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any person relating to, an actual or proposed Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (c) to the extent not required by applicable law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Transaction, (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or (e) resolve or propose or agree to do any of the foregoing.

Section 2.2    Notification.    Each Shareholder, solely in its, his or her capacity as a shareholder of the Company, shall and shall cause such Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction. From and after the date hereof until the Expiration Time, each Shareholder shall promptly advise Parent in writing of (a) any Competing Transaction, (b) any request it receives in such Shareholder’s capacity as a shareholder of the Company for non-public information relating to the Company or any Subsidiary, and (c) any inquiry or request for discussion or negotiation it receives in such Shareholder’s capacity as a shareholder of the Company regarding a Competing Transaction, including in each case the identity of the person making any such Competing Transaction or indication or inquiry and the terms of any such Competing Transaction or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Shareholder, in its, his or her capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Transaction or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Shareholder. This Section 2.2 shall not apply to any Competing Transaction received by the Company. Each Shareholder’s receipt, in its, his or her capacity as a shareholder of the Company, of any Competing Transaction shall not relieve such Shareholder from any of its, his or her obligations hereunder.

Section 2.3 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its, his or her capacity as a beneficial owner of the Securities owned by such Shareholders and not in any other capacity (including without limitation any capacity as a director of the Company) and (ii) nothing in this Agreement shall obligate such Shareholder to take, or forbear from taking, if applicable, as a director or officer of the Company, any action which is inconsistent with its, his or her fiduciary duties under the applicable Laws.

ARTICLE III

ROLLOVER SHARES AND MERGER SUB SHARES

Section 3.1           Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder shall convert, or cause to be converted, any and all of ADSs representing any Rollover Shares beneficially owned (as defined under Rule 13d-3 under the Exchange Act) by such Shareholder into ordinary shares of the Company no later than the date immediately prior to the Company Shareholders’ Meeting, (b) none of the Shareholders shall have the right to receive any Per Share Merger Consideration or Per ADS Merger Consideration in the Merger with respect to any Rollover Shares of such Shareholder and (c) at the Effective Time, each Rollover Share shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.005 each, of the Surviving Company.

Section 3.2           Merger Sub Shares. Each of Parent and Holdco, severally and jointly, hereby agrees and covenants to each Shareholder that Merger Sub shall, and each of Parent and Holdco shall cause Merger Sub to, have, immediately prior to the Effective Time, 65,678,117 issued, fully paid and non-assessable ordinary shares, par value $0.0005 per share, all of which shall be owned by Holdco of record.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 4.1    Representations and Warranties.    Each Shareholder, severally and not jointly, represents and warrants to Parent and Holdco as of the date hereof and as of the Closing:

(a)          such Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)          this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)          assuming due authorization, execution and delivery by Parent and Holdco, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)          (i) each Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the British Virgin islands, laws of the People’s Republic of China, laws of the Hong Kong Special Administrative Region and the terms of this Agreement; (ii) the Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) such Shareholder has not Transferred any Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, except as otherwise set forth in Section 4.10 of the Holdco Disclosure Schedule delivered by Holdco and Merger Sub and accepted by the Company on the date hereof in connection with the execution of the Merger Agreement, such Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities), other than the Company Share Awards granted by the Company Board to such Shareholder; and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Securities, except as contemplated by this Agreement;

(e)          except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f)          there is no Action pending or threatened against any such Shareholder or any of its Affiliates that would reasonably be expected, individually or in the aggregate, to restrict or prohibit the performance by such Shareholder of its, his or her obligations under this Agreement or to prevent or materially impair the consummation of the Transactions, including the Merger. None of the Shareholder or any of its Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the Merger;

(g)          to the knowledge of such Shareholder, there is no breach by the Company of any representation, warranty, covenant or agreement under the Merger Agreement that is the proximate result of action or inaction taken by the Company at the direction of such Shareholder or any of its Affiliates without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee;

(g)          such Shareholder acknowledges that it has been advised to discuss with its, his or her own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)          each Shareholder understands and acknowledges that Holdco and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2    Covenants.    Each Shareholder hereby:

(a)          agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its, his or her obligations under this Agreement;

(b)          agrees and covenants, without the prior consent of Parent or Holdco, not to knowingly take any action or give any direction to the Company that would cause any breach by the Company of any representation, warranty, covenant or agreement under the Merger Agreement, to the extent consistent with, if applicable, its, his or her fiduciary duties as a director or officer of the Company under all applicable Laws;

(c)          irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(d)          agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Securities or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(e)          agrees and covenants, severally and not jointly, that such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which ownership, whether beneficially (within the meaning of Rule 13d-3 of the Exchange Act) or of record, is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

(f)          agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement, and the obligations of the Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement, and Section 4.2(b) shall survive any termination of this Agreement for so long as and to the extent that any of the obligations of the Company under the Merger Agreement shall survive the termination of the Merger Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Notices.    All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (b) one Business Day after being sent by express courier service, or (c) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the address set forth on the signature pages hereto under each party’s name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 6.2    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.3    Entire Agreement.   This Agreement and the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 6.4    Specific Performance.    Each Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent, Holdco and Merger Sub, Parent, Holdco and Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent, Holdco and Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

Section 6.5    Amendments; Waivers.    At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent and Holdco, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6    Governing Law.    This Agreement and the schedule hereto shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed, performed, enforced and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Surviving Company, the cancellation and conversion of the Shares as the case may be (including Shares represented by ADSs), and the internal corporate affairs of Merger Sub.

Section 6.7    Dispute Resolution; Jurisdiction; Enforcement.    Subject to the last sentence of Section 6.6, any disputes, actions and proceedings against any party or arising out of or relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force all the relevant time and as may be amended by this Section 6.7. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 6.8    No Third Party Beneficiaries.    There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 6.9   Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.10    No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11    Counterparts.    This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

BTG HOTELS (GROUP) CO., LTD.

By:	/s/ Rungang Zhang
Name:	Rungang Zhang
Title:	Chairman of Board of Directors

BTG Hotels (Group) Co., Ltd.
51 Fuxingmennei Avenue
Xicheng District, Beijing 100031
People’s Republic of China
Attention: Rungang Zhang

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO

BTG HOTELS GROUP (HONGKONG)
HOLDINGS CO., LIMITED

By:	/s/ Rungang Zhang
Name:	Rungang Zhang
Title:	Director

c/o BTG Hotels (Group) Co., Ltd.
51 Fuxingmennei Avenue
Xicheng District, Beijing 100031
People’s Republic of China
Attention: Rungang Zhang

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER

POLY VICTORY INVESTMENTS LIMITED

By:	/s/ Yi Liu
Name:	Yi Liu
Title:	Director

c/o Beijing Tourism Group
No. 10 Yabao Road, Chaoyang District, Beijing
100020, People's Republic of China
Attention: Yi Liu

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER

CTRIP TRAVEL INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By:	/s/ Min Fan
Name:	Min Fan
Title:	Legal Representative

c/o No. 99, Fuquan Road, Shanghai
People’s Republic of China
Attention: Min Fan

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

NEIL NANPENG SHEN

/s/ Neil Nanpeng Shen

Room 3616, Two Pacific Place
88 Queensway Hong Kong

SMART MASTER INTERNATIONAL LIMITED

By:	/s/ Neil Nanpeng Shen
Name:	Neil Nanpeng Shen
Title:	Director

Room 3616, Two Pacific Place
88 Queensway Hong Kong
Attention: Neil Nanpeng Shen

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

DAVID JIAN SUN

/s/ David Jian Sun

No. 124 Caobao Road, Xuhui District, Shanghai
People's Republic of China

PEACE UNITY INVESTMENT LIMITED

By:	/s/ David Jian Sun
Name:	David Jian Sun
Title:	Director

No. 124 Caobao Road, Xuhui District, Shanghai
People's Republic of China
Attention: David Jian Sun

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER

JASON XIANGXIN ZONG

/s/ Jason Xiangxin Zong

No. 124 Caobao Road, Xuhui District, Shanghai
People's Republic of China

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER

WISE KINGDOM GROUP LIMITED

By:	/s/ Chung Lau
Name:	Chung Lau
Title:	Director

c/o No. 99, Fuquan Road, Shanghai
People’s Republic of China
Attention: Chung Lau

[Signature Page to Support Agreement]

SCHEDULE A

Rollover Shares

	Rollover Shares
Rollover Shareholder	Ordinary Shares	Represented by ADSs
Poly Victory Investments Limited	13,446,959	1,279,206
Ctrip Travel Information Technology (Shanghai) Co., Ltd.	14,400,765	—
Neil Nanpeng Shen	375,500	—
Smart Master International Limited	3,275,389	183,356
David Jian Sun	30,138	—
Peace Unity Investments Limited	228,806	—
Jason Xiangxin Zong	74,272	10,000
Wise Kingdom Group Limited	—	317,294

ANNEX F: Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 21 3337-3333.

During the last five years, none of the Company, or any of our directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below. Unless otherwise indicated, the business address of each director and executive officer is c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China.

Name	Business Address	Present Principal Employment	Citizenship
Yi Liu	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Vice Chairman of Board of Directors and General Manager of BTG; Co-Chairman of Board of Directors and Independent Director of the Company	People’s Republic of China

Neil Nanpeng Shen	c/o Suit 3613, 36/F, 2 Pacific Place, 88 Queensway, Hong Kong	Co-Founder, Co-Chairman of the Board of Directors and Independent Director of the Company; Independent Director of Ctrip	People’s Republic of China (Hong Kong SAR)

David Jian Sun	c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China	Chief Executive Officer, Director	People’s Republic of China

May Wu	c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China	Chief Strategy Officer	United States

Cathy Xiangrong Li	c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China	Chief Financial Officer	People’s Republic of China

Jason Xiangxin Zong	c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China	Chief Operating Officer	People’s Republic of China

Min Bao	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Deputy General Manager of BTG ; Independent Director of the Company	People’s Republic of China

James Jianzhang Liang	968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Chairman of Board of Directors and Chief Executive Officer of Ctrip; Independent Director of the Company	Saint Kitts and Nevis

Kenneth Gaw	22nd Floor, Lyndhurst Tower, No.1 Lyndhurst, Terrace Central, Hong Kong	Independent Director	People’s Republic of China (Hong Kong SAR)

Terry Yongmin Hu	c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China	Independent Director	People’s Republic of China (Hong Kong SAR)

Arthur M. Wang	c/o No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China	Independent Director	People’s Republic of China (Hong Kong SAR)

F-1

Yi Liu has served as the Company’s independent director since 2013. Mr. Liu has been the General Manager of Beijing Tourism Group since June 2008 and the vice chairman of Beijing Tourism Group since April 2010. Beijing Tourism Group is a state-owned enterprise established in the PRC, which offers dining, lodging, transportation, travel, shopping, and entertainment services, with its business address at 10 Yabao Road, Chaoyang District, Beijing, PRC, 100020.

Neil Nanpeng Shen is one of the co-founders of the Company and has been the Company’s director since the inception of the Company and the Company’s independent director since 2007. He is the founding managing partner of Sequoia Capital Advisors (Hong Kong) Limited (or “Sequoia”) and has been serving Sequoia since 2005. Sequoia offers advisory, financial planning, and portfolio management services, with its business address at Suit 3613, 36/F, 2 Pacific Place, 88 Queensway, Hong Kong.

David Jian Sun has served as the Company’s director and chief executive officer since 2004.

May Wu has served as the Company’s chief strategy officer since 2010. She also served as the chief executive officer of the Company’s Yitel brand from 2010 to 2012, and was the Company’s chief financial officer from 2006 to 2010 and the Company’s acting chief financial officer effective from May to August 2014.

Cathy Xiangrong Li has served as the Company’s chief financial officer since August 2014. Ms. Li has been the chief financial officer of Hengdeli Holdings Limited since 2010, which is a famous fine watch retailer and wholesaler in Greater China, with its business address at Room 301, 3/F Lippo Sun Plaza 28, Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

Jason Xiangxin Zong has served as the Company’s chief operating officer since 2008 and as the Company’s president–chief operating officer since January 2014

Min Bao has served as the Company’s director since 2006. Mr. Bao is the general manager of BTG Hotel & Resorts Co., Ltd., where he has worked since February 2006. BTG Hotel & Resorts Co., Ltd. is a company mainly providing travel and accommodation-related services in China, with its business address at A302 Jinsong Third Area, 24th Floor, Huateng Building, Chaoyang District, Beijing, the PRC.

James Jianzhang Liang is one of the co-founders of the Company. He has served as the Company’s director since its inception. Mr. Liang is also one of the co-founders of Ctrip.com International Ltd., and has been the chairman of the board of Ctrip.com International Ltd. since 2003. Ctrip.com International Ltd. is a leading company providing online travel agency services in China, which includes offering mobile applications, hotel reservations, flight ticketing, package tours, corporate travel management and train ticketing services, etc. Its business address is 99 Fu Quan Road, Shanghai, the PRC.

Kenneth Gaw has served as the Company’s independent director since 2006. Since 1999, Mr. Gaw has been a managing director of Pioneer Global Group Limited, a company listed on the Hong Kong Stock Exchange that primarily focuses on real estate and hotel investments in Hong Kong, Macau, China and South East Asia. Pioneer Global Group Limited has its business address at 20th Floor, Lyndhurst Tower, No. 1 Lyndhurst, Terrace Central, Hong Kong. Mr. Gaw also founded Gaw Capital Partners and has served as its president and managing principal since 2005. Gaw Capital Partners is a real estate private equity firm that invests in all sectors of real estate industries globally. Gaw Capital Partners has its business address at 22nd Floor, Lyndhurst Tower, No. 1 Lyndhurst, Terrace Central, Hong Kong.

Terry Yongmin Hu has served as the Company’s independent director since 2006. Mr. Hui is a founding partner and managing director at FountainVest Partners and founded it in 2007. FountainVest Partners is a private equity firm specializing in growth capital and buyouts, with its business address at Floor 22, Tower 2 Jing An Kerry Centre, 1539 Nanjing West Road, Shanghai, PRC, 20040.

Arthur M. Wang has served as the Company’s independent director and member of the audit committee of the board of directors since 2009. Mr. Wang is the founder and managing partner of 698 Capital Limited, an Asian investment firm with its business address at 16th Floor, Wheelock House, Central, Hong Kong. From 2003 to 2011, Mr. Wang was the chief executive officer and a director of Gigamedia Limited, a Nasdaq-listed online entertainment and game firm. GigaMedia Limited is a major provider of online entertainment software and services, with its business address at 8th Floor, No. 22, Lane 407, Section 2, Tiding Boulevard, Neihu District, Taipei 114, Taiwan. Mr. Wang also served as the managing director of several investment firms and board member of several public and private companies in Asia.

2.	Directors and Executive Officers of Merger Sub

BTG Hotels Group (CAYMAN) Holding Co., Ltd, or Merger Sub, is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Merger Sub’s business address is c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China, and its telephone number is (+86-10) 6601-4466.

The name, business address, present principal employment and citizenship of the director of Merger Sub are set forth below. Merger Sub does not have any executive officers.

F-2

Name	Business Address	Present Principal Employment	Citizenship
Rungang Zhang	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Chairman of the Board of Directors and General Manager of BTG Hotels; Director of BTG	People’s Republic of China

Mr. Rungang Zhang has served as the Chairman of Board of Directors and General Manager of BTG Hotels and Chairman of the Board of Directors of Jian Guo Inns Beijing Ltd. since March 2014. From September 2004 to February 2014, Mr. Zhang served as Vice General Manager of Jian Guo Inns Beijing Ltd. Jian Guo Inns Beijing Ltd. is a hotel management company wholly owned by BTG Hotels, and its business address is 24/F, Huateng Building, 302A Jinsong 3rd District, Chaoyang District, Beijing, People’s Republic of China.

During the last five years, none of Merger Sub or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Merger Sub is a wholly owned subsidiary of, and controlled by, Holdco. A description of Holdco is provided below and incorporated herein by reference.

3.	Directors and Executive Officers of Holdco

BTG Hotels Group (HONGKONG) Holdings Co., Limited, or Holdco, is a company incorporated under the laws of the Hong Kong Special Administrative Region. Holdco’s business address is c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China, and its telephone number is (+86-10) 6601-4466.

The name, business address, present principal employment and citizenship of the director of Holdco are set forth below. Holdco does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Rungang Zhang	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Chairman of the Board of Directors and General Manager of BTG Hotels; Director of BTG	People’s Republic of China

During the last five years, none of Holdco or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Holdco is a wholly owned subsidiary of, and controlled by, BTG Hotels. A description of BTG Hotels is provided below and incorporated herein by reference.

4.	Directors and Executive Officers of BTG Hotels

BTG Hotels (Group) Co., Ltd., or BTG Hotels, is a joint stock company incorporated under the laws of the People’s Republic of China. BTG Hotels’ business address is 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China, and its telephone number is (+86-10) 6601-4466.

The name, business address, present principal employment and citizenship of each director and executive officer of BTG Hotels are set forth below.

F-3

Name	Business Address	Present Principal Employment	Citizenship
Rungang Zhang	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Chairman of the Board of Directors and General Manager of BTG Hotels; Director of BTG	People’s Republic of China

Zhongpeng Duan	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Director of BTG Hotels; Chairman of the Board of Directors of Beijing Jinglun Hotel Co., Ltd.	People’s Republic of China

Peizhi Hu	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Director of BTG Hotels	People’s Republic of China

Weidong Meng	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Director of BTG Hotels	People’s Republic of China

Hong Chen	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Director of BTG Hotels	People’s Republic of China

Yuanguang Li	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Director of BTG Hotels	People’s Republic of China

Qing Han	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Director of BTG Hotels	People’s Republic of China

Baojun Zhang	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Director of BTG Hotels	People’s Republic of China

Weidong Bao	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Director of BTG Hotels	People’s Republic of China

Tianzhu Fu	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Executive Deputy General Manager of BTG Hotels	People’s Republic of China

Jun Yang	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Chief Financial Officer of BTG Hotels	People’s Republic of China

Kai Dong	c/o BTG Hotels (Group) Co., Ltd., 51 Fuxingmen Avenue, Xicheng District, Beijing 100031, People’s Republic of China	Chief Operating Officer of BTG Hotels	People’s Republic of China

Mr. Zhongpeng Duan has served as the assistant to general manager and secretary of the board of directors of BTG Hotels since December 2009 and a director of BTG Hotels since January 2015.

Mr. Peizhi Hu has been a director of BTG Hotels since January 2015. Mr. Hu has served as the Secretary of the Party Committee of BTG Hotels since July 2010.

Mr. Weidong Meng has been a director of BTG Hotels since April 2015. Mr. Meng has served as the Vice Secretary of the Party Committee, director and executive deputy general manager of BTG Property & Investment Co., Ltd. Mr. Meng served as the general manager of the department of BTG Property & Investment Co., Ltd. from April 2012 to June 2014 and its Chief Accounting Officer from December 2004 to April 2012. BTG Property & Investment Co., Ltd. is a wholly owned subsidiary of BTG engaged in the development and management of tourist destinations and commercial properties, and its business address is 3 Jinyu Hutong, Wangfujing Street, Dongcheng District, Beijing, People’s Republic of China.

Ms. Hong Chen has been a director of BTG Hotels since July 2014. Ms. Chen has served as the secretary to the board of directors, assistant to general manager and chief of the general manager of office of Beijing Urban-Rural Trade Centre Co., Ltd. since February 2009. Beijing Urban-Rural Trade Centre Co., Ltd. is a PRC company listed on the Shanghai Stock Exchange, and its business address is 23A Fuxing Road, Haidian District, Beijing, People’s Republic of China.

F-4

Mr. Yuanguang Li has been a director of BTG Hotels since February 2015. Mr. Li has served as the general manager of the equity management department of BTG since July 2014. Mr. Li served as a director and general manager of Beijing Yangguang Weihua Investment Management Company from March 2012 to July 2014 and vice general manager of department of investment and development of BTG from July 2009 to March 2012.

Mr. Qing Han has been a director of BTG Hotels since August 2015. Mr. Han has served as the vice general manager of China International Taxation Consultation Co. since October 2013. Mr. Han served as a post-doctoral research of applied economics of Peking University School of Economics from October 2011 to September 2013 and the financial director and vice general manager of China International Taxation Consultation Co. since December 2007 to October 2011.

Mr. Baojun Zhang has been a director of BTG Hotels since May 2012. Mr. Zhang has served as a partner of Beijing Kangda Law Firm since October 2006.

Mr. Weidong Bao has been a director of BTG Hotels since May 2012. Mr. Bao has served as vice general manager of Beijing Changping District Ming Tombs Tourism Development Co., Ltd. since October 2011. Mr. Bao served as a member of the Party Committee of State-owned Assets Supervision and Administration Commission of Beijing Changping District from December 2005 to September 2011.

Mr. Tianzhu Fu has been executive deputy general manager of BTG Hotels since April 2012. Mr. Fu served as the director and chief executive officer of Jian Guo Inns Beijing Co., Ltd. from August 2007 to August 2015 and its chairman of board of directors since August 2015.

Ms. Jun Yang has been chief financial officer of BTG Hotels since September 2014. Ms. Yang has served as the Chief Accountant of BTG Hotels since February 2006.

Mr. Kai Dong has been chief operating officer of BTG Hotels since September 2014. Mr. Dong served as the director of the department of operation management of BTG Hotels from December 2012 to September 2014, vice general manager of Kempinski Hotel Shenzhen from February to December 2012, and manager of department of marketing of Beijing Zhaolong Hotel from August 2010 to February 2012.

During the last five years, none of BTG Hotels or any of its directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Poly Victory

Poly Victory Investments Limited, or Poly Victory, is a company incorporated under the laws of the British Virgin Islands. Poly Victory’s business address is c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China, and its telephone number is (+86-10) 8562-9988.

The name, business address, present principal employment and citizenship of each director of Poly Victory are set forth below. Poly Victory does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Min Bao	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Deputy General Manager of BTG ; Independent Director of the Company	People’s Republic of China

Yi Liu	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Vice Chairman of Board of Directors and General Manager of BTG; Co-Chairman of Board of Directors and Independent Director of the Company	People’s Republic of China

F-5

During the last five years, none of Poly Victory or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Poly Victory is a wholly owned subsidiary of, and controlled by, Beijing Tourism Group Co. Ltd., or BTG. A description of BTG is provided below and incorporated herein by reference.

6.	Directors and Executive Officers of BTG

BTG is a company incorporated under the laws of the People’s Republic of China. BTG’s business address is 10 Yabao Road, Chaoyang District, Beijing 100020, People’s Republic of China, and its telephone number is (+86-10) 8562-9988.

The name, business address, present principal employment and citizenship of each director and executive officer of BTG are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Qiang Duan	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Chairman of Board of Directors of BTG	People’s Republic of China

Yi Liu	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Vice Chairman of Board of Directors and General Manager of BTG; Co-Chairman of Board of Directors and Independent Director of the Company	People’s Republic of China

Hongtao Wei	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Director and Executive Deputy General Manager of BTG	People’s Republic of China

Tongxin Ding	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Vice Chairman of Board of Directors of BTG	People’s Republic of China

Rungang Zhang	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Chairman of the Board of Directors and General Manager of BTG Hotels; Director of BTG	People’s Republic of China

Xiao Chen	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Director of BTG	People’s Republic of China

Xiaoan Wei	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Director of BTG	People’s Republic of China

Maoyuan Zhu	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Director of BTG	People’s Republic of China

Yuecan Yao	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Director of BTG	People’s Republic of China

Bin Xu	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Director of BTG	People’s Republic of China

Tao Yang	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Director of BTG	People’s Republic of China

Fan Bai	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Deputy General Manager of BTG	People’s Republic of China

Min Bao	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Deputy General Manager of BTG ; Independent Director of the Company	People’s Republic of China
Fei Gao	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Deputy General Manager of BTG	People’s Republic of China
Xuezhong Yu	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Deputy General Manager of BTG	People’s Republic of China
Yonghao Guo	c/o Beijing Tourism Group No. 10 Yabao Road, Chaoyang District, Beijing 100020, People's Republic of China	Financial Director and Deputy General Manager of BTG	People’s Republic of China

F-6

Mr. Qiang Duan has been the Chairman of Board of Directors of BTG since February 1998.

Ms. Hongtao Wei has been the Director and Executive Deputy General Manager of BTG since April 2010.

Mr. Tongxin Ding has been the Vice Chairman of Board of Directors of BTG since April 2010.

Mr. Xiao Chen has been a director of BTG since November 2008. Since March 2007, Mr. Chen has served as a lecturer, professor and dean of the Accounting Department of the School of Economics and Management of Tsinghua University, whose business address is School of Economics and Management, Tsinghua University, Beijing 100084, People’s Republic of China.

Mr. Xiaoan Wei has been a director of BTG since August 2011. Mr. Wei has served as Chairman of the Academic Committee of China Tourism Academy and Doctoral Supervisor of Minzu University of China since 2008. China Tourism Academy is a specialized academic institute established by the China National Tourism Administration, and its business address is Building 2, 10-11, 9A Jianguomennei Avenue, Beijing 100005, People’s Republic of China. The business address of Minzu University of China is 27 Zhongguancun South Avenue, Haidian District, Beijing 100081, People’s Republic of China.

Mr. Maoyuan Zhu has been a director of BTG since November 2013. Mr. Zhu has served as a partner of Beijing Zhong Lun Law Firm for the past five years. Zhong Lun Law Firm is a large, full-service law firm in China, and its business address is 36-37/F, SK Tower, 6A Jianguomenwai Avenue, Chaoyang District, Beijing 100022, People’s Republic of China.

Mr. Yuncan Yao has been a director of BTG since February 2015. Prior to his retirement in March 2012, Mr. Yao served as Director and Deputy General Manager of CITS Group Corporation, a PRC state-owned enterprise engaged in travel service, sales of duty-free products, development and management of real estates in tourism resorts, communications and transport, electronic commerce and other general services. The business address of CITS Group Corporation is CITS Building, 1 Dongdan Beidajie, Dongcheng District, Beijing, People’s Republic of China.

Mr. Bin Xu has been a director of BTG since February 2015. For the past five years, Mr. Xu has served as the dean of the School of Labor Economics of Capital University of Economics of Business, whose business address is 121 Zhangjialukou, Huaxiang Fengtai District, Beijing 100070, People’s Republic of China.

Mr. Tao Yang has been a director of BTG since February 2015. Since 2009, Mr. Yang has served as a senior partner of China Audit Asia Pacific Certified Public Accountants LLP, whose business address is 22-23/F, Tianxingjian Business Building, 47 Fuxing Road, Haidian District, Beijing 100036, People’s Republic of China.

Mr. Fan Bai has been Deputy General Manager of BTG since March 2013. Mr. Bai served as the Financial Director of BTG from June 2010 to February 2013.

Mr. Min Bao has served as Deputy General Manager of BTG since July 2008.

Mr. Fei Gao has served as Deputy General Manager of BTG since January 2009.

Mr. Xuezhong Yu has served as Deputy General Manager of BTG since October 2010.

F-7

Mr. Yonghao Guo has served as Deputy General Manager and Financial Director of BTG since March 2013, prior to which Mr. Guo served as the Manager of the Planning and Financial Department of CNOOC Infrastructure Management Co., Ltd., whose business address is 25 Chaoyangmenbei Dajie, Dongcheng District, Beijing 100010, People’s Republic of China.

During the last five years, none of BTG or any of its directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors and Executive Officers of Ctrip Shanghai

Ctrip Travel Information Technology (Shanghai) Co., Ltd., or Ctrip Shanghai, is a company with limited liability incorporated under the laws of the People’s Republic of China. Ctrip Shanghai’s business address is c/o Ctrip.com International, Ltd., 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China, and its telephone number is (+86-21) 3406-4880. Ctrip Shanghai does not have any directors or executive officers.

During the last five years, none of Ctrip Shanghai or any of its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Ctrip Shanghai is a wholly owned subsidiary of Ctrip.com (Hong Kong) Limited, or Ctrip (HK). Ctrip (HK)’s business address is c/o Ctrip.com International, Ltd., 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China, and its telephone number is (+86-21) 3406-4880. The name, business address, present principal employment and citizenship of each director of Ctrip (HK) are set forth below. Ctrip (HK) does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
James Jianzhang Liang	968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Chairman of Board of Directors and Chief Executive Officer of Ctrip; Independent Director of the Company	Saint Kitts and Nevis

Min Fan	968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Director, Vice Chairman of Board of Directors and President of Ctrip	People’s Republic of China

Jane Jie Sun	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Co-President and Chief Operational Officer of Ctrip	Singapore

Cindy Xiaofan Wang	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Chief Financial Officer of Ctrip	People’s Republic of China

Neil Nanpeng Shen	c/o Suit 3613, 36/F, 2 Pacific Place, 88 Queensway, Hong Kong	Co-Founder, Co-Chairman of the Board of Directors and Independent Director of the Company; Independent Director of Ctrip	People’s Republic of China (Hong Kong SAR)

Mr. Min Fan has been a director of Ctrip.com International, Ltd., or Ctrip, since October 2006, Vice Chairman of the Board of Directors of Ctrip since March 2013 and President of Ctrip since February 2009. Mr. Fan also served as the Chief Executive Officer of Ctrip from January 2006 to February 2013. Ctrip’s business address is 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China, and its telephone number is (+86-21) 3406-4880.

Ms. Jane Jie Sun has been the Chief Operating Officer of Ctrip since May 2012 and Co-President since March 2015. Ms. Sun served as the Chief Financial Officer of Ctrip from 2005 to 2012.

Ms. Cindy Xiaofan Wang has been the Chief Financial Officer of Ctrip since November 2013, prior to which Ms. Wang served as Vice President of Ctrip since January 2008.

During the last five years, none of Ctrip (HK) or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

F-8

Ctrip (HK) is a wholly owned subsidiary of, and controlled by, Ctrip.com International, Ltd., or Ctrip. Ctrip is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands. Ctrip’s business address is 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China, and its telephone number is (+86-21) 3406-4880. The name, business address, present principal employment and citizenship of each director and executive officer of Ctrip are set forth below.

The name, business address, present principal employment and citizenship of each director and executive officer of Ctrip are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
James Jianzhang Liang	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Chairman of Board of Directors and Chief Executive Officer of Ctrip; Independent Director of the Company	Saint Kitts and Nevis

Min Fan	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Director, Vice Chairman of Board of Directors and President of Ctrip	People’s Republic of China

Neil Nanpeng Shen	c/o Suit 3613, 36/F, 2 Pacific Place, 88 Queensway, Hong Kong	Co-Founder, Co-Chairman of the Board of Directors and Independent Director of the Company; Independent Director of Ctrip	People’s Republic of China (Hong Kong SAR)

Qi Ji	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Director of Ctrip; Executive Chairman and Chief Executive Officer of China Lodging Group, Limited	Singapore

Gabriel Li	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Vice Chairman of Board of Directors of Ctrip; Managing Director and Member of the Investment Committee of Orchid Asia Group Management	People’s Republic of China (Hong Kong SAR)

JP Gan	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Director of Ctrip; Managing Director and Member of the Investment Committee of Qiming Venture Partners	United States

Robin Yanhong Li	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Director of Ctrip; Chairman of Board of Directors and Chief Executive Officer of Baidu, Inc.	People’s Republic of China

Tony Yip	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Director of Ctrip; Vice President and Global Head of Investments, Mergers and Acquisitions of Baidu, Inc.	Australia

Jane Jie Sun	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Co-President and Chief Operational Officer of Ctrip	Singapore

Jenny Wenjie Wu	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Chief Strategy Officer of Ctrip	People’s Republic of China (Hong Kong SAR)

Cindy Xiaofan Wang	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Chief Financial Officer of Ctrip	People’s Republic of China

Mr. Qi Ji has been a director of Ctrip since its inception in 2009. Mr. Ji has served as the Executive Chairman of the Board of Directors of China Lodging Group, Limited since February 2007 and served as its Chief Executive Office from February 2007 to August 2009 and from January 2012 to May 2015. China Lodging Group, Limited is a leading multi-brand hotel group in China, and its business address is 2266, Hongqiao Road, Changning District, Shanghai 200336, People’s Republic of China.

Mr. Gabriel Li has been Vice Chairman of the Board of Directors of Ctrip since August 2003. Mr. Li has served as a Managing Director and Member of the Investment Committee of Orchid Asia Group Management, Limited over the past five years. Orchid Asia Group Management, Limited is an investment group with offices in Shanghai, Beijing, Guangzhou and Hong Kong, and its principal business address is Unit 2103, 21/F, Tower 3, Jing An Kerry Center, No. 1228 Middle Yan'an Road, Shanghai 200040, People’s Republic of China.

Mr. JP Gan has been a director of Ctrip since 2002. Mr. Gan has served as a Managing Director and Member of the Investment Committee of Qiming Venture Partners over the past five years. Qiming Venture Partners is a venture capital firm investing in the Internet and consumer, healthcare, information technology and clean technology sectors in China. The principal business address of Qiming Venture Partners is Room3906, Jinmao Tower, 88 Century Boulevard, Shanghai 200121, People’s Republic of China.

F-9

Mr. Robin Yanhong Li has been a director of Ctrip since October 2015. Mr. Li has served as the Chairman of the Board of Directors of Baidu, Inc. since January 2000 and its Chief Executive Officer since January 2004. Baidu, Inc. is a leading Chinese language Internet search provider. The business address of Baidu, Inc. is Baidu Campus, 10 Shangdi 10th Street, Haidian District, Beijing 100085, People’s Republic of China.

Mr. Tony Yip has been a director of Ctrip since October 2015. Mr. Yip has served as Vice President and Global Head of Investments, Mergers and Acquisitions at Baidu, Inc. since September 2015. Prior to joining Baidu, Inc., Mr. Yip served as a managing director of TMT Investment Banking at Goldman Sachs in Hong Kong, whose business address is Cheung Kong Center, 68th Floor, 2 Queen’s Road Central, Hong Kong.

Ms. Jenny Wenjie Wu has been the Chief Strategy Officer of Ctrip since November 2013. Ms. Wu served as the Chief Financial Officer of Ctrip from May 2012 to November 2013 and as the Deputy Chief Financial Officer of Ctrip from December 2011 to May 2012. Ms. Wu was an equity research analyst covering China Internet and Media industries at Morgan Stanley Asia Limited and at Citigroup Global Markets Asia Limited from 2005 to 2011. The business address of Morgan Stanley Asia Limited is Level 46, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The business address of Citigroup Global Markets Asia Limited is 50/F, Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong.

During the last five years, none of Ctrip or any of its directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	Directors and Executive Officers of Smart Master

Smart Master International Limited, or Smart Master, is a company incorporated under the laws of the British Virgin Islands. Smart Master’s business address is c/o Room 3613, Two Pacific Place, 88 Queensway Hong Kong, and its telephone number is (+852) 2501-8989.

The name, business address, present principal employment and citizenship of each director of Smart Master are set forth below. Smart Master does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Neil Nanpeng Shen	c/o Suit 3613, 36/F, 2 Pacific Place, 88 Queensway, Hong Kong	Co-Founder, Co-Chairman of the Board of Directors and Independent Director of the Company; Independent Director of Ctrip	People’s Republic of China (Hong Kong SAR)

Jingxin Yong	c/o Suite 3613, Two Pacific Place 88 Queensway Hong Kong	Director of Smart Master	People’s Republic of China (Hong Kong SAR)

During the last five years, none of Smart Master or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Smart Master is an investment holding vehicle that is owned and controlled by Mr. Shen and his spouse, Jingxin Yong.

9.	Directors and Executive Officers of Peace Unity

Peace Unity Investments Limited, or Peace Unity, is a company incorporated under the laws of the British Virgin Islands. Peace Unity’s business address is c/o No. 124 Caobao Road, Xuhui District, Shanghai, People's Republic of China, and its telephone number is (+86-21) 3337-3333.

The name, business address, present principal employment and citizenship of the director of Peace Unity are set forth below. Peace Unity does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
David Jian Sun	c/o No. 124 Caobao Road, Xuhui District, Shanghai, People's Republic of China	Director and Chief Executive Officer of the Company	People’s Republic of China

F-10

During the last five years, none of Peace Unity or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Peace Unity is an investment holding vehicle that is wholly owned by Townbright Holdings Limited (“Townbright”), a company incorporated under the laws of the British Virgin Islands. Townbright’s business address is c/o No. 124 Caobao Road, Xuhui District, Shanghai, People’s Republic of China, and its telephone number is (+86-21) 3337-3333.

The name, business address, present principal employment and citizenship of the director of Townbright are set forth below. Townbright does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
David Jian Sun	c/o No. 124 Caobao Road, Xuhui District, Shanghai, People's Republic of China	Director and Chief Executive Officer of the Company	People’s Republic of China

During the last five years, none of Townbright or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Townbright is an investment holding vehicle that is wholly owned and controlled by Mr. Sun.

10.	Directors and Executive Officers of Wise Kingdom

Wise Kingdom Group Limited, or Wise Kingdom, is a company incorporated under the laws of the British Virgin Islands. Wise Kingdom’s business address is c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China, and its telephone number is (+86-21) 3406-4880.

The name, business address, present principal employment and citizenship of the director of Wise Kingdom are set forth below. Wise Kingdom does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Chung Lau	c/o 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Director of Wise Kingdom	People’s Republic of China (Hong Kong SAR)

During the last five years, none of Wise Kingdom or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Wise Kingdom is an investment holding vehicle that is wholly owned and controlled by Ms. Lau.

F-11

HOMEINNS HOTEL GROUP

(Incorporated in the Cayman Islands with limited liability)

(NASDAQ Ticker: HMIN)

Form of Proxy for Extraordinary General Meeting

to Be Held on                     , 2016

(or any adjourned meeting thereof)

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOMEINNS HOTEL GROUP FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON [                    ], 2016.

I/We, the undersigned, being the registered holder(s) of                                                                       ordinary shares,1 par value US$0.005 per share, of Homeinns Hotel Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), hereby acknowledge(s) receipt of the notice of extraordinary general meeting of shareholders and the proxy statement, each dated [                    ], 2016, and hereby appoint(s) the Chairman of the extraordinary general meeting or                              of                                                                                                                                2 as my/our proxy (or at any adjourned meeting thereof) with full power to each of substitution, on behalf and in the name of me/us, to represent me/us at the extraordinary general meeting of shareholders of the Company to be held at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China, at          a.m. ([local] time) on [                    ], 2016, and at any adjournment thereof, and to vote all ordinary shares which I/we would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by me/us below and (ii) in the discretion of any such proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

[1]	Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
[2]	If any proxy other than the Chairman of the extraordinary general meeting is preferred, strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint more than one proxy to attend and vote in his stead if he is the registered holder of more than one shares of the Company. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

No.	PROPOSALS	FOR[3]	AGAINST[3]	ABSTAIN[3]

1.

As a special resolution,

THAT the Agreement and Plan of Merger, dated as of December 6, 2015 (as amended from time to time, the “Merger Agreement”), among BTG Hotels Group (HONGKONG) Holdings Co., Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region (“Holdco”), BTG Hotels Group (CAYMAN) Holding Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco (“Merger Sub”), the Company, and solely for purposes of Section 6.02(e), Section 6.08, Section 6.09, Section 8.06, Section 9.09 and Section 9.10 thereof, BTG Hotels (Group) Co., Ltd., a joint stock company established and existing under the laws of the People’s Republic of China (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger and (ii) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by the deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger, be authorized and approved.

		☐	☐	☐

2.

As a special resolution,

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

		☐	☐	☐

3.

If necessary, as an ordinary resolution,

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

		☐	☐	☐

Dated:                      2016

Shareholder Name:	Co-Owner Name:

Signature[4]	Co-Owner Signature[4]

This Proxy Card must be signed by the person registered in the register of members at the close of business on [                    ], 2016 (Cayman Islands time), and returned to the Company’s offices at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China, Attention: Ethan Ruan, no later than                     , 2016 at                      a.m. ([local] time).

[3]	IMPORTANT: If you wish to vote for a particular resolution, tick the appropriate box marked “FOR.” If you wish to vote against a particular resolution, tick the appropriate box marked “AGAINST.” If you wish to abstain from voting on a particular resolution, tick the appropriate box marked “ABSTAIN.”
[4]	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under seal or executed under the hand of an officer or attorney duly authorized to sign the same.

„¦ „¦ Please separate carefully at the perforation and return just this portion in the envelope provided. „¦ƒn Extraordinary General Meeting of HomeInns Hotel Group Date: XXXXXX XX, 2016 See Voting Instruction On Reverse Side. Please make your marks like this: ƒè Use dark black pencil or pen only ƒn For Against Abstain Extraordinary General Meeting of HomeInns Hotel Group to be held on XXXXX XX, 2016 For Holders as of XXXXX XX, 2016 1. As a special resolution, THAT the Agreement and Plan of Merger, dated as of December 6, 2015 (as amended from time to time, the ¡§Merger Agreement¡¨), among BTG Hotels Group (HONGKONG) Holdings Co., Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region (¡§Holdco¡¨), BTG Hotels Group (CAYMAN) Holding Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco (¡§Merger Sub¡¨), the Company, and solely for purposes of Section 6.02(e), Section 6.08, Section 6.09, Section 8.06, Section 9.09 and Section 9.10 thereof, BTG Hotels (Group) Co., Ltd., a joint stock company established and existing under the laws of the People¡¦s Republic of China (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the ¡§Plan of Merger¡¨) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the ¡§Merger¡¨), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the ¡§Transactions¡¨), including (i) the Merger and (ii) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by the deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger, be authorized and approved. 2. As a special resolution, THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. 3. If necessary, as an ordinary resolution, THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting. The Board unanimously recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger, FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting. MAIL ¡E Mark, sign and date your Voting Instruction Form. ¡E Detach your Voting Instruction Form. ¡E Return your Voting Instruction Form in the postage-paid envelope provided. All votes must be received by 5:00 pm, New York City Time on XXXXX XX, 2016 PROXY TABULATOR FOR HOMEINNS HOTEL GROUP P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT # Authorized Signatures - This section must be completed for your instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Copyright c 2015 Mediant Communications Inc. All Rights Reserved

PROXY TABULATOR FOR HOMEINNS HOTEL GROUP P.O. Box 8016 CARY, NC 27512-9903 HOMEINNS HOTEL GROUP Instructions to The Bank of New York Mellon, as Depositary (Must be received prior to 5:00 PM New York time on xxxxx xx, 2016) The undersigned registered holder of American Depositary Shares (“ADSs”) hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by such ADSs representing shares of HOMEINNS HOTEL GROUP registered in the name of the undersigned on the books of the Depositary as of the close of business in New York City on xxxxxxx xx, 2016 at the Extraordinary General Meeting of the Shareholders of HOMEINNS HOTEL GROUP to be held on xxxxxxx xx, 2016 in xxxx. NOTE: 1. Please direct the Depositary how it is to vote by marking X in the appropriate box opposite the resolution. It is understood that, if this form is signed and returned but no instructions are indicated in the boxes, then a discretionary proxy will be given to a person designated by the Company.